As filed with the Securities and Exchange Commission on April 8, 2004

Registration No. 333-111882

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EARLE M. JORGENSEN COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	5051	95-0886610
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10650 South Alameda Street

Lynwood, California 90262

(323) 567-1122

(Address and telephone number of registrant’s principal executive offices)

William S. Johnson

Vice President, Chief Financial Officer and Secretary

Earle M. Jorgensen Company

10650 South Alameda Street

Lynwood, California 90262

(323) 567-1122

(Name, address and telephone number of agent for service)

Copy to:

Mark A. Conley, Esq.

Katten Muchin Zavis Rosenman

2029 Century Park East, Suite 2600

Los Angeles, CA 90067

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective and the effective time of the merger of Earle M. Jorgensen Holding Company, Inc. with and into EMJ Metals LLC, a wholly-owned subsidiary of the Registrant, as described in the Agreement and Plan of Merger and Reorganization, dated as of December 18, 2003, included as Annex A to the proxy statement/prospectus forming a part of this registration statement.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $0.001 par value	67,887,544	N/A	$74,106,281.17	$9,389.24	*

*	The amount has been previously paid.
(1)	Represents the maximum number of shares of common stock, $0.001 par value per share, of the Registrant that may be issued in connection with the merger described herein.
(2)	Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, pursuant to Rule 457(f)(2) under the Securities Act, as the sum of (i) the aggregate par value of the issued and outstanding Earle M. Jorgensen Holding Company, Inc. capital stock, plus the shares of such capital stock issuable in respect of the warrants of Earle M. Jorgensen Holding Company, Inc. to be exchanged, which aggregate par value was $144,323.15 as of March 31, 2004, the latest practicable date prior to the date of filing of this registration statement, and (ii) the aggregate book value of Holding’s indebtedness, which was $222,173,806.27 as of November 30, 2003. Holding is a privately held corporation with no market for its securities.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission of which this proxy statement/prospectus is a part is effective. This proxy statement/prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted. Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Earle M. Jorgensen Holding Company, Inc.

10650 South Alameda Street

Lynwood, California 90262

April [    ], 2004

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Earle M. Jorgensen Holding Company, Inc. The meeting will be held on [                ], 2004, at [        ] p.m., Pacific Time, at our corporate headquarters, located at 10650 South Alameda Street, Lynwood, California 90262. At the special meeting, you will be asked to consider and vote on an Agreement and Plan of Merger and Reorganization, dated as of December 18, 2003, among Earle M. Jorgensen Holding Company, Inc. or “Holding,” Earle M. Jorgensen Company or “EMJ” and EMJ Metals LLC, a newly-formed wholly-owned subsidiary of EMJ. The merger and associated financial restructuring would change our capital structure as follows:

•	each share of Holding’s common stock will convert into one share of EMJ’s common stock;

•	each share of Holding’s Series A Preferred Stock will convert into 124.840 shares of EMJ’s common stock; and

•	each share of Holding’s Series B Preferred Stock will convert into 188.271 shares of EMJ’s common stock.

The exchange ratios for the conversion were calculated based on an exchange value of $5.46 for each share of EMJ’s common stock. Concurrently with and subject to completion of the merger, Kelso Investment Associates IV, L.P. or “KIA IV”, a controlling stockholder of Holding, has agreed to exchange all of Holding’s indebtedness and all of their warrants to purchase Holding common stock for shares of EMJ common stock at the same exchange value of $5.46 per share. The EMJ common stock will not be publicly traded.

Approval of the merger and financial restructuring requires the affirmative vote of a majority of (a) all shares of Holding common stock and Series B Preferred Stock, voting together as a class; (b) all shares of Holding common stock and Series B Preferred Stock, voting together as a class and excluding the shares of such stock held by KIA IV and its affiliates; (c) all shares of Series A Preferred Stock; and (d) all shares of Series A Preferred Stock, excluding the shares of Series A Preferred Stock held by an affiliate of KIA IV. KIA IV and its affiliates have agreed to vote all of the Holding stock owned by them in favor of the merger and financial restructuring.

Our board of directors has carefully considered the merger agreement and the merger and the transactions described in the accompanying proxy statement/prospectus. Our board of directors, by a unanimous vote of those present at the meeting, adopted and approved the merger agreement and the merger and financial restructuring and recommends that you vote “for” approval of the merger agreement and the merger and financial restructuring. Some of our directors have potential conflicts of interest arising from their relationship with KIA IV and its affiliates, which are more fully described at “Summary—Interests of Certain Persons in the Merger,” at page 4 of the attached proxy statement/prospectus.

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In arriving at its recommendation, our board of directors gave careful consideration to a number of factors described in the accompanying proxy statement/prospectus, including the approval of the merger agreement and the merger and financial restructuring by a special committee of our board and its unanimous recommendation to our board of directors that they adopt and approve the merger agreement and the merger and financial restructuring. Our board also considered the fairness opinion of the special committee’s financial advisor and the fairness opinion of the financial advisor to the benefits committee of our Stock Bonus Plan.

You should consider the matters discussed under “ Risk Factors” beginning on page 16 of the attached proxy statement/prospectus before voting. Please carefully review the entire proxy statement/prospectus.

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and return your proxy as soon as possible in the enclosed, postage prepaid (if mailed within the United States of America), self-addressed return envelope prior to the special meeting so that your shares will be represented at the special meeting. If you have any questions, or need assistance in voting your proxy, you may call William S. Johnson, our Corporate Secretary, at (323) 567-1122.

David M. Roderick Chairman of the Board	Maurice S. Nelson, Jr. President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE OFFERED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROXY STATEMENT/PROSPECTUS IS DATED APRIL [    ], 2004, AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT [APRIL     ], 2004.

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Earle M. Jorgensen Holding Company, Inc.

10650 South Alameda Street

Lynwood, California 90262

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [            ], 2004

We will hold a special meeting of stockholders of Earle M. Jorgensen Holding Company, Inc. or “Holding” on [            ], 2004 at [        ] p.m., Pacific Time, at our corporate headquarters, located at 10650 South Alameda Street, Lynwood, California 90262. The purpose of the special meeting is to allow you to consider and vote on a proposal to adopt and approve an Agreement and Plan of Merger and Reorganization, or “merger agreement,” dated as of December 18, 2003, by and among Earle M. Jorgensen Holding Company, Inc., Earle M. Jorgensen Company and EMJ Metals LLC, a newly-formed, wholly-owned subsidiary of EMJ, pursuant to which Earle M. Jorgensen Holding Company, Inc. will merge with and into EMJ Metals LLC, with EMJ Metals LLC as the survivor.

The accompanying proxy statement/prospectus describes the proposed merger, the merger agreement and related matters in more detail. We encourage you to read the entire document carefully. In particular, you should carefully consider the discussion entitled “Risk Factors” beginning on page 16. The proxy statement/prospectus sets forth certain dissenters’ rights which may exist in the event the proposed merger is approved.

The board of directors of Holding set April     , 2004 as the record date for the special meeting. As a result, holders of record of its Series A Preferred Stock, Series B Preferred Stock and common stock at the close of business on April     , 2004 are entitled to notice of, and to vote with respect to, all matters applicable to such classes of securities to be acted upon at the special meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for examination by any stockholder of Holding, for any purpose related to this special meeting, during normal business hours for a period of ten (10) days prior to this special meeting.

All stockholders are cordially invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting in person, each stockholder is urged to complete, sign, date and return the enclosed proxy card(s) in the envelope provided as soon as possible. The proxy card requires no postage if mailed in the United States. The giving of your proxy will not affect your right to vote in person if you attend the meeting, and stockholders who attend the meeting in person may revoke their proxy and vote their shares in person.

By order of the Board of Directors

{SIGNATURE}

William S. Johnson VICE PRESIDENT AND CHIEF FINANCIAL OFFICER AND SECRETARY

Lynwood, California

[            ], 2004

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND RETURN YOUR PROXY AS SOON AS POSSIBLE IN THE ENCLOSED, POSTAGE PREPAID (IF MAILED WITHIN THE UNITED STATES OF AMERICA), SELF-ADDRESSED RETURN ENVELOPE PRIOR TO THE SPECIAL MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER AGREEMENT OR THE PROPOSED MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

QUESTIONS AND ANSWERS REGARDING THE MERGER AND FINANCIAL RESTRUCTURING

Q: WHAT AM I BEING ASKED TO VOTE ON AT THE MEETING?

A: Earle M. Jorgensen Holding Company, Inc., or “Holding,” has entered into an agreement and plan of merger and reorganization or “merger agreement” with Earle M. Jorgensen Company, or “EMJ,” and EMJ Metals LLC, and an exchange agreement with EMJ, Kelso Investment Associates, L.P. or “KIA,” Kelso Equity Partners II, L.P. or “KP II”, Kelso Investment Associates III, L.P. or “KIA III” and Kelso Investment Associates IV, L.P. or “KIA IV.” The merger agreement and the exchange agreement set forth the terms and conditions of, and commitments of the parties with respect to, our merger and financial restructuring. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. For a description of the merger agreement, see “Material Provisions of the Merger Agreement and Exchange Agreement.” A copy of the exchange agreement is attached to this proxy statement/prospectus as Annex B. For a description of the exchange agreement, see “Material Provisions of the Merger Agreement and Exchange Agreement.”

The purpose of the special meeting is to allow the stockholders of Holding to consider and vote on a proposal to adopt and approve the merger agreement and the merger and financial restructuring, pursuant to which Holding will merge with and into EMJ Metals LLC, with EMJ Metals LLC as the survivor. If the merger is completed, Holding will merge into EMJ Metals LLC, and each issued and outstanding share of Holding’s capital stock will automatically be converted into shares of common stock of EMJ.

Q: WHY IS HOLDING’S BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER?

A: Holding’s board of directors believes that the merger and financial restructuring is in the best interests of Holding and our stockholders for the following reasons:

•	The merger and financial restructuring will result in

–	the conversion into EMJ common stock of approximately $222.2 million of indebtedness (“Holding Debt”) of Holding held by KIA IV will stop the accretion of interest at the rate of 18% per annum (currently resulting in interest accruals of approximately $40 million per year) that would otherwise adversely affect the value of the three classes of capital stock owned by Holding’s stockholders,

–	the conversion into EMJ common stock of $70.2 million of Series A and B Preferred Stock will stop the accretion of dividends at rates of 18% and 16½% per annum, respectively (currently resulting in dividend accruals of approximately $12.8 million per year in the aggregate) that would otherwise adversely affect the value of the Holding common stock, and

–	the elimination of the liquidation preference of Holding’s indebtedness relative to Holding’s capital stock and the elimination of the liquidation preference of Holding’s preferred stock relative to Holding’s common stock.

•	Holding’s board of directors determined, based on the advice of its advisors, that there were no strategic or capital markets alternatives likely to be currently available to Holding that were more favorable to Holding’s stockholders other than Kelso and its affiliates than the merger and financial restructuring.

•	Holding’s board of directors believes that the restructuring offers the holders of Holding’s capital stock other than Kelso and its affiliates an attractive alternative to increase the long-term value of their capital stock through the elimination of preferences, interest payments and dividend payments that would increasingly adversely affect the equity value of Holding.

For more detail see the recommendations of the Special Committee and our board of directors beginning on pages 36 and 39, respectively.

Q: WHAT WILL HAPPEN AS A RESULT OF THE MERGER AND FINANCIAL RESTRUCTURING?

A: As a result of the merger and financial restructuring, Holding and EMJ will be combined, Holding will cease to exist as the parent company of EMJ, and Holding’s security holders will become the stockholders of EMJ. Holding currently has four different securities outstanding:

•	Holding Debt that bears interest at 18% per annum compounded semiannually and has priority over all of the other securities of Holding on liquidation;

•	Series A Preferred Stock that is entitled to a cumulative annual dividend of 18% and has priority over the Series B Preferred Stock and common stock of Holding on liquidation;

•	Series B Preferred Stock that is entitled to cumulative quarterly dividends of 16½% per annum and has priority over Holding common stock on liquidation; and

•	Common stock that does not pay dividends and is the lowest ranking security of Holding on liquidation.

As a result of the merger and financial restructuring each owner of Holding securities will receive common stock of EMJ in exchange for his or her Holding securities, and EMJ will have only one class of securities issued and outstanding.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: In the merger:

•	each share of Holding’s common stock will be converted into the right to receive one share of EMJ’s common stock;

•	each share of Series A Preferred Stock will be converted into the right to receive 124.840 shares of EMJ’s common stock; and

•	each share of Series B Preferred Stock will be converted into the right to receive 188.271 shares of EMJ’s common stock.

Q: WHAT ARE THE OTHER COMPONENTS OF THE MERGER AND FINANCIAL RESTRUCTURING?

A: The merger and financial restructuring also provides that:

•	Holding’s indebtedness will be exchanged for an aggregate of 40,691,173 shares of EMJ’s common stock;

•	the outstanding warrants to purchase shares of Holding common stock will be exchanged for 2,932,534 shares of EMJ’s common stock;

•	the obligations of Holding to issue shares of common stock under the outstanding Holding stock option agreements will be assumed by EMJ. Upon exercise of such options EMJ will be obligated to issue an equal number of shares of our common stock at the same exercise price and on the same terms and conditions as provided in the Holding stock option agreements and stock option plan; and

•	EMJ will establish a new employee stock incentive plan with a total of 5,000,000 new shares of our common stock available for issuance (See “Management—Our Stock Option Plan,” at pages 105-106).

Q: HOW WERE THE MERGER CONSIDERATION AND THE AMOUNT OF STOCK TO BE ISSUED IN EXCHANGE FOR THE HOLDING DEBT DETERMINED?

A: The applicable exchange ratios used to determine the number of shares of EMJ common stock to be issued in the merger and in the note exchange were determined by assuming a value of $5.46 for each share of Holding’s and EMJ’s common stock. This value was the value at which such shares of Holding common stock were appraised by Houlihan Lokey Howard & Zukin, our independent appraisal firm, as of March 31, 2003. The Special Committee selected $5.46 as the appropriate exchange value for the EMJ common stock when making its initial proposal to Kelso in October 2003 after confirming that it would be reasonable to do so based upon a valuation analysis and review by the financial advisors for each of the Special Committee and the benefits committee using then-current financial information for Holding and EMJ. Prior to approval of the transaction in December, both Wachovia Securities and Duff & Phelps updated their analysis in connection with the delivery of fairness opinions using then-current financial information for Holding and EMJ and other available industry information and based on that exchange value determined that the transaction was fair to the holders of the Holding securities other than Kelso and its affiliates. The proposed value of $5.46 was agreed upon as the value of the EMJ common stock for purposes of determining the exchange ratios for the Holding stock in the negotiations by the Special Committee with Kelso. The exchange ratios will not be adjusted or modified prior to closing; however, both Wachovia Securities and Duff & Phelps are required to update their analysis as of the closing date using then-current financial information for Holding and EMJ and other available industry information. The receipt of satisfactory updated fairness opinions by the Special Committee and the benefits committee from their respective financial advisors is a condition to closing the transaction.

Consistent with this approach, one share of newly-issued EMJ common stock will be issued in respect of each outstanding share of Holding’s common stock. Using this value, we determined the number of EMJ common shares to be issued in respect of the Holding Debt based on the outstanding principal amount of these notes plus accrued and unpaid interest through November 30, 2003. We determined the number of EMJ common shares to be issued in respect of the Series A Preferred Stock and the Series B Preferred Stock by dividing the respective values as of November 30, 2003 (determined on the same basis as the prior appraisal) by such assumed value. There can be no assurance that the realizable value of shares of EMJ common stock issued in the merger and the note exchange will be equal to the fair market value noted above. If the fair market value of shares of EMJ common stock is less than the assumed value noted above, we would likely have taxable income from cancellation of indebtedness in the note exchange.

Q: HOW DOES THE CHOICE OF $5.46 AS THE EXCHANGE VALUE PER EMJ COMMON SHARE AFFECT THE MERGER CONSIDERATION?

A: The use of an exchange value of $5.46 per EMJ common share for the purpose of computing the merger consideration has the effect of setting the relative percentages of EMJ common stock to be held following the merger among the various classes of Holding security holders. Because there is no active public trading market for shares of EMJ common stock, the actual fair market value of these shares is uncertain. The actual fair market value of each share of EMJ common stock may be more or less than $5.46. If an exchange value of less than $5.46 per EMJ common share were used to compute the exchange ratios for the various classes of Holding securities, the holders of the Holding Debt, the Series A Preferred Stock and the Series B Preferred Stock each would receive a greater proportion of the EMJ common stock to be issued in the merger and financial restructuring, and the holders of the Holding common stock would receive a lesser proportion. On the other hand, if an exchange value of more than $5.46 per EMJ common share were used, the holders of Holding common stock would receive a greater proportion of the EMJ common stock to be issued in the merger and financial restructuring, and the holders of the Holding Debt, the Series A Preferred Stock and the Series B Preferred Stock each would receive a lesser proportion.

Q: HOW WILL SHARES OF EMJ COMMON STOCK BE VALUED FOLLOWING THE MERGER?

A: Following the merger and financial restructuring, unless we complete a public offering of our common stock, we intend to continue to conduct annual appraisals of the value of shares of EMJ common stock in a manner consistent with recent past valuations, including the application of a control premium and by valuing our company-owned life insurance policies based on the present value of the cash flows associated with those policies. If we were to alter the methodology of such valuations, the appraised value of shares of EMJ common stock could be adversely impacted.

Q: IS EMJ PLANNING TO MAKE AN INITIAL PUBLIC OFFERING AFTER COMPLETION OF THE MERGER AND HOW WOULD DOING SO AFFECT SHARE VALUATIONS?

A: While no public market will exist for the trading of EMJ’s common stock immediately following the merger, and although there can be no assurances that a public market will ever exist for the trading of EMJ’s common stock (unless EMJ makes an initial public offering and lists its common stock on an exchange), EMJ believes that after the merger it will be a potential candidate for a public offering of its common stock, provided that capital markets are receptive at the time to an offering of common stock of metal service center companies. After completion of the merger, if it appears that capital markets are receptive to an offering of common stock of metal service center companies, EMJ plans to explore the possibility of an initial public offering of its common stock with investment banking firms who could serve as underwriters. Following completion of an initial public offering, the fair market value of EMJ common stock would be determined by the public trading market, and not by independent appraisal.

Q: WHO IS ELIGIBLE TO VOTE ON THE MERGER?

A: Each holder of record of the common stock, Series A Preferred Stock and Series B Preferred Stock of Holding as of April     , 2004, the record date, is eligible to vote. Each such holder will have one vote for each share of capital stock owned by him or her. Holding’s Stock Bonus Plan is the record owner of certain shares of common stock, Series A Preferred Stock and Series B Preferred Stock. Each participant in Holding’s Stock Bonus Plan will be entitled to instruct the trustee of the Stock Bonus Plan how to vote the shares of Holding common stock, Series A Preferred Stock and Series B Preferred Stock allocated to the participant’s account.

Q: HOW DO I VOTE ON THE MERGER?

A: If you own your shares directly (i.e., not through the Stock Bonus Plan), you may use the enclosed proxy card to vote. Just indicate on your proxy card how you want to vote, sign your proxy card and mail it in the enclosed postage-paid envelope as soon as possible so that your shares of capital stock will be represented at the special meeting. You may attend the special meeting and vote your shares of capital stock in person, rather than voting by proxy.

Shares of Series A and B Preferred Stock and/or common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting, and at any adjournments or postponements of that meeting, in accordance with the instructions on those proxies. If a proxy is duly executed and submitted without voting instructions, the shares of Series A and B Preferred Stock and/or common stock represented by that proxy will be voted “FOR” the approval of the merger agreement and the merger and financial restructuring.

If you are a participant in Holding’s Stock Bonus Plan, you are entitled to direct the trustee as to how to vote the capital stock of Holding held in your Stock Bonus Plan account. For purposes of effecting your vote of these shares, you have been provided with an instruction card to instruct the trustee how to vote by indicating on your instruction card how you want your shares to be voted. You must mail the instruction card in the enclosed postage paid envelope to the trustee of our Stock Bonus Plan and it must be received by the trustee not later than five (5) days prior to the special meeting.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A: The approval of the merger and financial restructuring will require:

•	the approval of a majority of the shares of Holding’s issued and outstanding common stock and Series B Preferred Stock voting together as a class;

•	the approval of a majority of the shares of Holding’s issued and outstanding Series A Preferred Stock, voting separately as a class;

•	the approval of a majority of the shares of Holding’s issued and outstanding common stock and Series B Preferred Stock, voting together as a class, but excluding shares of such stock owned by Kelso and its affiliates; and

•	the approval of a majority of the shares of Holding’s issued and outstanding Series A Preferred Stock, voting separately as a class, but excluding shares of such stock owned by Kelso and its affiliates.

Kelso and its affiliates hold an aggregate of 8,229,300 shares of Holding’s common stock, representing 72.2% of Holding’s issued and outstanding common stock, and KIA holds 24,519 shares of Holding’s Series A Preferred Stock, representing 38.9% of Holding’s issued and outstanding Series A Preferred Stock. Each of the Kelso affiliates has agreed to vote all of its shares of Holding capital stock in favor of the merger, so, as a practical matter, the determination of whether or not the merger and financial restructuring is approved will turn on the vote of the stockholders other than Kelso and its affiliates, which represent the last two approvals in the preceding paragraph.

Q: WHAT IF I DO NOT CAST A VOTE?

A: IF YOU OWN SHARES DIRECTLY, THE FAILURE TO VOTE THOSE SHARES OR AN ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

IF YOU ARE A PARTICIPANT IN THE STOCK BONUS PLAN AND YOUR CAPITAL STOCK HAS BEEN ALLOCATED TO A ROLLOVER ACCOUNT AND YOU FAIL TO DIRECT THE TRUSTEE AS TO HOW THOSE SHARES ARE TO BE VOTED, THE TRUSTEE WILL NOT VOTE THOSE SHARES. THIS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

IF YOU ARE A PARTICIPANT IN THE STOCK BONUS PLAN AND YOUR CAPITAL STOCK HAS NOT BEEN ALLOCATED TO A ROLLOVER ACCOUNT AND YOU FAIL TO DIRECT THE TRUSTEE AS TO HOW THOSE SHARES ARE TO BE VOTED, THE TRUSTEE WILL VOTE THOSE SHARES AT THE DIRECTION OF THE BENEFITS COMMITTEE IN FAVOR OF THE MERGER AND FINANCIAL RESTRUCTURING.

Q: HOW CAN I CHANGE MY VOTE?

A: If you own your shares directly, you may revoke your proxy. A proxy may be revoked by the person who executed it at, or before, the special meeting by: (a) delivering to Holding’s corporate secretary a written notice of revocation of a previously-delivered proxy bearing a later date than the proxy; (b) duly executing, dating and delivering to Holding’s corporate secretary a subsequent proxy; or (c) attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

If you are a participant in Holding’s Stock Bonus Plan, you must notify the trustee of our Stock Bonus Plan if you desire to change your vote, by submitting a new instruction card, which must be received by the trustee not later than five (5) days prior to the special meeting. To get a new instruction card you must call William S. Johnson at 323-567-1122.

Q: WHAT IS THE RECOMMENDATION OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS?

A: The Special Committee has unanimously approved the merger agreement and the merger and financial restructuring and unanimously recommended that our board of directors approve the merger agreement and the merger and financial restructuring. Holding’s board of directors, by unanimous vote of those directors present at a meeting called to consider the transaction, adopted and approved the merger agreement and the merger and financial restructuring and recommended that our stockholders vote “FOR” the approval of the merger agreement and the merger and financial restructuring.

Q: WHY WAS THE SPECIAL COMMITTEE FORMED?

A: The Special Committee was formed because of conflicts of interest arising from the relationship of certain directors of Holding with Kelso and its affiliates. KIA IV is the holder of $222.2 million of Holding’s indebtedness; KIA IV and other Kelso affiliates hold 8,259,799 shares of Holding common stock, representing 72.4% of the issued and outstanding shares of Holding common stock, and 24,519 shares of Series A Preferred Stock, representing 38.9% of the issued and outstanding shares of Series A Preferred Stock prior to the merger and financial restructuring; Kelso designates five of seven Holding directors, two of whom are also principals of Kelso; and Kelso provides financial advisory services to Holding and EMJ for a fee and reimbursement of expenses. Such relationships make Kelso and its affiliates interested parties in the proposed transaction. To eliminate any conflict of interest in evaluating, negotiating and recommending strategic alternatives to Holding’s board of directors, including a possible financial restructuring, Holding’s board of directors formed the Special Committee, composed of two disinterested directors who were not affiliated with Kelso.

Q: WILL THE FLOOR PRICE GUARANTY IN THE UNITED STATES DEPARTMENT OF LABOR SETTLEMENT CONTINUE TO APPLY TO SHARES OF COMMON STOCK IN THE STOCK BONUS PLAN?

A: Yes. EMJ has agreed to voluntarily continue to provide the floor price guaranty of $4.25 per share with respect to shares of EMJ common stock that are issued as merger consideration in exchange for the shares of common stock of Holding held by our Stock Bonus Plan that were entitled to the floor price guaranty under the consent order and release that settled the litigation between our Stock Bonus Plan and the United States Department of Labor. The floor price guaranty only applies to shares of Holding common stock that were contributed to the Stock Bonus Plan as employer contributions in plan years 1994 through 2000. Pursuant to the floor price guaranty, when there is a liquidity event the Stock Bonus Plan participants are entitled to receive the greater of $4.25 or the applicable appraised value for such shares of Holding common stock, and after the merger, for the shares of EMJ common stock issued as merger consideration for such shares.

Q: WHAT ARE THE PRINCIPAL DETRIMENTS TO THE MERGER?

A: As a result of the transaction the Holding stockholders will lose certain rights and benefits that they currently have:

Series A Preferred stockholders will lose:

•	the preference that they have over the Series B Preferred Stock and the common stock with respect to dividends and the proceeds of liquidation, including a sale transaction;

•	the right to receive dividends at the rate of 18% per annum, which dividends are not paid on a current basis and can only be realized upon the exercise of put rights on termination of employment, diversification of a participant’s account in accordance with the terms of the Stock Bonus Plan or upon a liquidation, including a sale of Holding;

•	certain class voting rights which may enable the holders of a majority of the Series A Preferred Stock to block a transaction, such as a sale transaction, that adversely affects their rights; and

•	the right of the holders of a majority of the Series A Preferred Stock to elect one member of the Holding board of directors.

Series B stockholders will lose:

•	the preference that they have over the common stock with respect to dividends and proceeds of liquidation, including a sale transaction; and

•	the right to receive dividends at the current rate of 16½% per annum, which dividends are paid in additional shares of Series B Preferred Stock and can only be realized upon the exercise of put rights on termination of employment, diversification of a participant’s account in accordance with the terms of the Stock Bonus Plan or upon a liquidation, including a sale of Holding.

Holders of common stock will suffer significant dilution of their voting power; however, they will continue to have the right, together with other employee holders of common stock, to nominate and elect two of the seven members of EMJ’s board of directors.

For more detail see “Risk Factors” beginning on page 16 and “Additional Summary Information— Comparison of Stockholder Rights” beginning on page 3.

Q: WHAT STEPS DID THE SPECIAL COMMITTEE AND HOLDING’S BOARD OF DIRECTORS TAKE TO DETERMINE THAT THE PRICE PER SHARE I WILL RECEIVE IN THE PROPOSED MERGER IS FAIR TO ME FROM A FINANCIAL POINT OF VIEW?

A: The Special Committee engaged Wachovia Capital Markets, LLC, or “Wachovia Securities”, as its financial advisor to assist it in connection with a potential financial restructuring of Holding, and Wachovia Securities has provided a written opinion addressed to the Special Committee that, as of the date of its opinion, and subject to and based upon assumptions made, procedures followed, matters considered and limitations of the review undertaken, the aggregate consideration to be received by the stockholders of Holding, other than Kelso and its affiliates, in connection with the merger pursuant to the merger agreement is fair, from a financial point of view, to such stockholders of Holding. The fairness opinion of Wachovia Securities compares the value of the new EMJ common stock to be received in the merger to the value of the Holding securities owned by the stockholders other than Kelso and its affiliates prior to consummation of the transaction. Wachovia Securities performed its valuation analysis in support of its fairness opinion as of December 11, 2003, using then-current financial information for Holding and EMJ and other available industry information. The delivery of an updated fairness opinion by Wachovia Securities immediately prior to closing using then-current financial information of Holding and EMJ and other available industry information is a condition to closing. For a more detailed discussion of the reasons for the determination of the Special Committee and Holding’s board of directors see the discussions beginning on pages 36 and 39, respectively. For a more detailed discussion of the Wachovia Securities fairness opinion see the discussions beginning on page 40.

The Special Committee and Holding’s board of directors will receive an updated fairness opinion from Wachovia Securities, updated based on financial information of Holding and EMJ and other industry information as of a date as close as practicable to the closing, as a condition to closing of the proposed transaction.

Q: WHAT STEPS DID THE BENEFITS COMMITTEE TAKE ON BEHALF OF THE STOCK BONUS PLAN TO EVALUATE THE PROPOSED MERGER AND FINANCIAL RESTRUCTURING?

A: The benefits committee engaged Duff & Phelps, LLC or “Duff & Phelps”, as its financial advisor to assist it in connection with a potential financial restructuring of Holding, and Duff & Phelps has provided a written opinion addressed to the benefits committee that, as of the date of its opinion, and subject to and based upon assumptions made, procedures followed, matters considered and limitations of the review undertaken, (a) the aggregate consideration to be received by the Stock Bonus Plan in the merger and the financial restructuring of Holding and its subsidiaries is fair to the Stock Bonus Plan and its participants from a financial point of view, and (b) the consideration to be received by the Stock Bonus Plan pursuant to the merger agreement in exchange for the (x) Series A Preferred Stock, (y) Series B Preferred Stock and (z) Holding common stock, considered independently in each case, is not less than the respective fair market value of such securities. The fairness opinion of Duff & Phelps compares the value of the new EMJ common stock to be received in the merger to the value of each of the Holding securities owned by the Stock Bonus Plan and the participants prior to the proposed transaction. Duff & Phelps performed its valuation analysis in support of its fairness opinion as of December 11, 2003, using then-current financial information for Holding and EMJ and other available industry information. The delivery of an updated fairness opinion by Duff & Phelps immediately prior to closing using then-current financial information of Holding and EMJ and other available industry information is a condition to closing. For a more detailed discussion of the Duff & Phelps fairness opinion see the discussions beginning on page 47.

Based on all of the information available to them, including their familiarity with EMJ, its business, financial condition and prospects, the fairness opinion, presentation and analysis provided by Duff & Phelps and management’s projections for EMJ’s next fiscal year, the members of the benefits committee concluded that the Stock Bonus Plan would receive adequate consideration (as that term is defined in ERISA) for each class of Holding’s equity securities converted into EMJ common stock in the merger and financial restructuring.

The Benefits Committee will receive and review an updated fairness opinion from Duff Phelps, updated based on financial information of Holding and EMJ and other industry information as of a date as close as practicable to the closing, as a condition to closing of the proposed transaction.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: If the merger is completed, the exchange of shares of Holding stock by Holding stockholders in return for the merger consideration should generally be a nontaxable transaction for federal income tax purposes for Holding stockholders. To review the tax consequences of the merger in greater detail, see “Material Federal Income Tax Consequences” beginning on page 77. Your tax consequences will depend on your personal situation. You should contact your own tax advisors for a full understanding of the applicable federal, state, local, foreign, and other tax consequences to you resulting from the merger.

Q: WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A: Under Section 262 of the Delaware General Corporation Law, any holder of any class or series of Holding capital stock who does not wish to accept the shares of our common stock may dissent from the merger and elect to have the fair value of such stockholder’s shares of Holding capital stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the stockholder in cash, together with the fair rate of interest, if any, provided that the stockholder complies with Section 262 of the Delaware General Corporation Law. A participant in Holding’s Stock Bonus Plan who wishes to have the trustee exercise appraisal rights must request the trustee to exercise such rights on the participant’s behalf if the participant elects to exercise such rights in lieu of voting for the merger and receiving the applicable merger consideration. The trustee has advised us that when a participant requests the trustee to exercise appraisal rights, the trustee will exercise such rights. If, however, you have failed to perfect or have effectively withdrawn or lost your right to appraisal and payment under Delaware law, your shares will be deemed to have been converted as of the effective time of the merger into the right to receive the merger consideration and your shares shall no longer be dissenting shares. The procedures for exercising dissenter’s rights are described under “Appraisal and Dissenter’s Rights” on pages 64-67.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We intend to complete the merger as soon as possible after the special meeting.

Q: IF THE MERGER IS COMPLETED, WHEN CAN I EXPECT TO RECEIVE THE MERGER CONSIDERATION FOR MY SHARES OF STOCK?

A: Promptly after the merger is completed, each record owner will receive detailed instructions regarding the surrender of your stock certificates in exchange for the merger consideration in the form of shares of our common stock. You should not send your stock certificates to us or anyone else until you receive those detailed instructions. The Stock Bonus Plan trustee will take all necessary action to exchange the share certificates issued in the name of the Stock Bonus Plan.

Q: WHAT WILL HAPPEN TO MY SHARES OF STOCK AFTER THE MERGER?

A: After completion of the merger, each of your shares of Holding capital stock will represent solely the right to receive the applicable merger consideration in the form of shares of EMJ’s common stock. The common stock will not be listed on any exchange, and we do not expect there will be any trading market for our stock in the foreseeable future.

Q: CAN I SELL MY HOLDING SHARES BEFORE THE SPECIAL MEETING OR THE EFFECTIVE TIME OF THE MERGER?

A: As a practical matter, it will not be feasible to sell shares of Holding capital stock prior to the merger. It is not possible to sell shares of Holding capital stock allocated to a participant’s account under the Stock Bonus Plan, except after termination of employment or under the limited diversification provisions of the Stock Bonus Plan. However, the Company has agreed to amend the Stock Bonus Plan to provide that, if a participant terminates his or her employment with EMJ during the period commencing on the day the merger becomes effective and ending 30 days after such date, but not later than June 30, 2004, the participant may elect to take an immediate distribution of his or her Stock Bonus Plan account. If the participant elects to put the EMJ common stock distributed to the participant to EMJ promptly (and not later than 15 days after receipt of the distribution), the participant will be entitled to receive the greater of the appraised value of such stock as of March 31, 2003 and March 31, 2004.

Q: WHAT DO I NEED TO DO NOW?

A: This proxy statement/prospectus contains important information regarding the merger agreement and the merger, as well as information about us. It also contains important information about what our board of directors and the Special Committee considered in approving the merger agreement and the merger and financial restructuring. We urge you to read this proxy statement/prospectus carefully, including its appendices. You may also want to review the documents referenced under “Where You Can Find Additional Information About Us.”

WHO CAN HELP ANSWER YOUR QUESTIONS

If you would like additional copies of this document, or if you would like to ask any additional questions about the merger, you should contact:

Earle M. Jorgensen Company	Katten Muchin Zavis Rosenman
10650 South Alameda Street	2029 Century Park East, Suite 2600
Lynwood, California 90262	Los Angeles, California 90067
323-567-1122	310-788-4690
Attention: William S. Johnson	Attention: Mark A. Conley, Esq.
Vice President, Chief Financial Officer and Secretary

ADDITIONAL SUMMARY INFORMATION

THIS SUMMARY HIGHLIGHTS ONLY SOME OF THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ CAREFULLY THE ENTIRE DOCUMENT AND OTHER DOCUMENTS ANNEXED TO OR REFERRED TO IN THIS DOCUMENT TO FULLY UNDERSTAND THE PROPOSALS. IN PARTICULAR, YOU SHOULD READ THE DOCUMENTS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE MERGER AGREEMENT AND THE FORM OF THE EARLE M. JORGENSEN COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, WHICH ARE ATTACHED AS ANNEX A AND ANNEX C, RESPECTIVELY.

In this Proxy Statement/Prospectus, we may refer to:	as:

Agreement and Plan of Merger and Reorganization, dated as of December 18, 2003, among Holding, EMJ and EMJ Metals LLC	“merger agreement”

Exchange Agreement dated as of December 18, 2003, among Holding, EMJ, EMJ Metals LLC and certain noteholders and stockholders of Holding	“exchange agreement”

Earle M. Jorgensen Holding Company, Inc. , a Delaware corporation	“Holding”

Earle M. Jorgensen Company, a Delaware corporation and wholly-owned subsidiary of Holding	“we,” “us,” “our,” “EMJ” or the “Company”

EMJ Metals LLC, a Delaware limited liability company and wholly-owned subsidiary of EMJ, formed to effect the merger and financial restructuring	“EMJ Metals LLC”

Special Committee on Recapitalization of the Board of Directors of Earle M. Jorgensen Holding Company, Inc.	“Special Committee”

Kelso & Company	“Kelso”

KIA, KP II, KIA III and KIA IV collectively	“Kelso Entities”

Kelso Investment Associates, L.P.	“KIA”

Kelso Equity Partners II, L.P.	“KP II”

Kelso Investment Associates III - Earle M. Jorgensen, L.P.	“KIA III”

Kelso Investment Associates IV, L.P., the controlling stockholder of Holding and holder of the Holding Debt	“KIA IV”

Holding’s 13% Cumulative Preferred Stock, $.01 par value	“Series A Preferred Stock”

Holding’s Variable Rate Cumulative Preferred Stock, $.01 par value	“Series B Preferred Stock”

Earle M. Jorgensen Employee Stock Ownership Plan	“Stock Bonus Plan” or “Plan”

Series A Variable Rate Notes issued by Holding to KIA IV, which are due on June 30, 2013	“Holding Debt”

About the Companies

Earle M. Jorgensen Company

We are one of the largest independent distributors of metal products in North America, providing value-added metals processing services and distributing over 25,000 different metal products. We have been distributing metal products for over 80 years and we believe we are the leading distributor of bar and tubing products in North America. We have over 35,000 customers engaged in a wide variety of industries, including machine tools, transportation, industrial equipment, fabricated metal, oil, gas and energy, construction and farm equipment and aerospace. None of our customers represent more than 2% of our gross revenues. Customers are serviced by our network of 36 service and processing centers located throughout North America.

In addition to offering a broad range of metals products, we serve our customers by providing metals processing expertise and inventory management services, as well as what we believe is a unique on-time product delivery guaranty. We purchase metals products from primary producers and sell these metals in smaller quantities to a wide variety of end users. We process nearly all of the metals products we sell by cutting to length, burning, sawing, honing, shearing, grinding, polishing, and performing other similar services on them, all to customer specifications. During fiscal 2003, we handled approximately 7,500 sales transactions per business day, at an average of $490 per transaction.

Over the last several years, we have streamlined our operations and lowered our operating costs. We have focused our efforts on improving internal business processes and systems, enhancing customer service, reducing headcount, optimizing facility workflow, eliminating redundant facilities and eliminating management layers and corporate overhead. These efforts have produced a more flexible operating cost structure and significantly greater employee productivity. From fiscal year 1998 to fiscal year 2003, our average total headcount was reduced by over 25% to 1,711 employees, while average tons shipped from our facilities per employee increased approximately 44% to 355 tons for fiscal year 2003. We have continued to make productivity improvements. At January 1, 2004, our headcount was 1,607, and in the quarter ended January 1, 2004, average tons shipped from our facilities per employee for such quarter was 101 tons.

We were formed on May 3, 1990, when affiliates of Kelso & Company acquired control of and combined two leading metals distributors, Earle M. Jorgensen Company or “EMJ” (founded in 1921) and Kilsby-Roberts Holding Co. (successor to C.A. Roberts Company, founded in 1915). In connection with the combination of Earle M. Jorgensen Company and Kilsby, we became a wholly-owned subsidiary of Earle M. Jorgensen Holding Company, Inc., or “Holding.”

Our principal executive offices are located at 10650 South Alameda Street, Lynwood, California 90262, and our telephone number is (323) 567-1122.

Earle M. Jorgensen Holding Company, Inc.

Holding was formed in 1990 to be our parent company. Holding has no operations and no significant assets other than EMJ common stock. Holding has three classes of outstanding capital stock: common stock, 13% Cumulative Preferred Stock or the “Series A Preferred Stock” and Series B Variable Rate Cumulative Preferred Stock or the “Series B Preferred Stock.” As of March 31, 2004, affiliates of Kelso & Company, a private investment firm located in New York City, held approximately 72.4% of the outstanding shares of the common stock of Holding. As of March 31, 2004, Holding was obligated on approximately $222.2 million in principal amount of indebtedness. After the merger, Holding will cease to exist and the noteholders and stockholders of Holding will become stockholders of EMJ. Holding is located at 10650 South Alameda Street, Lynwood, California. Its telephone number is (323) 567-1122.

EMJ Metals LLC

EMJ Metals LLC was formed as a wholly-owned subsidiary of EMJ in order to effect the reorganization. Prior to the merger, EMJ Metals LLC will have no assets or operations other than incident to its formation. After the merger EMJ Metals LLC will continue to be a subsidiary of EMJ. EMJ has no plans to contribute assets to EMJ Metals LLC or conduct any of its business through EMJ Metals LLC. EMJ Metals LLC is located at 10650 South Alameda Street, Lynwood, California. Its telephone number is (323) 567-1122.

Comparison of Stockholder Rights (Page 71)

Holding currently has three classes of equity securities—the Series A Preferred Stock, the Series B Preferred Stock and common stock. The Holding capital stock is subordinate to approximately $222.2 million of indebtedness represented by the Holding Debt.

As a result of the merger and financial restructuring, all of Holding’s securities will be converted into or exchanged for common stock of EMJ. The holders of all of Holding’s capital stock will benefit from the elimination of accruing interest on the Holding Debt at the rate of 18% per annum, compounding semiannually, and the elimination of the first right of the holders of the Holding Debt to receive the proceeds of any sale or liquidation of Holding or EMJ.

As a result of the merger, the former holders of the Series A Preferred Stock will no longer be entitled to

•	a fixed dividend of 18% per annum;

•	a preference upon liquidation over Series B Preferred Stock and common stock;

•	the right to elect one member to the board of directors because dividends have not been paid; and

•	the right to a class vote on certain transactions such as a merger or sale of Holding and changes to the terms of the Series A Preferred Stock that would have adversely affected their rights.

However, the former holders of the Series A Preferred, as holders of EMJ common stock after the merger, will be entitled to the following additional benefits:

•	the right to nominate and elect two members of the board of directors, together with other employee holders of EMJ common stock; and

•	the right to participate in the increase (or decrease) in the equity value of EMJ, together with other holders of EMJ common stock.

As a result of the merger, the former holders of the Series B Preferred Stock will no longer be entitled to

•	a fixed dividend of 16.5% per annum; and

•	a preference upon liquidation over the common stock.

The former holders of Series B Preferred Stock, as holders of EMJ common stock after the merger, will be entitled to:

•	nominate and elect two members of the board of directors with the other employee stockholders of EMJ; and

•	participate in any increase (or decrease) in the equity value of EMJ, together with the other holders of common stock.

The former holders of Holding common stock will have essentially the same rights after the merger as they have currently.

The employee stockholders of EMJ will have the same rights to put their EMJ common stock to EMJ after the merger pursuant to the EMJ stockholders agreement and the Stock Bonus Plan as they had with respect to the Series A and B Preferred Stock and the Holding common stock under the Holding stockholders agreement and the Stock Bonus Plan, respectively, before the merger.

Notwithstanding that our common stock will have substantially the same rights as Holding’s common stock, because the number of shares of our common stock outstanding following the merger will be significantly greater than the number of shares of Holding common stock currently outstanding and the number of shares of our common stock issued to the Kelso Entities in the merger will be significantly greater than the number of shares issued to stockholders other than the Kelso Entities, the percentage share ownership held by holders of common stock other than the Kelso Entities will decrease. As a result, the voting power of the existing holders of Holding’s common stock other than the Kelso Entities will be diluted significantly. For a more detailed discussion, see the section of this proxy statement/prospectus entitled “Risk Factors—The voting power of the existing holders of common stock of Holding other than the Kelso Entities will be diluted significantly.”

The Special Meeting (Page 55)

A special meeting of stockholders of Holding will be held on [                 ], 2004, at [    ] p.m., Pacific Time, at Holding’s corporate headquarters located at 10650 South Alameda Street, Los Angeles, California.

Solicitation of Proxies and Expenses

Neither Holding nor EMJ has engaged the services of a proxy solicitor. We intend to use the services of our officers and employees to solicit proxies on behalf of Holding, none of whom shall receive additional compensation for doing so. The cost of solicitation of proxies on behalf of Holding will be borne by us.

Interests of Certain Persons in the Merger (Page 113)

Certain of Holding’s stockholders, directors, executive officers and employees have interests in the merger that are different from, or in addition to, the interests that apply to our stockholders generally, and that may be regarded as significant in evaluating the merger proposal.

As of March 31, 2004, KIA IV and other Kelso affiliates held 8,259,799 shares of Holding common stock representing 72.0% of the issued and outstanding shares of Holding common stock and 24,519 shares of Series A Preferred Stock, representing 38.3% of the issued and outstanding shares of Series A Preferred Stock. KIA IV also held approximately $222.2 million of Holding’s outstanding indebtedness (including accrued and unpaid interest) and warrants to purchase 2,937,915 shares of Holding common stock, as of March 31, 2004. If the merger and financial restructuring is completed, Kelso and its affiliates will own 54,944,488 shares of our common stock, representing 80.9% of our issued and outstanding common stock.

Two of our directors, Messrs. Nickell and Wahrhaftig, are general partners of partnerships that control KIA IV and KIA III, Kelso affiliates that collectively hold a substantial portion of our common stock, all of Holding’s indebtedness and the warrants to purchase Holding common stock as described above. Mr. Nickell is also the general partner of a partnership that controls the Kelso affiliate that owns 24,519 shares of Series A Preferred Stock. Such relationships, particularly the relationship with KIA IV, the owner of Holding’s indebtedness, constitute interests that conflict with the interests of other stockholders of Holding.

Each of Messrs. Roderick, Marquard and Rutledge is one of the nominees of Kelso on our board of directors and beneficially owns shares of Holding common stock as set forth in “Security Ownership of Certain Beneficial Owners and Management.” Mr. Roderick is a member of the board of directors of Kelso & Companies, Inc. and in the past served on the board of directors of other Kelso portfolio companies including, American Standard, Inc., a former Kelso portfolio company. Mr. Roderick received annual fees of $70,000 in 2001, 2002 and 2003 for his service as a director of Kelso & Companies, Inc. Mr. Marquard is a member of the board of directors of Kelso & Companies, Inc. and a director and Chairman of the Board of Directors of Arkansas Best Corporation, a former Kelso portfolio company. He also was the Chairman of the Board of American Standard, Inc. and a director of Mosler, Inc. during Kelso’s ownership. Mr. Marquard received annual fees of $140,000 in 2001, 2002 and 2003 for his service as a director of Kelso & Companies, Inc. Kelso & Companies, Inc. is the general partner of Kelso which is a private investment firm that manages Kelso investment funds like KIA III and KIA IV. Dr. Rutledge was a consultant to Kelso. Messrs. Roderick, Marquard and Rutledge have invested in Kelso transactions in the past and may invest in Kelso transactions in the future.

Maurice S. Nelson, Jr., President and Chief Executive Officer of the Company and Holding and a member of the Special Committee and the board of directors of the Company and Holding, holds options to purchase 1,320,000 shares of Holding’s common stock, exercisable as of March 31, 2004 at an exercise price of $5.41 per share.

Conditions To Completion Of The Merger (Page 61)

The completion of the merger depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

•	approval of the merger agreement and the merger and financial restructuring by Holding’s stockholders;

•	absence of any legal prohibition or restraint that would prevent consummation of the merger;

•	absence of any stop order suspending the effectiveness of the registration statement relating to the shares of EMJ to be issued in the merger and financial restructuring;

•	receipt of consents and/or amendments from our lenders under our Credit Agreement and the trustee for our 9 3/4% senior secured notes; and

•	receipt of updated fairness opinions from Wachovia Securities and Duff & Phelps as soon as practicable prior to the closing, in each case based on the financial information of Holding and EMJ and other industry information then-available.

Options

Holding adopted the Earle M. Jorgensen Holding Company, Inc. Stock Option Plan, effective January 30, 1997, as amended, for the purpose of providing an equity incentive program for our employees and directors. At the effective time of the merger, each stock option issued by Holding under the stock option plan, whether vested or unvested, that is then outstanding and unexercised pursuant to the Holding stock option plan shall be assumed by us and become an option to purchase an equal number of shares of our common stock, at a per share exercise price equal to the exercise price of such Holding stock option. These options will be subject to the same vesting schedules as the Holding stock options. We shall reserve a sufficient number of shares of our common stock for issuance upon exercise of the stock options of Holding assumed by us.

Effective Time of Merger

The merger will become effective as of the date and time specified in the merger agreement and otherwise in accordance with the Delaware General Corporation Law, which is expected to occur as soon as practicable after stockholder approval of the merger agreement and the merger and financial restructuring and the satisfaction or waiver of all other conditions to closing contained in the merger agreement.

Termination Of The Merger Agreement (Page 62)

Holding may terminate the merger agreement, even after adoption by its stockholders, if its board of directors determines to do so by a majority vote.

Rights of Dissenting Stockholders (Page 64)

Holding’s stockholders are entitled to dissenter’s rights under the Delaware General Corporation Law. The Company may terminate the merger agreement and the merger and financial restructuring if the holders of more than five percent (5%) of the issued and outstanding shares of any class of Holding capital stock elect to exercise dissenter’s rights.

Federal Income Tax Considerations (Page 77)

We expect that, in general, Holding stockholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger.

The tax consequences to you will depend on your own situation. You should consult your tax advisors for a full understanding of these tax consequences.

For a more detailed summary of the U.S. federal income tax consequences to holders of Holding common stock and Series A and B Preferred Stock as a result of the merger, see the section of this proxy statement/prospectus entitled “Material Federal Income Tax Consequences.”

Accounting Treatment (Page 77)

For accounting purposes, our reorganization will be accounted for as a transfer of assets and exchange of shares between entities under common control. As such, the transaction will be accounted for in a manner similar to a pooling-of-interests. Accordingly, the financial position and results of operations of Holding will be included in our consolidated financial statements on a historical cost basis.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA OF EMJ

The following table summarizes certain historical financial information at the dates and for the periods indicated. The statements of operations data for each of the years ended March 31, 2001, 2002 and 2003, and the balance sheet data as of March 31, 2002 and 2003, have been derived from our audited and consolidated financial statements which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the years ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 1999, 2000 and 2001, have been derived from our audited consolidated financial statements which are not included in this proxy statement/prospectus. Results for the nine-month periods ended December 31, 2002 and January 1, 2004 and balance sheet data as of December 31, 2002 and January 1, 2004 are derived from our unaudited financial statements appearing elsewhere in this proxy statement/prospectus, which in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of our results of operations and balance sheet data for the relevant periods. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.

EARLE M. JORGENSEN COMPANY

	Year Ended March 31,										Nine Months Ended,
	1999		2000		2001		2002		2003		December 31, 2002		January 1, 2004
	(dollars in thousands)
Statement of Operations Data:
Revenues	$915,811		$938,252		$1,059,681		$895,058		$919,927		$673,936		$718,301
Costs of goods sold	649,851		662,803		767,263		641,991		658,562		483,340		518,394
Gross profit	265,960		275,449		292,418		253,067		261,365		190,596		199,907
Operating expenses exclusive of restructuring, other non-recurring charges and loss on early retirement of debt	198,465		205,626		223,222		200,933		197,999		148,274		154,970
Restructuring and other non-recurring charges	286		2,432		5,320		1,861		—		—		—
Loss on early retirement of debt(1)	—		—		—		—		12,278		12,278		—
Income from operations	67,209		67,391		63,876		50,273		51,088		30,044		44,937
Net interest expense(2)	41,181		41,595		44,855		42,545		47,206		35,086		38,205
Net income	24,493		23,987		17,798		5,354		2,382		(5,628)		5,284

Other Data:
EBITDA(3)	$76,384		$77,342		$74,911		$59,803		$62,457		$38,566		$53,425
EBITDA margin %	8.3%		8.2%		7.1%		6.7%		6.8%		5.7%		7.4%
Depreciation and amortization(4)	9,175		9,951		11,035		11,449		11,369		8,522		8,488
Capital expenditures	8,957		9,525		14,475		24,531		15,335		13,070		6,781
Net cash flows provided by (used in) operating activities	36,035		32,984		38,026		14,544		30,974		(5,379)		(27,310)
Net cash flows used in investing activities	(3,646)		(4,846)		(15,048)		(24,752)		(14,035)		(11,720)		(4,291)
Net cash flows provided by (used in) financing activities	(35,275)		(24,331)		(20,877)		7,748		(18,210)		5,673		18,838
Ratio of earnings to fixed charges(5)	1.55	x	1.54	x	1.36	x	1.11	x	1.06	x	0.87	x	1.15	x
Dividends paid(6)	17,701		13,372		5,514		14,963		35,587		30,612		4,762

Balance Sheet Data:
Cash and cash equivalents	$17,860		$21,660		$23,758		$21,300		$20,030		$9,877		$7,295
Total working capital	156,691		165,148		156,309		154,936		150,205		168,353		181,452
Total assets	426,867		464,374		484,264		443,998		490,741		483,330		496,746
Total debt	296,506		285,547		270,184		292,895		330,537		349,444		354,137
Total stockholder’s deficit	(28,020)		(14,365)		(3,151)		(15,786)		(48,016)		(48,986)		(45,189)

(1)	The loss on early retirement of debt of $12,278 includes the write-off of deferred financing costs and payments of call premiums and other expenses in connection with early retirement of debt.
(2)

Net interest expense includes amortization and write-off of debt issue costs aggregating $1,481, $1,482, $1,482, $1,792, $1,416, $1,083 and $992 for the fiscal years ended March 31, 1999, 2000, 2001, 2002, 2003 and nine months ended December 31, 2002 and January 1,

2004, respectively, net of interest income of $570, $636, $1,179, $164, $83, $71 and $67 for the fiscal years ended March 31, 1999, 2000, 2001, 2002, 2003 and nine months ended December 31, 2002 and January 1, 2004, respectively.

(3)	“EBITDA” represents net income before depreciation and amortization, net interest expense and provision for income taxes, as shown in the table below. Consistent with Item 10(e) of Regulation S-K, our EBITDA has not been adjusted to exclude any other non-cash charges (credits) or liabilities, such as LIFO adjustments of $(2,933), $(9,022), $887, $590, $(3,354), $(652) and $500, and accruals for Stock Bonus Plan contributions and postretirement benefits aggregating $3,024, $2,862, $11, $249, $498, $378 and $563 for the years ended March 31, 1999, 2000, 2001, 2002, 2003 and nine months ended December 31, 2002 and January 1, 2004, respectively. In addition, our EBITDA has not been adjusted for any recurring or non-recurring items, such as provisions for workforce reductions and consolidations and losses from sale of significant assets aggregating $286, $2,432, $3,320, $1,861, none, none and none, for the years ended March 31, 1999, 2000, 2001, 2002, 2003 and nine months ended December 31, 2002 and January 1, 2004, respectively; special compensation of $2,000 payable to our CEO in fiscal 2001; excise tax of $1,919 related to an IRS settlement in fiscal 2002; and an extraordinary loss of $12,278 related to early retirement of debt in fiscal 2003. We believe that EBITDA is commonly used as a measure of performance for companies in our industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt. Our EBITDA is used by management as a performance measure to assess our financial results in connection with determining incentive compensation, and is also used by the independent appraisal firm in connection with their annual valuation of our equity. While providing useful information, our EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with accounting principles generally accepted in the United States, and should not be construed as an indication of a company’s operating performance or as a measure of liquidity.

	Year Ended March 31,					Nine Months Ended
	1999	2000	2001	2002	2003	December 31, 2002	January 1, 2004
	(dollars in thousands)
Reconciliation of EBITDA:
Net income	$24,493	$23,987	$17,798	$5,354	$2,382	$(5,628)	$5,284
Depreciation and amortization(4)	9,175	9,951	11,035	11,449	11,369	8,522	8,488
Net interest expense	41,181	41,595	44,855	42,545	47,206	35,086	38,205
Provision for income taxes	1,535	1,809	1,223	455	1,500	586	1,448

EBITDA	$76,384	$77,342	$74,911	$59,803	$62,457	$38,566	$53,425

(4)	Depreciation and amortization excludes amortization or write-off of debt issue costs referred to in Note (1) above, reflected in the Company’s consolidated statements of operations as interest expense.
(5)	In computing the ratio of earnings to fixed charges, “earnings” represents pre-tax income (loss) plus fixed charges (except capitalized interest) and amortization of capitalized interest, if any. “Fixed charges” represents interest whether expended or capitalized, debt cost amortization, and 33% of rent expense, which is representative of the interest factor.
(6)	Dividends paid to Holding in connection with the repurchase of its capital stock from terminated employees. In fiscal 2003, the Company also paid a dividend to Holding of $25,000 to be used to repay or repurchase a portion of its Holding Debt and/or capital stock.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA OF HOLDING

The following table summarizes certain historical financial information at the dates and for the periods indicated. The statements of operations data for each of the years ended March 31, 2001, 2002 and 2003, and the balance sheet data as of March 31, 2002 and 2003, have been derived from Holding’s audited and consolidated financial statements which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the years ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 1999, 2000 and 2001 have been derived from Holding’s audited consolidated financial statements which are not included in this proxy statement/prospectus. Results for the nine-month periods ended December 31, 2002 and January 1, 2004 and balance sheet data as of December 31, 2002 and January 1, 2004 are derived from Holding’s unaudited financial statements appearing elsewhere in this proxy statement/prospectus, which in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of our results of operations and balance sheet data for the relevant periods. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Holding’s consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

Year Ended March 31,	Nine Months Ended
1999	2000	2001	2002	2003	December 31, 2002	January 1, 2004
(dollars in thousands)
Statement of Operations Data:
Revenues	$915,811	$938,252	$1,059,681	$895,058	$919,927	$673,936	$718,301
Costs of goods sold	649,851	662,803	767,263	641,991	658,562	483,340	518,394
Gross profit	265,960	275,449	292,418	253,067	261,365	190,596	199,907
Operating expenses exclusive of restructuring, other non-recurring charges and loss on early retirement of debt	198,439	205,591	223,178	200,904	197,972	148,253	154,949
Restructuring and other non-recurring charges	286	2,432	5,320	1,861	—	—	—
Loss on early retirement of debt(1)	—	—	—	—	12,278	12,278	—
Income from operations	67,235	67,426	63,920	50,302	51,115	30,065	44,958
Net interest expense(2)	60,645	64,313	69,951	72,433	82,486	60,883	63,587
Net income	5,235	1,304	(7,254)	(24,505)	(32,871)	(31,404)	(20,077)

Other Data:
EBITDA(3)	$76,413	$77,377	$74,955	$59,832	$62,484	$38,587	$53,446
EBITDA margin %	8.3%	8.2%	7.1%	6.7%	6.8%	5.7%	7.4%
Depreciation and amortization(4)	9,178	9,951	11,035	11,449	11,369	8,522	8,488
Capital expenditures	8,957	9,525	14,475	24,531	15,335	13,070	6,781
Net cash flows provided by (used in) operating activities	36,081	33,072	38,017	14,595	31,285	(5,149)	(27,185)
Net cash flows used in investing activities	(3,646)	(4,950)	(15,048)	(24,752)	(14,035)	(11,720)	(4,291)
Net cash flows provided by (used in) financing activities	(35,275)	(24,331)	(20,877)	7,748	6,790	30,673	(6,552)
Ratio of earnings to fixed charges(5)	1.10	x	1.04	x	0.92	x	0.70	x	0.65	x	0.53	x	0.73	x

Balance Sheet Data:
Cash and cash equivalents	$17,906	$21,690	$23,779	$21,372	$45,413	$35,179	$7,413
Total working capital	151,643	159,175	149,506	146,800	165,897	175,614	165,639
Total assets	427,233	464,708	484,625	444,506	516,580	509,143	497,398
Total debt	402,151	411,352	420,064	471,376	543,077	544,078	560,522
Total stockholder’s deficit	(262,460)	(265,172)	(160,192)	(202,690)	(245,171)	(236,666)	(267,706)

(1)	The loss on early retirement of debt of $12,278 includes the write-off of deferred financing costs and payments of call premiums and other expenses in connection with early retirement of debt.
(2)	Net interest expense includes amortization and write-off of debt issue costs aggregating $1,481, $1,482, $1,482, $1,792, $1,416, $1,083 and $992 for the fiscal years ended March 31, 1999, 2000, 2001, 2002, 2003 and the nine months ended December 31, 2002 and January 1, 2004, respectively, net of interest income of $592, $505, $1,179, $164, $394, $301 and $145 for the fiscal years ended March 31, 1999, 2000, 2001, 2002, 2003 and the nine months ended December 31, 2002 and January 1, 2004, respectively.

(3)	“EBITDA” represents net income before depreciation and amortization, net interest expense and provision for income taxes, as shown in the table below. Consistent with Item 10(e) of Regulation S-K, our EBITDA has not been adjusted to exclude any other non-cash charges (credits) or liabilities, such as LIFO adjustments of $(2,933), $(9,022), $887, $590, $(3,354), $(652) and $500, and accruals for stock bonus plan contributions and postretirement benefits aggregating $3,024, $2,862, $11, $249, $498, $378 and $563 for the years ended March 31, 1999, 2000, 2001, 2002, 2003 and the nine months ended December 31, 2002 and January 1, 2004, respectively. In addition, our EBITDA has not been adjusted for any recurring or non-recurring items, such as provisions for workforce reductions and consolidations and losses from sale of significant assets aggregating $286, $2,432, $3,320, $1,861, none, none and none for the years ended March 31, 1999, 2000, 2001, 2002, 2003 and the nine months ended December 31, 2002 and January 1, 2004, respectively; special compensation of $2,000 payable to our CEO in fiscal 2001; excise tax of $1,919 related to an IRS settlement in fiscal 2002; and an extraordinary loss of $12,278 related to early retirement of debt in fiscal 2003. We believe that EBITDA is commonly used as a measure of performance for companies in our industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt. Our EBITDA is used by management as a performance measure to assess our financial results in connection with determining incentive compensation, and is also used by the independent appraisal firm in connection with their annual valuation of our equity. While providing useful information, our EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with accounting principles generally accepted in the United States, and should not be construed as an indication of a company’s operating performance or as a measure of liquidity.

	Year Ended March 31,					Nine Months Ended
	1999	2000	2001	2002	2003	December 31, 2002	January 1, 2004
	(dollars in thousands)
Reconciliation of EBITDA:
Net income	$5,235	$1,304	$(7,254)	$(24,505)	$(32,871)	$(31,404)	$(20,077)
Depreciation and amortization(4)	9,178	9,951	11,035	11,449	11,369	8,522	8,488
Net interest expense	60,465	64,313	69,951	72,433	82,486	60,883	63,587
Provision for income taxes	1,535	1,809	1,223	455	1,500	586	1,448

EBITDA	$76,413	$77,377	$74,955	$59,832	$62,484	$38,587	$53,446

(4)	Depreciation and amortization excludes amortization or write-off of debt issue costs referred to in Note (1) above, reflected in the Company’s consolidated statements of operations as interest expense.
(5)	In computing the ratio of earnings to fixed charges, “earnings” represents pre-tax income (loss) plus fixed charges (except capitalized interest) and amortization of capitalized interest, if any. “Fixed charges” represents interest whether expended or capitalized, debt cost amortization, and 33% of rent expense, which is representative of the interest factor.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Earle M. Jorgensen Company

The following unaudited pro forma condensed combined consolidated balance sheet as of January 1, 2004, and the unaudited pro forma condensed combined consolidated statement of operations for the year ended March 31, 2003, and nine months ended January 1, 2004, are based on the historical financial statements of Earle M. Jorgensen Company (EMJ) and Earle M. Jorgensen Holding Company, Inc. (Holding) after giving effect to the merger and financial restructuring as a combination of entities under common control and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

The pro forma information is based on the assumptions set forth in the notes to such information. Pro forma adjustments are necessary to reflect the combination and new capital structure. Pro forma adjustments are also necessary to reflect the reduction of interest expense related to the Holding Debt.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with EMJ’s and Holding’s historical consolidated financial statements and accompanying notes for their fiscal year ended March 31, 2003, and nine month period ended January 1, 2004, included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the merger and financial restructuring been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

For the purpose of additional analysis, the unaudited pro forma condensed combined consolidated financial statements present the condensed consolidated balance sheets and statements of operations of EMJ and Holding prior to the consolidation along with details of intercompany eliminations, which result in the consolidated condensed balance sheet as of January 1, 2004, and consolidated condensed statement of operations for the year ended March 31, 2003, and nine months ended January 1, 2004.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

Earle M. Jorgensen Company and Earle M. Jorgensen Holding Company, Inc.

	As of January 1, 2004
	EMJ (a)	Holding (b)	Eliminations (c)	Consolidated EMJ Holding (d)	Pro Forma Adjustments		Pro Forma
	(dollars in thousands)
Assets
Current assets:
Cash	$7,295	$118	$—	$7,413	—		$7,413
Accounts receivable, less allowance for doubtful accounts	105,522	—	—	105,522	—		105,522
Inventories	227,542	—	—	227,542	—		227,542
Other current assets	7,731	—	—	7,731	—		7,731

Total current assets	348,090	118	—	348,208	—		348,208

Net property, plant and equipment, at cost	111,284	—	—	111,284	—		111,284
Intercompany	—	(111,832)	111,832	—	—		—
Investment in subsidiaries	—	17,142	(17,142)	—	—		—
Cash surrender value of life insurance policies	28,976	—	—	28,976	—		28,976
Debt issue costs, net of accumulated amortization	7,240	—	—	7,240	—		7,240
Other assets	1,156	534	—	1,690	—		1,690

Total assets	$496,746	$(94,038)	$94,690	$497,398	$—		$497,398

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$110,586	$—	$—	$110,586	$—		$110,586
Accrued liabilities	33,837	16,513	(582)	49,768	(15,789	)(e)	33,979
Deferred income taxes	19,450	—	—	19,450	—		19,450
Current portion of long-term debt	2,765	—	—	2,765	—		2,765

Total current liabilities	166,638	16,513	(582)	182,569	(15,789)		166,780

Holding Debt	—	206,385	—	206,385	(206,385	)(e)	—
Other long-term debt	351,372	—	—	351,372	—		351,372
Deferred income taxes	15,936	—	—	15,936	—		15,936
Other long-term liabilities	7,989	853	—	8,842	—		8,842
Stockholder’s equity:							—
Preferred and common stock subject to redemption	—	—	65,895	65,895	—		65,895
Series A preferred stock not subject to redemption	—	24,755	(3,920)	20,835	(20,835	)(e)	—
Series B preferred stock not subject to redemption	—	27,081	(26,870)	211	(211	)(e)	—
Common stock	—	133	(27)	106	(38	)(e)	68
Capital in excess of par value	30,522	130,610	(53,109)	108,023	178,400	(e)	286,423
Reclassification to value	—	—	(6,592)	(6,592)	6,592	(e)	—
Reduction to predecessor basis	—	(31,144)	—	(31,144)	—		(31,144)
Treasury stock		(58,266)	—	(58,266)	58,266	(e)	—
Accumulated other comprehensive loss	(1,579)	—	—	(1,579)	—		(1,579)
Accumulated deficit	(74,132)	(410,958)	119,895	(365,195)	—		(365,195)

Total stockholders’ equity	(45,189)	(317,789)	95,272	(267,706)	222,174		(45,532)

Total liabilities and stockholders’ equity	$496,746	$(94,038)	$94,690	$497,398	$—		$497,398

See accompanying notes.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

(a)	EMJ’s unaudited consolidated condensed balance sheet as of January 1, 2004, as reported elsewhere in this proxy statement/prospectus, which in the opinion of management reflects all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of our results of operations.
(b)	Balance sheet accounts of Holding as of January 1, 2004, prior to consolidation with EMJ.
(c)	Intercompany eliminating adjustments with respect to the consolidation of Earle M. Jorgensen Holding Company, Inc. and Earle M. Jorgensen Company as of January 1, 2004.
(d)	Holding’s unaudited consolidated condensed balance sheet as of January 1, 2004, as reported elsewhere in this proxy statement/prospectus, which in the opinion of management reflects all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of our results of operations.
(e)	The adjustments to effect the merger and reorganization (based on shares and values at January 1, 2004) include the following:

•	Exchange of all issued and outstanding Holding Debt and accrued interest thereon totaling $222,173,806 for 40,691,173 shares of EMJ.

•	Exchange of warrants to purchase 2,937,915 shares of Holding common stock for 2,932,534 shares of EMJ common stock, net of the exercise price of $0.01 per share.

•	Conversion of 11,435,021 issued and outstanding shares (not including 1,903,515 shares held in treasury and retired) of Holding common stock into 11,435,021 shares of EMJ common stock. The difference between the number of shares of Holding common stock converted into EMJ common stock at January 1, 2004 and the number of shares converted at the date of the merger and reorganization is attributable to the shares repurchased from former employees who exercised put rights on Management Shares. Such repurchases were completed in January 2004.

•	Conversion of 63,719 shares of Holding’s Series A Preferred Stock (not including 183,827 shares held in treasury and retired) into 7,954,687 shares of EMJ common stock.

•	Conversion of 26,883 shares of Holding’s Series B Preferred Stock into 5,061,353 shares of EMJ common stock.

•	The adjustment to the caption “reclassification to value” represents the cumulative changes in the market value, based on annual appraisals, related to Holding’s preferred and common stock which are converted in the merger and reorganization.

•	Upon completion of the merger and reorganization, subject to the assumptions herein, 68,072,768 shares of EMJ common stock will be issued and outstanding, and 12,609,103 shares of EMJ common stock will be subject to redemption.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

Earle M. Jorgensen Company and Earle M. Jorgensen Holding Company, Inc.

	Year Ended March 31, 2003
	EMJ (a)	Holding (b)	Consolidated EMJ Holding (c)	Pro Forma Adjustments (f)		Pro Forma
	(dollars in thousands)
Revenues	$919,927	$—	$919,927	$—		$919,927
Cost of sales	658,562	—	658,562	—		658,562

Gross profit	261,365	—	261,365	—		261,365
Expenses
Warehouse and delivery	127,080	—	127,080	—		127,080
Selling	32,329	—	32,329	—		32,329
General and administrative	38,590	(27)	38,563	—		38,563
Loss on early retirement of debt	12,278	—	12,278	—		12,278

Total expenses	210,277	(27)	210,250	—		210,250

Income from operations	51,088	27	51,115	—		51,115
Interest expense, net	47,206	35,280	82,486	(35,280	) (d)	47,206

Income before income taxes	3,882	(35,253)	(31,371)	35,280		3,909
Income tax expense	1,500	—	1,500	—		1,500	(e)

Net income (loss)	$2,382	$(35,253)	$(32,871)	$35,280		$2,409

See accompanying notes.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

(a)	EMJ’s unaudited consolidated condensed statement of operations for the year ended March 31, 2003 as reported elsewhere in this proxy statement/prospectus.
(b)	Statement of operations accounts of Holding for the year ended March 31, 2003 prior to consolidation with Earle M. Jorgensen Company.
(c)	Holding’s unaudited consolidated condensed statement of operations for the year ended March 31, 2003 as reported elsewhere in this proxy statement/prospectus.
(d)	Reduction of interest expense resulting from the exchange of the Holding Debt for shares of newly issued common stock of EMJ.
(e)	Adjustment has not been made to income tax expense as the Company has net operating loss carryforwards in the United States and a corresponding valuation allowance on its deferred income tax assets.
(f)	The Holding stock options have been assumed by the Company without changing any of their terms.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

Earle M. Jorgensen Company and Earle M. Jorgensen Holding Company, Inc.

	Nine Months Ended January 1, 2004
	EMJ (a)	Holding (b)	Consolidated EMJ Holding (c)	Pro Forma Adjustments (f)		Pro Forma
	(dollars in thousands)
Revenues	$718,301	$—	$718,301	$—		$718,301
Cost of sales	518,394	—	518,394	—		518,394

Gross profit	199,907	—	199,907	—		199,907
Expenses
Warehouse and delivery	98,657	—	98,657	—		98,657
Selling	25,031	—	25,031	—		25,031
General and administrative	31,282	(21)	31,261	—		31,261

Total expenses	154,970	(21)	154,949	—		154,949

Income from operations	44,937	21	44,958	—		44,958
Interest expense, net	38,205	25,382	63,587	(25,382	)(d)	38,205

Income before income taxes	6,732	(25,361)	(18,629)	25,382		6,753
Income tax expense	1,448	—	1,448	—		1,448

Net income (loss)	$5,284	$(25,361)	$(20,077)	$25,382		$5,305

See accompanying notes.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

(a)	EMJ’s unaudited consolidated condensed statement of operations for the nine months ended January 1, 2004 as reported elsewhere in this proxy statement/prospectus, which in the opinion of management reflects all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of our results of operations.
(b)	Statement of operations accounts of Holding for the nine months ended January 1, 2004 prior to consolidation with Earle M. Jorgensen Company.
(c)	Holding’s consolidated condensed statement of operations for the nine months ended January 1, 2004 as reported elsewhere in this proxy statement/prospectus, which in the opinion of management reflects all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of our results of operations.
(d)	Reduction of interest expense resulting from the exchange of the Holding Debt for shares of newly issued common stock of EMJ.
(e)	Adjustment has not been made to income tax expense as the Company has net operating loss carryforwards in the United States and a corresponding valuation allowance on its deferred income tax assets.
(f)	The Holding stock options have been assumed by the Company without changing any of their terms.

RISK FACTORS

You should carefully consider the risks below, in addition to the other information contained in this document, in deciding how to vote on the proposed merger. By voting in favor of the merger, you will be choosing to invest in the common stock of EMJ. If any of the following risks, or other risks not presently known to us or that we currently believe not to be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially and adversely affected. If that happens, the value of our common stock could decline significantly, and you might lose all or part of your investment.

Risks relating to the merger and financial restructuring

Holders of the Series A and B Preferred Stock will lose their right to receive dividends and their liquidation preferences.

In the merger and financial restructuring, the Series A and B Preferred Stock will be exchanged for shares of our common stock. As a result, current holders of the Series A and B Preferred Stock will no longer be entitled to a fixed dividend or liquidation amount (including upon a deemed liquidation upon a sale or conveyance of, or transfer or sale of substantially all of the assets of, the Company) or other priority over any other class of security holders. Instead, current holders of Series A and B Preferred Stock will hold the most junior securities issued by EMJ, with no right to receive a fixed amount of dividends or a distribution in liquidation at any specific times. Former holders of Series A and B Preferred Stock will lose their right to dividends accruing from and after November 30, 2003, but they will participate as holders of common stock in changes in the equity value of EMJ. Former holders of Series A and B Preferred Stock will have common stock which could increase or decrease in value in lieu of the Series A and B Preferred Stock which had a fixed liquidation preference equal to (as of March 31, 2004, after giving effect to the provisions of the merger agreement and the exchange agreement stopping accruals of interest and dividends as of November 30, 2003) $681.63 per share, for the Series A Preferred Stock, and $1,027.96 per share, for the Series B Preferred Stock.

The voting power of the existing holders of common stock of Holding other than the Kelso Entities will be diluted significantly.

The number of shares of our common stock outstanding following the merger will be significantly greater than the number of shares of common stock of Holding currently outstanding and the number of shares issued to the Kelso Entities in the merger will be significantly greater than the number of shares issued to stockholders other than the Kelso Entities. As a result, the percentage share ownership held by holders of common stock of Holding other than the Kelso Entities will decrease. This will dilute the voting rights of these holders. After the merger, the shares of our common stock held by stockholders other than the Kelso Entities, assuming no exercise of the outstanding options, will represent only 19.1% of the Company’s voting power, compared with 27.8% of the voting power of Holding at present. Assuming exercise of all outstanding options, the shares of our common stock held by these holders, will represent only 21.5% of the Company’s voting power, compared with 31.9% of the voting power of Holding at present on the same fully-diluted basis.

At present, if a class vote of the Series A Preferred Stock is required, the vote must include the affirmative vote of either all, two-thirds or a simple majority of the outstanding Series A Preferred Stock, depending on the nature of the proposal to be voted on. The class vote provides the Series A Preferred Stock with blocking rights with respect to certain transactions, such as a sale of Holding. After the merger takes effect, there will be no provisions requiring the vote of a majority of holders of a class of stock other than our common stock.

Benefits of merger and financial restructuring to certain stockholders.

Holders of the common stock of Holding at present are subject to the dividend and liquidation preferences applicable to the Series A and B Preferred Stock, in addition to being subordinated to the outstanding debt of the Company and Holding. While these holders will experience substantial equity dilution as a result of the merger (as discussed in the preceding paragraph), following the merger, the interests of these holders will no longer be subject to the preferences on the existing Series A and B Preferred Stock or the priority of Holding’s indebtedness. Kelso and its affiliates, as the holders of the Holding Debt are relinquishing the most significant advantage by giving up the priority of the indebtedness, but because Kelso and its affiliates are also holders of approximately 68.1% of the outstanding shares of common stock of Holding (as of March 31, 2004, including shares issuable upon the exercise of the outstanding warrants and options), Kelso and its affiliates will be the principal beneficiaries of the elimination of these preferences.

In addition, following the merger, Kelso and its affiliates, as holders of an absolute majority of our common stock, will continue to be able to control the Company and decisions with respect to any strategic transactions regarding EMJ. A third party would have to negotiate any such transaction with Kelso, and the interests of Kelso may be different from the interests of other Company stockholders.

Determination of exchange ratios based on an exchange value of the EMJ common stock of $5.46 per share which may not equal the fair market value of such stock as of the closing date.

The exchange ratios for the Holding securities were determined using an exchange value for the EMJ common stock of $5.46 per share. The current value of the Holding common stock could be more or less than the exchange value. There can be no assurance that the appraised value as of March 31, 2004, the next appraisal date, will be more or less than the exchange value of $5.46. If the appraised value of the EMJ common stock as of March 31, 2004, is lower than the exchange value, the former holders of the Holding Debt and the Series A and B Preferred Stock will experience a decline in the exchange value of their EMJ securities.

A change in the methodology we use to value our common stock could adversely effect the price at which you could put your shares to the Company following a termination of employment.

Following the merger and financial restructuring, unless we complete a public offering of our common stock, we intend to continue to conduct annual appraisals of the value of shares of EMJ common stock in a manner consistent with recent past valuations, including the application of a control premium and by valuing our company-owned life insurance policies based on the present value of the cash flows generated by those insurance policies. If we were to alter the methodology of such valuations, such as by completion of a public offering, the fair market value of shares of EMJ common stock, and the price at which you could put your shares to the Company upon a termination of employment, could be adversely impacted.

Alternatives to the financial restructuring proposals discussed in this document may not be available to us and, even if available and completed, may be less attractive than the merger.

We believe that the completion of the merger and financial restructuring is in the best interest of our stockholders. If our financial restructuring is not completed through the merger, we may be forced to seek an alternative restructuring of our capitalization and our obligations to our creditors and equity holders and obtain their consent to any such financial restructuring plan. An alternative financial restructuring arrangement or plan may not be available, or if available, may not result in a successful reorganization or be on terms as favorable to our equity holders other than Kelso and its affiliates as the terms of the merger proposed in this proxy statement/prospectus. In addition, there is a risk that distributions to our creditors and equity holders under a liquidation or under a protracted and non-orderly reorganization would be substantially delayed and diminished.

Risks relating to our common stock

There is no public trading market for shares of our common stock, and they are subject to transfer restrictions.

There is no market for our common stock. We do not expect there to be any market for our common stock unless we make an initial public offering and list the Company’s securities on an exchange. We can not provide any assurance as to the liquidity of any markets that may develop for our common stock, your ability to sell our common stock, or the price at which you would be able to sell our common stock.

Immediately following the merger and financial restructuring, the shares of common stock issued to employee stockholders and Stock Bonus Plan participants as merger consideration will have the same limited liquidity alternatives as the capital stock of Holding previously held by employee stockholders and Stock Bonus Plan participants. It may be difficult for employee stockholders to sell shares of EMJ common stock, except pursuant to put rights under the new EMJ stockholders agreement or under the Stock Bonus Plan, in either case only upon termination of employment or in limited diversification situations. Shares of EMJ common stock owned directly by employee stockholders who become parties to the new EMJ stockholders agreement will be subject to rights of first refusal of EMJ and the other stockholders of EMJ.

Unless there is a public trading market the value of our common stock will be set by annual appraisals.

As with the Holding capital stock, unless there is a public trading market for the shares the value of shares of EMJ common stock will be established by the annual appraisals as of each March 31 conducted by an independent appraisal firm selected by our board of directors and the benefits committee that administers the Stock Bonus Plan. While EMJ has agreed to continue to conduct such appraisals using the same general methodology as has been employed in the past for the Holding capital stock, the appraisals will only be conducted once a year and will depend on the financial condition of EMJ and the market values of comparable companies at the time of the appraisal. The price at which shares of our common stock may be put by employees under our Stock Bonus Plan and our stockholders’ agreement upon a termination of employment are fixed by these annual appraisals.

Our common stock will be substantially more volatile than the values of Holding’s Series A and B Preferred Stock were.

The value of our common stock will be substantially more volatile than the value of Holding’s Series A and B Preferred Stock was in the past. The EMJ common stock value will reflect the enterprise value of EMJ and its financial condition at the time of the appraisal, while the value of Holding’s Series A and B Preferred Stock reflects primarily the value of the liquidation preference and the dividend, subject to the availability of residual equity value after deducting from Holding’s enterprise value the indebtedness of EMJ and Holding. The value of the common stock will increase or decrease based on EMJ’s enterprise value and financial condition. The value of the Series A and B Preferred Stock increased each year based on the amount of the accumulating dividends and would not decrease unless the ability of Holding to pay the value of the Series A and B Preferred Stock was in doubt.

If the merger and financial restructuring is completed and we thereafter conduct a public offering of our common stock, the floor price guaranty would no longer apply.

If the merger and financial restructuring is completed, we believe we would be a potential candidate for a public offering of our common stock, provided that capital markets are receptive at the time to an offering of common stock of metals service center companies. If the terms and conditions of such an offering were satisfactory to us, we would pursue such an opportunity, because it would provide us with the ability to reduce our leverage and establish liquidity for the common stock. If there is a public trading market for our shares in the future, the value of the common stock thereafter will be established by the public market and not by annual appraisals, and the floor price guaranty will no longer apply.

We do not anticipate paying any dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock. We intend to retain all earnings for the foreseeable future for funding our business operations and meeting our ongoing financial commitments. In addition, our credit facilities prohibit us from declaring and paying dividends on our common stock or making other distributions on any classes of our capital stock except for distributions for the purpose of repurchasing our common stock upon termination of employment pursuant to the requirements of our stock option plan or our

Stock Bonus Plan. Consequently, we do not anticipate paying any cash dividends on our common stock to our stockholders for the foreseeable future.

Sales of substantial amounts of common stock subsequent to the merger could adversely affect the value of our common stock.

Sales of substantial amounts of the common stock, whether to employees, as part of any capital raising activities or in connection with an acquisition by the Company, may have a negative effect on the value of our common stock.

Risks relating to our business

Our future operating results depend on a number of factors beyond our control, such as the prices for metals, which could cause our financial results to fluctuate over time.

The prices we pay for raw materials and the prices we charge for products may change depending on many factors not in our control, including general economic conditions (both domestic and international), competition, production levels, import duties and other trade restrictions, and currency fluctuations. Our service centers maintain substantial inventories of metal to accommodate the short lead times and just-in-time delivery requirements of our customers. Accordingly, we purchase metal in an effort to maintain our inventory at levels that we believe to be appropriate to satisfy the anticipated needs of our customers based on information derived from customers, market conditions, historic usage and industry research. Our commitments for metal purchases are generally at prevailing market prices in effect at the time we place our orders. We have only a few, immaterial fixed price purchase contracts isolated to aluminum products. During periods of rising raw materials pricing, we may be unable to pass any portion of such increases on to customers. Due to our product mix and the frequency of our buying and selling activities over normal business cycles, our exposure to changes in commodity prices is not typically material. When raw material prices decline, customer demands for lower prices could result in lower sale prices and, as we use existing inventory, lower margins. During periods in which we use existing inventory (which are generally within 120 days of the acquisition of the existing inventory), the effects of changing metal prices could adversely affect our gross profit margin and operating income, which may prevent us from achieving growth in operating performance. In recent months our suppliers have added various surcharges to the price of metals sold. These include scrap, energy, raw material and other cost inputs. These surcharges may or may not continue in the future and could decrease or be eliminated by the suppliers that imposed them. To the extent we are not able to pass on to our customers any increases in our raw materials prices including surcharges, our results of operations may be adversely affected. There are shortages of certain types of steel products and order lead times have been lengthened by our suppliers. To date, we have experienced only sporadic shortages of core products in our inventory offerings.

We service industries that are highly cyclical, and any downturn in our customers’ industries could reduce our revenue and profitability.

We sell many products to industries that are highly cyclical, such as the aerospace, oil, gas and energy, construction and agricultural equipment, and semiconductor industries. Accordingly, their demand for our products may change as a result of economic conditions, energy prices, or other factors beyond our control. For example, we experienced strong demand from the industrial equipment, transportation, construction and farm equipment industries during fiscal 2002. This demand slowed dramatically, however, during fiscal 2003. The demand for products sold to the screw machine products and fluid power industries, on the other hand, increased in fiscal 2003 compared to fiscal 2002 levels. As a result of volatility in the industries we serve, we may have difficulty increasing or maintaining our level of sales or profitability if we are not able to increase sales of products to customers in other industries when one or more of our customers’ industries is experiencing a decline.

The success of our business is affected by general economic conditions, and, accordingly, our business could be adversely impacted by an economic slowdown or recession.

Periods of economic slowdown or recession in the United States or other countries, or the public perception that one may occur, could decrease the demand for our products and adversely impact our business. In 2003, for example, we were impacted by the general slowing in the economy. While we are experiencing gradual improvement of sales volumes and net income in fiscal 2004, there can be no assurance that this trend will continue or that changing economic conditions could once again depress demand.

Our business is very competitive and increased competition could reduce our gross margins and net income.

The principal markets that we serve are highly competitive. Competition is based principally on price, service, quality, production capabilities, inventory availability, and timely delivery. Competition in the various markets in which we participate comes from companies of various sizes, some of which have greater financial resources than we do and some of which have more established brand names in the local markets we serve. Increased competition could force us to lower our prices or to offer increased services at a higher cost to us, which could reduce our gross margins and net income.

Government imposed changes such as tariffs could cause our results to fluctuate over time.

On March 5, 2002, President Bush, among other actions, imposed a three-year tariff of 30%, 24% and 18% on imports of hot rolled, cold rolled and coated sheet for 2002, 2003, and 2004, respectively, as well as on imports of steel slabs in excess of a specified annual quota. Due to certain rulings by the World Trade Organization and adverse reaction from steel consuming industries, these tariffs were terminated by the President on December 4, 2003. A steel import licensing and monitoring system maintained by the United States Department of Commerce will remain in force. We do not believe that these factors materially impacted the availability or pricing of product we sold during fiscal 2003 or will have a significant impact in fiscal 2004. However, to the extent metals prices decline, this generally would mean lower sales and possibly lower net income, depending on the timing and magnitude of the price changes. To the extent we are not able to pass on to our customers any increases in our raw materials prices our results may be adversely affected.

The cost of our products could increase if we were to lose one of our primary suppliers.

If, for any reason, our primary suppliers of aluminum, carbon steel, stainless steel or other metals should curtail or discontinue their delivery of such raw materials to us in the quantities we need or demand prices that are not competitive, our business could suffer since we have no long-term contracts to purchase metals. If, in the future, we are unable to obtain sufficient amounts of the necessary raw materials at competitive prices and on a timely basis from our traditional suppliers, we may not be able to obtain such raw materials from alternative sources at competitive prices to meet our delivery schedules, which could have an adverse impact on our revenues and profitability. If a significant domestic supply source is discontinued, we potentially would need a foreign source of supply. Dependence on foreign sources of supply could lead to longer lead times, increased price volatility, less favorable payment terms and certain tariffs and duties.

As a decentralized business, we depend on both senior management and our operating employees; if we are unable to attract and retain these individuals, our results of operations may decline.

Because of our decentralized operating style, the loss of any key officers or employees could have an adverse impact on our operations or financial condition. We cannot assure you that we will be able to attract and retain additional qualified personnel when needed. We do not have employment agreements with any of these persons in the United States, which may mean they may have less of an incentive to stay with us when presented with alternative employment opportunities. Our ability to attract and retain key personnel may depend in part on our ability to provide equity incentives to these employees, which may have the effect of further diluting the holders of our common stock. We may lose key officers on employees in connection with the merger and financial restructuring, if such persons elect to terminate their employment to ensure that they can have Holding capital stock in their Stock Bonus Plan account repurchased for at least the appraised value as of March 31, 2003.

Risks related to the implementation of new technology.

We are continuously engaged in developing and extending the capabilities of our information management systems and automated storage and retrieval systems to enable us to provide our customers with enhanced services such as guaranteed on-time delivery. The expansion and automation of our Chicago facility with the automated storage and retrieval system was a significant capital investment that we expect will enhance productivity and reduce costs. The automated storage and retrieval system was completed in June 2003. In addition, our Chicago facility supplies products to many of our other service centers and, if we experience problems with the operations of the automated storage and retrieval system, it could impact the performance of other service centers and result in delays in shipments to customers in Chicago and other regions.

Our business may be adversely affected by our “on-time or free” delivery guaranty.

While the “on-time or free” guaranty provides “force majeure” exceptions, significant disruptions to timely deliveries could lead to increased customer credits and a loss of market share.

We face litigation risks, including in connection with an antitrust claim filed by a small metals service center.

On April 22, 2002, we were sued by Champagne Metals, a small metals service center distributing aluminum coil products in Oklahoma, alleging that we had conspired with other metal service centers to induce or coerce aluminum suppliers to refuse to designate Champagne Metals as a distributor, which resulted in unspecified damages. We have answered the complaint denying all claims and allegations, and the parties are currently conducting discovery. We intend to file a Motion for Summary Judgment prior to the commencement of the trial in June 2004.

We may be unable to repurchase our 9 3/4% senior secured notes if we experience a change of control.

If we were to experience a “Change of Control” as defined under our indenture, the indenture will require us to make an offer, a “Change of Control Offer,” to purchase all of our 9 3/4% senior secured notes issued and then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued interest thereon, as of the date of purchase. Any Change of Control under the indenture also would constitute a default under our credit facility pursuant to which the lenders under our credit facility could accelerate and require immediate payment of all of the then outstanding obligations under our credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EMJ—Liquidity and Capital Resources.”

If we were to experience a Change of Control, it is likely that we would be unable to repay all of our obligations under our credit facility and our 9 3/4% senior secured notes and to repay other indebtedness that would become payable upon the occurrence of such Change of Control. Accordingly, it is likely that a prospective acquiror of all or substantially all of our assets or of more than 50% of our common equity would, in order to avoid the occurrence of a default under our indebtedness, either fund our purchase of the notes tendered in the Change of Control Offer following such acquisition or seek to refinance the notes, and refinance our other indebtedness as required by the terms thereof, which funding or refinancing may have the effect of delaying, deferring or preventing such an acquisition.

We may experience changes that adversely affect the availability of certain tax benefits.

We had net operating loss carryforwards, or “NOLs,” available for U.S. federal and state income tax purposes of $46.6 million and $14.7 million, respectively, at March 31, 2003 and 2002. The Federal NOL is available for offset against future taxable income if utilized during the carryforward periods which expire between 2008 and

2022. The State NOL’s were generated in various states over various years. Tax benefits arising from NOLs are subject to revisions to the tax laws and challenge by the Internal Revenue Service and state authorities and may not be available in subsequent years if the use of the NOLs is limited or lost. For example, the use of the NOLs may be limited if an ownership change within the meaning of section 382 of the Internal Revenue Code occurs as a result of the merger. If an ownership change were to occur, such a limitation could reduce our net income. We believe that the merger and financial restructuring, by themselves, should not result in an ownership change within the meaning of Section 382. However, the future issuance or transfer of stock of the Company may cause such an ownership change to occur, which may have the effect of limiting the Company’s usage of its NOLs.

If the fair market value of the EMJ common stock that is issued to retire the Holding Debt is less than the amount of such indebtedness (including accrued interest) that is retired, Holding may have taxable “cancellation of indebtedness” income to the extent of this shortfall. An available NOL may be utilized to offset such cancellation of indebtedness income. However, even if any cancellation of indebtedness income is fully offset by available NOLs, a tax liability may still result for alternative minimum tax purposes. Additionally, pursuant to rules applicable to certain types of high-yield debt obligations, such as the Holding Debt, Holding will not likely be permitted an interest deduction for federal income tax purposes for accrued but previously non-deductible interest as a result of the retirement of such notes with stock. Any NOLs used to offset cancellation of indebtedness income would be unavailable to offset tax liabilities on future operating income.

Environmental Contingencies

There are currently remediation and/or investigation activities at several former facilities where soil and/or groundwater contamination is present, and we have been notified of a potential claim relating to possible off-site contamination from one of these facilities. As of January 1, 2004, the Company accrued $0.3 million for future environmental investigation and remediation costs for compliance and sampling work in connection with an AOC related to the Duwamish, Washington investigation. See “The Business of EMJ—Environmental Matters” and Note 8 to our consolidated financial statements included elsewhere herein for a more detailed discussion of specific environmental contingencies.

Some of our current properties are located in industrial areas with histories of heavy industrial use. Although the location of these properties may require us to incur expenditures and to establish environmental liabilities for costs that arise from causes other than our operations, we do not expect that any such liabilities will have a material adverse impact on our results of operations, financial condition or liquidity. We do not carry environmental insurance coverage.

Our properties are subject to many federal, state and local requirements relating to the protection of the environment, including hazardous waste disposal and underground storage tank regulations. We believe that we are in material compliance with all applicable environmental laws and that our products and processes do not present any significant environmental concerns. We do not anticipate any material expenditures or material recurring costs in the near future in connection with pollution control or other environmental compliance matters.

Our operations are also governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and regulations thereunder, which, among other requirements, establish noise, dust and safety standards. We believe that we are in material compliance with applicable laws and regulations and do not anticipate that future compliance with such laws and regulations will have a material adverse effect on the results of operations or financial condition of our company.

Although it is possible that new information or future developments could require us to reassess our potential exposure relating to all pending environmental matters, we believe that, based upon all currently available information, the resolution of such environmental matters will not have a material adverse effect on our financial condition, results of operations or liquidity. The possibility exists, however, that new environmental legislation or environmental regulations may be adopted, or environmental conditions may be found to exist, that may require expenditures not currently anticipated and that may be material. See “The Business of EMJ—Environmental Matters.”

Risks relating to our indebtedness

Our substantial debt could impair our financial condition.

We are and will continue to be highly leveraged and have substantial debt service obligations. As of January 1, 2004, on a pro forma basis after giving effect to the merger, our total consolidated debt would have been approximately $354.1 million, our percentage of total debt to total capitalization would have been approximately 114.75% and our Fixed Charge Coverage Ratio (as defined in the indenture) would have been 1.6 to 1.0. We are prohibited by our indenture from incurring additional indebtedness other than limited Permitted Indebtedness (as defined in the indenture), unless the Fixed Charge Coverage Ratio is greater than 2.0 to 1.0. Also, we may incur additional debt in the future, subject to certain limitations contained in our debt instruments.

The degree to which we are leveraged could have important consequences, including:

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired;

•	a significant portion of our cash flow from operations must be dedicated to the payment of interest and principal on our debt (including the maturity of our credit facility in 2006), which reduces the funds available to us for our operations;

•	some of our debt is and will continue to be at variable rates of interest, which may result in higher interest expense in the event of increases in interest rates;

•	our debt agreements contain, and any agreements to refinance our debt likely will contain, financial and restrictive covenants, and our failure to comply with them may result in an event of default which, if not cured or waived, could have a material adverse effect on us;

•	our leverage will increase our vulnerability to economic downturns and limit our ability to withstand adverse economic conditions by limiting our financial alternatives; and

•	our ability to capitalize on significant business opportunities and to respond to competition may be limited.

The limits on financing in particular may restrict our ability to service our debt obligations or finance future operations, potential acquisitions or other capital needs through additional debt financing if cash flow from operations is insufficient to service such obligations. Because we may be more leveraged than some of our competitors, our debt may place us at a competitive disadvantage.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EMJ—Liquidity and Capital Resources.”

We may incur more debt, which could exacerbate the risks described above.

We and our subsidiaries may be permitted to incur additional indebtedness in the future. Our credit facility and the indenture relating to our 9 3/4% senior secured notes, and our outstanding industrial revenue bonds will restrict us, but will not fully prohibit us or our subsidiaries, from incurring additional indebtedness. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EMJ—Liquidity and Capital Resources.”

The terms of our credit facility and the indenture relating to the 9 3/4% senior secured notes may impose significant operating and financial restrictions on us, which restrict our ability to respond to changes or to take some actions.

Our credit facility contains, and any future refinancing of our credit facility likely would contain, a number of restrictive covenants that impose significant operating and financial restrictions on us. Our credit facility includes covenants restricting, among other things, our ability to:

•	incur additional debt, including guaranties;

•	incur liens;

•	dispose of assets;

•	make some acquisitions;

•	pay dividends and make some other restricted payments;

•	enter into sale and leaseback transactions;

•	engage in any new businesses;

•	issue some preferred stock; and

•	enter into transactions with our shareholders and our affiliates.

Our indenture relating to our 9 3/4% senior secured notes also contains numerous covenants including, among other things, restrictions on our ability to:

•	incur additional debt;

•	create liens or other encumbrances;

•	make certain payments and investments; and

•	sell or otherwise dispose of assets and merge or consolidate with another entity.

Our credit facility also includes financial covenants, including requirements that we maintain or achieve:

•	minimum levels of working capital on a quarterly basis; and

•	a minimum Fixed Charge Coverage Ratio on a quarterly basis.

In addition, any future debt could contain financial and other covenants more restrictive than those applicable to our notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EMJ—Liquidity and Capital Resources.”

Our failure to comply with the covenants contained in our credit facility or our indenture, including as a result of events beyond our control, could result in an event of default which could materially and adversely affect our operating results and our financial condition.

If there were an event of default under any of our debt instruments, the holders of the defaulted debt and of certain of our other debt instruments could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default or, if we were required to repurchase our 9 3/4% senior secured notes or any of our other debt securities upon a change of control, that we would be able to refinance or restructure the payments on those debt securities. Further, if we are unable to repay, refinance or restructure our indebtedness under our credit facility, the lenders under our credit facility could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under our credit facility and to certain other senior creditors before any proceeds would be available to make payments on our 9 3/4% senior secured notes. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments, including the senior secured notes.

We may not be able to generate sufficient cash flow to meet our debt service obligations, including payments on our 9 3/4% senior secured notes.

Our earnings for the year ended March 31, 2003 covered fixed charges by 1.06 times in fiscal 2003 and 1.15 times for the nine months ended January 1, 2004. See footnote (5) to “Summary Selected Consolidated Financial Data of EMJ” for the definitions of “earnings” and “fixed charges.”

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on our 9 3/4% senior secured notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on our 9 3/4% senior secured notes.

Our annual debt service obligations until April 7, 2006 (when our credit facility is expected to mature), will be primarily limited to interest payments on the 9 3/4% senior secured notes, our credit facility and outstanding industrial revenue bonds, and to principal payments on outstanding industrial revenue bonds. The principal payments on our outstanding industrial revenue bonds are approximately $2.1 million in fiscal year 2005, $1.2 million in fiscal year 2006, $0.7 million in fiscal year 2007 and $1.5 million in the aggregate thereafter through fiscal year 2011.

We will be required to have fully repaid our borrowings under our credit facility on or before April 7, 2006. We believe we will generate sufficient cash flow from operations to be able to make the scheduled payments of interest under our credit facility and our 9 3/4% senior secured notes. We do not expect to generate sufficient cash flow from operations to repay our credit facility when it matures in 2006 or 9 3/4% senior secured notes when they mature in 2012. We expect that our ability to repay our 9 3/4% senior secured notes at their scheduled maturity will be dependent in whole or in part on (i) replacing our credit facility on or prior to its maturity and (ii) refinancing all or a portion of our 9 3/4% senior secured notes before they mature. Our credit facility is secured by a first priority lien on all of our domestic inventory and accounts receivable. Our ability to refinance our 9 3/4% senior secured notes or seek additional financing could be impaired as a result of such security.

Risks relating to relationships with stockholders, affiliates and related parties

Ownership of our stock is concentrated, which may limit individual stockholder’s ability to influence corporate matters.

Kelso and its affiliates collectively will control over approximately 80.9% of our common stock. This concentration of ownership constitutes the voting power to substantially control the outcome of matters requiring a stockholder vote, including:

•	the election of directors;

•	amendments to our certificate of incorporation and bylaws;

•	authorization of additional shares of capital stock;

•	approval of a merger, sale of assets or other fundamental transaction; and

•	the approval of other significant corporate matters.

Such a concentration of control could adversely affect the value of our common stock or prevent a change in control.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes both historical and forward-looking statements. We have based these forward-looking statements on our current estimations and projections about future results. When we use words in this document, such as “anticipates,” “intends,” “plans,” “believes,” “estimates,” “expects,” “will,” “should,” and similar expressions, we do so to identify forward-looking statements. Such statements are intended to operate as “forward looking statements” of the kind permitted by the Private Securities Litigation Reform Act of 1995, incorporated in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. That legislation protects such predictive statements by creating a “safe harbor” from liability in the event that a particular prediction does not turn out as anticipated.

While we always intend to express our best judgment when we make statements about what we believe will occur in the, future, and although we base these statements on assumptions that we believe to be reasonable when made, these forward looking statements are not a guarantee of performance, and you should not place undue reliance on such statements. Forward looking statements are subject to many uncertainties and other variable circumstances, many of which are outside of our control, that could cause our actual results and experience to differ materially from those anticipated in these forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions that we make, which are more fully discussed in “Risk Factors.” These forward-looking statements are affected by risks, uncertainties and assumptions that we make, including, among other things

•	cyclical changes in market supply and demand for steel and other metals and metal products; general economic conditions; U.S. or foreign trade policy affecting steel imports or exports; and governmental monetary or fiscal policy in the U.S. and other major international economies;

•	since the beginning of the recession in 2001, key industries we serve have experienced decreased demand for their products, adversely affecting our ability to increase or maintain sales; we have observed a recovery in the general economy and the industries we serve in fiscal 2004; however, there can be no assurance as to the duration of the recovery;

•	availability and pricing of products we sell are influenced by factors beyond our control, including general economic conditions, bankruptcies or consolidation of primary metal producers, governmental trade restrictions or tariffs on metal products and competition, and may result in volatility in the supply and/or pricing of metal products, our market share and/or gross margins; increased foreign demand, changes in foreign exchange rates and closings of some domestic mill capacity have resulted in longer lead times and tightened supply for some of the products we sell, which may result in our inability to fill all customer orders;

•	risks and uncertainties involving new processes or new technologies, such as the improvements of our information management system and the expansion and automation of our Chicago facility by installing the Kasto system;

•	our ability to implement customer selling price increases in response to higher metal costs, including surcharges that have recently been added to the costs of certain metals by our suppliers;

•	the occurrence of unanticipated equipment failures and plant outages or incurrence of extraordinary operating expenses;

•	actions by our domestic and foreign competitors, including the addition or reduction of production capacity, or loss of business from one or more of our major customers or end-users;

•	labor unrest, work stoppages and/or strikes involving our own workforce, those of our important suppliers or customers, or those affecting the steel industry in general;

•	the effect of the elements upon our production or upon the production or needs of our important suppliers or customers; our achievement of management’s business plans;

•	pending, private or governmental liability claims or litigation, or the impact of any adverse outcome of any currently pending or future litigation on the adequacy of our reserves, the availability or adequacy of our insurance coverage, our financial well-being or our business and assets;

•	changes in interest rates or other borrowing costs, or the effect of existing loan covenants or restrictions upon the cost or availability of credit to fund operations or take advantage of other business opportunities;

•	foreign currency exchange rates could change, affecting the price we pay for certain metals and the results of our foreign operations; and

•	changes in environmental legislation and environmental conditions.

You should be aware that any forward-looking statement made by us in this proxy statement/prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this proxy statement/prospectus after the date of this proxy statement/prospectus. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this proxy statement/prospectus or elsewhere might not occur.

THE MERGER AND FINANCIAL RESTRUCTURING

The Background of the Merger and Financial Restructuring

Holding and EMJ were formed in a transaction completed in May 1990. A total of approximately $475 million was required to consummate the transaction, of which approximately $125 million was financed by equity investments in Holding and the balance was financed with indebtedness incurred by EMJ. During the period since 1990, Holding has become progressively more leveraged. Upon completion of the transaction in May 1990, Holding’s capitalization was as follows:

Security	No. of Shares	Aggregate Value of Stock
Common Stock, $0.01 par value at a purchase price of $10.00 per share	9,815,000	$98,150,000
Series A Preferred Stock, $0.01 par value at a purchase price of $100.00 per share	247,570	$24,757,000

In addition, EMJ issued $75.0 million in aggregate principal amount of its variable rate subordinated notes to KIA IV. The notes had an interest rate of 14% per annum, payable in cash every six months. In September 1990, Holding completed an offering of 338,000 shares of its common stock at $10.00 per share primarily to employees of EMJ. In October 1990, KIA IV exchanged $20.0 million in principal amount of EMJ’s variable rate subordinated notes for 2.0 million newly issued shares of Holding common stock.

In December 1991, Holding created the Series B Preferred Stock and contributed 6,567 shares to our Stock Bonus Plan. An additional 6,687 shares and 5,287 shares of Series B Preferred Stock were contributed to our Stock Bonus Plan in December 1992 and August 1993, respectively.

In March 1993, Holding and EMJ were restructured and EMJ’s variable rate subordinated notes were exchanged for the Holding Debt. After completion of this transaction, as of March 31, 1993, Holding’s capitalization was as follows:

Security	Aggregate Value of Securities
Holding Debt	$55,000,000
Series A Preferred Stock, 247,546 shares, having an appraised value of $120.18 per share, as of March 31, 1993	$29,750,000
Series B Preferred Stock, 16,600 shares, having an appraised value of $1,000 per share, as of March 31, 1993	$16,600,000
Common Stock, 15,462,676 shares, having an appraised value of $8.06 per share, as of March 31, 1993	$124,629,000

Since March 31, 1993, the balances of Holding’s securities have changed as follows:

•	The Holding Debt has accumulated interest at 18% per annum, compounding semi-annually. A cash interest payment of $41.3 million was made in May 1998. In addition, a cash interest payment of $25.3 million was made in June 2003. All other interest payments have been paid in-kind.

•	The Series A Preferred Stock accumulated dividends at the rate of 13% per annum from May 3, 1990 through December 31, 2002 and thereafter at 18% per annum. Since March 31, 1993, Holding has repurchased 184,502 shares of Series A Preferred Stock. The Series A Preferred Stock provides that dividends are not declared unless Holding is able to pay the dividend in cash. No dividends have been declared. Therefore, dividends have accumulated and are reflected in the appraised value.

•	The Series B Preferred Stock accumulated dividends at rates between 15 1/2% per annum and 19 1/2% per annum, paid quarterly. Dividend payments have been paid through the issuance of additional shares of Series B Preferred Stock. Since March 31, 1993, Holding has repurchased 36,058 shares of Series B Preferred Stock.

•	Holding has contributed approximately 4,162,000 shares of common stock to our Stock Bonus Plan and repurchased approximately 4,681,000 shares of common stock from departing employees.

The resulting Holding capital structure at March 31, 2003, was as follows:

Security	No. of Shares	Aggregate Amount/ Appraised Value
Holding Debt	—	$196,715,000
Series A Preferred Stock, having an appraised value of $ 607.51 per share as of March 31, 2003	65,641	$39,878,000
Series B Preferred Stock, having an appraised value of $1,000 per share as of March 31, 2003	27,081	$27,081,000
Common Stock, having an appraised value of $5.46 per share as of March 31, 2003	11,636,844	$63,537,000

The compounding interest on the Holding Debt, and the compounding dividends on the Series A and B Preferred Stock from 1990 to 2003 led to our management exploring ways to create a simpler Holding capital structure without accreting securities. The amount of the Holding Debt and the Series A and B Preferred Stock, and the financial performance of EMJ during this period limited Holding’s available options to refinance or otherwise alter the Holding capital structure.

From time to time, Mr. Nelson discussed Holding’s capital structure with representatives of Kelso. Among other things, Mr. Nelson expressed his concern about the adverse effect of the significant interest and dividend obligations of Holding. In December 2001, Mr. Nelson visited Kelso to continue his dialogue regarding Holding’s capital structure. In particular, Mr. Nelson noted that, at that time, the Holding Debt balance was growing by approximately $32.4 million each year, and the Series A and B Preferred Stock balances were growing by $11.0 million per year. Mr. Nelson presented certain alternatives to be explored with respect to Holding’s capital structure.

From time to time as part of ongoing dialogue, Mr. Nelson and representatives of Kelso continued to discuss Holding’s capital structure and the alternatives available to address the related issues. In addition, the continuing discussions related to a potential restructuring were complicated by separate ongoing negotiations with the United States Department of Labor relating to their investigation of the Stock Bonus Plan.

On March 8, 2002, the United States Department of Labor broke off settlement discussions and filed suit against EMJ, Holding, the Stock Bonus Plan and members of our benefits committee. The lawsuit alleged that the valuations of Holding’s common stock used to make contributions to the Stock Bonus Plan for plan years 1994 to 2000 contained significant errors resulting in the common stock contributed to the Stock Bonus Plan in those years being overvalued (the “DOL Litigation”).

In May 2002, we completed a refinancing of substantially all of EMJ’s operating company indebtedness. In connection with the refinancing, we paid a dividend of $25.0 million to Holding for the purpose of paying a portion of the Holding Debt. In connection with the refinancing KIA IV, as holder of the Holding Debt, agreed to extend the maturity of the Holding Debt from June 30, 2008 to June 30, 2013, and Mr. Nelson and Kelso agreed to explore restructuring alternatives for Holding after completion of that refinancing.

The Holding Debt required the application of the dividend to the repayment of the Holding Debt. In June 2002, KIA IV agreed to defer the application of the dividend to the repayment of the Holding Debt to allow time to explore alternatives for a financial restructuring. The application of the dividend was subsequently deferred until June 30, 2003, when it was applied to the payment of interest on the Holding Debt.

In July 2002, Kelso asked Wachovia Securities to meet with our senior management and review Holding’s capital structure and evaluate strategic alternatives. Wachovia Securities agreed on the understanding that Wachovia Securities would not be engaged by Kelso or Holding and would not be compensated for the work, but that Wachovia Securities would be considered for any future work involving a financial restructuring or other strategic alternatives for Holding. Prior to that time, Wachovia Securities had not provided any services to or with respect to EMJ or Holding.

On August 5, 2002, Wachovia Securities met with Messrs. Nelson, McCaffery and Johnson of Holding and Mr. Conley of Katten Muchin Zavis Rosenman (or “KMZR”), Holding’s legal counsel. Mr. Sanders of Wachovia Securities discussed his background, his past involvement in other transactions with Kelso and his understanding that he had been asked to discuss with management their concerns about Holding’s capital structure, to review the financial condition of Holding and to evaluate the strategic alternatives available to Holding. As part of this discussion, Mr. Sanders disclosed that, prior to July 2002 when Wachovia Securities first was asked to meet with our senior management and review Holding’s capital structure and evaluate strategic alternatives, Wachovia Securities and its various predecessor firms were engaged to provide advisory services to two companies owned or controlled by Kelso or its affiliates and unaffiliated with EMJ or Holding (other than through Kelso ownership). He also disclosed that Wachovia Securities and its various predecessor firms and affiliates had acted as lenders to companies owned or controlled by Kelso or its affiliates prior to that date, none of which was affiliated with EMJ or Holding (other than through Kelso ownership). Mr. Sanders also discussed his personal, historical involvement with Kelso, including, while still in private legal practice, prior to his joining Wachovia Securities, providing services to and sitting on the boards of directors of three Kelso portfolio companies.

In September 2002, Wachovia Securities met and discussed their analysis with representatives of Kelso. Wachovia Securities made the following observations:

•	Wachovia Securities’ valuation of Holding noted the potential for a significant adverse impact on equity values of Holding’s stockholders due to the accretion of the Holding Debt and the Series A and B Preferred Stock;

•	Wachovia Securities noted that management had expressed apprehension that declining equity values could cause employees to leave the company;

•	Continued operation under the current capital structure would not resolve concerns about Holding’s equity value without significant improvement in operating company performance above current forecasts;

•	Wachovia Securities’ view that there did not appear to be any opportunity for a sale of the Company or a strategic combination at that time that would yield a valuation of Holding that would be acceptable to the various constituencies of Holding;

•	Wachovia Securities’ view that (i) access to the markets for initial public offerings was still very limited in general, and that the outlook for the metals industry, in particular was very uncertain, (ii) a public offering at a valuation that would be acceptable to the various constituencies of Holding, and not dilutive of existing holders, was not feasible, and (iii) it was unlikely that the proceeds of a public offering would be sufficient to redeem the Holding Debt and the Series A and B Preferred Stock; and

•	A financial restructuring could facilitate other strategic alternatives.

In September 2002, we asked our legal counsel to outline the approval requirements and practical obstacles to a financial restructuring, and to review the issues with Kelso.

In December 2002, Holding and the United States Department of Labor resumed settlement negotiations, leading to a settlement agreement (the “Consent Order”) on January 27, 2003 that included the following provisions:

•	Holding is prohibited from making further common stock contributions to the Stock Bonus Plan until its common stock is publicly traded;

•	Holding must continue to obtain annual appraisals using methodologies consistent with prior appraisals and to use such appraised values as the purchase price for repurchases of common stock as was done in the past; and

•	If the annual appraised value of Holding common stock is less than $4.25 per share, Holding shall repurchase shares of Holding common stock from departing employees at a price of $4.25 for shares that were originally contributed to the Stock Bonus Plan for the plan years 1994-2000 or the “floor price guaranty”.

In April 2003, Mr. Nelson met Mr. Sanders and outlined to him an alternative proposal for the repurchase of the capital stock held by our Stock Bonus Plan and all other employee-owned Holding capital stock at a discounted price. Subsequently, senior management forwarded the proposal to Kelso for their review. The proposal stipulated that the funds for the purchase could come from the $25.0 million dividend to Holding in 2002 and additional borrowings of $35 million under our credit facility, subject to receipt of necessary consents. Shortly thereafter, Kelso advised Mr. Nelson that Kelso did not believe the proposal was practicable. Kelso also stated that it was engaged in continuing discussions as to the advisability of a Holding financial restructuring.

Company management and Kelso continued discussions regarding a financial restructuring from April until July 2003.

On July 29, 2003, at a meeting of the Holding board of directors, Mr. Nickell stated that Kelso was prepared to engage in negotiations for a financial restructuring. The Holding board of directors then formed a special committee of independent directors to develop, consider, evaluate and negotiate a financial restructuring, and to consider and evaluate other strategic alternatives for Holding. After considering the qualifications and relationships of Holding’s directors with Kelso, the Holding board appointed Mr. Nelson and Mr. Mason to serve on the Special Committee. The Holding board of directors also authorized the benefits committee to coordinate efforts with the trustee of the Stock Bonus Plan to consider, evaluate and negotiate a recapitalization, restructuring or other strategic alternative on behalf of the Stock Bonus Plan.

On August 27, 2003, the Special Committee met with and engaged KMZR as legal counsel. The Special Committee considered the firm’s experience in similar transactions, its familiarity with Holding and EMJ and the provisions of our indebtedness and Holding’s indebtedness, equity securities and Stock Bonus Plan and its familiarity with management and its concerns about the capital structure.

After considering proposals from Wachovia Securities and one other investment banking firm, the Special Committee selected Wachovia Securities to serve as its financial advisor in connection with a possible financial restructuring of Holding. When making the proposal for Wachovia, Mr. Sanders disclosed that, prior to July 2002 when Wachovia Securities first was asked to meet with our senior management and review Holding’s capital structure and evaluate strategic alternatives, Wachovia Securities and its various predecessor firms were engaged to provide advisory services to two companies owned or controlled by Kelso or its affiliates and unaffiliated with EMJ or Holding (other than through Kelso ownership). He also disclosed that Wachovia Securities and its various predecessor firms and affiliates had acted as lenders to companies owned or controlled by Kelso or its affiliates prior to that date, none of which was affiliated with EMJ or Holding (other than through Kelso ownership). Mr. Sanders also discussed his personal, historical involvement with Kelso, including, while still in private legal practice, prior to his joining Wachovia Securities, providing services to and sitting on the boards of directors of three Kelso portfolio companies. The members of the Special Committee expressed a number of reasons for their determination, including Wachovia Securities’ familiarity with the capital structure of Holding and its problems, Wachovia Securities’ familiarity with management and its concerns about the capital structure, Wachovia Securities’ experience in dealing with Kelso from an adverse position in other situations, and the experience of the Wachovia Securities team in similar financial restructuring transactions.

On September 17, 2003, Mr. Mason, Mr. McCaffery and Mr. Johnson met with Wachovia Securities and KMZR to review Wachovia Securities’ preliminary analysis of Holding’s financial condition, the strategic alternatives and a financial restructuring plan. Representatives of Wachovia Securities specifically reviewed the strategic alternatives potentially available to the Company other than a financial restructuring. Wachovia Securities identified a variety of factors to be considered by the Company in evaluating potential strategic alternatives, including valuation, liquidity, certainty and the potential for Holding stockholders to participate in future growth or appreciation of equity value. Wachovia Securities evaluated alternatives based on a wide range of valuations for the Company using a variety of valuation methodologies.

Wachovia Securities first evaluated the possibility of a public offering of equity securities. They observed that access to the markets for initial public offerings was still very limited in general, and that the outlook for the metals industry was particularly uncertain. Wachovia Securities believed that a public offering at a valuation that would be acceptable to the various constituencies of Holding would not be feasible given current or anticipated market conditions. In addition, it was unlikely that the proceeds of a public offering would be sufficient to pay off the Holding Debt and the Series A and B Preferred Stock in full. The ability to effect a common stock public offering at a satisfactory valuation would be adversely affected by the presence in the post-offering capital structure of outstanding Holding Debt and the Series A and B Preferred Stock.

Wachovia Securities then addressed the prospects for a strategic combination or other sale of the Company. Wachovia Securities identified several potential strategic partners and presented an evaluation of the prospects of consummating a transaction with each of them. Wachovia Securities noted that there did not appear to be any opportunity for a sale of the Company or a strategic combination at this time that in their view would yield a valuation of Holding that would be acceptable to various constituencies of Holding. Wachovia Securities also analyzed the financing capacity of potential candidates to acquire Holding. Wachovia Securities concluded that, at that time, based on publicly available information and additional information proprietary to Wachovia, the most likely acquiring parties would not be interested in a transaction involving EMJ. Wachovia Securities arrived at this conclusion after consulting with its personnel who were in regular contact with metal service center companies. Among the reasons Wachovia Securities reached this conclusion were the following: (1) no potential acquiring party had approached EMJ management or Kelso regarding a potential transaction, despite the knowledge in the industry that EMJ was majority owned by Kelso, a private equity group, and would therefore be receptive to serious acquisition proposals, (2) the universe of potential strategic acquirers was limited because of the small number of companies involved in the metal service center industry with the size and financial capacity to acquire EMJ, and the financial condition and/or strategic direction of those companies that seemed to be likely candidates did not appear to be consistent with either a common stock or a cash acquisition of the magnitude necessary for EMJ, (3) the universe of potential financial sponsor acquirers was limited by Wachovia Securities’ understanding of the leverage constraints in the market which, in conjunction with EMJ’s already high level of debt, would likely prohibit valuation levels that the Board would find acceptable, and (4) the capital structure of EMJ presented structural complexities which could adversely affect the valuation of EMJ by any potential acquiror or strategic partner. In addition, Wachovia Securities believed that potential acquisition candidates would be unlikely to find sufficient financing to pay a significant portion of the purchase price in cash. Based on the Special Committee’s evaluation of the materials and analysis provided by Wachovia Securities, the Special Committee determined that it should continue to work toward a financial restructuring transaction. On September 18, 2003, a meeting was scheduled with the trustee of the Stock Bonus Plan to brief the trustee on the contemplated financial restructuring transaction.

On September 22, 2003, the trustee informed the representatives of the Special Committee that because the trustee would be directed by the Stock Bonus Plan participants on the benefits committee of the Stock Bonus Plan in connection with the approval of such a transaction, the trustee would not be making any discretionary decisions as to the desirability of any transaction. Accordingly, it was not necessary to involve the trustee with respect to the structuring and negotiation of the terms of the financial restructuring.

After consultation with its legal advisors, the Special Committee determined that it would recommend to Holding’s benefits committee that the benefits committee engage a financial advisor to assist it in considering, evaluating and negotiating the terms of the financial restructuring on behalf of the Stock Bonus Plan.

On October 2, 2003, after receiving a presentation from Duff & Phelps, LLC, the benefits committee selected Duff & Phelps to serve as its financial advisor. Duff & Phelps indicated it had been engaged from time to time to perform valuation work for certain Kelso portfolio companies. The benefits committee expressed its desire to work with Duff & Phelps for a number of reasons, including Duff & Phelps’ familiarity with Holding, the Stock Bonus Plan and the benefits committee from its work in the DOL Litigation, Duff & Phelps’ detailed understanding of the past appraisals of Holding and its capital stock, and Duff & Phelps’ extensive experience in dealing with ESOPs, stock bonus plans and the special ERISA issues affecting those plans.

On October 13, 2003, Wachovia Securities met with the Special Committee and Messrs. McCaffery and Johnson, Duff & Phelps and the legal counsel to the Special Committee to make a presentation outlining their analysis of the financial condition of Holding, the alternatives available to Holding to deal with Holding’s capital structure and a proposal for a financial restructuring.

Wachovia Securities and the members of the Special Committee discussed general objectives of a financial restructuring proposal from the perspective of the Special Committee and its constituencies, principally the employee stockholders of Holding, including the following:

•	to treat the employee stockholders fairly and provide them with the best available opportunity for preserving current value without sacrificing the opportunity for future appreciation;

•	to align incentives for management and employees with other stockholders and to provide an equity incentive for employees;

•	to be cognizant of the fact that the vast majority of the employee ownership is in a retirement savings plan; and

•	to recognize that the current capital structure is likely to adversely affect preferred and common equity value.

The Special Committee and its advisors discussed the competing priority claims arising from KIA IV’s ownership of the Holding Debt and the employee put rights under Holding’s stockholders agreement and the Stock Bonus Plan and the need to balance those claims to achieve an effective compromise.

As a result of discussions with its advisors, the Special Committee developed a financial restructuring proposal in which all security holders would receive common stock of EMJ at the most recent appraised value of $5.46 per share, without any additional consideration being allocated for interest and dividend accruals since March 31, 2003. The Special Committee also stated that any transaction should afford employees the opportunity to quit or retire and resell their stock to the Company at the March 31, 2003 valuation and that the floor price guaranty from the DOL Litigation settlement be continued.

Duff & Phelps observed that the proposal would be most favorable to the holders of Holding common stock, which included many employee stockholders, but noted that Kelso was the owner of approximately two-thirds of the common stock on a fully diluted basis. The proposal would be least favorable to the holders the Holding Debt and Series A and B Preferred Stock. Duff & Phelps indicated that they would complete their valuation due diligence and evaluate the proposal as outlined and provide comments and suggestions.

On October 17, 2003, representatives of Duff & Phelps met with Messrs. Nelson, McCaffery and Johnson for diligence purposes and to discuss their views of the proposal with them as members of the benefits committee.

On October 21, 2003, the Special Committee met with its financial and legal advisors, Messrs. McCaffery and Johnson and representatives of Duff & Phelps to receive and discuss comments. Duff & Phelps said that they were generally supportive of the Special Committee’s proposal, but suggested that Stock Bonus Plan participants be entitled to a floor price of $5.46 for the put rights applicable to the shares of EMJ common stock received by Stock Bonus Plan participants as merger consideration in exchange for their Series A and B Preferred Stock.

After discussing the proposal with its advisors, the Special Committee directed Wachovia Securities to make a proposal to Kelso as follows:

•	all securities of Holding outstanding upon completion of the merger and financial restructuring would be exchanged for or converted into common stock of EMJ using the appraised value of $5.46 per share of the common stock of Holding as of March 31, 2003 to calculate the number of shares of EMJ common stock to be issued;

•	a floor price of $5.46 that would apply if participants in the Stock Bonus Plan exercised their put rights following a termination of employment with respect to the shares of EMJ common stock issued to the Stock Bonus Plan as merger consideration in exchange for shares of preferred stock of Holding; and

•	voluntary continuation of the floor price guaranty with respect to certain shares of EMJ common stock issued to the Stock Bonus Plan as merger consideration in exchange for the shares of common stock of Holding contributed to the Stock Bonus Plan for plan years 1994-2000, as provided in the consent order in the DOL Litigation, and continued use of the same methodology in future appraisals prepared for the Stock Bonus Plan.

After the meeting, the benefits committee met to review the proposal. The benefits committee unanimously (except for Mr. Hoffman who was absent) supported the proposal.

On October 21, 2003, Wachovia Securities submitted the Special Committee’s proposal to Kelso. On October 22, 2003, Kelso responded to the proposal and indicated that they would be willing to agree to a financial restructuring that resulted in all of Holding’s securities, including the Holding Debt, being converted into EMJ common stock based on a price of $5.46 per share, but that they would not agree to a floor price applicable to put rights for the EMJ common stock issued to the Stock Bonus Plan in exchange for shares of Holding’s Series A and B Preferred Stock.

Between October 22, 2003 and November 3, 2003, the Special Committee and Kelso negotiated over alternative formulations for a floor price applicable to puts by Stock Bonus Plan participants of shares of EMJ common stock received as merger consideration for shares of Holding Series A an B Preferred Stock. On November 3, 2003 the Special Committee proposed to Kelso that a floor price of $5.46 per share of EMJ common stock available to the former holders of the Series A and B Preferred Stock only until March 31, 2005. If a participant in the Stock Bonus Plan terminated his employment on or prior to March 31, 2005, the purchase price for the common stock issued as merger consideration for the Holding preferred stock would be the greater of the applicable appraised value and $5.46 per share.

On November 6, 2003, Kelso advised the Special Committee and its advisors that it had been approached by an investment banking firm that was interested in evaluating the feasibility of a high-yield debt financing that would partially refinance the Holding Debt. Kelso advised that the investment banking firm was reviewing the appropriateness of refinancing transactions on behalf of several of Kelso’s portfolio companies given the then-current availability of high-yield financing. Kelso asked management and counsel to consider the feasibility of such a transaction. Management provided additional financial information to Kelso, and counsel outlined the mechanics for a combined refinancing and financial restructuring.

Over the next several days Mr. Nelson and Wachovia Securities expressed their views to Kelso that a partial refinancing without a concurrent financial restructuring would not be acceptable to the Special Committee. The Special Committee and its advisors made several inquiries about the possible structure for such a transaction, particularly whether such a transaction would involve debt forgiveness in connection with KIA IV receiving a cash payment for a portion of the Holding Debt. Kelso advised that the investment bankers thought that debt forgiveness would be impractical because it could adversely affect the market for a refinancing.

In an effort to resolve open issues, Wachovia Securities asked whether Kelso would drop consideration of the refinancing if the Special Committee withdrew its request for the floor price. After internal discussion, Kelso indicated that if the floor price proposal was withdrawn, they would no longer consider a high-yield refinancing.

On November 21, 2003, after consideration of the alternatives and discussions with Wachovia Securities and Duff & Phelps, the Special Committee decided to withdraw the floor price proposal and proceed with finalizing the details of a financial restructuring. In lieu of the floor price proposal the Special Committee requested that the financial restructuring provide an opportunity for a limited period of time for employees who elect to terminate their employment to receive payment on their Stock Bonus Plan account at the greater of March 31, 2003 and March 31, 2004 valuations. Kelso agreed to that provision.

On November 25, 2003, counsel to the Special Committee circulated a draft of a proposed merger agreement providing for the financial restructuring.

Kelso and its representatives negotiated several drafts of the merger agreement and related documents with the Special Committee and its representatives. In the course of such negotiations the Special Committee and Kelso agreed that the value of the Holding Debt and the Series A and B Preferred Stock would be fixed as of November 30, 2003 (in the case of the Series A and B Preferred Stock, on the same basis as the prior appraisal) and would include accrued interest and dividends through such date, but not thereafter. On December 8, 2003, Kelso and the Special Committee agreed in principal on all significant terms of the transaction.

On December 11, 2003, Duff & Phelps met with the members of the benefits committee to deliver their fairness opinion orally and review their underlying analysis and the reasons for their conclusions. Based on all of the information available to them, including their familiarity with EMJ, its business, financial condition and prospects, the fairness opinion, presentation and analysis provided by Duff & Phelps and management’s projections for EMJ’s next fiscal year, the members of the benefits committee concluded that the Stock Bonus Plan would receive adequate consideration (as that term is defined under ERISA) for each class of Holding’s equity securities converted into EMJ common stock in the merger and financial restructuring. The benefits committee also determined that (i) shares held by the Stock Bonus Plan that are not allocated to a rollover account for which a participant fails to provide the trustee with voting instructions shall be voted for adoption and approval of the merger agreement and the merger and financial restructuring and (ii) participants will be advised in the disclosure materials that their shares held in the Stock Bonus Plan will be voted accordingly.

On December 11, 2003, in a separate meeting, the Special Committee met with Wachovia Securities, Duff & Phelps and management to receive the oral fairness opinions of Wachovia Securities and Duff & Phelps and to review their underlying analysis and reasons for their conclusions. After discussion, the Special Committee unanimously determined to approve the merger agreement and the merger and financial restructuring and to recommend to the Holding board of directors their approval of the merger agreement and the merger and financial restructuring.

On December 11, 2003, after the meeting of the Special Committee, the Holding board of directors met with the Special Committee and its advisors. As part of this discussion, Mr. Sanders disclosed that, prior to July 2002 when Wachovia Securities was first asked to meet with our senior management and review Holding’s capital structure and evaluate strategic alternatives, Wachovia Securities and its various predecessor firms were engaged to provide advisory services to two companies owned or controlled by Kelso or its affiliates and were also engaged in late 2003 to provide advisory services to another company owned or controlled by Kelso or its affiliates and unaffiliated with EMJ or Holding (other than through Kelso ownership). In addition, Wachovia Securities and its various predecessor firms have acted as lenders to companies owned or controlled by Kelso or its affiliates both prior to and after July 2002, none of which was affiliated with EMJ or Holding (other than through Kelso ownership). Mr. Sanders also discussed his personal, historical involvement with Kelso, including, while still in private legal practice, prior to joining Wachovia Securities, providing services to and sitting on the boards of directors of three Kelso portfolio companies. After reviewing the reports of the Special Committee and its advisors, the Holding board of directors unanimously adopted and approved the merger agreement and the merger and financial restructuring and recommended its approval to the stockholders of Holding. On December 11, 2003, the EMJ board of directors also met and approved the transaction.

Following approval of the merger agreement and the merger and financial restructuring by the boards of directors of Holding and EMJ on December 11, 2003, the parties executed the merger agreement on December 18, 2003, and EMJ initially filed this registration statement with the Securities and Exchange Commission on January 13, 2004. EMJ then apprised Wells Fargo Bank, N.A., as trustee of the Stock Bonus Plan, of the status of the transaction and anticipated vote on the merger and provided Wells Fargo with materials related to the review and consideration of the proposed transaction by the benefits committee of the Stock Bonus Plan and the draft disclosure materials for the solicitation of votes of the Stock Bonus Plan participants, including the initial draft of this Registration Statement. In February and March 2004, members of the benefits committee and its representatives had various discussions and exchanged correspondence and other written materials with Wells Fargo regarding the merger, the procedures followed by the benefits committee in evaluating the merger and other strategic alternatives and the disclosures to be made to Stock Bonus Plan participants regarding the merger in seeking the approval of the merger by these participants.

In late February 2004, the Department of Labor requested meetings with Wells Fargo and the benefits committee to review their procedures in connection with their respective evaluations of the proposed transaction and other strategic alternatives and compliance of the proposed transaction with the provisions of the Consent Order. Representatives of Wells Fargo and the benefits committee of the Stock Bonus Plan met with the Department of Labor on March 16, 2004 and March 18, 2004, respectively. As a result of these meetings and comments from Wells Fargo, the Company has augmented certain of the disclosures set forth in this proxy statement/prospectus and revised other materials to be provided to plan participants in connection with the solicitation of their approval of the merger. In addition, on March 15, 2004, Holding and the Stock Bonus Plan received a subpoena from the Department of Labor requesting that they provide to the Department certain materials regarding the merger and the Stock Bonus Plan. Holding and the benefits committee have responded in full to the subpoena.

The benefits committee believes that it has fully and adequately responded to questions presented by the Department of Labor and Wells Fargo regarding the merger. Wells Fargo has advised the benefits committee that it has substantially completed its review of the transaction and the procedures followed by the benefits committee. Subject to the satisfactory completion by the United States Department of Labor of its review, the Company expects that Wells Fargo, as trustee of the Stock Bonus Plan, will vote shares held in the Stock Bonus Plan in accordance with the instructions given by the participants to whom such shares are allocated, or in the case of shares not voted by the participants, in accordance with the direction of the benefits committee to vote such shares for the merger. The United States Department of Labor has not completed its review.

Recommendation of the Special Committee

The Special Committee evaluated and negotiated the transaction based on the interests of all of the stockholders of Holding excluding the Kelso Entities. The Special Committee identified the following as its principal goals in evaluating the merger and financial restructuring against other alternatives:

•	stopping the accretion of interest and dividends on Holding’s indebtedness and on its outstanding Series A and B Preferred Stock;

•	completing a transaction that is fair to the holders (other than the Kelso Entities) of each class of Holding’s outstanding equity securities;

•	preserving the ability of employees to terminate their employment and cash out their equity interests in Holding at a price not less than the March 31, 2003 valuation; and

•	simplifying Holding’s capital structure.

The Special Committee unanimously determined that the merger and financial restructuring are fair and in the best interests of Holding and its stockholders other than the Kelso Entities and recommended that Holding’s board of directors adopt and approve the merger agreement and the merger and financial restructuring. The Special Committee also recommended that the Holding board of directors recommend to the Holding stockholders that they approve and adopt the merger agreement and the merger and financial restructuring. In the course of reaching its decision, the Special Committee consulted with Holding’s management, the Special

Committee’s legal counsel and financial advisor, and Holding’s benefits committee and its financial advisor, and considered the following material factors:

1.	The information provided to the Special Committee and its financial advisors as to our financial condition, future prospects and available alternatives, including:

•	concerns that based on management’s financial projections and our current capital structure, the net income of the Company now and in the foreseeable future would not be sufficient to overcome the adverse impact of the indebtedness of Holding on the value of Holding’s equity securities;

•	concerns about the effect of our capital structure on management’s equity incentives and the ability of EMJ to retain its employees;

•	concerns about the effect of a deterioration in the value of Holding’s equity securities on the retirement savings of our employees;

•	concerns about the misalignment of employee incentives because of the differences in the allocation of common stock and Series A and B Preferred Stock among our employees based on historical factors without regard for responsibility or performance; and

•	the likelihood that delay in taking action to effect changes in our capital structure would likely adversely impact the value of Holding’s equity securities.

2.	The Special Committee’s understanding, based on negotiations among the Special Committee and Kelso, that a financial restructuring of Holding by the exchange of common stock of the Company at a value of $5.46 per share (based upon the valuation of Holding and its equity securities as of March 31, 2003, prepared for Holding’s Stock Bonus Plan) for all of the outstanding debt, Series A and B Preferred Stock and common stock of Holding, represents the most attractive currently obtainable value for Holding’s preferred and common stockholders as a whole.

3.	The Special Committee’s understanding based on its negotiations with Kelso that KIA IV would not agree to exchange the Holding Debt for EMJ common stock and relinquish its rights to accrual of interest and its priority unless the holders of the Series A and B Preferred Stock also agreed to convert their securities into EMJ common stock and relinquish their corresponding rights to accrual of dividends and their preferences.

4.	Based upon the advice of its advisors and its consideration of the financing proposals that arose in its negotiations with Kelso on the proposed transaction, the Special Committee’s understanding that there were no currently available financing alternatives that would adequately address Holding’s financial restructuring needs or provide a better alternative for the stockholders other than Kelso and its affiliates.

5.	The effect on the value of the Series A and B Preferred Stock and common stock of converting Holding’s accreting indebtedness to common stock and the effect on the value of the common stock of converting Holding’s accreting indebtedness and Series A and B Preferred Stock to common stock as a result of the merger and financial restructuring.

6.	The effect on the Series A and B Preferred Stock of eliminating the priority of the indebtedness with respect to the proceeds of a sale or other liquidation, and the effect on the common stock of eliminating the priority of the indebtedness and the Series A and B Preferred Stock on sale or other liquidation.

7.	The Special Committee’s understanding that no strategic transaction alternative likely to be currently available would result in adequate compensation to Holding’s stockholders, other than Kelso and its affiliates after providing for the repayment of Holding’s indebtedness. This understanding was based upon the Special Committee’s advisor’s review of the most likely potential candidates for a strategic transaction. The advice was based on an assessment of the available financing capacity and apparent or announced strategies of the potential candidates, market multiples in comparable transactions, and the absence of meaningful expressions of interest in EMJ in the past several years by third parties.

8.	The historical appraised values of Holding and its equity securities in the annual appraisals prepared for Holding’s Stock Bonus Plan and the valuation analysis prepared by the Special Committee’s financial advisor.

9.	The increased flexibility of EMJ to pursue capital markets alternatives, including a public offering of common stock if the markets are receptive to offerings in the metals service center industry, and strategic alternatives after consummation of the merger and financial restructuring that are not currently available.

10.	The fact that the stockholders of EMJ would participate in proportion to the number of shares of EMJ common stock held by them in the proceeds of any strategic transaction after the merger and would no longer be subordinate to and subject to the priority of the Holding Debt.

11.	The alternative available to Stock Bonus Plan participants, for a period of 30 days after completion of the merger, to terminate their employment and cash out their equity interests in Holding at a price not less than the March 31, 2003 valuation.

12.	The ability of the Holding stockholders who do not support the merger to exercise dissenter’s rights under Delaware law.

13.	The opinion of Wachovia Securities, the financial advisor to the Special Committee, that as of the date of its opinion, and subject to and based upon assumptions made, procedures followed, matters considered and limitations of the review undertaken, the aggregate consideration to be received by the stockholders of Holding, other than Kelso and its affiliates, in connection with the merger pursuant to the merger agreement is fair, from a financial point of view, to such stockholders of Holding.

14.	The opinion of Duff & Phelps, the financial advisor to Holding’s benefits committee, that as of the date of its opinion, and subject to and based upon assumptions made, procedures followed, matters considered and limitations of the review undertaken, (a) the aggregate consideration to be received by the Stock Bonus Plan, in the merger and financial restructuring of Holding and its subsidiaries is fair to the Stock Bonus Plan and its participants from a financial point of view, and (b) the consideration to be received by the Stock Bonus Plan pursuant to the merger agreement in exchange for (x) the Series A Preferred Stock, (y) the Series B Preferred Stock and (z) the Holding common stock, considered independently, in each case, is not less than the respective fair market value of such securities.

The Special Committee also considered that:

•	As a result of the Series A and B Preferred Stock being exchanged for shares of our common stock, former holders of the Series A and B Preferred Stock will no longer be entitled to a fixed dividend or liquidation amount (including upon a deemed liquidation upon a sale or conveyance of, or transfer or sale of substantially all of the assets of, the Company) or other priority over any other class of security holders;

•	As a result of the transaction, the former holders of the Series A Preferred Stock will no longer be entitled to a blocking right with respect to certain transactions including a sale of EMJ to a third party; and

•	The merger and financial restructuring will have the effect of decreasing the percentage of common stock ownership by current holders of Holding common stock other than the Kelso Entities, thereby effectively diluting the voting rights of these holders.

•	The relative percentages of the Company to be owned among the holders of the various classes of Holding’s securities are determined by the use of $5.46 as the exchange value of each share of EMJ common stock to be issued in the merger, which value, while within the range of values determined by Duff & Phelps, may be more than, equal to, or less than the fair market value of those shares as determined by an appraisal as of March 31, 2004 following the merger.

The Special Committee discussed the fact that the considerations listed above address the material information and material factors considered by the Special Committee in its consideration of the merger, including material factors that support the merger as well as those that may weigh against it, but that in view of the variety of factors and the amount of information considered, the Special Committee did not find it practicable to, and did not specifically, make assessments of, quantify or otherwise assign relative weights to the various factors and analyses considered in reaching its determination. The members of the Special Committee noted that in considering the material factors described above, individual members of the Special Committee may have given different weight to different factors and it was not necessary that they agree on the weight to be assigned to various factors. The Special Committee considered all these factors as a whole and believed the factors supported its decision to recommend that our board of directors adopt and approve the merger and the merger agreement and that our stockholders approve and adopt the merger and the merger agreement.

Recommendation of the Board of Directors

Holding’s board of directors consists of seven directors, two of whom serve on the Special Committee. In reporting to Holding’s board of directors regarding its determination and recommendation, the Special Committee, with its legal and financial advisors participating, advised the other members of Holding’s board of directors of the process the Special Committee underwent in the course of reaching its determination that the terms of the merger agreement and the merger and financial restructuring, including the aggregate consideration payable to our stockholders, are advisable and in the best interests of Holding and its stockholders and the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, Holding’s stockholders.

Holding’s board of directors, based upon the determination and unanimous recommendation of the Special Committee and the board’s own independent analysis of the proposed transaction, determined by a unanimous vote that the terms of the merger agreement and the merger and financial restructuring are advisable and in the best interests of Holding and its stockholders and that the merger agreement and the merger and financial restructuring are substantively and procedurally fair to, and in the best interests of, Holding’s stockholders. Holding’s board of directors, considered the following factors in reaching this determination and recommending that its stockholders vote “FOR” adoption and approval of the merger agreement and the merger and financial restructuring:

1.	The unanimous recommendation of the Special Committee.

2.	The opinion of Wachovia Securities, the financial advisor to the Special Committee, that as of the date of its opinion, and subject to and based upon assumptions made, procedures followed, matters considered and limitations of the review undertaken, the aggregate consideration to be received by the stockholders of Holding, other than Kelso and its affiliates, in connection with the merger pursuant to the merger agreement is fair, from a financial point of view, to such stockholders of Holding.

3.	The opinion of Duff & Phelps, the financial advisor to Holding’s benefits committee, that as of the date of its opinion, and subject to and based upon assumptions made, procedures followed, matters considered and limitations of the review undertaken, (a) the aggregate consideration to be received by the Stock Bonus Plan, in connection with the merger pursuant to the merger agreement is fair, from a financial point of view, to the Stock Bonus Plan and its participants, and (b) the consideration to be received by the Stock Bonus Plan pursuant to the merger agreement in exchange for (x) the Series A Preferred Stock, (y) the Series B Preferred Stock and (z) the Holding common stock, considered independently, in each case, is not less than the respective fair market value of such securities.

4.	The factors referred to above as having been taken into account by the Special Committee.

5.	The following additional procedural factors:

•	the Special Committee consisted entirely of disinterested directors appointed by our board of directors to consider and negotiate the transaction;

•	the Special Committee retained and was advised by its own independent financial advisor to assist it in evaluating the merger agreement and the merger and provide it with financial advice and by legal counsel of its choice;

•	the benefits committee of Holding also retained and was advised by its own independent financial advisor to assist it in evaluating the merger agreement and the merger and financial restructuring on behalf of the Stock Bonus Plan and the holders of each separate class of Holding’s stock by the participants in the plan;

•	the Special Committee engaged in extensive negotiations and deliberations in evaluating the merger agreement and the merger and financial restructuring; and

•	the merger agreement and the merger and financing restructuring must be approved by: (a) a majority of the shares of Holding’s common stock and Series B Preferred Stock voting together as a class, excluding the shares of such stock owned by Kelso and its affiliates, and (b) a majority of the shares of Series A Preferred Stock voting separately as a class, excluding the shares of such stock owned by Kelso and its affiliates.

Holding’s board of directors discussed the fact that considerations listed above address the material information and material factors considered by Holding’s board of directors in its consideration of the merger, including material factors that support the merger as well as those that may weigh against it, but that in view of the variety of factors and the amount of information considered, Holding’s board of directors did not find it practicable to, and did not specifically, make assessments of, quantify or otherwise assign relative weights to the various factors and analyses considered in reaching its determination. The members of Holding’s board of directors noted that in considering the material factors described above, individual members of Holding’s board of directors may have given different weight to different factors and it was not necessary that they agree on the weight to be assigned to various factors. Holding’s board of directors relied on the experience and expertise of Wachovia Securities, as financial advisor, for quantitative analysis of the financial terms of the merger. The determination was made after consideration of all the factors together.

Holding’s board of directors recommends that our stockholders vote “FOR” the adoption and approval of the merger agreement and the merger and financial restructuring.

Opinion of Wachovia Capital Markets, LLC to the Special Committee of Earle M. Jorgensen Holding Company, Inc.

On August 25, 2003, the Special Committee retained Wachovia Securities to act as its financial advisor in connection with a possible financial restructuring of Holding. The Special Committee selected Wachovia Securities to act as its financial advisor based on Wachovia Securities’ qualifications, expertise and reputation and its knowledge of Holding’s and EMJ’s respective business and affairs. On December 11, 2003, the Special Committee held a meeting, in which Wachovia Securities participated, to evaluate the merger agreement and the exchange agreement. At that meeting, Wachovia Securities rendered its oral opinion, subsequently confirmed in writing as of December 18, 2003, that, as of the date of its opinion, and subject to and based upon assumptions made, procedures followed, matters considered and limitations of the review undertaken, the aggregate consideration to be received by the stockholders of Holding, other than Kelso and its affiliates, in connection with the merger pursuant to the merger agreement is fair, from a financial point of view, to such stockholders of Holding.

The full text of Wachovia Securities’ opinion, dated as of December 18, 2003, which is attached as Annex F to this proxy statement/prospectus, sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations of the review undertaken by Wachovia Securities, which are described below. You are urged to, and should, read Wachovia Securities’ opinion carefully and in its entirety.

Wachovia Securities’ opinion, which is directed to the Special Committee, addresses only the fairness, from a financial point of view, of the aggregate consideration to be received by the stockholders of Holding, other than Kelso and its affiliates, in connection with the merger pursuant to the merger agreement.

With the consent of the Special Committee, Wachovia Securities’ opinion did not address Holding’s underlying business decision to proceed with or effect the merger, nor did it constitute a recommendation to any Holding stockholder as to how any stockholder should vote with respect to the merger. Wachovia Securities was neither asked to, nor did it, offer any opinion as to any term of the merger agreement or the form of the merger, other than as to the fairness, from a financial point of view, as of the date of the opinion and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken, of the aggregate consideration to be received by the stockholders of Holding, other than Kelso and its affiliates, in connection with the merger pursuant to the merger agreement. In rendering its opinion, Wachovia Securities assumed, with the consent of the Special Committee, that each party to the merger agreement would comply with all the material terms of the merger agreement, including, without limitation, consummation of the transactions contemplated by the exchange agreement.

In arriving at its opinion, Wachovia Securities, among other things:

•	Reviewed the merger agreement and the exchange agreement, including the financial terms of the merger and the exchange.

•	Reviewed certain business, financial, and other information regarding EMJ that was publicly available.

•	Reviewed certain business, financial, and other information regarding Holding and its prospects that was furnished to Wachovia Securities by, and that Wachovia Securities has discussed with, the management of Holding.

•	Reviewed certain business, financial, and other information regarding EMJ and its prospects that was furnished to Wachovia Securities by, and that Wachovia Securities has discussed with, the management of EMJ.

•	Compared certain business, financial, and other information regarding Holding with similar information regarding certain publicly traded companies that Wachovia Securities deemed relevant.

•	Compared the proposed financial terms of the merger agreement and the exchange agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed relevant.

•	Developed discounted cash flow models for Holding based upon management’s estimates.

•	Reviewed the potential pro forma impact of the merger on EMJ’s financial statements.

•	Reviewed the valuation of Holding’s capital stock as of March 31, 2003 prepared by Houlihan Lokey Howard & Zukin.

•	Considered other information such as financial studies, analyses, and investigations as well as financial, economic and market criteria that Wachovia Securities deemed relevant.

In connection with its review, Wachovia Securities relied upon the accuracy and completeness of the foregoing financial and other information, and Wachovia Securities did not assume any responsibility for any independent verification of such information. Wachovia Securities relied upon assurances of the management of Holding and EMJ that they were not aware of any facts or circumstances that would make such information about Holding or EMJ inaccurate or misleading. With respect to projections and financial forecasts, Wachovia Securities relied on estimates prepared by management of Holding and EMJ. Wachovia Securities assumed that the projections, financial forecasts, estimates, judgments, and all assumptions expressed by management of Holding and EMJ were reasonably formulated and that they were the best currently available projections, financial forecasts, estimates and judgments of management of Holding and EMJ. Wachovia Securities discussed the projections, financial forecasts, estimates and judgments, as well as the assumptions on which they were based, with management of Holding and EMJ, but Wachovia Securities assumed no responsibility for, and expressed no view of, such projections, financial forecasts, estimates, judgments or the assumptions upon which they were based. In arriving at its opinion, Wachovia Securities did not conduct any physical inspection or assessment of the facilities of EMJ and did not make and was not provided with any evaluations or appraisals of the assets or liabilities of either of Holding or EMJ. Wachovia Securities relied on advice of counsel of Holding as to all legal matters with respect to Holding and the transactions contemplated by the merger agreement.

In rendering its opinion, Wachovia Securities assumed that the transactions contemplated by the merger agreement and the exchange agreement would be consummated on the terms described in the merger agreement and the exchange agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents or approvals, no restrictions would be imposed that would have a material adverse effect on such transactions or other actions contemplated by the merger agreement and the exchange agreement.

The opinion does not address any other aspect of the merger or any related transaction, nor does the opinion address the merits of the underlying decision by Holding, the Special Committee or the board of directors of Holding to enter into the merger agreement nor the relative merits of the merger compared with other business strategies that may have been considered by Holding, the Special Committee and the board of directors of Holding.

Wachovia Securities’ opinion is necessarily based on economic, market, financial and other conditions and information that were made available to it and that could be evaluated as of December 11, 2003. Although subsequent developments may affect its opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm its opinion.

The financial analyses summarized below include information presented in tabular format. Wachovia Securities believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analysis, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of Wachovia Securities’ financial analyses.

No limitations were imposed by the Special Committee on the scope of Wachovia Securities’ investigation or the procedures to be followed by Wachovia Securities in rendering its opinion. In connection with the preparation and delivery of its opinion, Wachovia Securities performed a variety of financial and comparative analyses, which are described below.

In arriving at its opinion, Wachovia Securities did not ascribe a specific range of value to Holding or EMJ, but rather made its determination on the basis of the multiple financial and comparative analyses described below. In addition, Wachovia Securities did not consider, nor did it express any opinion with respect to, the relative values, rights or priorities of the common stock, Series A Preferred Stock or Series B Preferred Stock of Holding compared to either or both such other class or classes of capital stock.

Summary of Analyses. The following is a summary of the material financial and comparative analyses utilized by Wachovia Securities in arriving at its opinion.

Comparable Public Companies Trading Multiples Analysis. Wachovia Securities compared financial and operating data of Holding to the following selected publicly traded companies in the distribution and value-added processing services industry for metal goods:

A.M Castle & Co.	Russel Metals, Inc.
Novamerican Steel, Inc.	Ryerson Tull, Inc.
Olympic Steel, Inc.	Worthington Industries, Inc.
Reliance Steel & Aluminum Co.

Utilizing publicly available information for each of the comparable companies, Wachovia Securities calculated, among other things, the multiples, based upon closing stock prices on December 9, 2003, of enterprise value (defined as equity market value plus net debt) to earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the latest 12 month (“LTM”) period, and enterprise value to estimated EBITDA for the 12 month period ending December 31, 2003 (“CY2003E EBITDA”).

The high, low and median multiples for the selected comparable companies were as follows:

Enterprise Value to LTM EBITDA(1)

High	16.4x
Low	5.4x
Median	10.0x

(1)	The relevant data for A.M. Castle & Co. and Ryerson Tull, Inc. were not included in this table.

Enterprise Value to CY2003E EBITDA(1)

High	11.4x
Low	7.1x
Median	8.8x

(1)	The relevant data for A.M. Castle & Co., Novamerican Steel, Inc., Olympic Steel, Inc. and Ryerson Tull Inc. were not included in this table.

In addition, Wachovia Securities computed the median multiple of the selected comparable companies’ enterprise value to EBITDA for the then next 12 months (“Forward EBITDA”) over the past five years. In calculating these values, Wachovia Securities used equally weighted median multiples and excluded isolated peaks and troughs. The high, low and average median Forward EBITDA multiples for the selected comparable companies were as follows:

Median Multiples of Enterprise Value to Forward EBITDA

High	9.1x
Low	5.7x
Average	7.3x

Wachovia Securities utilized its selected comparable public companies trading multiples analysis to compute representative ranges of enterprise values for Holding. In computing the representative ranges of the value of the stock held by the stockholders of Holding, other than Kelso and its affiliates, before and after the merger and the exchange, Wachovia Securities added to its computed representative range of enterprise value for Holding the cash surrender value of Holding’s company-owned life insurance assets, deducted from that total the net debt of both Holding and EMJ, and then gave effect to the respective liquidation preferences of the Series A Preferred Stock and Series B Preferred Stock. Based upon the foregoing, before giving effect to the merger and the exchange, and applying enterprise value multiples of 7.0x to 9.0x to Holding’s estimated EBITDA, after deducting net income from the Company-owned life insurance assets and excluding certain non-recurring charges (the “Adjusted EBITDA”) for the fiscal year ending March 31, 2004 (“2004E”), Wachovia Securities determined that the total value of the stock of Holding held by stockholders other than Kelso and its affiliates ranged from $0 to $15.4 million, or 0% to 6.2% of Holding’s total stockholder value. After giving effect to the merger and the exchange, and using the same enterprise value multiples, Wachovia Securities determined that the total value of EMJ common stock to be received by stockholders of Holding, other than Kelso and its affiliates, would range from $22.7 million to $48.3 million, or, in each case, 19.6% of EMJ’s total stockholder value.

Discounted Cash Flow Analysis. Wachovia Securities performed discounted cash flow analyses to estimate a range of present enterprise values, assuming Holding continued to operate as a stand-alone entity. Wachovia Securities determined the range of present values of Holding by calculating the sum of (i) the present value of projected free cash flows of Holding over the four fiscal year period of Holding from 2004 through 2007, (ii) the present value of the estimated perpetuity value of Holding in year 2007, and (iii) the cash surrender value of the corporate-owned life insurance assets. In calculating a perpetuity value, Wachovia Securities assumed growth rates ranging from 1% to 5% during the perpetuity period, with particular focus on growth rates between 2% to 4%. The projected free cash flows and Adjusted EBITDA of Holding used by Wachovia Securities in its analysis were reviewed by management. The free cash flows and terminal value were discounted to present value using discount rates (based on the weighted average cost of capital) ranging from 8% to 12%, with particular focus on discount rates between 9% to 11%. Wachovia Securities viewed this range of discount rates as appropriate for companies with the risk characteristics of Holding and was based upon several factors, including Wachovia Securities’ knowledge of Holding and the industry in which it operates, the business risks of Holding, and the overall interest rate environment as of December 9, 2003.

Wachovia Securities utilized its discounted cash flow analysis to compute representative ranges of enterprise values for Holding. In computing the representative ranges of the value of the stock held by the stockholders of Holding, other than Kelso and its affiliates, before and after the merger and the exchange, Wachovia Securities added to its computed representative range of enterprise value for Holding the cash surrender value of Holding’s company-owned life insurance assets, deducted from that total the net debt of both Holding and EMJ, and then gave effect to the respective liquidation preferences of the Series A Preferred Stock and Series B Preferred Stock. Based upon the foregoing, before giving effect to the merger and the exchange, and using assumed growth rates of 2% to 4% and discount rates of 9% to 11%, Wachovia Securities determined that the total value of the stock of Holding held by stockholders other than Kelso and its affiliates ranged from $0 to $7.1 million, or 0% to 3.0% of Holding’s total stockholder value. After giving effect to the merger and the exchange, and using the same assumed growth rates and discount rates, Wachovia Securities determined that the total value of EMJ common stock to be received by stockholders of Holding, other than Kelso and its affiliates, would range from $0 to $45.7 million, or 0% to 19.6% of EMJ’s total stockholder value.

The discounted cash flow analyses of Holding do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities of Holding may trade at the present or at any time in the future. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the numerous assumptions that must be made, including earnings growth rates, perpetuity values and discount rates.

Comparable Transactions Analysis. Using publicly available information, Wachovia Securities considered selected transactions in the distribution and value-added processing services industry for metal goods that it deemed to be relevant. Specifically, Wachovia Securities reviewed the following transactions:

Target	Acquiror

Precision Strip Inc.	Reliance Steel & Aluminum Co.
Delta Tubular Processing	Lone Star Technologies Inc.
Leroux Steel, Inc.	Russel Metals, Inc.
Inland Steel, Inc.	Ryerson Tull, Inc.
Chatham Steel, Corp.	Reliance Steel & Aluminum Co.
Instel Southwest LP	Metals USA, Inc.
Siskin Steel & Supply Co., Inc.	Reliance Steel & Aluminum Co.
Ken-Mac Metals, Inc.	Thyssen, Inc.

Using publicly available information concerning each of the target companies, Wachovia Securities calculated, based upon historical financial information for the latest reported twelve months immediately preceding the announcement of each of the transactions, the following multiples: enterprise value to LTM sales, and enterprise value to LTM EBITDA.

The high, low, median and mean multiples for the selected comparable transactions were as follows:

Enterprise Value to LTM Sales

High	2.1x
Low	0.2x
Median	0.5x
Mean	0.7x

Enterprise Value to LTM EBITDA

High	15.6x
Low	4.2x
Median	6.6x
Mean	8.8x

Because of the limited financial and qualitative information related to the selected comparable transactions, the range of valuation multiples identified was not deemed meaningful as an independent valuation methodology. Instead, the range of value multiples was considered in conjunction with the comparable public company and discounted cash flow analyses to assess the reasonableness of the representative ranges of enterprise value for Holding.

General. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Wachovia Securities did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Holding’s and EMJ’s control. No company, transaction or business used in the analyses described above is identical to Holding or the proposed merger. Any estimates contained in Wachovia Securities’ analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, as of the date of the opinion and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken, of the aggregate consideration to be received by the stockholders of Holding, other than Kelso and its affiliates, in connection with the merger pursuant to the terms of the merger agreement and were conducted in connection with the delivery by Wachovia Securities of its opinion dated as of December 18, 2003, to the Special Committee.

The consideration to be paid to stockholders of Holding in the merger agreement was determined through negotiations among Holding, EMJ and EMJ Metals LLC, members of their respective senior management teams and their respective advisors, and was approved by the Special Committee and the board of directors of Holding. Wachovia Securities did not recommend any specific consideration to Holding or that any given consideration constituted the only appropriate consideration for the merger.

Wachovia Securities’ opinion to the Special Committee was one of the many factors taken into consideration by the Special Committee and the board of directors of Holding in making their determination to approve the merger. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the opinion of the Special Committee or the board of directors of Holding with respect to Holding’s value or of whether the Special Committee or the board of directors of Holding would have been willing to consider different financial terms for the merger and the exchange.

Wachovia Securities is a nationally recognized investment banking and advisory firm and a subsidiary of Wachovia Corporation. Wachovia Securities, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Wachovia Securities sold its limited partner position in Kelso Investment Associates VI, L.P., a Delaware limited partnership, in January 2003 to an investor that is unaffiliated with Wachovia Securities, Holding or EMJ, and Wachovia Securities and its affiliates currently have outstanding loan commitments to several portfolio companies of Kelso. Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) have provided and may provide banking services, including, but not limited to, investment banking services, to Holding, EMJ or Kelso and its affiliates in the future for which it will be paid fees. Prior to July 2002, when Wachovia Securities was asked to meet with our senior management and review Holding’s capital structure and evaluate strategic alternatives, Wachovia Securities and its various predecessor firms provided advisory services to two companies owned or controlled by Kelso and its affiliates and were paid an investment banking fee in connection with those services. In November 2003, Peebles, Inc., a portfolio company of a Kelso affiliate, engaged Wachovia Securities in connection with its sale to Stage Stores, Inc. and paid Wachovia Securities an investment banking fee upon the closing of that transaction in November 2003.

Holding has paid Wachovia Securities a fee of $100,000, which represented a non-refundable advisory fee paid to Wachovia Securities upon its acceptance of the engagement. The full amount of this fee became fully earned and payable at the time Wachovia Securities accepted the engagement, and no part of such fee was contingent upon the delivery of a fairness opinion by Wachovia Securities or the approval or consummation of the merger and the exchange. Holding is also required to pay Wachovia Securities an additional non-refundable cash fee of $75,000 per month, payable on the first day of each month (commencing on March 1, 2004), in the event that the merger and exchange have not been consummated, and Holding’s engagement of Wachovia Securities has not been terminated, prior to the date such payment is due. These monthly fees shall not exceed $225,000 in the aggregate. In addition, Holding has paid Wachovia Securities a fee of $250,000, which represented a non-refundable cash fee paid to Wachovia Securities upon the delivery of its fairness opinion to the Special Committee. The full amount of this fee became fully earned and payable at the time Wachovia Securities rendered its fairness opinion, and no part of such fee was contingent upon the approval or consummation of the merger and the exchange. Holding has also agreed to pay Wachovia Securities an additional fee of approximately $575,000 for its financial advisory services in connection with the merger, which additional fee is contingent on the consummation of the merger and the exchange. In the event that the merger is consummated on or before April 1, 2004, Wachovia Securities would be entitled to aggregate compensation of $1,000,000, consisting of the $100,000 advisory fee, a $75,000 monthly advisory fee, the $250,000 fairness opinion fee, and the $575,000 financial advisory fee. In the event that the merger is consummated on or after April 2, 2004 but on or before May 1, 2004, Wachovia Securities would be entitled to aggregate compensation of $1,075,000, consisting of the fees described above plus an additional monthly advisory fee of $75,000. If the merger is consummated after May 1, 2004, Wachovia Securities would be entitled to aggregate compensation of $1,150,000, consisting of the fees described above plus an aggregate monthly advisory fee of $225,000. Holding has also agreed to reimburse Wachovia Securities for its expenses incurred in performing its services and to indemnify Wachovia Securities and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Wachovia Securities or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Wachovia Securities’ engagement and any related transactions.

Opinion of Duff & Phelps, LLC to the Benefits Committee and Board of Directors of Earle M. Jorgensen Holding Company, Inc.

On October 1, 2003, Holding’s Benefits Committee retained Duff & Phelps to provide financial advisory services with respect to the proposed transaction and to render an opinion as to the fairness of the proposed transaction, from a financial point of view, to the participants in the Stock Bonus Plan.

On December 8, 2003, Duff & Phelps delivered a draft written summary presentation of its underlying analysis to the Benefits Committee, the Special Committee, and the board of directors. On December 10, 2003, Duff & Phelps delivered a revised draft presentation, incorporating updated exchange ratio information. On December 11, 2003, Duff & Phelps participated in three separate conference calls with the benefits committee, the Special Committee and the board of directors of Holding to discuss its previously transmitted written presentations and to answer any questions regarding its analysis and conclusions. On December 11, 2003, Duff & Phelps also delivered its final presentation and written opinion letter to the benefits committee stating, in part, that as of December 11, 2003 and based upon and subject to the factors and assumptions set forth in its opinion, (a) the aggregate consideration to be received by the Stock Bonus Plan in the proposed merger and financial restructuring, is fair to the Stock Bonus Plan and its participants from a financial point of view, and (b) the consideration to be received by the Stock Bonus Plan pursuant to the proposed merger and financial restructuring in exchange for the (x) Series A Preferred Stock, (y) Series B Preferred Stock and (z) Holding common stock, considered independently in each case, is not less than the respective fair market value of such securities.

The full text of Duff & Phelps’ opinion, dated as of December 11, 2003, which is attached as Annex G to this proxy statement/prospectus, sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations of the review undertaken by Duff & Phelps, which are described below. You are urged to, and should, read Duff & Phelps’ opinion carefully and in its entirety.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries, as they deemed necessary and appropriate under the circumstances. Duff & Phelps’ due diligence with regards to the proposed transaction included, but was not limited to, the items summarized below.

•	Visited EMJ’s headquarters in Lynwood, California;

•	Conducted interviews with management including: Mr. Maurice S. Nelson, Jr., President and Chief Executive Officer; Mr. R. Neil McCaffery, Executive Vice President; and Mr. William S. Johnson, Chief Financial Officer;

•	Subsequent telephonic discussions were held with EMJ management; members of the Benefits Committee; members of the Special Committee of Holding’s Board of Directors; Katten Muchin Zavis Rosenman, legal counsel to the Special Committee; and Wachovia Securities, financial advisor to the Special Committee.

•	Reviewed relevant agreements, including but not limited to:

•	Agreement and Plan of Merger and Reorganization;

•	Exchange Agreement;

•	Amended and Restated Certificate of Incorporation of Earle M. Jorgensen Company;

•	Stockholders Agreement of Earle M. Jorgensen Company;

•	Amended and Restated Bylaws of the Earle M. Jorgensen Company;

•	Stock Bonus Plan Assumption Agreement;

•	Consent Order and Release by and between Elaine L. Chao, Secretary of the United States Department of Labor, and EMJ dated January 27, 2003.

•	Reviewed EMJ’s financial statements and SEC filings, including the annual report on Form 10-K for the year ended March 31, 2001 through 2003 and quarterly reports on Form 10-Q for the periods ended June 30, 2003 and September 29, 2003;

•	Reviewed Holding’s audited financial statements for the fiscal years ended March 31, 2001 through 2003;

•	Reviewed Holding’s internal financial statements for the fiscal years ended March 31, 2001 through 2003;

•	Reviewed Holding’s internal financial statements for the six months ended September 30, 2002 and 2003;

•	Reviewed financial projections prepared by EMJ management for the fiscal years ended March 31, 2004 through 2006;

•	Reviewed the valuation of Holding’s capital stock as of March 31, 2003 prepared by Houlihan, Lokey, Howard and Zukin.

•	Reviewed Phoenix Home Life corporate owned life insurance (“COLI”) schedules prepared by The Roberson Company, LLC;

•	Reviewed a company and market overview presentation prepared for potential customers by the Company’s management;

•	Reviewed and analyzed market trading prices and indicated valuation metrics for comparable public companies;

•	Reviewed other operating, financial and legal information regarding EMJ and Holding;

•	Reviewed pertinent economic and industry information; and

•	Reviewed and prepared other studies, analyses and investigations as Duff & Phelps deemed appropriate.

Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to the proposed transaction, in particular. Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of EMJ’s or Holding’s solvency or of any specific assets or liabilities (contingent or otherwise). Duff & Phelps’ opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the EMJ’s or Holding’s credit worthiness or otherwise as tax advice or as accounting advice. In rendering its opinion, Duff & Phelps relied upon the fact that the Benefits Committee, EMJ and Holding have been advised by counsel as to all legal matters with respect to the proposed transaction, including whether all procedures required by law to be taken in connection with the proposed transaction have been duly, validly and timely taken; and Duff & Phelps did not make, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In preparing its forecasts, performing its analysis and rendering its opinion with respect to the proposed transaction, Duff & Phelps: (i) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including EMJ and Holding management, and did not attempt to independently verify such information, (ii) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same, and (iii) assumed that the final versions of all documents reviewed by them in draft form conform in all material respects to the drafts reviewed. Duff & Phelps’ opinion further assumes that information supplied and representations made by EMJ and Holding management are substantially accurate regarding EMJ, Holding, and the proposed transaction.

In its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the proposed transaction. Duff & Phelps has also assumed that all of the conditions precedent required to implement the proposed transaction will be satisfied and that the proposed transaction will be completed in accordance with the Agreement and Plan of Merger and Reorganization that was provided for its review.

The basis and methodology for Duff & Phelps’ opinion have been designed specifically for the express purposes of the Benefits Committee and may not translate to any other purposes.

To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’ opinion is based proves to be untrue in any material respect, its opinion cannot and should not be relied upon.

Duff & Phelps prepared its opinion effective as of December 11, 2003. The opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting the opinion after its effective date and prior to the completion of the proposed transaction, Duff & Phelps reserves the right to change, modify or withdraw the opinion.

Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on Duff & Phelps’ part to any party.

It is understood that Duff & Phelps’ opinion is only for the information of the Benefits Committee in connection with its consideration of the proposed transaction. Duff & Phelps’ opinion is not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the proposed transaction, or whether to proceed with the proposed transaction or any related transaction, nor does it indicate that the consideration received is the best possible attainable under any circumstances. The decision as to whether to proceed with the proposed transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Duff & Phelps’ opinion is based. As a result, the opinion and presentation of Duff & Phelps was only one of many factors taken into consideration by the benefits committee, the Special Committee and the board of directors in making their respective determinations with respect to the merger and financial restructuring.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors. Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger and financial restructuring. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

In preparing its opinion, Duff & Phelps performed certain financial and comparative analyses summarized in the following paragraphs. Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors it considered, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying its opinion. While the conclusions reached in connection with each analysis were considered carefully by Duff & Phelps in arriving at its opinion, Duff & Phelps made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion. Although these paragraphs include some information in tabular format, those tables are not intended to stand alone, and must be read together with the full text of each summary and the limitations and qualifications in the opinion.

Structure of Analysis

Duff & Phelps’ analysis was comprised of three primary components: (1) an analysis of the probable range of fair market value for each class of Holding securities on a pre-transaction basis, (2) an analysis of the potential future consequences and value implications in the absence of the merger and financial restructuring, and (3) an analysis of the probable range of fair market value of EMJ common stock and consideration received by the Stock Bonus Plan assuming consummation of the merger and financial restructuring.

Pre-Transaction Analysis

In its pre-transaction analysis, Duff & Phelps derived a range of enterprise values for EMJ’s operations using a discounted cash flow analysis, a comparable public company analysis and a comparable transaction analysis. Each of these analyses is summarized below.

Throughout its analysis, Duff & Phelps applied certain valuation methodologies and adjustments in a manner that was consistent with prior annual appraisals prepared for the Stock Bonus Plan, and also consistent with the terms of the settlement agreement between Holding and the United States Department of Labor. Specifically, Duff & Phelps applied a 30% control premium to the estimated range of Holding’s equity value, and also maintained a consistent valuation methodology with respect to Holding’s corporate-owned life insurance.

Discounted Cash Flow Analysis. Duff & Phelps performed a discounted cash flow analysis of Holding to derive an indication of total enterprise value. A discounted cash flow analysis is designed to provide insight into the intrinsic value of a business based on the projected earnings and capital requirements as well as the net present value of projected debt-free cash flows. Duff & Phelps based its discounted cash flow analysis on projections of debt-free cash flows of Holding for the remainder of fiscal 2004 and fiscal years ending March 31, 2005 through 2007. These projections were provided by Holding’s management and were not independently verified by Duff & Phelps. In it analysis, Duff & Phelps used discount rates ranging from 9.5% to 10.5% to reflect the appropriate risk of Holding’s operations and financial performance. Duff & Phelps calculated a terminal value at the end of 2007 using two methods; a constant growth dividend discount model, which incorporated a range of perpetuity growth rates from 4% to 5%, and the capitalization of EBITDA method using an EBITDA multiple in the range of 7.5x to 8.5x.

Duff & Phelps’ discounted cash flow analysis yielded a total enterprise value for Holding ranging from $525 million to $734 million.

Comparable Public Company Analysis. Duff & Phelps’ comparable company analysis was based on a selected group of comparable public companies. No company used in this analysis is identical to Holding, and, accordingly, a comparable company analysis involves complex and subjective considerations and judgments concerning differences in financial and operating characteristics of businesses and other factors that affect trading prices of the various companies being compared.

In the selection of comparable public companies, Duff & Phelps used multiple databases to identify domestic companies with primary Standard Industrial Classification Codes of 3312 (steel works, blast furnaces and rolling), 3316 (cold-rolled steel sheet, strip and bars), 3317 (steel pipes and tubes), 3499 (miscellaneous structural metal work) and 5051 (metals service centers and offices). Duff & Phelps ultimately included the nine companies listed below in the comparison group based on their investment risks, products and services offered, and target markets:

• Castle (AM) & Co.	• Olympic Steel
• Commercial Metals	• Quanex
• Friedman Industries	• Reliance Steel & Aluminum
• Gibraltar Steel	• Ryerson Tull
• Metals USA

Duff & Phelps then compared selected financial information of Holding with corresponding data of the selected comparable public companies. As a result of Holding’s leveraged capital structure and high interest expenses on a pre-transaction basis, Holding is not projected to generate positive net income in the near term. Therefore Duff & Phelps derived valuation multiples based on the ratio of total enterprise value to latest twelve months EBITDA and earnings before interest and taxes (“EBIT”) and total enterprise value to projected 2004 EBITDA and EBIT. The table below summarizes the valuation multiples for the nine comparable public companies:

Company	Enterprise Value (in millions)	Enterprise Value as a Multiple of
		LTM EBITDA	Projected EBITDA	LTM EBIT	Projected EBIT
Castle (AM) & Co.	$195	NM	NA	NM	NA
Commercial Metals	900	8.4	6.1	19.7	10.3
Friedman Industries	25	7.3	NA	10.2	NA
Gibraltar Steel	675	8.7	8.7	12.1	12.2
Metals USA	232	NM	NA	NM	NA
Olympic Steel	156	11.5	9.6	NM	25.1
Quanex	693	5.9	6.0	9.7	9.8
Reliance Steel & Aluminum	1,463	15.5	13.4	22.9	18.7
Ryerson Tull	505	23.0	16.4	NM	NM

Highest	1,463	23.0	16.4	22.9	25.1
Lowest	25	5.9	6.0	9.7	9.8

Mean	538	11.5	10.0	14.9	15.2
Median	505	8.7	9.2	12.1	12.2

NA =  Not Available. Analyst projections of EBITDA and EBIT were not available through published sources for AM Castle & Co, Friedman Industries, and Metals USA.

NM = Not Meaningful. LTM EBIT for AM Castle & Co. and Ryerson Tull are negative. LTM EBITDA and EBIT for Metals USA are negative. Certain additional figures are currently depressed, resulting in abnormally high multiples that were not considered by Duff & Phelps to be indicative of relevant valuation measures. These include LTM EBITDA for AM Castle & Co. (65.6x multiple), LTM EBIT for Olympic Steel (43.7x multiple) and Projected EBIT for Ryerson Tull (65.9x multiple).

In addition to the broad ranges and averages presented above, Duff & Phelps noted that, in general, those companies that were most similar to Holding in terms of size and profitability were trading at EBITDA and EBIT multiples higher than median. Based on a comparison of Holdings with the selected public companies in terms of size, growth, profitability and other relevant quantitative and qualitative factors, Duff & Phelps determined that valuation multiples for Holding of 9.0x latest twelve months EBITDA, 8.5x projected 2004 EBITDA, 12.0x latest twelve months EBIT, and 10.0x projected 2004 EBIT were reasonable.

Duff & Phelps then applied the selected valuation multiples to Holding’s adjusted EBITDA and EBIT for the latest reported twelve month period as well as projected EBITDA and EBIT for the fiscal year ending March 31, 2004 as provided by management. Both EBITDA and EBIT as reported in Holding’s financial statements were adjusted by Duff & Phelps to remove the effect of certain non-recurring expenses, and also to remove the effect of any income and expenses associated with Holding’s corporate-owned life insurance. The application of selected multiples to the relevant financial measures are summarized in the table below.

(in $000s)	Representative Level		Selected Multiple		Enterprise Value
LTM EBITDA	57,359	x	9.0	=	516,200
Projected EBITDA	65,621	x	8.5	=	557,800
LTM EBIT	45,955	x	12.0	=	551,500
Projected EBIT	54,109	x	10.0	=	541,100

As shown above, Duff & Phelps’ comparable company analysis yielded a total enterprise value for Holding ranging from $516 million to $558 million. Duff & Phelps did not consider any one of these value indications to be any more or less significant than any other indication in arriving at its conclusions.

Comparable Transaction Analysis. Duff & Phelps used multiple databases and resources to identify comparable controlling interest transactions involving companies with primary Standard Industrial Classification Codes of 3312 (steel works, blast furnaces and rolling), 3316 (cold-rolled steel sheet, strip and bars), 3317 (steel pipes and tubes), 3499 (miscellaneous structural metal work) and 5051 (metals service centers and offices). Duff & Phelps identified ten completed comparable transactions for which adequate financial data was available.

Due to the limited financial and qualitative information related to many of the controlling interest transactions identified, the range of valuation multiples identified from the controlling transaction search was not used to directly value Holding. Instead, the range of transaction value multiples was examined in conjunction with the discounted cash flow and comparable company analyses to assess the reasonableness of the concluded value of Holding.

Concluded Range of Enterprise Values—Operations. Based on its discounted cash flow analysis and comparable public company analysis, Duff & Phelps determined that a range of enterprise values for Holding from $525 million to $625 million was reasonable.

Adjustments to Enterprise Value. To determine a range of value for Holding’s preferred and common equity securities, Duff & Phelps reduced its concluded enterprise values by the amount of normalized operating company debt and the November 30, 2003 balance of the Holding Debt, net of cash. Next, Duff & Phelps applied a 30% control premium, consistent with prior valuation methodology related to the Stock Bonus Plan as well as the terms of the settlement agreement between Holding and the United States Department of Labor. These adjustments resulted in a range of total controlling interest equity values for Holding, before consideration of the corporate-owned life insurance, between ($32.4) million and $87.9 million.

Duff & Phelps also estimated the value of Holding’s corporate-owned life insurance policies by analyzing the projected cash flows for these insurance policies and discounting them back to the present at appropriate discount rates, consistent with prior valuation methodology related to the Stock Bonus Plan as well as the terms of the settlement agreement between Holding and the DOL. This analysis resulted in a concluded value for the corporate-owned life insurance of $90.8 million.

After consideration of the value of corporate-owned life insurance, Duff & Phelps arrived at a range of total controlling interest equity values between $58.5 million and $178.7 million, which was then allocated among the Series A Preferred Stock, Series B Preferred Stock and common stock.

Preferred Stock Analysis. Duff & Phelps valued the Series A Preferred Stock by calculating future expected dividend payments that would accrue through the end of fiscal 2008 and then discounting the resulting total redemption value back to present value using discount rates ranging of 14.0% to 16.0%. Based on its analysis, Duff & Phelps determined that an aggregate value of $42.9 million, or approximately $671 per share, for Holding’s Series A Preferred Stock was reasonable.

Duff & Phelps concluded that if there were sufficient equity value to cover it, the value of the Series B Preferred Stock would be equal to its stated liquidation value, or $1,000 per share, adjusted to include dividends accumulated through November 30, 2003, or a total adjusted value of $28.2 million. However, at the low end of the total controlling interest equity value range, there is insufficient value to cover the total obligation associated with the Series B Preferred Stock. Given its level of priority relative to the other Holding securities, the Series B Preferred stock was valued at the maximum of: (1) face value of $28.2 million, or (2) the value remaining after deducting the Series A Preferred Stock value from total controlling interest equity value. Based on this methodology, Duff & Phelps determined that an aggregate value ranging from $15.5 million to $28.2 million, or approximately $565 to $1,028 per share, for the Series B Preferred Stock was reasonable.

Concluded Range of Common Equity Values. Duff & Phelps’ determination of common equity value was derived by deducting the aggregate value of Series A Preferred Stock and Series B Preferred Stock from the total controlling interest equity value. Based on the range of total equity value outlined above, Duff & Phelps determined that an aggregate value of Holding’s common equity in a range from $0 to $101.3 million, or $0.00 per share to $7.03 per share on a pre-transaction, fully diluted basis was reasonable.

Potential Future Values Under Existing Capital Structure

Duff & Phelps also considered the potential detrimental effects of leaving Holding’s current capital structure in place. Through its analysis, Duff & Phelps determined that under the current capital structure, the high rate of interest accretion on the Holding Debt will likely result in the steady decrease of value available to Series A Preferred Stock and Series B Preferred Stock over time, and that the combined accretion of interest and accrual of preferred dividends will likely result in the steady decrease of value available to common stock.

As a part of its analysis, Duff & Phelps projected hypothetical future values available to allocate to all classes of Holding and EMJ debt and equity securities, using a range of EBITDA multiples between 7x and 9x, as of the end of each fiscal year from 2004 to 2007. The range of EBITDA multiples was based on the median industry multiples of the comparable public companies over the last several years as well as current valuation multiples exhibited by the same companies. Duff & Phelps’ calculations were based on the same assumptions as those used in its pre-transaction valuation analysis with respect to control premiums and corporate-owned life insurance. Duff & Phelps’ conclusions are summarized below:

•	At a valuation multiple of 7x EBITDA, the total enterprise value of the Company is insufficient to fully cover the accrued Holding Debt in each of the next four fiscal years, leaving no value allocable to either class of preferred stock or to common stock.

•	At a valuation multiple of 8x EBITDA, the total enterprise value of the Company is sufficient to fully cover the accrued Holding Debt in each of the next four fiscal years. The accrued book value of Series A Preferred Stock is fully covered in only three of the four years, with partial impairment by the fourth year. The accrued book value of Series B Preferred Stock is only partially covered in the first three fiscal years, decreasing to zero by the fourth fiscal year. Under this scenario, Holding’s common stock would have zero value.

•	At a valuation multiple of 9x EBITDA, the total enterprise value of the Company is sufficient to cover the accrued book values of all debt and preferred securities in each of the next four fiscal years. However, the value of common stock decreases rapidly, falling by more than 50% between the end of fiscal 2004 and the end of fiscal 2007.

Based on the foregoing, Duff & Phelps concluded that only if industry valuation multiples remain at current levels, which are on the high end of the historical range, will Holding’s preferred securities maintain their values and keep up with their dividend accruals, and that even under this scenario, Holding’s common stock value would be subject to a steady decline in value.

Post-Transaction Analysis

Duff & Phelps’ analysis of post-transaction value was based on the premise that Holding’s enterprise value is the same as that derived in its pre-transaction analysis, or a range from $525 million to $625 million. On a post-transaction basis, the adjustments applicable to this enterprise value include the deduction of operating company debt (net of cash), the application of a 30% control premium, and the addition of corporate-owned life insurance value.

After these adjustments, as a result of eliminating the Holding Debt and both classes of preferred securities, the concluded controlling interest common equity value increases to a range between $334.4 million and $461.6 million, or $4.90 per share to $6.76 per share on a fully diluted basis.

Based on its pre- and post-transaction analyses as outlined above, Duff & Phelps then compared values and total consideration to be received by the Stock Bonus Plan in the aggregate and for each class of security, each considered independently. The following tables illustrate Duff & Phelps’ conclusions:

Range of Aggregate Value to Stock Bonus Plan

	Pre Recapitalization		Post Recapitalization
($000s)	Low	High	Low	High
Series A Preferred Stock	$26,339	$26,339	$24,023	$33,160
Series B Preferred Stock	$15,507	$28,203	$25,305	$34,930
Common Stock	$0	$19,169	$13,354	$18,433

Total Stock Bonus Plan Holdings	$41,846	$73,711	$62,682	$86,523

Range of Per Share Values

	Pre Recapitalization		Post Recapitalization
($000s)	Low	High	Low	High
Series A Preferred Stock(1)	$670.54	$670.54	$611.58	$844.20
Series B Preferred Stock(1)	$565.20	$1,027.96	$922.33	$1,273.14
Common Stock	$0.00	$7.03	$4.90	$6.76

(1)	On an as-converted basis.

Finally, Duff & Phelps compared hypothetical future values, again over a range of valuation multiples and across an approximate three-year period, for each class of security held by the Stock Bonus Plan on a pre-transaction and post-transaction basis. Duff & Phelps’ analysis indicated that in every scenario examined, the hypothetical future values of each class of security are higher if the merger and financial restructuring occurs than they are in the absence of the transaction.

Duff & Phelps is a nationally recognized investment banking firm that is regularly engaged to render financial opinions in connection with mergers and acquisitions, tax matters, ESOP and ERISA matters, corporate planning, and other purposes. Previously, Duff & Phelps has provided financial advisory services to Holding with respect to its litigation with the United States Department of Labor.

Holding has paid Duff & Phelps a fee of $200,000 in connection with the services provided by it under this engagement. No portion of the fees was contingent upon consummation of the proposed transaction or the conclusion reached by Duff & Phelps in its fairness opinion. Holding has also agreed to reimburse Duff & Phelps for its expenses incurred in performing its services and to indemnify Duff & Phelps and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Duff & Phelps or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Duff & Phelps’ engagement and any related transactions. Additional professional services beyond advising the benefits committee, providing the fairness opinion, and assisting with the proxy statement, if any, will be billed on an hourly basis at Duff & Phelps’ standard rates.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The special meeting will be held on [                 ], 2004, at [        ] p.m. (Pacific Time) at our corporate headquarters, located at 10650 South Alameda Street, Lynwood, California.

Purpose of the Special Meeting

The purpose of the special meeting is to allow the stockholders of Holding to consider and vote on a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of December 18, 2003, by and among Holding, EMJ, and EMJ Metals LLC, pursuant to which Holding will merge with and into EMJ Metals LLC with EMJ Metals LLC as the survivor, and EMJ will issue shares of common stock in exchange for the capital stock of Holding and the Holding Debt. If the merger is completed, Holding will merge into EMJ Metals LLC and each issued and outstanding share of Holding’s common stock will automatically be converted into the right to receive one share of our common stock, each share of Holding’s Series A Preferred Stock will automatically be converted into the right to receive 124.840 shares of our common stock, and each share of Holding’s Series B Preferred Stock will automatically be converted into the right to receive 188.271 shares of our common stock.

Record Date, Shares Entitled to Vote and Voting Power

Holding’s board of directors has fixed the close of business on April     , 2004 as the record date for determining those stockholders entitled to notice of, and to vote at, the special meeting. Only holders of record on the record date are entitled to notice of, and to vote at, the special meeting. On the record date, there were 63,044 shares of Series A Preferred Stock issued and outstanding, 26,496 shares of Series B Preferred Stock issued and outstanding and 11,404,860 shares of Holding’s common stock issued and outstanding.

Stockholders of record on the record date will be entitled to one vote per share of capital stock owned by them. Holders of Holding’s common stock and Series B Preferred Stock will vote together as a class on the merger proposal and at any adjournment or postponement of that meeting. Holders of Series A Preferred Stock will vote as a separate class on the merger proposal and at any adjournment or postponement of that meeting.

Quorum and Vote Required

Holding’s bylaws require the presence, in person or by duly executed proxy, of holders of a majority of the issued and outstanding shares of (i) Holding’s common stock and Series B Preferred Stock, voting together as a class and (ii) Holding’s Series A Preferred Stock, voting separately as a class, at the special meeting to constitute a quorum at the special meeting for such proposal. For purposes only of determining the presence or absence of a quorum for a particular proposal, Holding intends to count abstentions and broker non-votes as present at the special meeting. Abstentions and broker non-votes are not, however, counted as votes cast and, therefore, have the same effect as a vote “AGAINST” the merger. Broker non-votes are proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

Under the provisions of Holding’s amended and restated certificate of incorporation and the Delaware General Corporation Law approval of the merger agreement and the merger requires the affirmative vote of a majority of the issued and outstanding shares of Holding’s common stock and Series B Preferred Stock voting together as a class, and a majority of the issued and outstanding shares of Series A Preferred Stock voting separately as a class. However, because of the substantial ownership of the common stock and Series A Preferred Stock by Kelso and its affiliates, the merger agreement establishes an additional threshold requiring the affirmative vote of: (a) a majority of the issued and outstanding shares of Holding’s common stock and Series B

Preferred Stock voting together as a class, (b) a majority of the issued and outstanding shares of Holding’s common stock and Series B Preferred Stock voting together as a class, excluding the shares of such stock owned by Kelso and its affiliates, (c) a majority of the issued and outstanding shares of Series A Preferred Stock voting separately as a class, and (d) a majority of the issued and outstanding shares of Series A Preferred Stock voting separately as a class, excluding the shares of such stock owned by Kelso and its affiliates.

Kelso and its affiliates hold an aggregate of 8,229,300 shares of Holding’s common stock, representing 72.2% of Holding’s issued and outstanding common stock, and KIA holds 24,519 shares of Holding’s Series A Preferred Stock, representing 38.9% of Holding’s issued and outstanding Series A Preferred Stock. Each of the Kelso Entities has agreed to vote all of its shares of Holding capital stock in favor of the merger. As a practical matter, the determination of whether or not the merger and financial restructuring is approved will turn on the vote of the stockholders other than Kelso and its affiliates.

Participants in Holding’s Stock Bonus Plan

Each participant in Holding’s Stock Bonus Plan, as a beneficial owner of shares of Holding’s capital stock, is entitled to direct the trustee as to how to vote the capital stock of Holding held in his or her account. For purposes of effecting this vote, each participant will be provided with an instruction card, which he or she will be asked to complete and return to the trustee of our Stock Bonus Plan, not later than five (5) days prior to the special meeting, through which he or she will direct the trustee of the Stock Bonus Plan as to how his or her shares are to be voted. If a participant’s capital stock has been allocated to a rollover account and the participant fails to direct the trustee as to how those shares are to be voted, the trustee will not vote those shares and the effect will be the same as a vote against the merger. IF A PARTICIPANT’S CAPITAL STOCK HAS NOT BEEN ALLOCATED TO A ROLLOVER ACCOUNT AND THE PARTICIPANT FAILS TO DIRECT THE TRUSTEE AS TO HOW THOSE SHARES ARE TO BE VOTED, THE TRUSTEE WILL VOTE THOSE SHARES AT THE DIRECTION OF THE BENEFITS COMMITTEE IN FAVOR OF THE MERGER AND FINANCIAL RESTRUCTURING. At all times, the trustee shall be subject to fiduciary responsibility rules of the Employee Retirement Income Security Act of 1974 (“ERISA”), which supercedes any otherwise applicable state laws. The fiduciary responsibility rules of ERISA require that the trustee execute its duties for the exclusive benefit of the participants in Holding’s Stock Bonus Plan, in a manner that a prudent person would act under the circumstances.

Each participant may direct the trustee as to the voting of the shares of Holding’s capital stock allocated to his or her Stock Bonus Plan account by marking, executing and returning the instruction card to the trustee of our Stock Bonus Plan, at Wells Fargo Bank, 707 Wilshire Boulevard, 10th Floor, Los Angeles, California 90017, Attention: Cathy Leider, and it must be received by the trustee not later than five (5) days prior to the special meeting. If a participant wishes to change his or her vote, the participant must change the vote by submitting a new instruction card to the trustee of our Stock Bonus Plan at Wells Fargo Bank, 707 Wilshire Boulevard, 10th Floor, Los Angeles, California 90017, Attention: Cathy Leider, and it must be received by the trustee not later than five (5) days prior to the special meeting. To get a new instruction card a participant must call William S. Johnson at 323-567-1162.

Proxies, Voting and Revocation

Shares of Holding’s capital stock represented at the special meeting by properly executed proxies received prior to, or at, the special meeting, and not revoked, will be voted at the special meeting, and at any adjournment or postponement of that meeting, in accordance with the instructions on those proxies. If a proxy is duly executed and submitted without instructions, the shares of Series A and B Preferred Stock or common stock represented by that proxy will be voted “FOR” the approval of the merger agreement and the merger in the case of a proxy representing shares of preferred stock and/or common stock. Proxies are being solicited on behalf of Holding’s board of directors.

A proxy may be revoked at any time before it is voted at the special meeting. A proxy may be revoked by the person who executed it at, or before, the special meeting by:

•	delivering to our corporate secretary a written notice of revocation of a previously-delivered proxy bearing a later date than the proxy;

•	duly executing, dating and delivering to our secretary a subsequent proxy; or

•	attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, constitute a revocation of a previously delivered proxy and the giving of a proxy will not affect a stockholder’s right to attend the meting and vote in person.

Any written notice revoking a proxy should be delivered to Earle M. Jorgensen Company, 10650 South Alameda Street, Lynwood, California 90262, Attention: William S. Johnson, Corporate Secretary.

Solicitation of Proxies and Expenses

Neither Holding nor EMJ has engaged the services of a proxy solicitor. We intend to use the services of our employees and others to solicit proxies on behalf of Holding, none of whom will receive additional compensation for so acting. The cost of solicitation of proxies on behalf of Holding will be borne by us.

MATERIAL PROVISIONS OF THE MERGER AGREEMENT AND EXCHANGE AGREEMENT

Background

The following summary describes the material terms and conditions of the merger agreement and exchange agreement, copies of which are attached as Annex A and Annex B, respectively, to this proxy statement/prospectus and are incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and exchange agreement, and not this summary or any other information contained in this proxy statement/prospectus. This summary is qualified in its entirety by reference to the merger agreement and exchange agreement. The stockholders of Holding are encouraged to read the entire merger agreement and exchange agreement as well as this proxy statement/prospectus before making any decisions regarding the merger or the other transactions described herein.

The Merger

The merger agreement provides that Holding will merge with and into EMJ Metals LLC, our wholly-owned subsidiary, at the time the merger becomes effective. EMJ Metals LLC will be the entity surviving the merger and will remain our wholly-owned subsidiary. The separate existence of Holding will cease following the merger and all of the rights, privileges, property, powers and franchises of Holding shall vest in EMJ Metals LLC, and all of the debts, liabilities and duties of Holding shall become the debts, liabilities and duties of EMJ Metals LLC. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Closing of the Merger; Effective Time

The parties currently expect to complete the merger during the second quarter of calendar year 2004 promptly following the special meeting.

Consideration to be Received in the Merger

At the effective time of the merger, each share of capital stock of Holding (other than shares held by dissenting stockholders and shares held by us, Holding or EMJ Metals LLC) automatically will be converted into the right to receive a number of shares of our common stock as follows:

•	each share of common stock of Holding held by any stockholder of Holding shall be converted into the right to receive one share of our common stock;

•	each share of Series A Preferred Stock held by any stockholder of Holding shall be converted into the right to receive 124.840 shares of our common stock; and

•	each share of Series B Preferred Stock held by any stockholder of Holding shall be converted into the right to receive 188.271 shares of our common stock.

Holders of capital stock of Holding will have the right under Delaware law to dissent from the merger and receive the fair value of their shares in cash, as described in “Appraisal and Dissenter’s Rights” on page 64. All treasury shares held by us or by Holding shall be cancelled pursuant to the merger agreement.

Procedures for Exchanging Holding Capital Stock

Immediately after the effective time of the merger, we will mail a letter of transmittal to Holding’s stockholders, which will include detailed instructions on how Holding’s stockholders may exchange their share certificates for certificates representing the shares of our common stock that they are entitled to receive in connection with the merger. After completion of the merger, former Holding stockholders who have delivered properly completed letters of transmittal to us with their share certificates will be entitled to receive the applicable merger consideration consisting of share certificates representing our common stock that each such stockholder of Holding is entitled to receive pursuant to the merger agreement. Until surrendered, such certificates evidencing the capital stock of Holding shall represent solely the right to receive the per share consideration allocable to the shares of Holding capital stock represented by such certificates. Each surrendered certificate will then be cancelled. Do not mail your stock certificates at this time. If your share certificates have been lost, stolen or destroyed, you will be entitled to the merger consideration only by signing an affidavit to that effect and delivering a reasonable indemnity to protect us against claims by another party related to your share certificates.

Treatment of Options

At the effective time all options to purchase shares of Holding common stock will be assumed by us. The number of shares of our common stock issuable upon exercise of each assumed option will be equal to the number of shares of Holding common stock issuable upon exercise of such options prior to the effective time of the merger. The exercise price for such assumed options will be equal to the exercise price in effect for such options prior to the effective time and the provisions concerning the terms and vesting of such option shall be substantially the same as such provisions prior to the effective time.

Directors and Officers

Our directors and officers holding office immediately prior to the effective time shall continue to be our directors and officers following the merger. The directors and officers of Holding will cease to hold such offices following the merger.

Representations and Warranties

The merger agreement contains various customary representations and warranties from us and each of Holding and EMJ Metals LLC relating to, among other things: (a) organizational and similar matters; (b) the authorization, execution, delivery and enforceability of the merger agreement and related matters; and (c) (i) the absence of the need (except as specified) for governmental or other filings, permits, authorizations, consents or approvals with respect to the merger agreement and the transactions contemplated thereby, (ii) absence of conflicts under charter documents and bylaws (and/or operating agreement as applicable), (iii) required consents and approvals and (iv) the absence of violations of laws. In addition, Holding has made representations and warranties with respect to, among other things, (i) details of its capitalization, (ii) accuracy and fair presentation of its financial statements, (iii) lack of untrue statements or omission of material facts contained in this proxy statement and registration statement, and (iv) receipt of and conclusions referenced in opinions of financial advisors to Holding’s board of directors and benefits committee. We have made representations and warranties with respect to, among other things, (i) details of our capitalization, (ii) documents filed with the Commission and the accuracy of information contained therein and in accompanying financial statements; (iii) approvals of Holding, (iv) lack of untrue statements or omission of material facts contained in this proxy statement/prospectus and registration statement, and (v) validity of shares to be issued in connection with the merger and exchange.

The representations and warranties contained in the merger agreement do not survive beyond the effective time.

Conduct of Business Before the Merger

We have agreed with Holding, as follows:

•	to cooperate to effect the prompt filing of a registration statement (of which this proxy statement/prospectus forms a part) with the Commission, and to the extent it may be necessary, to amend or supplement the registration statement;

•

that neither we nor Holding will, with certain limited exceptions, from the date of the merger agreement through the effective time of the merger, (i) amend our respective organizational documents, except for the amendment and restatement of our certificate of incorporation and bylaws in connection with the merger, (ii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of our respective capital stock, or make any direct or indirect redemption, retirement, purchase or acquisition of any of our respective capital stock, except for (x) dividends, distributions or acquisitions required in connection with existing obligations to repurchase capital stock from our employees or employees of Holding who have terminated their employment pursuant to and in accordance with the terms of the Stock Bonus Plan or the Holding stockholders agreement, or from Alan Zakon, or (y) the Series B dividend authorized by the Holding board of directors at its meeting on October 17, 2003, (iii) split, combine or reclassify our respective outstanding shares of capital stock, or (iv) issue or agree to issue, any shares of, or rights of any kind to acquire any shares of our respective capital stock; and

•	to use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the merger and make effective the other transactions contemplated by the merger agreement.

We have also agreed that:

•	the authorization of the merger agreement and approval of the merger and the transactions contemplated thereby shall require the affirmative vote of: (i) a majority of the issued and outstanding shares of Holding common stock and Series B Preferred Stock voting together as a class, (ii) a majority of the issued and outstanding shares of Holding common stock and Series B Preferred Stock voting together as a class, excluding the shares of such stock owned by the Kelso Entities, (iii) a majority of the issued and outstanding shares of Series A Preferred Stock voting separately as a class, and (iv) a majority of the issued and outstanding shares of Series A Preferred Stock voting separately as a class, excluding the shares of such stock owned by the Kelso Entities (the “Required Vote”). Holding has agreed to call a meeting of its stockholders for the purpose of obtaining stockholder approvals required to consummate the merger, including from any person with “pass-through” voting rights under the Stock Bonus Plan of Holding, as soon as practicable after the registration statement has been declared effective by the Commission; and

•	promptly after the registration statement has been declared effective, Holding has agreed to mail to its stockholders proxy solicitation materials, including this proxy statement/prospectus and the related form of proxy.

We have also further agreed:

•	to take any action required to be taken under state securities or “blue sky” laws in connection with the issuance of our common stock to be issued in the merger and the exchange;

•	to assume all of the obligations of Holding under the Stock Bonus Plan;

•	until such time, as shares of our common stock are publicly traded on a nationally recognized market in the United States, to continue to comply with the floor price provisions of paragraphs 7 and 9 of the Consent Order and Release dated January 27, 2003 in connection with Civil Action No. SACV 02-257 DOL (MLGx);

•	to have valuations of the Company and its common stock (for use in connection with our Stock Bonus Plan and stockholders’ agreement) conducted in a manner that is generally consistent with prior valuations of Holding and its capital stock, including the application of a control premium and the methodology for valuing the corporate-owned life insurance;

•	that if a Stock Bonus Plan participant terminates his or her employment with EMJ during the period commencing on the day the merger becomes effective and ending 30 days after such date, but not later than June 30, 2004, the participant may elect to take an immediate distribution of his or her Stock Bonus Plan account. If a participant puts the EMJ common stock distributed to the participant to EMJ promptly (and not later than 15 days after receipt of such distributions), the participant will be entitled to receive the greater of the appraised value of the common stock as of March 31, 2003 and March 31, 2004;

•	to assume all of the options issued by Holding and all related obligations;

•	to provide each employee who receives and becomes the beneficial owner of shares of our common stock pursuant to the merger with an opportunity to become a party to our stockholders agreement;

•	to deliver to Holding a copy of each filing made, each notice given and each consent obtained by us during the pre-closing period;

•	to use commercially reasonable efforts to obtain an amendment of the indenture relating to our 9 3/4% senior secured notes providing for any changes necessary in connection with the merger;

•	to use commercially reasonable efforts to obtain an amendment, waiver and/or consent of or with respect to our credit agreement providing for any changes necessary in connection with the merger;

•	to take no action, directly or indirectly, that would prevent the transactions contemplated by the merger agreement and the exchange agreement from qualifying as a tax-free reorganization under section 368 of the Code; to take no action, directly or indirectly, inconsistent with the treatment of (A) the transactions contemplated by the merger agreement and the exchange agreement as a reorganization under section 368 of the Code or (B) the exchanges contemplated by such agreements as having been effected pursuant to the plan of such reorganization; and

•	to cause EMJ Metals LLC to be treated (at all relevant times) as “disregarded as an entity separate from” the Company within the meaning of Treasury Regulation 301.7701-3(b)(ii), promulgated under the Code.

Additionally, each party to the merger agreement has agreed to:

•	make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the merger and the other transactions contemplated by the merger agreement;

•	use all reasonable efforts to obtain each consent (if any) required to be obtained in connection with the merger or any of the other transactions contemplated by the merger agreement;

•	use all reasonable efforts to lift any restraint, injunction or other legal bar to the merger;

•	use all reasonable efforts to take all actions to consummate and make the merger and the other transactions contemplated by the merger agreement effective as soon as possible; and

•	not take any action which would prevent the merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code.

Conditions to the Completion of the Merger under the Merger Agreement

Our obligations, and the obligations of Holding and EMJ Metals LLC to complete the merger are subject to the satisfaction or valid waiver of the following conditions, among others:

•	the approval of the merger and the merger agreement by the stockholders of Holding by the Required Vote;

•	stockholders of Holding shall not have exercised dissenter’s rights with respect to more than 5% of the issued and outstanding shares of any class of Holding’s capital stock;

•	the absence of any injunction or other legal restraint to the merger agreement or the merger;

•	the registration statement of which this proxy statement/prospectus is a part being declared effective under the Securities Act, and no stop order suspending its effectiveness being in effect;

•	our certificate of incorporation shall have been amended and restated as contemplated by the merger agreement;

•	we shall have adopted and assumed all obligations under Holding’s Stock Bonus Plan and options issued by Holding; and

•	all material consents and approvals of third parties of the merger and the related transactions being received.

Our obligations, and the obligations of EMJ Metals LLC to complete the merger are subject to the satisfaction or valid waiver of the following additional conditions, among others:

•	the accuracy of all representations and warranties made by Holding in the merger agreement and in any certificate or other writing delivered by Holding pursuant to the merger agreement; and

•	Holding having performed in all material respects all of its covenants and obligations under the merger agreement to be performed by it at or prior to the effective time.

Holding’s obligations to complete the merger are subject to the satisfaction or valid waiver of the following additional conditions, among others:

•	the accuracy of all representations and warranties made by us and EMJ Metals LLC in the merger agreement and in any certificate or other writing delivered by Holding pursuant to the merger agreement;

•	each of us, and EMJ Metals LLC having performed in all material respects all of its covenants and obligations under the merger agreement to be performed by it at or prior to the effective time and the Kelso Entities having performed all of their respective obligations under the Exchange Agreement; and

•	receipt of opinions of the financial advisors to the Special Committee of the board of directors and the benefits committee of the board of directors, dated the closing date, from Wachovia Securities and Duff & Phelps, respectively.

The obligations of KIA IV to exchange the Holding Debt and warrants of Holding are subject to the concurrent consummation of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated by the mutual written consent of us and Holding at any time prior to the merger.

The merger agreement may be terminated by us or Holding if:

•	the merger is not consummated by May 31, 2004, subject to certain limited exceptions;

•	if there is a legal action or proceeding in place permanently restraining, enjoining or otherwise prohibiting the merger; or

•	if the stockholders of Holding shall have failed to adopt the merger agreement by the Required Vote at the special meeting or at any adjournment or postponement thereof.

The merger agreement may be terminated by us if Holding stockholders have exercised dissenter’s rights with respect to more than five percent (5%) of the issued and outstanding capital stock of any class of Holding.

Expenses

We shall will be responsible for and bear all of the costs and expenses of Holding, the Kelso Entities and EMJ Metals LLC, including, without limitation, expenses of legal counsel, accountants, brokers, finders and other advisors, incurred in connection with evaluating, negotiating and consummating the proposed transaction incident to the merger agreement.

Amendment or Waiver of the Merger Agreement

The parties may amend any provision of the merger agreement only through an express written instrument signed by all parties or their respective successors and permitted assigns.

The Exchange Agreement

The exchange agreement was entered into concurrently with the merger agreement and provides that:

•	each of the Kelso Entities will vote all of the shares of Holding capital stock owned by it in favor of the merger; and

•	immediately prior to the effective time, KIA IV will exchange the Holding Debt for 40,691,173 shares of our common stock and all of the warrants of Holding for 2,932,534 shares of our common stock.

The exchange agreement contains various customary representations and warranties from us, Holding and the Kelso Entities relating to, among other things: (a) organizational and similar matters; (b) the authorization, execution, delivery and enforceability of the exchange agreement and related matters; and (c) (i) absence of conflicts under charter documents and bylaws (and/or operating agreement and/or partnership agreement, as applicable), (ii) absence of conflicts with or violation of laws, and (iii) absence of any defaults under other agreements as a consequence of becoming a party to the exchange agreement, and (d) required consents and approvals have been obtained. In addition, we have also represented and warranted that the common stock we will issue in the exchange will be validly issued, fully paid, non-assessable and free of liens and each recipient of such common stock will be vested with good and marketable title to such common stock. Each Kelso Entity also represented and warranted that (i) it is the record and beneficial owner of Holding’s capital stock and Holding Debt to be exchanged free and clear of any liens or encumbrances of any kind and (ii) no broker, finder or investment banker is entitled to receive any fees or commissions in connection with the exchange.

The representations and warranties contained in the exchange agreement do not survive beyond the earlier of the effective time of the merger or, in the case of certain representations and warranties, termination of the merger agreement.

Pursuant to the exchange agreement, Holding, EMJ and its subsidiaries agreed to take no action, directly or indirectly, that (i) would prevent the transactions contemplated by the merger agreement and the exchange agreement from qualifying as a tax-free reorganization under section 368 of the Code, or (ii) would be inconsistent with the treatment of (A) the transactions contemplated by the merger agreement and this agreement as a reorganization under section 368 of the Code or (B) the exchanges contemplated by such agreements as having been effected pursuant to the plan of such reorganization. EMJ further agreed to cause EMJ Metals LLC to be treated (at all relevant times) as “disregarded as an entity separate from” EMJ within the meaning of Treasury Regulation 301.7701-3(b)(ii), promulgated under the Code. (Relatedly, under our stockholders’ agreement, each stockholder agreed, for U.S. federal, state and local income and franchise tax purposes, to treat the transactions contemplated by the merger agreement and the exchange agreement as occurring pursuant to a plan of reorganization described in Section 368 of the Code (or similar provision of state or local law and shall not report the transaction on any tax return in a manner inconsistent with that treatment)).

Pursuant to the exchange agreement KIA IV has agreed that from and after November 30, 2003 through the effective time, accruals of interest on the Holding Debt shall be suspended, and shall not be payable at or after the effective time.

Pursuant to the exchange agreement each of the Kelso Entities has agreed to:

•	not sell, transfer or otherwise encumber their shares of Holding capital stock and their Holding Debt;

•	take any action that would have the effect of preventing or disabling such stockholder from performing its obligations under the exchange agreement;

•	solicit or participate in any discussions or negotiations regarding any proposal that might result in a transaction other than the transaction contemplated by the merger agreement;

•	waive until the effective time of the merger, or if earlier, the date the merger agreement is terminated pursuant to Section 12.1 thereof, its right to declare Holding in default and accelerate payment of all amounts due on the Holding Debt on account of the failure to pay any interest or any other amounts due and payable from December 1, 2003 through the effective time of the merger (pertains to KIA IV only);

•	use their reasonable best efforts to take all appropriate action and all things necessary to consummate and make effective the merger agreement, the exchange agreement, the merger and the exchange;

•	vote in favor of the merger agreement and the merger and the other transactions and undertakings contemplated thereby; and

•	enter into our stockholder’s agreement.

Appraisal and Dissenter’s Rights

Under Section 262 of the Delaware General Corporation Law, any holder of any class or series of Holding capital stock who does not wish to accept the shares of our common stock to be issued pursuant to the merger agreement may dissent from the merger and elect to have the fair value of the stockholder’s shares of Holding capital stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the Delaware General Corporation Law. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex H to this proxy statement/prospectus. All references in Section 262 to “stockholders” and in this summary to a “stockholder” are to the record holder of the shares of capital stock as to which appraisal rights are asserted.

A person having a beneficial interest in shares of capital stock held of record in the name of another person, such as a trustee, broker or nominee (e.g., participants in Holding’s Stock Bonus Plan), must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect appraisal rights. Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that the appraisal rights are available and include in the notice a copy of Section 262. This proxy statement/prospectus constitutes the notice to the holders of Holding capital stock, and the applicable Delaware law provisions are attached to this proxy statement/prospectus as Annex H. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex H to this proxy statement/prospectus because failure to comply with the procedures specified in Section 262 in a timely and proper manner will result in the loss of appraisal rights. It is important to note that under Section 262, only the record holder of the shares of Holding capital stock is entitled to assert appraisal rights for the shares of Holding capital stock registered in that Holder’s name. Because of the complexity of the procedures for exercising the right to seek appraisal of Holding shares, we recommend that stockholders who consider exercising these rights seek the advice of counsel.

Any holder of any class or series of Holding capital stock wishing to exercise the right to dissent from the merger and demand appraisal under Section 262 (whether on its own behalf or in its capacity as record holder for capital stock beneficially held by another) must satisfy each of the following conditions:

•	the stockholder must deliver to us a written demand for appraisal of the stockholder’s shares before the vote on the merger agreement at the special meeting, which demand will be sufficient if it reasonably informs us of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of the holder’s shares specifying the class or series;

•	the stockholder must not vote his or her shares of Holding capital stock in favor of the merger agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement. A stockholder who owns more than one class of Holding capital stock may vote each class of capital stock differently and may exercise dissenters rights with respect to any class of capital stock for which all of such holders shares are not voted in favor of the merger agreement; and

•	the stockholder must continuously hold the shares from the date of making the demand through the effective time. Accordingly, a stockholder who is the record holder of shares of Holding capital stock on the date the written demand for appraisal is made, but who thereafter transfers the shares prior to the effective time, will lose any right to appraisal in respect of that stockholder’s shares.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

Only a holder of record of shares of Holding capital stock issued and outstanding immediately prior to the effective time is entitled to assert appraisal rights for the shares of Holding capital stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder’s name appears in our records, should specify the stockholder’s name and mailing address, the number of shares of Holding capital stock owned, including class or series, and that the stockholder intends thereby to demand appraisal of the stockholder’s Holding capital stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is duly acting as agent for the owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners, while not exercising these rights with respect to the shares held for other beneficial owners. Participants in our Stock Bonus Plan who wish to exercise appraisal rights must direct the trustee in writing to exercise their appraisal rights with respect to shares held in their Stock Bonus Plan accounts, which direction must be received by the trustee no later than five (5) days prior to the date of the special meeting. The trustee has advised us that it will exercise appraisal rights if directed to do so by a participant. The written demand to the record holder, including the directions to the trustee of the Stock Bonus Plan, should set forth the number and class of shares as to which appraisal is sought. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by a nominee.

A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to: Earle M. Jorgensen Holding Company, Inc., 10650 South Alameda Street, Lynwood, California 90262, Attention: William S. Johnson, Corporate Secretary.

Within 10 days after the effective time, the surviving company must send a notice as to the effectiveness of the merger to each former stockholder of Holding who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the merger agreement. Within 120 days after the effective time, but not thereafter, either the surviving company or any dissenting stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the value of the shares of Holding capital stock held by all dissenting stockholders. We are under no obligation to and have no present intent to file a petition for appraisal. Stockholders seeking to exercise appraisal rights should not assume that the surviving company will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods in the manner prescribed in Section 262. Inasmuch as we have no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify that stockholder’s previous written demand for appraisal. In any event, at any time within 60 days after the effective time (or at any time thereafter with the written consent of Holding), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the merger consideration. Under the merger agreement, Holding has agreed to give us prompt notice of any demands for appraisal received by it, withdrawals of these demands, and any other instruments served in accordance with Delaware law and received by us and relating thereto. We shall direct all negotiations and proceedings with respect to demands for appraisal under Delaware law. We shall not, except with the prior written consent of Holding, make any payment with respect to any demands for appraisal, offer to settle, or settle any such demands.

Within 120 days after the effective time, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of these shares. The surviving corporation must mail the statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

A stockholder filing a timely petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to these stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights.

After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a dissenting stockholder, the Delaware Chancery Court also may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In the Weinberg case, the Delaware Supreme Court stated that “elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time).

Any stockholder may withdraw his or her demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the stockholder’s demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon terms as deemed just by the Delaware Chancery Court. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when such approval is required, or if the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the merger consideration.

FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN THE LOSS OF A STOCKHOLDER’S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

THE COMPANY MAY ELECT TO TERMINATE THE MERGER AGREEMENT AND REFUSE TO COMPLETE THE MERGER IF STOCKHOLDERS HOLDING IN EXCESS OF 5% OF THE ISSUED AND OUTSTANDING SHARES OF ANY CLASS OF HOLDING CAPITAL STOCK PROPERLY EXERCISE THEIR DISSENTER’S RIGHTS.

Federal Securities Law Consequences

The registration statement of which this proxy statement/prospectus is a part does not cover any resales of the EMJ common stock to be received by stockholders upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

All shares of EMJ common stock received by Holding stockholders in the merger will be freely transferable, except for restrictions applicable to such common stock under our new stockholders’ agreement, and except that shares of Holding common stock received by persons who are deemed to be “affiliates” of Holding under the Securities Act at the time of Holding’s special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Holding for these purposes generally include individuals or entities that control, are controlled by or are under common control with Holding, and may include directors and executive officers of Holding.

DESCRIPTION OF OUR CAPITAL STOCK, CERTIFICATE OF INCORPORATION AND BYLAWS

The following is a description of certain significant terms of our capital stock, certificate of incorporation, bylaws and stockholders agreement as each will be in effect following the merger, copies of the forms of which are attached as Annex C, Annex D and Annex E, respectively.

Authorized Capitalization

As of March 31, 2004, we had 2,800 shares of common stock, $0.01 par value, and 200 shares of preferred stock, $0.01 par value, authorized, and 128 shares of common stock issued and outstanding, all of which were owned by Holding, and no shares of preferred stock issued or outstanding. In connection with the completion of the merger and financial restructuring, we will amend and restate our certificate of incorporation to provide for authorized capital stock of 80,000,000 shares divided into 79,000,000 shares of common stock, $0.001 par value, and 1,000,000 shares of preferred stock, $0.001 par value.

Upon the effectiveness of the merger, assuming the exchange of all of the Holding Debt and the warrants of Holding pursuant to the exchange agreement and the conversion of all of Holding’s capital stock pursuant to the merger agreement, 68,887,544 shares of our common stock and no shares of our preferred stock will be issued and outstanding. In addition, 7,101,000 shares of common stock will be reserved for issuance upon the exercise of outstanding options and for options that may be issued under our new employee stock option plan.

Common Stock

Under our amended and restated certificate of incorporation, holders of our common stock will vote together on all matters for which a vote of common stockholders is required, and each holder of shares of our common stock will have one vote per share. Holders of our common stock will be entitled to receive proportionately such dividends, if any, as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock, if any. Holders of common stock will have no conversion, preemptive or subscription rights. We do not expect to pay any dividends in the foreseeable future. In the event of any liquidation, dissolution or winding-up of our affairs, and subject to the rights of any outstanding series of our preferred stock, holders of our common stock are entitled to receive a distribution of the remaining assets on a pro rata basis.

Preferred Stock

We will be authorized to issue up to 1,000,000 shares of preferred stock. Our amended and restated certificate of incorporation will authorize our board to issue these shares in one or more series; to establish from time to time the number of shares to be included in each series; and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board may increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. We currently have no plans to issue any shares of preferred stock.

Election Of Directors

Our bylaws will provide for a board composed of 1 to 9 members, as fixed by resolution of our board of directors. Our board currently consists of 7 members. The members of the Holding board of directors and our board of directors are identical. Accordingly, there will be no change in the board of directors as a result of the merger.

Kelso and its affiliates have agreed to enter into a stockholders agreement with the other stockholders of EMJ that will be substantially identical to the stockholders agreement of Holding. Our stockholders agreement will provide for the election of two members of the board of directors of EMJ by employee stockholders who are parties to the stockholders agreement and the election of the remaining directors by Kelso and its affiliates.

Indemnification Of Directors And Executive Officers And Limitation Of Liability

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

As permitted by Delaware law, our certificate of incorporation includes and will continue to include a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to EMJ or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by Delaware law, our certificate of incorporation and bylaws provide that (1) we are permitted to indemnify our directors, officers and other employees to the fullest extent permitted by Delaware law; (2) we are permitted to advance expenses, as incurred, to our directors, officers and other employees in connection with defending a legal proceeding if we have received an undertaking by the person receiving such advance to repay all amounts advanced if it should be determined that he or she is not entitled to be indemnified by us; and (3) the rights conferred as to indemnity in the certificate of incorporation are not exclusive.

We have entered into indemnification agreements with our directors and executive officers providing for indemnification to the full extent permitted by Delaware law as outlined above. Holding is also an indemnitor on the indemnification agreements.

Stockholders Agreement

In addition to the provisions relating to the election of directors, our stockholders agreement will provide that in the event of termination of employment, our employee stockholders who become parties to our stockholders agreement will be entitled to sell, and we will be required to buy, subject to the availability of funds, their shares of our common stock upon termination of employment at the then current fair market value determined in accordance with the provisions of our stockholders agreement; provided that, employee stockholders are not entitled to “put” their directly-owned shares following voluntary termination of employment. Such provisions are substantially the same as the provisions in the current Holding stockholders agreement. The stockholders agreement does not apply to shares of capital stock held in the Stock Bonus Plan.

If a stockholder who is party to our stockholders agreement wishes to sell shares of our common stock to a third party other than for estate planning purposes or pursuant to certain “tag-along rights” or “drag-along obligations,” as referenced and defined in the next paragraph, such sale will be subject to rights of first refusal of us and our other stockholders party to the agreement.

Kelso and the employee stockholders have also agreed that (i) if Kelso and its affiliates sell more than 15% of their aggregate shares of EMJ common stock to an unaffiliated third party in a nonpublic transaction, the employee stockholders who become parties to our stockholders agreement may participate in such transaction on the same terms and conditions as Kelso and its affiliates, or a “tag-along right,” and (ii) if Kelso and its affiliates propose to sell shares of EMJ common stock representing more than 75% of their aggregate equity interest in EMJ to a third party or parties unaffiliated with Kelso and its affiliates, Kelso and its affiliates may require each employee stockholder to sell to such person the same proportion of its shares as Kelso and its affiliates propose to sell on the same terms and conditions or a “drag-along obligation”.

The stockholders agreement will terminate upon completion of an initial public offering of the our common stock and otherwise will expire on the tenth anniversary of completion of the merger.

Stock Bonus Plan

Holding maintains a Stock Bonus Plan in respect of our nonunion employees who meet certain service requirements. Since April 1, 1999 (when our employee stock ownership plan was amended and became a stock bonus plan), the amount of annual contributions is calculated as a percentage (as determined by our board of directors based on the achievement of our performance objectives) of total cash compensation (as defined in the Plan) and may be made by us in cash or by Holding in shares of Holding capital stock. Participants become 20% vested in their account balances after one year of continuous service. Participants vest an additional 20% for each year of service thereafter and become fully vested at age 65 or upon completion of five years of service, retirement, disability or death. Following the occurrence of a participant’s termination of service (as defined in the Stock Bonus Plan), retirement, disability, or death, the Stock Bonus Plan is required to either distribute the vested balance in stock or cash depending upon the investment of the participant’s plan account.

Participants in Holding’s Stock Bonus Plan are entitled to receive distribution of the shares they hold through the Stock Bonus Plan upon termination of their employment. If termination is due to retirement, disability, death, plant closure or job elimination, distribution shall occur in a single sum as soon as is practicable on or after the June 30th, September 30th or December 31st that is either the date of termination or first follows the date of termination. If termination occurs for any other reason, distribution shall occur as soon as is practicable after the next March 31st if that is the date of termination or, if termination is any other date, after the next March 31st following such date of termination. In either case, following a distribution of shares from our Stock Bonus Plan to any participant, the participant has two option periods of 60 days during which the participant can put his shares to us at the appraised value as of the immediately preceding appraisal date. One option period commences on the distribution date and the second option period commences on the date as of which the appraisal for the next plan year is made available to participants. For shares of common stock that were contributed to the Stock Bonus Plan in years 1994 through 2000, the put price will be the greater of the appraised value and $4.25 per share.

In connection with the merger, we have agreed to amend the Stock Bonus Plan to provide that if a participant terminates his or her employment with EMJ during the period commencing on the day the merger becomes effective and ending 30 days after such date but not later than June 30, 2004, the participant may elect to take an immediate distribution of his or her Stock Bonus Plan account. If a participant puts the EMJ common stock distributed to the participant to EMJ promptly (and not later than 15 days after receipt of such distribution), the participant will be entitled to receive the greater of the appraised value of the common stock as of March 31, 2003 and March 31, 2004.

If a stockholder elects to transfer his shares to a third party, except for a permitted transfer, such as for estate planning purposes, Holding, the Stock Bonus Plan and other stockholders have a right of first refusal to purchase such common stock on the same terms as the proposed transaction.

Although neither Holding nor EMJ has expressed any intent to terminate the Stock Bonus Plan, they have the right to terminate or amend the provisions of the Stock Bonus Plan at any time. In the event of any termination, participants become fully vested to the extent of the balances in their separate accounts and receive put options with respect to the capital stock allocated to their accounts.

COMPARISON OF SECURITIES AND STOCKHOLDER RIGHTS

Upon completion of the merger, you will become stockholders of EMJ. Your rights will continue to be governed by Delaware law and will be governed by our amended and restated certificate of incorporation, amended and restated bylaws, stockholders’ agreement and Stock Bonus Plan. Because both Holding and EMJ are organized under the laws of Delaware, differences in your rights arise from differences in the respective certificates of incorporation, bylaws, stockholders agreement and Stock Bonus Plan of Holding and EMJ.

The following is a summary of the material differences between the rights of the holders of the equity securities of Holding and the holders of our common stock into which the Holding securities will be converted in the merger. The summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to the governing corporate instruments of Holding and us, which you should read. Copies of the governing corporate instruments of Holding are on file with the SEC, and the forms of our new governing corporate documents are included as annexes to this proxy statement/prospectus and were filed with the SEC as exhibits to the registration statement of which this proxy statement/prospectus is a part. To find out where you can get copies of these documents, see the section of this proxy statement/prospectus entitled “Where You Can Find Additional Information About Us” on page 114.

Holding Common Stock	EMJ Common Stock

Authorized Capital. 19,500,000 shares, $.01 par value, are authorized for issuance and 11,404,860 shares are issued and outstanding as of March 31, 2004. Warrants to purchase 2,937,915 shares of common stock an exercise price of $0.01 per share and options to purchase 2,101,000 shares of common stock at a weighted average exercise price of $5.84 per share are currently outstanding.	Authorized Capital. 79,000,000 shares, $.001 par value, are authorized for issuance and 67,887,544 shares shall be issued and outstanding immediately following the merger. Options to purchase 2,101,000 shares of common stock at a weighted average exercise price of $5.84 per share will be assumed and outstanding.

Rank. Holding’s common stock is junior to all series of its preferred stock with respect to dividends and rights on liquidation and winding up.	Rank. EMJ’s common stock will be the only class of equity securities outstanding.

Voting. Each share of Holding’s common stock is entitled to 1 vote per share.	Voting. Each share of EMJ’s common stock is entitled to 1 vote per share.

Election of Directors. Holding’s stockholders’ agreement provides for a board of directors consisting of at least 7 members, at least 2 of whom are (i) to be nominated by management stockholders owning a majority of the shares of common stock owned by such management stockholders and (ii) are reasonably acceptable to Kelso, and 5 of whom shall be designated by Kelso.	Election of Directors. EMJ’s stockholders’ agreement provides for a board of directors consisting of at least 7 members (of a maximum of 9 members permitted under EMJ’s bylaws), at least 2 of whom are (i) to be nominated by employee stockholders owning a majority of the shares of common stock owned by such employee stockholders and (ii) are reasonably acceptable to Kelso, and 5 of whom shall be designated by Kelso.

Approval Rights. A majority vote of the holders of common stock and the Series B Preferred Stock, voting together as a class, is required to approve any merger.	Approval Rights. A majority vote of the holders of common stock of EMJ will be required to approve any merger.

Puts and Calls under Stockholders’ Agreement. Holding’s stockholders’ agreement provides that, upon termination of employment, management stockholders have the right to put their shares of common stock to Holding and Holding has the right to purchase their	Puts and Calls under Stockholders’ Agreement. EMJ’s stockholders’ agreement provides that, upon termination of employment, employee stockholders have the right to put their shares of common stock to EMJ and EMJ has the right to purchase their shares
shares of common stock at fair market value; provided that management stockholders do not have a put right on voluntary termination of employment. Fair market value is equal to the most recent appraised value, until 6 months into a fiscal year, and thereafter, is equal to a value based on the weighted average (based on a 365 or 366 day year) of the previous appraised value and the value determined at the next appraisal. This right terminates upon the earlier of March 24, 2008 or the closing of an initial public offering of Holding’s common stock.	of common stock at fair market value; provided that management stockholders do not have a put right on voluntary termination of employment. Fair market value is equal to the most recent appraised value, until 6 months into a fiscal year, and thereafter, is equal to a value based on the weighted average (based on a 365 or 366 day year) of the previous appraised value and the value determined at the next appraisal. This right terminates upon the earlier of (a) the tenth anniversary of the closing of the merger or (b) the closing of an initial public offering.

Tag and Drag. The Holding stockholders agreement provides that (i) if Kelso and its affiliates sell more than 15% of their aggregate shares of Holding common stock to a third party or parties unaffiliated with Kelso, the employee stockholders may participate pro rata in such transaction on the same terms and conditions as Kelso and its affiliates, and (ii) if Kelso and its affiliates sell all of their common stock to a third party or parties unaffiliated with Kelso, such third party may require the employee stockholders to sell their shares to it on the same terms and conditions.	Tag and Drag. The EMJ stockholders agreement will provide that (i) if Kelso and its affiliates sell more than 15% of their aggregate shares of EMJ common stock to an unaffiliated third party in a nonpublic transaction, the employee stockholders may participate in such transaction on the terms and conditions as Kelso and its affiliates, and (ii) if Kelso and its affiliates propose to sell shares of EMJ common stock representing more than 75% of their aggregate equity interest in EMJ to a third party or parties unaffiliated with Kelso and its affiliates, Kelso and its affiliates may require each employee stockholder to sell to such person the same proportion of its shares as Kelso and its affiliates propose to sell on the same terms and conditions.

Restrictions on Transfer. If an employee stockholder elects to transfer his shares to a third party, except for a permitted transfer, Holding, the Stock Bonus Plan and other stockholders have a right of first refusal to purchase such common stock on the same terms as the proposed transaction.	Restrictions on Transfer. If an employee stockholder elects to transfer his shares to a third party, except for a permitted transfer, EMJ and other stockholders have a right of first refusal to purchase such common stock on the same terms as the proposed transaction.

Distribution and Put Rights under Stock Bonus Plan. Participants in our Stock Bonus Plan are entitled to receive distribution of the shares they hold through the Stock Bonus Plan upon termination of their employment. If termination is due to retirement, disability, death, plant closure or job elimination, distribution shall occur in a single sum as soon as is practicable on or after the June 30th, September 30th or December 31st that is either the date of termination or follows the date of termination. If termination occurs for any other reason, distribution shall occur as soon as is practicable after March 31st if that is the date of termination or, if termination is any other date,	Distribution and Put Rights under Stock Bonus Plan. EMJ is assuming all of Holding’s obligations under the Stock Bonus Plan, so the holders of our common stock will continue to have the same rights.

after the next March 31st following such date of termination. In either case, following a distribution of shares from our Stock Bonus Plan to any participant, the participant has two option periods of 60 days during which the participant can put his shares to us at the appraised value as of the immediately preceding appraisal date. One option period commences on the distribution date and the second option period commences on the date as of which the appraisal for the next plan year is made available to participants.

DOL Floor Price Guaranty. For shares of Holding common stock that were contributed to the Stock Bonus Plan in years 1994 through 2000, the put price will be the greater of the most recent appraised value prior to exercise of the put right and $4.25 per share.	DOL Floor Price Guaranty. We have agreed in the merger agreement to continue to provide the floor price guaranty with respect to the shares of EMJ common stock that are issued in exchange for the shares of Holding common stock that were contributed to the Stock Bonus Plan in years 1994 through 2000. Accordingly, the put price for those shares will be the greater of the most recent appraised value prior to the exercise of the put right and $4.25 per share.

Dividend Requirement. None.	Dividend Requirement. None.

Holding Series A Preferred Stock

Authorized Capital. 600,000 shares, $.01 par value, are authorized for issuance and, as of March 31, 2004, 63,044 shares are issued and outstanding.	Authorized Capital. Holders of Series A Preferred Stock will receive shares of our common stock in the merger. They will have the rights described above, except for the United States Department of Labor floor price guaranty.

Rank. The Series A Preferred Stock is senior to all classes of common and preferred stock with respect to dividends and rights on liquidation and winding up. The liquidation preference entitles Holders of Series A Preferred to receive cash equal to $100 per share, plus all accrued but unpaid dividends in the event of a voluntary or involuntary liquidation of Holding. A sale, conveyance, transfer or exchange of substantially all of the property or assets of Holding also triggers this liquidation preference.

Dividend. The Series A Preferred Stock is entitled to receive cumulative dividends at 18% per annum (this rate was increased from 13% in December 2002), which is payable in cash only. No dividends may be declared unless the corporation possesses sufficient cash and is otherwise legally permitted to pay the dividends in cash. Dividends on the Series A Preferred Stock are payable each December 31st. Dividends have not been declared on the Series A Preferred Stock because Holding is unable to pay the cash portion of the dividends. Undeclared dividends have accumulated and are reflected in the appraised value of the Series A Preferred Stock.

Voting. The Series A Preferred Stock is entitled to 1 vote per share on all matters for which such shares are entitled to vote.

Election of Directors. The holders of Series A Preferred Stock are currently entitled to appoint 1 member to Holding’s board of directors because dividends have not been timely paid. The holders of Series A Preferred Stock will continue to appoint 1 director until all cumulative dividends on the Series A Preferred Stock have been paid in full.

Approval Rights. The holders of the Series A Preferred Stock have certain approval rights. Approval of a majority of the holders of Series A Preferred Stock, voting as a single class, is required to approve a merger, if the merger consideration is something other than cash and, if the merger consideration is cash, the cash is less than the liquidation preference plus all accrued but unpaid dividends. A vote of 2/3 of the issued and outstanding shares is required to approve (1) any class of stock having priority over the Series A Preferred Stock, (2) reclassification of any shares of stock into the Series A Preferred Stock, (3) the authorization of any series of security authorized to purchase any of the Series A Preferred Stock and (4) any amendment of our certificate of incorporation that adversely affects the rights of the Series A Preferred Stock. Unanimous approval of the holders of Series A Preferred Stock affected is required to (a) reduce or change the dividend rate, (b) reduce the liquidation value or (c) waive any obligation to pay dividends or make redemption payments. Changes to Holding’s stockholders’ agreement affecting the rights of holders of the Series A Preferred Stock require approval of (x) Holding and Kelso and (y) the stockholders owning a majority of the Series A Preferred Stock.

Puts and calls. Holding’s stockholders’ agreement provides that, upon termination of employment, management stockholders have the right to put their shares of Series A Preferred Stock to Holding and Holding has the right to purchase the shares of Series A Preferred Stock at fair market value. This right terminates upon the earlier of March 24, 2008 or the closing of an initial public offering of Holding’s common stock.

Distribution and Put Rights under Stock Bonus Plan. Participants in our Stock Bonus Plan are entitled to receive distribution of the shares they hold through the Stock Bonus Plan upon termination of their employment. If termination is due to retirement, disability, death, plant closure or job elimination, distribution shall occur in a single sum as soon as is practicable on or after June 30th, September 30th or December 31st that is either the date of termination or follows the date of termination. If termination occurs for any other reason, distribution shall occur as soon as is practicable after March 31st if that is the date of termination or if termination is any other date, after the next March 31st following such date of termination. In either case, following a distribution of shares from our Stock Bonus Plan to any participant, the participant has two option periods of 60 days during which the participant can put his shares to us at the appraised value as of the immediately preceding appraisal date. One option period commences on the distribution date and the second option period commences on the date as of which the appraisal for the next plan year is made available to participants.

Redemption. Holding may redeem shares of the Series A Preferred Stock at $100 per share plus payment of an amount equal to all accrued but unpaid dividends through the redemption date; provided unless the full cumulative dividends on all outstanding shares of Series A Preferred Stock were paid or contemporaneously are declared and paid for all past dividend periods, no Series A Preferred Stock may be redeemed unless all such shares are redeemed.

Holding Series B Preferred

Authorized Capital. 100,000 shares, $.01 par value, are authorized for issuance and, as of March 31, 2004, 26,496 shares are issued and outstanding.	Authorized Capital. Holders of Series B Preferred Stock will receive shares of our common stock in the merger. They will have the rights described above, except for the United States Department of Labor floor price guaranty.

Rank. The Series B Preferred Stock is (1) junior to the Series A Preferred Stock and (2) senior to the common stock, with respect to dividends and rights on liquidation and winding up.

Dividend. The Series B Preferred Stock is entitled to receive cumulative dividends at a variable interest rate per annum. The applicable dividend rate was initially set at 15.5% of the liquidation value per annum, and is adjusted annually on or prior to each June 30 (contemporaneously with and based on the annual appraisal of the Series B Preferred Stock held by the Stock Bonus Plan); provided that the interest rate may not increase or decrease by more than 500 basis points from the initial rate. Dividend payments on the Series B Preferred Stock are payable in cash or in-kind (via the issuance of common stock or Series B Preferred Stock of equivalent value) on each March 31st, June 30th,

September 30th and December 31st. Any dividends paid in-kind must be paid and have been paid at the applicable dividend rate plus 150 basis points.

Voting. The Series B Preferred Stock is entitled to 1 vote per share on all matters for which such shares are entitled to vote.

Election of Directors. No voting rights.

Approval Rights. In the event of any amendment to Holding’s certificate of incorporation adversely affecting the interests the holders of the Series B
Preferred Stock, the holders of Series B Preferred Stock would be entitled to vote as a class on such amendment (Section 242 of the DGCL). A majority vote of the holders of common stock and the Series B Preferred Stock, voting together as a class is required to approve any merger.

Redemption. The Corporation may redeem shares of the Series B Preferred Stock at $1,000 per share plus payment of an amount equal to all accrued, but unpaid dividends through the redemption date; provided unless the full cumulative dividends on all Series B Preferred Stock were paid or contemporaneously are declared and paid for all past dividend periods, no Series A Preferred Stock may be redeemed unless all such shares are redeemed.

Distribution and Put Rights under Stock Bonus Plan. Participants in our Stock Bonus Plan are entitled to receive distribution of the shares they hold through the Stock Bonus Plan upon termination of their employment. If termination is due to retirement, disability, death, plant closure or job elimination, distribution shall occur in a single sum as soon as is practicable on or after June 30th, September 30th or December 31st that is either the date of termination or follows the date of termination. If termination occurs for any other reason, distribution shall occur as soon as is practicable after March 31st if that is the date of termination or if termination is any other date, after the next March 31st following such date of termination. In either case, following a distribution of shares from our Stock Bonus Plan to any participant, the participant has two option periods of 60 days during which the participant can put his shares to us at the appraised value as of the immediately preceding appraisal date. One option period commences on the distribution date and the second option period commences on the date as of which the appraisal for the next plan year is made available to participants.

ACCOUNTING TREATMENT

For accounting purposes our merger and reorganization will be accounted for as a transfer of assets and exchange of shares between entities under common control. As such, the transaction will be accounted for in a manner similar to a pooling-of-interests. Accordingly, the financial position and results of operations of Holding will be included in our consolidated financial statements on a historical cost basis.

FEDERAL INCOME TAX CONSEQUENCES

Material Federal Income Tax Consequences

The following summary discusses the material United States federal income tax consequences of the merger to Holding stockholders. This discussion is based upon the United States Internal Revenue Code of 1986, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion assumes that the Holding stockholders currently hold their Holding stock and will continue to hold that stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal circumstances or to stockholders subject to special treatment under the United States federal income tax laws, including:

•	insurance companies;

•	financial institutions or trusts;

•	dealers in securities or foreign currency;

•	traders that mark to market;

•	tax-exempt organizations;

•	stockholders who hold their shares as part of a hedge, appreciated financial position, straddle or conversion transaction;

•	stockholders who hold or have acquired the Holding stock or are acquiring EMJ capital stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; and

•	foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States.

Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws, and does not consider the effect of the merger for United States federal alternative minimum tax purposes. Accordingly, holders of Holding stock are urged to consult their own tax advisors regarding the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and foreign income or other tax laws applicable to their particular circumstances.

Neither EMJ nor Holding has requested a ruling from the Internal Revenue Service with respect to any of the United States federal income tax consequences of the merger and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or successfully challenge any of the statements made below.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Katten Muchin Zavis Rosenman has delivered to us its legal opinion to this effect. Assuming the merger qualifies as a “reorganization,” the following United States federal income tax consequences are generally expected to result:

•	a Holding stockholder will not recognize gain or loss in the merger;

•	the tax basis of the shares of EMJ stock received in exchange for shares of Holding stock in the merger will be the same as the tax basis of the shares of Holding stock exchanged therefor; and

•	the holding period for shares of EMJ stock received in exchange for shares of Holding stock pursuant to the merger will include the holding period of the shares of Holding stock exchanged therefor.

A successful challenge by the Internal Revenue Service to the reorganization status of the merger could result in significant adverse tax consequences to Holding stockholders. A Holding stockholder would generally recognize taxable gain or loss on each share of Holding stock surrendered equal to the difference between the basis of such share and the fair market value, as of the effective time of the merger, of the EMJ stock received in exchange therefor. In such event, a stockholder’s aggregate basis in the EMJ common stock received would equal its fair market value, and the stockholder’s holding period for such EMJ stock would begin the day after the effective time of the merger.

Unless you comply with certain reporting and/or certification procedures or are an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury regulations, cash payments in exchange for your Holding common stock in the merger may be subject to “backup withholding” at a rate of 28% for federal income tax purposes. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Each Holding stockholder will be required to retain records and file with such stockholder’s United States federal income tax return a statement setting forth certain facts relating to the merger.

The preceding summary of the federal tax consequences of the merger does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. This discussion may not apply to a particular stockholder in light of the stockholder’s particular circumstances. You are urged to consult your own tax advisors as to the specific tax consequences to you of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF EMJ

General

We are considered a general line distributor of metals, offering our customers a broad line of bar, tube and plate products. We operate a network of 36 service and processing centers strategically located throughout North America, from which we distribute over 25,000 different metals products and provide value-added metals processing services to over 35,000 customers.

We purchase larger quantities of metals products from primary producers and sell these metals in smaller quantities to a wide variety of end users. We process nearly all of the metals products we sell by cutting to length, burning, sawing, honing, shearing, grinding, polishing, and performing other similar services on them, all to customer specifications. During fiscal 2003, we handled approximately 7,500 sales transactions per business day, at an average of $490 per transaction.

The pricing for most of our sales is set at the time of the sale. We make some of our sales under contracts that fix the price for up to 12 months. When we enter into a fixed price contract, we enter into a corresponding supply contract with our supplier to cover the commitment to our customer. These corresponding supply contracts are intended to eliminate the risk of fluctuating prices negatively impacting our margins on these fixed price contracts.

Over the last several years we have streamlined our operations and lowered our operating costs. We have focused our efforts on improving internal business processes and systems, enhancing customer service, reducing headcount, optimizing facility workflow, eliminating redundant facilities and eliminating management layers and corporate overhead. These efforts have produced a more flexible operating cost structure and significantly greater employee productivity, and have allowed us to offer our customers what we believe is a unique on-time product delivery guaranty.

The metals service center industry is generally considered cyclical (with periods of strong demand and higher prices followed by periods of weaker demand and lower prices), principally due to the nature of the industries in which the largest consumers of metals operate. We believe our results have been less sensitive to economic trends than some of our competitors due to our customer base, product mix and the variety of industries we serve.

Overview and Recent Developments

After many quarters of weak industrial economic conditions in the United States, in the last calendar quarter of 2003 the metal service center industry began to experience both growth in sales volume and increases in prices. A combination of factors, including improved industrial demand, favorable exchange rates for exporting companies (unfavorable exchange rates for importers of metals), continued low interest rates, and recent price increases from mills because of higher raw material costs and higher capacity utilization, have begun to impact the metals service center industry. While metals prices for most of calendar 2003 were volatile due to competitive pressures and changes in availability of inventories held by service centers or supplied by both domestic and foreign mills, these factors resulted in a general modest increase in metals prices in the last calendar quarter of 2003. Both prices and surcharges have risen since the beginning of calendar 2004.

Our tonnage shipped during the first nine months of fiscal 2004 increased approximately 5% when compared to the same period in fiscal 2003 due to increasing demand in certain key industries we serve. We believe we are gaining market share through our core products strategy and excellent customer service, including our “on-time or free” delivery guaranty, and from productivity gains and other benefits realized from the expansion and automation of our Chicago facility, which was completed in June 2003.

Our increase in revenues in the three months ended January 1, 2004, is primarily attributable to our increase in tons shipped. If the trend towards an increase in metals prices continues, it should contribute further to an increase in revenues in the current quarter and in the remainder of calendar 2004.

We believe that our well-balanced inventories, valued-added capabilities, aggressive marketing and excellent customer service have and will continue to differentiate us in the marketplace and will position us to outperform the industry as the economic recovery continues.

The following table provides a percentage breakdown of domestic sales to our ten largest industries for the three months and nine months ended December 31, 2002 and January 1, 2004.

	Three Months Ended		Nine Months Ended
	December 31, 2002	January 1, 2004	December 31, 2002	January 1, 2004
Machine Tools	27.4%	28.6%	27.3%	27.7%
Transportation	8.2	7.4	8.3	7.9
Industrial Equipment	7.5	7.9	7.8	7.8
Metal Service Centers & Wholesale Trade	6.4	6.0	6.3	6.1
Fluid Power	5.6	6.2	5.7	6.0
Fabricated Metal	5.7	5.6	6.0	5.7
Construction/Farm Equipment	5.5	5.1	5.4	5.0
Oil, Gas & Energy	6.1	5.5	6.0	5.9
Power Transmission Equipment	3.3	3.8	3.3	3.8
Screw Machine Products	4.9	4.9	5.0	4.8
All Other Industries	19.4	19.0	18.9	19.3

Total	100%	100%	100%	100%

We continue to focus on improving business processes and reducing costs and believe our results reflect the benefits realized from improved productivity and from our ability to maintain cost structures that are aligned with the prevailing levels of business. Our operating margin for the first nine months of each of fiscal 2004 and fiscal 2003 was 6.3%, excluding the loss from early retirement of debt in fiscal 2003. As of January 1, 2004, our total number of employees was 1,607, compared to 1,674 as of March 31, 2003 and 1,684 as of December 31, 2002.

In the first two months of our fourth fiscal quarter, sales have increased from $162.6 million to $206.0 million, or 26.7% from the same period last year. This increase reflects an increase of approximately 19.2% in tons shipped and an increase of approximately 7.5% attributable to price increases and change in product mix. In the same period, gross profit increased from $44.8 million to $57.2 million or by 27.7%. Gross margin of 27.8% was impacted by $3.7 million of LIFO expense, versus a margin of 27.6% in the prior year that included $0.5 million of LIFO income. To date, the Company generally has been successful in passing through both price increases and surcharges from our mill suppliers to our customers.

In the first two months of our fourth fiscal quarter, total expenses have increased from $34.4 million to $40.0 million or 16.3%, primarily due to increased overtime, fuel and freight costs attributable to higher volume, increased employee healthcare costs, increased accruals for sales incentives, higher professional service expenses, including legal fees, and higher insurance costs.

As a result, operating income increased from $10.4 million to $17.1 million, or 64.4%, for the first two months of our fourth fiscal quarter.

Statement of Operations and Other Data

The following table sets forth certain of our consolidated statement of operations data. The historical financial data for the fiscal years ended March 31, 2001, 2002 and 2003 and for the nine months ended December 31, 2002 and January 1, 2004 are derived from the historical financial statements included elsewhere herein.

	Year Ended March 31,						Nine Months Ended
	2001	%	2002	%	2003	%	December 31, 2002%		January 1, 2004%
	(dollars in thousands)
Statement of Operations Data:
Revenues	$1,059,681	100.0%	$895,058	100.0%	$919,927	100.0%	$673,936	100.0%	$718,301	100.0%
Gross profit	292,418	27.6	253,067	28.3	261,365	28.4	190,596	28.3	199,907	27.8
Operating expenses excluding the loss on retirement of debt	223,222	21.1	200,933	22.4	197,999	21.5	148,274	22.0	154,970	21.6
Restructuring and other non-recurring charges	5,320	0.5	1,861	0.2	—	0.0	—	—	—	—
Loss on early retirement of debt	—	0.0	—	0.0	12,278	1.3	12,278	1.8	—	0.0
Income from operations	63,876	6.0	50,273	5.6	51,088	5.6	30,044	4.5	44,937	6.3
Net interest expense	44,855	4.2	42,545	4.8	47,206	5.1	35,086	5.2	38,205	5.3
Net income (loss)	17,798	1.7	5,354	0.6	2,382	0.3	(5,628)	(0.8)	5,284	0.7

Results of Operations—Nine Months Ended January 1, 2004 Compared To Nine Months Ended December 31, 2002

Revenues. Revenues for the first nine months of fiscal 2004 increased 6.6% to $718.3 million, from $673.9 million for the same period in fiscal 2003. Revenues from our domestic operations increased 5.5% to $670.6 million in the first nine months of fiscal 2004, from $635.4 million for the same period in fiscal 2003. The increase in domestic revenues reflects a 3% increase in tonnage shipped attributable to stronger demand for our product sold to customers in certain key industries we serve, including power transmission equipment, fluid power and oil, gas and energy. Revenues from our Canadian operations increased 23.9% to $47.7 million in the first nine months of fiscal 2004 from $38.5 million in the same period in fiscal 2003, due to increased capacity and efficiencies from newer facilities, effective marketing of core products and overall stronger economic conditions and favorable currency conversion rates.

Gross Profit. Gross profit for the first nine months of fiscal 2004 increased 4.9% to $199.9 million, from $190.6 million for the same period in fiscal 2003, while consolidated gross margins were 27.8% and 28.3%, respectively. The first nine months of fiscal 2004 and fiscal 2003 included a LIFO charge of $0.5 million compared to a credit of $0.7 million for the same period in fiscal 2003. Gross profit from our Canadian operations was $11.6 million and gross margin was 24.3% during the first nine months of fiscal 2004, compared to $8.2 million and 21.3%, respectively, for the same period in fiscal 2003. Exclusive of our Canadian operations and LIFO adjustments, gross margin was 28.2% for the first nine months of fiscal 2004 compared to 28.6% for the same period in fiscal 2003.

Expenses. Total operating expenses for the first nine months of fiscal 2004 decreased 3.5% to $155.0 million (21.6% of revenues), from $160.6 million (23.8% of revenues) for the same period in fiscal 2003. Fiscal 2003 includes a loss of $12.3 million resulting from early termination of debt. Excluding the loss on early termination of debt, the increase in operating expenses generally reflects the changes in variable expenses impacted by higher tonnage shipped and added capacity, including utilities, maintenance, fuel and freight, and property tax. In addition, the first nine months of fiscal 2004 included higher costs for healthcare insurance and professional services, offset by income attributable to our corporate-owned life insurance programs, lower compensation expense and gain on sale of surplus property. The increase in professional services was primarily attributable to accounting, legal and financial advisory fees in connection with the proposed merger and financial restructuring.

Warehouse and delivery expenses for the first nine months of fiscal 2004 increased 5.1% to $98.7 million (13.7% of revenues), from $93.9 million (13.9% of revenues) for the same period in fiscal 2003. The increase resulted from higher healthcare insurance costs, including utilities, depreciation, maintenance, fuel and property tax resulting from higher tonnage shipped, partially offset by lower compensation expense resulting from ongoing cost reduction efforts and improved productivity. As of January 1, 2004, 983 employees were involved in warehouse and delivery activities, compared to 1,022 as of December 31, 2002.

Selling expenses for the first nine months of fiscal 2004 increased 5.0% to $25.0 million (3.5% of revenues), from $23.8 million (3.5% of revenues) for the same period in fiscal 2003. The increase resulted from higher healthcare insurance costs and incentive accruals.

General and administrative expenses for the first nine months of fiscal 2004 increased 2.3% to $31.3 million (4.4% of revenues) from $30.6 million (4.5% of revenues), excluding the loss of $12.3 million from early termination of debt in fiscal 2003, for the same period in fiscal 2003. The increase resulted from higher professional services expense, general insurance and costs associated with the corporate office move from Brea, California, to Lynwood, California, offset by income recognized in connection with our corporate-owned life insurance programs, lower depreciation expense and a gain on sale of surplus property.

Net Interest Expense. Net interest expense was $38.2 million during the first nine months of fiscal 2004 and $35.1 million during the same period in fiscal 2003. Such amounts include interest related to our long-term debt and borrowings against the cash surrender value of the corporate-owned life insurance policies we maintain, and the amortization of debt issue costs.

Interest expense and amortization of debt issue costs related to our outstanding indebtedness (excluding interest on borrowings against the cash surrender value of our corporate-owned life insurance policies) totaled $23.2 million for the first nine months of fiscal 2004, compared to $21.7 million for the same period in fiscal 2003. The increase in interest expense is the result of the larger principal amount and higher interest rate on our existing 9 3/4% senior secured notes as compared to our 9 1/2% senior secured notes and term loan which were redeemed and repaid in the first nine months of fiscal 2003. Our average outstanding indebtedness, excluding interest on borrowings against the cash surrender value of our corporate-owned life insurance policies, during the first nine months of fiscal 2004 was $361.2 million, compared to $353.3 million for the same period in fiscal 2003. The increase in average outstanding indebtedness was due to the issuance of $250 million of our 9 3/4% senior secured notes on May 22, 2002 to redeem and repay aggregate indebtedness of $201 million represented by our 9 1/2% senior secured notes and term loan and an increase in borrowings under our credit facility. The weighted average interest rate on our indebtedness was 7.89% during the first nine months of fiscal 2004 versus 7.99% during the same period in fiscal 2003. During the nine months ended January 1, 2004 and December 31, 2002, borrowings under our credit facility averaged $104.3 million and $93.7 million, respectively, and the average interest rate on such borrowings was 4.04% and 4.84%, respectively.

Interest expense associated with borrowings against the cash surrender value of corporate-owned life insurance policies we maintain was $15.1 million during the first nine months of 2004, compared to $13.4 million for the same period in fiscal 2003.

The interest rates on our existing senior secured notes and on the borrowings under the life insurance policies are fixed at 9.75% and 11.76%, respectively. The interest rate on our credit facility is floating (3.85% as of January 1, 2004).

Income Taxes. Income tax expense for the first nine months of fiscal 2004 and 2003 included provisions for state franchise and foreign income taxes. Federal tax provisions for the first nine months of fiscal 2004 and 2003 were offset by recognition of tax benefits associated with our loss carryforwards.

Results of Operations—Year ended March 31, 2003 compared to year ended March 31, 2002

Revenues. Revenues for fiscal 2003 increased 2.8% to $919.9 million, compared to $895.1 million in fiscal 2002. Revenues from our domestic operations increased 1.7% to $865.5 million in fiscal 2003, compared to $851.4 million in fiscal 2002 as the result of an increase in tonnage shipped. The increase in tonnage shipped by our domestic operations was attributable to increased demand for our products sold to customers in certain key industries we serve, including machine tooling and products, metal fabrication and wholesale, fluid power, and transportation, particularly during the fourth quarter of fiscal 2003. Prices for product we sold during fiscal 2003 were not significantly affected by Section 201 tariffs. Revenues from our Canadian operations increased 24.5% to $54.4 million compared to $43.7 million in fiscal 2002 due to increased capacity and efficiencies from new facilities, effective marketing of core products and services and overall improved economic conditions.

Gross Profit. Gross profit increased 3.3% to $261.4 million in fiscal 2003, compared to $253.1 million in fiscal 2002. Gross margin improved to 28.4% when compared to 28.3% in fiscal 2002. Fiscal 2003 included a LIFO credit of $3.4 million compared to a charge of $0.6 million in fiscal 2002. Gross profit and gross margin from our Canadian operations were $11.6 million and 21.3% in fiscal 2003 compared to $9.5 million and 21.7% in fiscal 2002. Exclusive of our Canadian operations and LIFO, gross margin decreased to 26.8% in fiscal 2003, when compared to 28.7% in fiscal 2002; the decrease was attributable to a 1% increase in material costs, competitive pricing pressures, and changes in customer and product mixes.

Expenses. Total operating expenses, exclusive of non-recurring charges, were $198.0 million, or 21.5% of revenues in fiscal 2003, compared to $200.9 million, or 22.4% of revenues in fiscal 2002. The majority of our operating expenses is variable and fluctuates with changes in tonnage shipped. During fiscal 2003, expenses related to warehouse and delivery activities increased as a result of higher volumes shipped and from costs associated with added capacity. However, these costs were offset by income attributable to our life insurance programs and adjustments to workers compensation reserves. The non-recurring charges in fiscal 2002 totaling $1.9 million were associated with workforce reductions and costs incurred in connection with facility consolidations.

Warehouse and delivery expenses increased $2.6 million (2.1%) to $127.1 million in fiscal 2003, compared to $124.5 million in fiscal 2002. As a percent of revenues, warehouse and delivery expenses were 13.8% in fiscal 2003, compared to 13.9% in fiscal 2002. The increase in these expenses was attributable to higher depreciation, property tax accruals and insurance costs, increased equipment lease and maintenance expenses, and higher freight and utilities costs. Some of the increase in these costs and expenses is attributable to the expansion and automation of our Chicago facility, which became operational in July 2002. As of March 31, 2003, warehouse and delivery activities employed 1,020 employees, compared to 1,055 as of March 31, 2002.

Selling expenses increased $0.4 million (1.3%) to $32.3 million in fiscal 2003, compared to $31.9 million in fiscal 2002, and decreased as a percent of revenues to 3.5% from 3.6% in fiscal 2002. The increase in selling expenses was attributable to higher accruals for incentive compensation based on revenue and gross profit levels.

General and administrative expenses, excluding non-recurring charges, decreased $5.9 million (13.3%) to $38.6 million in fiscal 2003, compared to $44.5 million in fiscal 2002. As a percentage of revenues, these expenses were 4.2% in fiscal year 2003 and 5.0% in fiscal 2002. The decrease in general and administrative expenses was attributable to higher income recognized in connection with our life insurance policies, lower reserves required for workers compensation claims, and lower professional services and relocation expenses, offset by higher compensation expense, including accruals for management incentives, and higher provisions for bad debt. Non-recurring charges of $1.9 million included in fiscal 2002 were associated with workforce reductions and costs incurred in connection with facility consolidations.

Net Interest Expense. Net interest expense was $47.2 million in fiscal 2003 and $42.5 million in fiscal 2002. Such amounts include interest on our credit facilities, 9 3/4% senior secured notes, senior notes, term loan, industrial revenue bonds, borrowings against the cash surrender value of certain life insurance policies, and the amortization of debt issue costs ($1.4 million in fiscal 2003 and $1.8 million in fiscal 2002).

During fiscal 2003 the average outstanding indebtedness (excluding borrowings against the cash surrender value of certain life insurance policies) was $355.5 million versus $310.5 million in fiscal 2002. The weighted-average interest rate on such indebtedness during fiscal 2003 was 8.01% versus 7.09% in fiscal 2002. The average borrowings under our credit facility in fiscal 2003 decreased to $96.4 million from $99.2 million in fiscal 2002, and the average interest rate decreased to 4.65% from 5.13% in fiscal 2002.

The outstanding borrowings against the cash surrender value of life insurance policies were $165.0 million at March 31, 2003 and $147.3 million at March 31, 2002, and the total interest expense on such borrowings increased to $17.8 million in fiscal 2003 compared to $16.0 million in fiscal 2002. Such increases resulted primarily from borrowings of $18.6 million against the increased cash surrender value of life insurance policies in November 2002 to pay annual premiums on such policies and to pay interest on previous borrowings (see “—Liquidity and Capital Resources” below). As specified in the terms of the insurance policies, the rates for dividends payable on the policies correspondingly increase when borrowings are outstanding under the policies. This increase in dividends is greater than the increase in the incremental borrowing rate. Dividend income earned under the policies was $17.2 million in fiscal 2003, $13.5 million in fiscal 2002 and $13.0 million in fiscal 2001 and is reported as an offset to general and administrative expenses in the consolidated statements of operations.

The interest rates on our existing 9 3/4% senior secured notes and our life insurance policy borrowings are fixed at 9.75% and 11.76%, respectively. The interest rate on our credit facility is a floating rate (4.03% as of March 31, 2003).

Included in fiscal 2002 was $2.2 million of net interest paid in quarterly settlements to Deutsche Bank Trust Company Americas, or “DBTCA,” pursuant to our interest rate swap agreement covering a notional amount of $95.0 million under our term loan. Because the interest rate swap agreement was terminated in May 2002 in connection with the prepayment of the term loan as part of our senior debt offering, no quarterly settlements were required in fiscal 2003.

Results of Operations—Year ended March 31, 2002 compared to year ended March 31, 2001

Revenues. Revenues for fiscal 2002 decreased 15.5% to $895.1 million, compared to $1,059.7 million in fiscal 2001. Revenues from our domestic operations decreased 16.3% to $851.4 million in fiscal 2002, compared to $1,016.9 million in fiscal 2001 resulting from a 14% decrease in tonnage shipped and a 2% decrease in average selling prices when compared to fiscal 2001 levels. Our domestic operations experienced lower levels of business in core products and in key industries, such as transportation and industrial tooling and machines, caused by the recession. Revenues from our Canadian operations increased 2.1% to $43.7 million compared to $42.8 million in fiscal 2001 due to the full year effect from our new service center in Edmonton, Alberta, Canada that opened in September 2000.

Gross Profit. Gross profit decreased 13.4% to $253.1 million in fiscal 2002, compared to $292.4 million in fiscal 2001. Gross margin improved to 28.3% when compared to 27.6% in fiscal 2001. Fiscal 2002 included a LIFO charge of $0.6 million compared to a charge of $0.9 million in fiscal 2001. Gross profit and gross margin from foreign operations were $9.5 million and 21.7% in fiscal 2002 compared to $9.9 million and 23.1% in fiscal 2001. Exclusive of foreign operations and LIFO, gross margin increased to 28.7% in fiscal 2002, when compared to 27.9% in fiscal 2001; the increase was attributable to a 2% decrease in material costs, improved product sourcing and inventory management, and changes in customer and product mixes.

Expenses. Total operating expenses, exclusive of non-recurring charges, were $200.9 million, or 22.4% of revenues in fiscal 2002, compared to $223.2 million, or 21.1% of revenues in fiscal 2001. The decrease in operating expenses generally reflects the impact on variable expenses from lower tonnage shipped in fiscal 2002.

The non-recurring charges in fiscal 2002 were associated with workforce reductions and costs incurred in connection with facility consolidation; the non-recurring charges in fiscal 2001 were associated primarily with workforce reductions and special compensation payable to our chief executive officer.

Warehouse and delivery expenses decreased $12.3 million (9.0%) to $124.5 million in fiscal 2002, compared to $136.8 million in fiscal 2001. As a percent of revenues, warehouse and delivery expenses were 13.9% in fiscal 2002, compared to 12.9% in fiscal 2001. The decrease in these expenses was attributable to lower compensation expense and freight costs resulting from the decrease in tonnage shipped, decreased levels of expenditures for utilities, maintenance and other production and facility expenses, partially offset by higher lease and depreciation expense incurred to support added capacity and services, including those related to facility expansions and satellite operations. As of March 31, 2002, warehouse and delivery activities employed approximately 1,055 employees, compared to 1,225 as of March 31, 2001.

Selling expenses decreased $4.5 million (12.4%) to $31.9 million in fiscal 2002, compared to $36.4 million in fiscal 2001, and increased as a percent of revenues to 3.6% from 3.4% in fiscal 2001. The decrease in selling expenses was attributable to lower compensation expense, including accruals for incentive compensation based on revenue and gross profit levels.

General and administrative expenses, excluding non-recurring charges, decreased $5.6 million (11.2%) to $44.5 million in fiscal 2002, compared to $50.1 million in fiscal 2001. As a percentage of revenues, these expenses were 5.0% in fiscal year 2002 and 4.7% in fiscal 2001. The decrease in general and administrative expenses was attributable to higher income recognized in connection with our life insurance policies, lower compensation expense, including accruals for management incentives and lower marketing costs, offset by higher provisions for workers compensation and bad debt.

Net Interest Expense. Net interest expense was $42.5 million in fiscal 2002 and $44.9 million in fiscal 2001. Such amounts include interest on our credit facilities, existing 9 3/4% senior secured notes, term loan, industrial revenue bonds, borrowings against the cash surrender value of certain life insurance policies, and the amortization of debt issue costs ($1.8 million in fiscal 2002 and $1.5 million in fiscal 2001).

During fiscal 2002 the average outstanding indebtedness (excluding borrowings against the cash surrender value of certain life insurance policies) was $310.5 million versus $325.4 million in fiscal 2001. The weighted-average interest rate on such indebtedness during fiscal 2002 was 7.09% versus 9.18% in fiscal 2001. The average borrowings under our credit facility decreased to $99.2 million from $112.0 million in fiscal 2001, and the average interest rate decreased to 5.13% in fiscal 2002 from 8.48% in fiscal 2001.

The outstanding borrowings against the cash surrender value of life insurance policies were $147.3 million at March 31, 2002 and $132.0 million at March 31, 2001, and the total interest expense on such borrowings increased to $16.0 million in fiscal 2002 compared to $14.4 million in fiscal 2001. Such increases resulted primarily from borrowings of $17.3 million against the increased cash surrender value of life insurance policies in November 2001 to pay annual premiums on such policies and to pay interest on previous borrowings (see “—Liquidity and Capital Resources”). As specified in the terms of the insurance policies, the rates for dividends payable on the policies correspondingly increase when borrowings are outstanding under the policies. This increase in dividends is greater than the increase in the incremental borrowing rate. Dividend income earned under the policies was $13.5 million in fiscal 2002, $13.0 million in fiscal 2001 and $14.0 million in fiscal 2000 and is reported as an offset to general and administrative expenses in the consolidated statements of operations.

The interest rates on our existing 9 3/4% senior secured notes and our life insurance policy borrowings are fixed at 9.50% and 11.76%, respectively. The interest rates on our credit facility and term loan are floating rates (3.82% and 5.31%, respectively, as of March 31, 2002). Pursuant to an interest rate swap agreement we entered with DBTCA in June 1998, the interest rate on our term loan was fixed at approximately 9.05% through June 2003. Such agreement required us or DBTCA to make quarterly payments to the other calculated using the difference between a defined floating rate and 9.05%. During fiscal 2002, we paid DBTCA $2.2 million of interest as calculated under the provisions described above. Since inception of the interest rate swap agreement, we have paid DBTCA a net amount of $2.0 million through March 31, 2002.

Liquidity and Capital Resources

Working capital increased to $181.5 million at January 1, 2004 from $150.2 million at March 31, 2003, primarily as the result of higher inventories. During the first nine months of fiscal 2004, our primary source of cash consisted of borrowings under our credit facility, which increased by $25.0 million. Our primary uses of cash included funding operating activities, $27.3 million, and capital expenditures, $6.8 million.

Cash used in operating activities was $27.3 million in the first nine months of fiscal 2004, compared to $5.4 million in the same period in fiscal 2003. The change was primarily attributable to timing of payments to vendors relative to changes in working capital assets during the respective periods and the increase in inventory to support sales growth.

For fiscal 2004, we have planned approximately $10.0 million of capital expenditures to be financed from internally generated funds and borrowings under our credit facility. Approximately $8.4 million is for facility improvements and expansions (including a commitment of approximately $2.4 million for the Chicago project) and routine replacement of machinery and equipment, and $1.6 million is for further additions and enhancements to our management information systems. During the first nine months of fiscal 2004, we spent $6.8 million for planned capital expenditures, including $2.4 million for the Chicago project, which became fully operational in June 2003.

Our ongoing cash requirements for debt service and related obligations are expected to consist primarily of interest payments under our credit facility, interest payments on our 9 3/4% senior secured notes, dividend payments to Holding in connection with the required repurchase of its capital stock from departing stockholders pursuant to Holding’s Stockholders’ Agreement and our Stock Bonus Plan, capital expenditures and principal and interest payments on our industrial revenue bonds. As of January 1, 2004, principal payments required by our outstanding industrial revenue bond indebtedness amount to $2.1 million in fiscal year 2005, $1.2 million in fiscal year 2006, $0.7 million in fiscal years 2007 and 2008, and $1.5 million in the aggregate thereafter through fiscal year 2011. Our credit facility will mature in April 2006 and we will not be required to make any principal payments on our 9 3/4% senior secured notes until their maturity in fiscal year 2013.

As of January 1, 2004, we were in compliance with all covenants under our credit facility, including maintenance of minimum working capital and a fixed-charge coverage ratio. We expect to be in compliance with all of our debt covenants for the foreseeable future.

As of January 1, 2004, our primary sources of liquidity were available borrowings of $81.5 million under our credit facility, available borrowings of approximately $3.3 million against certain life insurance policies we maintain and internally generated funds. Borrowings under our credit facility are secured by domestic inventory and accounts receivable. The availability of borrowings under our credit facility is determined by the prevailing levels of those assets. Our 9 3/4% senior secured notes are secured by a first priority lien (subject to permitted liens) on substantially all of our current and future acquired unencumbered real property, plant and equipment. The life insurance policy loans are secured by the cash surrender value of the policies, are non-recourse, and bear interest at a rate 0.5% greater than the dividend income rate on the policies. For the first nine months of fiscal 2004, dividend income earned under the policies totaled $12.4 million, compared to $12.2 million for the same period in fiscal year 2003 and is reported as an offset to general and administrative expenses in the accompanying statements of operations. As of January 1, 2004, there was approximately $29.0 million of cash surrender value in all life insurance policies we maintain, net of borrowings.

In addition, our Canadian subsidiary has available its own credit facilities of up to CDN$8.6 million, including a revolving credit facility of CDN$5.1 million, a term financial instruments facility of CDN$3.0 million to be used for hedging foreign currency and rate fluctuations, and a special credit facility of CDN$0.5 million for letters of guaranty in connection with a lease for our facility in Toronto. As of January 1, 2004, CDN$1.8 million (USD$1.4 million) was outstanding under the revolving credit facility and a letter of guaranty for CDN$0.5 million (USD$0.4 million) was issued. None of the term financial instruments facility was used as of January 1, 2004.

Excluding the changes in borrowings under our credit facility, our commitments and contractual obligations as of January 1, 2004 did not materially change from those disclosed in our Annual Report on Form 10-K for the year ended March 31, 2003. As of January 1, 2004, our total commitments and contractual obligations and the timing of future related payments were as follows (in $000’s):

	Payments Due By Period
Contractual Obligations	Total	Fiscal 2004	Fiscal 2005	Fiscal 2006	Fiscal 2007	Fiscal 2008	Thereafter
Long-term debt	$354,137	$1,365	$2,115	$1,215	$97,287	$715	$251,440
Capital lease obligations	—	—	—	—	—	—	—
Operating leases (a)	98,550	4,657	17,331	13,067	9,092	6,433	47,970
Purchase obligations	—	—	—	—	—	—	—
Other long-term liabilities (b)	7,989	55	900	925	954	984	4,171

Total	$460,676	$6,077	$20,346	$15,207	$107,333	$8,132	$303,581

(a)	Excludes sublease income of $8,129, $168, $711, $816, $828, $840 and $4,766 for the above periods, respectively.
(b)	Includes estimated annual payments based on prior years trended amounts for postretirement benefits ($4,414 in total); payments for 401(e)(17) supplemental stock purchase plan ($854 in total) expected to begin after five years, and; estimated annual payments of $700 to meet ERISA minimum pension funding requirements over five years beginning in fiscal 2004.

We believe our sources of liquidity and capital resources are sufficient to meet all currently anticipated operating cash requirements, including debt service payments on our credit facility and senior secured notes prior to their scheduled maturities in fiscal years 2007 and 2013, respectively; however, we anticipate that it will be necessary to replace or to refinance all or a portion of our credit facility and the 9 3/4% senior secured notes prior to their respective maturities, although there can be no assurance on what terms, if any, we would be able to obtain such refinancing or additional financing. Our ability to make interest payments on our credit facility and the 9 3/4% senior secured notes will be dependent on maintaining the level of performance reflected in the last twelve months, which will be dependent on a number of factors, many of which are beyond our control, and the continued availability of revolving credit borrowings.

Foreign Exchange Exposure

The currency used by our foreign subsidiaries is the applicable local currency. Exchange adjustments resulting from foreign currency transactions are recognized in net earnings, and adjustments resulting from the translation of financial statements are included in accumulated other comprehensive loss within stockholder’s equity. We do not expect to hedge our exposure to foreign currency fluctuations in the foreseeable future. Net foreign currency transaction gains or losses have not been material in any of the periods presented.

Inflation

Our operations have not been, nor are they expected to be, materially affected by inflation.

Critical Accounting Policies

Management’s Discussion and Analysis of Financial Position and Results of Operations discusses our consolidated condensed financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Actual results could differ significantly from those estimates and judgments under different assumptions and conditions. Management believes the critical accounting policies and areas that require the most significant judgments and estimates to be used in the preparation of the consolidated condensed financial statements are revenue recognition, allowance for doubtful accounts, inventory reserves, pension and other postretirement benefits, insurance reserves, incentive compensation, contingencies and income tax accounting. These critical accounting policies, which are fully discussed in our Annual Report on Form 10-K for the year ended March 31, 2003, have been consistently applied to the consolidated condensed financial statements included herein. There have been no material changes made to the critical accounting policies during the periods presented in the accompanying consolidated condensed financial statements.

Revenue Recognition. We recognize revenue when products are shipped to our customers, title has passed and collectibility is reasonably assured. Revenues are shown net of returns and allowances, which historically have been less than 0.2% of gross revenues.

Accounts Receivable and Allowances for Doubtful Accounts. Accounts receivable consist primarily of amounts due to us from our normal business activities. Allowances for doubtful accounts are established based on estimates of losses related to customer receivable balances. Estimates are developed by using formulas or standard quantitative measures based on accounts aging, historical losses (adjusted for current economic conditions) and, in some cases, evaluating specific customer accounts for risk of loss. The establishment of reserves requires the use of judgment and assumptions regarding the potential for losses on receivable balances. Our provision for estimated losses and our write-offs for doubtful accounts recorded during each of the three fiscal years ended March 31, 2003 was less than 0.5% of the respective years’ annual revenues. However, significant changes in economic conditions in specific markets in which we operate could have a material effect on required reserve balances.

Inventory Reserves. Inventories largely consist of raw material purchased in bulk quantities from various mill suppliers to be sold to our customers. An allowance for excess inventory is maintained to reflect the expected unsaleability of specific inventory items based on condition, recent sales activity and projected market demand, and has represented less than 2% of our total inventory as of March 31, 2001, 2002 and 2003.

Pension and Postretirement Benefits. Our pension and postretirement benefit costs and credits are developed from actuarial valuations. Inherent in these valuations are key assumptions including discount rates and expected return on plan assets. We are required to consider current market conditions, including changes in interest rates, in selecting these assumptions. Changes in the related pension and postretirement benefit costs or credits may occur in the future due to changes in the assumptions, in addition to changes resulting from fluctuations in our related headcount.

Insurance Reserves. Our insurance for worker’s compensation, general liability, vehicle liability and health care are effectively self-insured. A third-party administrator is used to process all such claims. Claims for worker’s compensation are used, along with other factors, by our third-party administrator to establish reserves required to cover our worker’s compensation liability. We also maintain reserves to cover expected medical claims to be paid subsequent to the end of a plan year or upon termination of the plan. Our reserves associated with the exposure to these self-insured liabilities are reviewed by management and third-party actuaries for adequacy at the end of each reporting period.

Incentive Compensation. Management incentive plans are tied to various financial performance metrics. Bonus accruals made throughout the year based on management’s best estimate of the achievement of the specific financial metrics. Adjustments to the accruals are made on a quarterly basis as forecasts of financial performance are updated. At year-end, the accruals are adjusted to reflect the actual results achieved.

Contingencies. We are subject to proceedings, lawsuits and other claims related to environmental, labor, product and other matters. We assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies are made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

Income Taxes. We estimate our current tax liability after considering our temporary differences resulting from differing treatment of items, such as depreciation, for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we will establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we will include and expense the allowance within the tax provision in the statement of operations. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets.

Quantitative and Qualitative Disclosures About Market Risk

In the ordinary course of business, we are exposed to various market risk factors caused by changes in commodity prices, interest rates and foreign currency exchange rates. We do not use financial instruments or enter into hedging transactions for speculative or trading purposes with respect to managing these market risks. However, we have used and will continue to evaluate the use of financial instruments to reduce our exposure to higher interest costs during periods of rising interest rates.

At March 31, 2003 , no financial instruments existed; at March 31, 2002, our only financial instrument was a fixed rate interest rate swap agreement covering $95.0 million of our term loans, which was terminated in connection with the repayment of the term loans during fiscal 2003. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EMJ.” Our exposure to changing interest rates is limited to our revolving credit facility such that our results of operations and cash flows during fiscal 2003 would have been impacted by approximately $1.0 million for each 1% increase or decrease in the applicable interest rate.

Our exposure to market risk for changes in foreign currency exchange rates is limited to our Canadian operations and the Canadian dollar. Changes in the exchange rate of the Canadian dollar have not and are not expected to have a material impact on our results of operations and cash flows. We estimate that a 10% change in the average exchange rate of the Canadian dollar during fiscal 2003 would have impacted our results of operations by approximately $0.1 million. Due to our product mix and the frequency of our buying and selling activities over normal business cycles, our exposure to changes in commodity prices is not considered material.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF HOLDING

General

Holding was formed in 1990, when affiliates of Kelso & Company acquired control of and combined two leading metals distributors, EMJ (founded in 1921) and Kilsby-Roberts Holding Co. (successor to C.A. Roberts Company, founded in 1915). In connection with the combination of EMJ and Kilsby, EMJ became a wholly-owned subsidiary of Holding. EMJ was formed for the purpose of continuing the operations of these combined entities and Holding was formed to achieve certain favorable tax and general and administrative expense savings for these combined entities.

All of the EMJ consolidated condensed income statement results are included in Holding’s results, with the exception of the following:

General and Administrative Expenses. Expenses for Holding were $(29,000), $(28,000) and $(21,000) in fiscal 2002, 2003 and the nine month period ending January 1, 2004, respectively. Holding expenses are charged back to EMJ with a 5% management fee added to compensation expense.

Net Interest Expense. Net interest expense was $29.9 million, $35.3 million and $25.4 million in fiscal 2002, 2003 and the nine month period ending January 1, 2004, respectively. Such amounts reflect interest under Holding’s variable rate senior notes.

Please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations of EMJ for additional information.

THE BUSINESS OF EMJ

Business

We were formed on May 3, 1990, when affiliates of Kelso & Companies Inc. acquired control of and combined two leading metals distributors, Earle M. Jorgensen Company (founded in 1921) and Kilsby-Roberts Holding Co. (successor to C.A. Roberts Company, founded in 1915). In connection with this combination, we became a wholly-owned subsidiary of Earle M. Jorgensen Holding Company, Inc. Holding has no business or assets other than its ownership of EMJ.

We are one of the largest independent distributors of metal products in North America, providing value-added metals processing services and distributing over 25,000 different metals products. We have been distributing metals products for over 80 years and we believe we are the leading distributor of bar and tubing products in North America. We have over 35,000 customers engaged in a wide variety of industries, including machine tools, transportation, industrial equipment, fabricated metal, oil, gas and energy, construction and farm equipment and aerospace. None of our customers represent more than 2% of our gross revenues.

In addition to offering a broad range of metals products, we serve our customers by providing metals processing expertise and inventory management services, as well as what we believe is a unique on-time product delivery guaranty. We process nearly all of the metals products we sell by cutting to length, burning, sawing, honing, shearing, grinding, polishing, or performing other similar services on them, all to customer specifications. During fiscal 2003, we handled approximately 7,500 sales transactions per business day, at an average of $490 per transaction.

We operate in one reportable segment—the metals service center industry—through a network of 36 service and processing centers strategically located throughout North America, including three service centers in Canada.

Industry Overview and Competition

Primary metals producers, which manufacture and sell large volumes of steel, aluminum and specialty metals in standard sizes and configurations, generally sell only to those large end-users and metals service centers who do not require processing of the products and who can order in large quantities and tolerate relatively long lead times. We do not believe that the role of the primary metals producers will change in the foreseeable future and they will continue to focus on providing efficient and volume-driven production of a limited number of standardized metal products.

Metals service centers function as intermediaries between primary metals producers and end users by selling products in smaller quantities and offering value-added or specialized services ranging from pre-production processing in accordance with specific customer requirements to storage and distribution of unprocessed metal products. Metals service centers are the single largest customer group of the U.S. domestic steel industry and serve the metal supply needs of more than 300,000 manufacturers and fabricators through service center locations nationwide. According to industry sources, metals service centers purchase and distribute about 30% of all carbon steel products and nearly 45% of all stainless steel products produced in the U.S. while generating over $50 billion in annual revenues.

We believe that the metals service center industry will continue to increase its role as a valuable intermediary between primary metals producers and end-users, principally as a result of (i) the metals producers’ efforts to increase sales to larger volume purchasers in order to increase production efficiency and (ii) increased demand by end-users for value-added services in order to reduce their costs and capital expenditures associated with the production process.

The metals service center industry is highly fragmented, consisting of a large number of small companies, which are limited as to product line, size of inventory and customers located within a specific geographic area, and a few relatively large companies. Nevertheless, based on 2002 data, approximately $26.0 billion of sales in the industry were controlled by the 50 largest metals service centers in North America. The industry includes both general-line distributors, like us, that handle a wide range of metals products, and specialty distributors, which specialize in particular categories of metals products. Geographic coverage by metals service centers is influenced by their national, regional and local representation. Generally, the metals service center industry competes on price and the ability to provide customers with value-added services such as product selection and availability, timely and reliable delivery, quality and processing capability.

The larger and more established companies, like EMJ, have certain advantages over smaller companies, such as obtaining higher discounts associated with large volume purchases, the ability to service customers with operations in multiple locations, the use of more sophisticated information systems, and the availability of sufficient working capital to expand product lines, facilities and/or processing capabilities.

Competitive Strengths

We believe that the following factors contribute to our success in the metals service center industry:

Superior Service, Product Selection, and Quality. Over the last several years, we have implemented a program for our customers in which we guaranty on-time delivery of our products or they are free. This program, which we believe is unique among major distributors in North America, has been very successful, with on-time performance of over 99% since its inception in 1999. We have been able to offer this service successfully because of the combination of our leading inventory management information systems technology, broad network of service and processing centers, and extensive inventory of core products, including one of the broadest lines of bar and tubing products in North America. In addition to our on-time guaranty and our broad product offering, we are a recognized leader in the metals service center industry with an excellent reputation for quality and service built over our 80 years in operation. We have received numerous quality and service awards from our customers and have consistently demonstrated our commitment to improve our business in order to better satisfy our customers needs, including being among the first in our industry to receive ISO 9002 and QS 9000 certifications and in providing electronic commerce capabilities.

Industry Leading Information Systems. Our industry leading proprietary management information systems enable us to assess business conditions, monitor operating results, track and allocate inventory among different locations, optimize purchasing and improve customer service through better order and product reference data. The ability to track our inventory system-wide on a real-time basis through our systems allows our salespeople to integrate ordering and scheduling, which enables us to meet our on-time delivery guaranty. Our proprietary systems have been and will continue to be upgraded, developed and implemented to improve efficiencies and customer service.

Broad Network of Strategically Located Facilities and Diverse Customer Base. Our service centers are strategically located throughout North America, generally within one day’s delivery time to almost all U.S. manufacturing centers. Our broad service network gives us the ability to provide services to national customers with multiple locations. We serve more than 35,000 customers across a broad range of industries with no single customer accounting for more than 2% of our gross revenues. Our largest ten customers represented approximately 10% of our revenues in fiscal 2003, and the average length of these customer relationships was approximately 13 years.

Technology Driven Process Improvements. We have developed warehouse automation tools to streamline order filling and maximize employee productivity and have invested significantly in automated inventory storage and retrieval systems (“Kasto” systems) in our Kansas City and Chicago facilities. We believe that these tools and systems have and will continue to reduce our material handling and processing costs, substantially increase order fill rates, and provide us with a significant competitive advantage. For example, as the result of installing the Kasto system in Kansas City, we added 20% more inventory storage capacity while using 41% less floor space and reduced headcount approximately 18% to 78 in fiscal 2003 from 95 in fiscal year end 1998. In Chicago, we have already realized benefits from the nearly completed installation of several Kasto systems as part of a 130,400 sq. ft. expansion to our existing 473,300 sq. ft. depot. These Kasto systems enable the Chicago facility to process and ship more than 4,000 inventory line items per day, compared to its capacity of about 2,200 inventory line items per day prior to such installation, while significantly reducing labor costs.

Experienced Management with Significant Equity Ownership. Our senior management team has an average of 28 years of industry experience. Our chief executive officer, Maurice S. Nelson, Jr. has spent over 41 years in the metals industry with us and at Inland Steel Company and Alcoa. Mr. Nelson was named the Service Center Executive of the Year for 2001 by Metal Center News and served as chairman of the Metal Service Center Institute during the 2002 – 2003 year.

Operating and Growth Strategy

Our primary business goals are to increase market share, expand services to customers and to improve operating profits and cash flows. Our growth and operating strategies consist of the following elements:

Focus on Value-Added Products and Services to Increase Market Share and Gross Margins. We believe our commitment to provide on-time delivery service will continue to differentiate us and our service capabilities from others in the industry who generally offer only “best efforts” delivery service, which customers find less reliable. We intend to continue to use this competitive advantage to increase our market share. In addition, we seek to increase our gross margins and grow our market share by combining sales from inventory with value-added services such as inventory management and pre-production processing activities, including cutting and honing operations. Accordingly, we will focus on increasing our efficiencies and capacities in these value-added operations and in aggressively marketing these services.

Leveraging Core Products. We have historically been a major purchaser and distributor of various “long” products, namely cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars. Our core products are higher margin products than widely available products, such as flat-rolled steel, sheet and rebar. In addition, we believe our purchasing volumes for our core products enable us to achieve the lowest available product acquisition costs for these products among service centers. As a result, we believe we realize higher gross margins than many of our competitors for our core products. We believe we can significantly grow market share and increase profitability by continuing to focus our marketing efforts on our extensive selection of core products and leveraging our procurement advantage. Leveraging our strength in our core products should enable us to establish competitive advantages in all of our local markets as well as allow us to successfully compete for larger national programs with customers.

Maintain Technology Leadership. We have made and will continue to make investments in technology in order to differentiate our service capabilities from those of our competitors. We will continue to enhance our management information systems by upgrading software and hardware to improve connectivity, stability and reliability of our management information systems and data. These planned improvements include (i) creating a centralized data warehouse to facilitate greater access to transactional information, (ii) developing new electronic commerce tools for customer and vendor interfaces to offer better compatibility with various systems, (iii) implementing IP Telephony to reduce costs and allow for greater customer service flexibility, and (iv) enhancing our sales and warehouse automation functionality to further improve productivity and efficiency.

Expand Satellite Operations. We believe a key aspect of serving our customers is having a physical presence in those markets requiring our products and services. Accordingly, we have formalized a strategy to target those geographic areas where we can justify opening a “satellite” location. These locations are managed locally by warehouse and delivery personnel, stock a limited inventory of core products and require minimal initial and maintenance capital expenditures, resulting in a low cost opportunity to serve select markets. Each satellite operation is supported by inventory, inside salespeople and the general management of our larger service center responsible for the satellite’s results of operations. Since the beginning of fiscal 2000, we have opened six satellites, including a facility in Orlando, Florida, in October 2003.

Products And Suppliers

We have designated certain carbon and alloy, aluminum, and stainless products as core product offerings under our bar and tubing lines. We also offer certain plate and other products. Each of our service centers stocks a broad range of shapes and sizes of each of these products, as dictated by market demand, in an effort to be a market leader in all of the core product lines in its geographic area.

Carbon steel bar products (hot-rolled and cold-finished) and carbon plate and sheet are used in construction equipment, farm equipment, automotive and truck manufacturing and oil exploration as well as a wide range of other products. Stainless steel bar and plate are used widely in the chemical, petrochemical, and oil refining and biomedical industries where resistance to corrosion is important. Aluminum bar and plate are frequently used in aircraft and aerospace applications where weight is a factor. Different tubing products are appropriate for particular uses based on different characteristics of the tubing materials, including strength, weight, resistance to corrosion and cost. Carbon tubing and pipe are used in general manufacturing. Alloy tubing is used primarily in the manufacturing of oil field equipment and farm equipment. Stainless steel tubing and pipe are used in applications requiring a high resistance to corrosion, such as food processing. Aluminum tubing and pipe are used in applications that put a premium on light-weight (such as aerospace manufacturing).

The percentage of revenues generated from sales of material by product group for the fiscal years ended March 31, 2001, 2002 and 2003 is as follows:

	Year Ended March 31,
	2001	2002	2003
Bars:
Carbon and Alloy	36.0%	36.6%	37.4%
Stainless	11.4	11.9	11.3
Aluminum	7.8	7.7	7.9

Total	55.2	56.2	56.6

Tubing:
Carbon and Alloy	24.9	24.6	24.6
Stainless	2.9	3.0	2.9
Aluminum	3.4	3.6	3.2

Total	31.2	31.2	30.7

Plate:
Carbon and Alloy	4.0	3.9	3.5
Stainless	2.2	1.5	1.3
Aluminum	2.9	2.3	2.4

Total	9.1	7.7	7.2

Other	4.5	4.9	5.5

	100.0%	100.0%	100.0%

The majority of our procurement activities are handled by a centralized merchandising office in our Chicago facility where specialists in major product lines make the majority of inventory purchases on behalf of our service centers. This merchandising group develops and evaluates the working relationships with high-quality suppliers to ensure availability, quality and timely delivery of product. Because of this centralized coordination and the total volume of purchases we make, we often are a recognized distributor for major metals suppliers and believe that we are able to purchase our core products inventory at the lowest unit cost available in the industry.

The majority of our inventory purchases are made by purchase order, and we have no significant supply contracts with periods in excess of one year. We are not dependent on any single supplier for any product or for a significant portion of our purchases, and in fiscal year 2003 no single supplier represented more than 10% of our total purchases. We purchased less than 15% of our inventory requirements from foreign-based suppliers in fiscal 2003.

In March 2002, the United States enacted tariffs on certain metal products from specified countries under Section 201 of the Trade Act of 1974 to provide protection for the domestic steel industry for a period of three years. Since that time, certain changes, including exemptions of various metal products have been made and due to certain rulings by the World Trade Organization and adverse reaction from steel consuming industries, these tariffs were terminated by the President on December 4, 2003. A steel import licensing and monitoring system maintained by the United States Department of Commerce will remain in force. We do not believe that these factors materially impacted the availability or pricing of product we sold during fiscal 2003 or have had a significant impact in fiscal 2004. However, to the extent metals prices decline, this generally would mean lower sales and possibly lower net income, depending on the timing and magnitude of the price changes. To the extent we are not able to pass on to our customers any increases in our raw materials prices our results may be adversely affected.

Customers and Markets

We provide metal products and value-added metals processing services to over 35,000 customers throughout North America that do business in a wide variety of industries, none of which represents more than 2% of our gross revenues. During fiscal 2003, we processed approximately 7,500 sales transactions per business day generating an average revenue of approximately $490 per transaction. In addition, sales of material out of our stock inventory (referred to as “stock” sales) represented 90.2%, 89.7% and 90.8% of total revenues generated from material sales for fiscal years 2001, 2002 and 2003, respectively. We believe our ability to support this high proportion of stock sales is critical in growing market share and maintaining higher gross margins than would otherwise be possible. The balance of revenues represents special customer requirements that we meet by arranging mill-direct sales and by making buy-outs from other distributors of inventory items we do not maintain as stock inventory. Such non-stock sales generally have lower gross margins than stock sales, but provide a valuable customer service.

The following table provides the percentage of tonnage sold to our ten largest key industries for the fiscal years ended March 31, 2001, 2002 and 2003.

	2001	2002	2003
Machine Tools	27.9%	27.4%	27.0%
Industrial Equipment	11.4	9.5	8.7
Transportation	8.3	8.5	8.1
Construction/Farm Equipment	7.9	8.4	7.9
Fabricated Metal	7.0	6.3	6.6
Metal Service Centers & Wholesale Trade	6.1	6.3	6.6
Screw Machine Products	4.5	4.4	6.0
Fluid Power	4.2	4.1	4.7
Oil, Gas & Energy	2.8	4.3	4.2
Power Transmission Equipment	3.0	2.7	3.4
All Other Industries	16.9	18.1	16.8

Total	100.0%	100.0%	100.0%

The majority of our sales originate from individual purchase orders and are not subject to ongoing supply contracts; however, we make some of our sales under contracts that fix the price for up to 12 months. When we enter into a fixed price contract, we enter into a corresponding supply contract with our supplier to cover the commitment to our customer. These corresponding supply contracts substantially reduce the risk of fluctuating prices negatively impacting our margins on these fixed price contracts. Such contracts provide the customer with greater certainty as to timely delivery, price stability and continuity of supply, and sometimes satisfy particular processing or inventory management requirements. Such contracts have resulted in new customer relationships and increased sales volumes, but can have a slightly lower gross margin than our ordinary sales. We believe such contracts, in the aggregate, represented less than 10% of our total revenues in fiscal 2003. In addition, the pricing for most of our sales is set at the time of the sale.

Seasonal fluctuations in our business generally occur in the summer months and in November and December, when many customers’ plants and production levels are impacted by retooling, vacations or holidays. Order backlog is not a significant factor, as orders are generally filled within 24 hours.

Intellectual Property and Licenses

EMJ® and E-METALS® are registered trademarks and our name, is a registered service mark in the U.S. and in other countries where we do or expect to do business. Other service marks, including hallmarks, logos, taglines or mottos used to conduct business are or will be registered as necessary to protect our proprietary rights. We also own our internet domain name, emjmetals.com. We consider certain information owned by us to be trade secrets, and we take measures to protect the confidentiality and control the disclosure of such information. We believe that these safeguards adequately protect our proprietary rights. While we consider all of our intellectual property rights as a whole to be important, we do not consider any single right to be essential to our operations.

Management Information Systems

Our industry leading proprietary management information systems enable us to assess business conditions, monitor operating results, track and allocate inventory among different locations, optimize purchasing and improve customer service through better order and product reference data. The ability to track our inventory system-wide on a real-time basis through our systems allows our salespeople to integrate ordering and scheduling, which enables us to meet our on-time delivery guaranty. Our proprietary systems have been and will continue to be upgraded, developed and implemented to improve efficiencies and customer service.

Employees

As of January 1, 2004, we employed 1,607 persons, of whom 983 were employed in production or shipping, 351 were employed in sales and 273 served in executive, administrative or district office capacities. Three different unions represented approximately 562 of our employees from 16 locations. Our collective bargaining agreements expire on staggered dates through February 2009. We believe we have a good overall relationship with our employees and do not expect any significant issues to arise in connection with agreements in the near future.

Foreign Operations

Through our wholly-owned subsidiary, Earle M. Jorgensen (Canada) Inc., a Canadian limited liability company, we operate three service centers located in Toronto, Montreal and Edmonton. Revenues from our Canadian operations totaled $42.8 million in fiscal 2001, $43.7 million in fiscal 2002 and $54.4 million in fiscal 2003.

Governmental Regulations

Our operations are governed by many laws and regulations designed to promote workplace safety and to protect the welfare of employees, principally the Occupational Safety and Health Act and regulations thereunder.

We believe we are in material compliance with these laws and regulations and that the continued compliance will not have an adverse effect on our results of operations or financial condition.

Environmental Matters

We are subject to extensive and changing federal, state, local and foreign laws and regulations designed to protect the environment, including those relating to the use, handling, storage, discharge and disposal of hazardous substances and the remediation of environmental contamination. Although we believe we are in material compliance with laws and regulations, we are from time to time involved in administrative and judicial proceedings and inquiries relating to environmental matters.

During fiscal years 2001, 2002 and 2003, expenditures totaling approximately $0.2 million, $0.1 million and $0.2 million, respectively, were made in connection with monitoring and investigation activities at sites with contaminated soil and/or groundwater. As of March 31, 2003, an accrual of $0.4 million exists for future investigation activities related to the Duwamish Site, as discussed below. All other pending environmental matters are not considered material and are fully discussed in Note 8 to our consolidated financial statements.

Forge (Seattle/Kent, WA). In November 1998, we paid the purchasers of our former Forge facility and an off-site disposal site $2.3 million as an indemnification settlement for liabilities related to the remediation of known contamination at the Forge facility. We continue to monitor the disposal site for environmental conditions in accordance with a consent decree issued by the Washington Department of Ecology, or “Ecology.” Annual costs associated with such monitoring are not significant, and we do not anticipate significant additional expenditures related to this matter.

The Forge property is located on the Lower Duwamish Waterway, which has been identified by the United States Environmental Protection Agency, or the “EPA,” as a Superfund Site, or the “Duwamish Site.” Under the federal Comprehensive Environmental Remediation, Compensation, and Liability Act, or “CERCLA,” owners or operators of facilities that have released hazardous substances to the environment may be liable for remediation costs. Courts have held that such liability may be joint and several; however, in many instances, the costs are allocated among the parties, primarily based on their estimated contribution to the contamination. The EPA, along with Ecology, have entered into an Administrative Order of Consent (“AOC”) with four major property owners with potential liability for cleanup of the Duwamish Site that outline tasks required to be completed to further investigate the nature and extent of the contamination and cleanup alternatives. In November 2001, the current owners of the Forge property notified us of a potential claim for indemnification for any liability relating to contamination of the Duwamish Site. The notification stated that the Forge facility, along with other businesses located along the Duwamish Site, are expected be named as potentially responsible parties for contamination of the Duwamish Site and requested that EMJ participate under a joint defense.

On February 6, 2003, we received a request from the EPA to sign an AOC with the EPA under CERCLA to investigate certain areas of the Duwamish Site, and we entered into the AOC with the EPA on July 10, 2003. A preliminary estimate of the cost of proposed work under the AOC ranges from $0.4 million to $0.5 million, and is subject to approval by the EPA. As of March 31, 2003, we have accrued $0.4 million for these costs that are expected to be incurred during fiscal 2004. On April 15, 2003, we signed a funding and participation agreement with the current owners of the Forge property, which requires us to fund 85% of costs to be incurred in connection with the investigation activities to be performed under the AOC.

We are continuing to evaluate this matter and remedies we may have, including insurance recoveries for any monies to be spent as part of the investigation or cleanup of the Duwamish Site. At this time, we cannot determine what ultimate liability we may have relating to this matter.

Although it is possible that new information or future developments could require our company to reassess its potential exposure relating to all pending environmental matters, we believe that, based upon all currently available information, the resolution of such environmental matters will not have a material adverse effect on our financial condition, results of operations or liquidity. The possibility exists, however, that new environmental legislation and/or environmental regulations may be adopted, or environmental conditions may be found to exist, that may require expenditures not currently anticipated and that may be material.

Available Information

We file annual, quarterly, and current reports, and other documents with the Securities and Exchange Commission, or the “SEC”. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549 (or you can call 1-800-SEC-0330) or access such material via the SEC’s Internet website at http://www.sec.gov.

We also make available free of charge on or through our Internet website (http://www.emjmetals.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and, if applicable, amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Properties

We currently maintain 36 service centers (including three plate processing centers, one cutting center and one tube honing facility), three sales offices and one merchandising office at various locations throughout the U.S. This year we moved our headquarters. We are headquartered in Lynwood, California. Our facilities generally are capable of being utilized at higher capacities, if necessary. Most leased facilities have initial terms of more than one year and include renewal options. While some of the leases expire in the near term, we do not believe that we will have difficulty renewing such leases or finding alternative sites.

Set forth below is a table summarizing certain information with respect to our facilities.

Country/City/State	Owned (O) Leased (L)	Size (Sq. Ft.)
United States:
Phoenix, Arizona	O	72,200
Little Rock, Arkansas	L	27,700
Hayward, California	L	91,000
Los Angeles, California	O	319,400
Denver, Colorado	L	77,400
Orlando, Florida(a)	L	29,700
Chicago, Illinois	O	603,700
Plainfield, Indiana	O	225,000
Eldridge, Iowa	L	104,500
Boston, Massachusetts	O	63,500
Roseville, Michigan(a)	L	28,700
Minneapolis, Minnesota	O	169,200
Kansas City, Missouri	L	120,900
St. Louis, Missouri	L	108,100
Brighton, New York(a)	L	31,500
Charlotte, North Carolina	O	175,300
Cincinnati, Ohio	L	125,200
Cleveland, Ohio	O	200,200
Cleveland, Ohio	O	137,800
Tulsa, Oklahoma	O	108,000
Tulsa, Oklahoma	O	137,900
Portland, Oregon	L	33,800
Philadelphia, Pennsylvania(b)	L	38,000
Philadelphia, Pennsylvania(a)	L	27,200
Wrightsville, Pennsylvania	L	83,900
Chattanooga, Tennessee(a)	L	27,000
Memphis, Tennessee	L	56,500
Dallas, Texas	O	132,800
Houston, Texas	O	276,000
Salt Lake City, Utah(a)	L	25,400
Kent, Washington	L	83,600

Canada:
Toronto, Ontario	L	61,800
Montreal, Quebec	L	82,700
Edmonton, Alberta	L	25,800

(a)	These locations are considered satellite operations.
(b)	Excludes 196,800 square feet subleased to a third party under a long-term agreement.

Legal Proceedings

We are occasionally involved in ordinary, routine litigation incidental to our normal course of business, none of which we believe to be material to our financial condition or results of operations. We maintain various liability insurance coverages to protect our assets from losses arising out of or involving activities associated with ongoing and normal business operations.

On April 22, 2002, we were sued by Champagne Metals, a small metals service center distributing aluminum coil products in Oklahoma, alleging that we had conspired with other metal service centers to induce or coerce aluminum suppliers to refuse to designate Champagne Metals as a distributor, which resulted in unspecified damages. We have answered the complaint denying all claims and allegations, and the parties are currently conducting discovery. We will file a Motion for Summary Judgment prior to the commencement of the trial in June 2004.

MANAGEMENT

Directors and Officers of the Registrant

The following table sets forth the name, age (at March 31, 2004), principal occupation and business experience of each of our directors and executive officers. Holding’s directors and executive officers are identical to ours. The executive officers serve at the pleasure of the board of directors of EMJ and Holding, respectively.

Each member of our board of directors holds office until the next annual meeting of the stockholders or until his successor is elected and qualified. The election of Holding’s directors is subject to the provisions of a stockholders’ agreement described below. During fiscal 2003, the board of directors had four regular meetings and four special meetings.

There are no family relationships among our directors and executive officers. For information regarding the stock ownership of Holding by our directors and executive officers, we refer you to “Security Ownership of Certain Beneficial Owners and Management.”

From 1998 through 2001, each non-officer director other than Messrs. Schuchert and Nickell was granted options to purchase 10,000 shares of Holding’s common stock at their fair market value as established by the most recent appraisal available at the date of grant. These options are fully vested. Beginning April 1, 2002, we changed our policies on compensation for directors so that each of our non-officer directors now receives an annual retainer of $20,000, payable quarterly. Effective April 1, 1997, April 1, 1998, April 1, 1999, April 1, 2000 and April 1, 2001, in consideration for his service as a director, Chairman of the Executive Committee and Chairman of the Board, Mr. Roderick was granted options to purchase 20,000 shares of Holding’s common stock, in each case at their fair market value as established by the most recent appraisal available at the date of the grant. These options are fully vested. Beginning April 1, 2002, as a result of our changed policies, Mr. Roderick now receives an annual retainer of $30,000, payable quarterly.

In addition, all non-officer directors are reimbursed for all approved out-of-pocket expenses related to meetings they attend. Our directors receive no additional compensation for their services as directors of Holding. Our officers who serve as directors do not receive compensation for their services as directors other than the compensation they receive as officers.

Name		Position
David M. Roderick	80	Chairman of the Board and Chairman of the Executive Committee and Director (Kelso designee)
Maurice S. Nelson, Jr.	66	President, Chief Executive Officer and Chief Operating Officer, Director and Member of the Executive Committee
R. Neil McCaffery	54	Executive Vice President
Kenneth L. Henry	57	Executive Vice President
William S. Johnson	46	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer) and Secretary
Frank D. Travetto	51	Vice President, Merchandising
James D. Hoffman	45	Vice President
William A. Marquard	84	Director and Member of the Audit Committee (Kelso designee)
Earl L. Mason	56	Director and Chairman of the Audit Committee
Frank T. Nickell	56	Director and Member of the Executive Committee (Kelso designee)
John Rutledge	55	Director and Member of the Audit Committee (Kelso designee)
David I. Wahrhaftig	46	Director (Kelso designee)

David M. Roderick. Mr. Roderick became Chairman of the Board of EMJ and Holding on January 21, 1998. Mr. Roderick has also served as Chairman of the Executive Committee of EMJ and Holding since February 1,

1997. Mr. Roderick has been a director of EMJ and Holding since January 1994. Mr. Roderick also serves as a director of Citation and Kelso & Companies, Inc. Previously, Mr. Roderick served as a director of American Standard Companies, Inc. and as Director, Chairman, and Chief Executive Officer of the USX Corporation. Mr. Roderick joined USX in 1959, was Chairman of USX Finance Committee and a Director from 1973 to 1975, was President and Director from 1975 until 1979 and was Chief Executive Officer and Chairman from 1979 to 1989.

Maurice S. Nelson, Jr. Mr. Nelson was elected President, Chief Executive Officer and Chief Operating Officer and a director of EMJ and Holding effective February 1, 1997. Before that, Mr. Nelson served as President, Chief Executive Officer and Chief Operating Officer of Inland Steel Company from 1992 until April 1996. Before that, Mr. Nelson was the President of the Aerospace and Commercial division of the Aluminum Company of America (Alcoa) from 1987 to 1992.

R. Neil McCaffery. Mr. McCaffery has been our Executive Vice President since March 2001. Before that, Mr. McCaffery was our Vice President Western Region since March 1997 and our Vice President Southern Region since April 1996.

Kenneth L. Henry. Mr. Henry has been our Executive Vice President responsible for operating our Dallas, Houston and Tulsa facilities since July, 2003. Before that, Mr. Henry was our Vice President responsible for operating our Chicago and Quad Cities facilities. Before that, Mr. Henry was EMJ’s Vice President Central Region since 1995. Before that, Mr. Henry was our Vice President Southern Region since 1992, and Vice President of the Kilsby-Roberts Division of EMJ from April 1990 to 1992.

William S. Johnson. Mr. Johnson has been our Vice President and Chief Financial Officer and Secretary since January 1999. Before that, Mr. Johnson was EMJ’s Controller since February 1995 and was EMJ’s Assistant Controller since February 1994. Prior to that, Mr. Johnson was the Corporate Finance Manager for Severin Montres, Ltd. since 1991. Severin Montres, Ltd., owned by Gucci Group N.V., was the manufacturer and distributor of Gucci watches.

Frank D. Travetto. Mr. Travetto has been our Vice President Merchandising since March 1997. Before that, Mr. Travetto was EMJ’s Vice President Western Region since 1996, EMJ’s Vice President Eastern Region from 1992 to 1996, and EMJ’s Division President, Canadian Operations from 1990 to 1992.

James D. Hoffman. Mr. Hoffman has been our Vice President since March 2001 and has been responsible for operations of our Cleveland, Indianapolis and Cincinnati facilities since March 2001. Before that, Mr. Hoffman was our Vice President Eastern Region since July 1996. Before that, Mr. Hoffman was District Manager for our Cleveland and Buffalo operations since June 1992.

William A. Marquard. Mr. Marquard has been a director of EMJ since March 1990, and a director of Holding since May 1990. Mr. Marquard also serves as a director and Chairman of the Board of Arkansas Best Corporation, as a director of Kelso & Companies, Inc., and as a director of InfraReDx, Inc.

Earl L. Mason. Mr. Mason has been a director of EMJ and Holding since January 2002. Mr. Mason retired from Alliant Exchange (formerly the distribution business of Kraft Foods), after serving as Chief Executive Officer and President since April 1999. Before that, Mr. Mason was Senior Vice President and Chief Financial Officer of Compaq Computer Corporation from May 1996 to April 1999 and held the position of Senior Vice President and Chief Financial Officer of Inland Steel Industries from June 1991 to May 1996. Mr. Mason also served as Group Executive of Digital Equipment Corporation from June 1990 to June 1991 and as Chief Financial Officer of its European subsidiary from October 1987 to June 1990, and held various positions over 15 years at AT&T Corporation. Mr. Mason is also a director of Computer Horizons Corporation. Mr. Mason previously served as a director of the Eye Ticket Corporation.

Frank T. Nickell. Mr. Nickell has served as director of EMJ and Holding since August 1993. He has been President and a director of Kelso & Companies, Inc. since March 1989 and Chief Executive Officer of Kelso &

Companies, Inc. since September 1997. Kelso & Companies, Inc. is the general partner of Kelso & Company. He is also a director of The Bear Stearns Companies Inc. and BlackRock, Inc.

John Rutledge. Dr. Rutledge has been a director of EMJ and Holding since June 1992. Dr. Rutledge is the founder of Rutledge & Company, Inc., a merchant banking firm, and has been Chairman since January 1991. He is the founder of Claremont Economics Institute, and has been its chairman since January 1979. Dr. Rutledge is also a director of Amerindo Investment Advisers, Inc., Lazard Freres Funds, Strategic Optical Holdings, Inc. and StairMaster Sports/Medical Products, Inc.

David I. Wahrhaftig. Mr. Wahrhaftig has been a director of EMJ and Holding since July 2003. Mr. Wahrhaftig has been a Managing Director of Kelso & Company and a director of Kelso & Companies, Inc. since April 1997, after joining the firm in 1987. Mr. Wahrhaftig is also a director of Consolidated Vision Group, Inc. Endo Pharmaceuticals, Inc. and BWAY Corporation.

Committees of the Board

Our bylaws specifically provide that the Board may delegate responsibility to committees. During fiscal 2003, the Board had two standing committees: an Audit Committee and an Executive Committee. In fiscal 2003, the Audit Committee met three times and the Executive Committee did not meet. In connection with the transaction contemplated by this proxy statement/prospectus, Holding formed the Special Committee.

Audit Committee

The members of the Audit Committee (Messrs. Mason (Chairman), Marquard and Rutledge) are non-employee directors and, except for Mr. Marquard (who may be deemed to be affiliated with Kelso), are “independent” as defined under Section 301 of the Sarbanes–Oxley Act of 2002. Based on Mr. Mason’s background and experience, our Board determined that he meets the definition of “financial expert” as required under Section 407 of the Sarbanes–Oxley Act of 2002 in connection with his services on the Audit Committee.

The Audit Committee and our Board have adopted a written charter under which the Audit Committee serves the Company’s Board of Directors by providing oversight functions including:

•	selecting, evaluating and, where appropriate, replacing the outside auditor;

•	pre-approving all auditing services and permissible non-audit services provided to the company by the outside auditor;

•	reviewing with the outside auditor and with management the proposed scope of the annual audit, past audit experience, the company’s program for the internal examination and verification of its accounting records and the results of recently completed internal examinations;

•	reviewing any significant disagreements between management and the outside auditor in connection with the preparation of the financial statements; and

•	discussing the quality and adequacy of the company’s internal controls with management, the internal auditors and the outside auditor.

The Audit Committee meets at least four times per year to carry out its responsibilities, including once to review the audit plan of the internal auditor, once to review the audit plan of the principal accountant, once to review the annual financial statements prior to issuance, and once to review the post-audit findings of the internal and independent auditors.

The Audit Committee has received reports and met and held discussions with management and the independent auditors. The Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the independent auditor’s independence.

The Executive Committee

The members of the Executive Committee are Messrs. Roderick (Chairman), Nickell and Nelson. The Executive Committee was delegated the authority to take any action that could be taken by the Board to the maximum extent permitted by Delaware General Corporation Law. The Executive Committee did not meet or take any action by written consent in fiscal 2003.

Special Committee

The Special Committee was formed by Holding’s board of directors to evaluate, negotiate and implement a restructuring of Holding. The committee consists of two directors, Messrs. Mason and Nelson, who are independent of Kelso. The Special Committee met six (6) times and its members had extensive discussions apart from such meetings with its financial advisor and legal counsel.

Stockholders’ Agreement

Our bylaws provide for one to nine directors. Our board of directors currently consists of seven directors. Certain of Holding’s stockholders have agreed, pursuant to the Stockholders’ Agreement, dated as of September 14, 1990, as amended, or the “Stockholders’ Agreement,” that two directors will be designated by the Management Stockholders (as defined in the Stockholders’ Agreement), so long as they are reasonably acceptable to KIA IV, and that at least five directors will be designated by KIA IV. Mr. Nelson has been designated by the Management Stockholders. In addition, the holders of Series A Preferred Stock of Holding are entitled to designate one director pursuant to the terms of the Series A Preferred Stock and Mr. Mason is currently serving in that capacity. The Stockholders’ Agreement also provides that in the event of termination of employment, under certain circumstances, each Management Stockholder is entitled to sell, and Holding can require such a Management Stockholder to sell, their shares of Holding Common Stock to Holding at their appraised Fair Market Value (as defined in the Stockholders’ Agreement). The Stockholders’ Agreement expires on March 24, 2008.

In connection with the proposed financial restructuring, the affiliates of Kelso that will acquire our common stock in the merger and financial restructuring and the employee stockholders who will own our stock directly (i.e., not including shares beneficially owned through our Stock Bonus Plan) will have the right to become parties to a stockholders’ agreement of the Company that will be substantially the same as the Stockholders’ Agreement.

Executive Compensation

The following table sets forth compensation for the three fiscal years ended March 31, 2003 for our Chief Executive Officer and our four most highly compensated executive officers as of March 31, 2003. Our officers receive no additional compensation for their services as officers of Holding.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Awards	All Other Compensation(3)
Name and Principal Position	Year	Salary	Bonus(1)	Securities Underlying Stock Options/SAR(2)
Maurice S. Nelson, Jr. President, Chief Executive Officer and Chief Operating Officer	2003 2002 2001	$555,762 555,762 555,844	$374,388 270,738 2,374,014	— — —	$52,049 47,150 152,594

Frank D. Travetto Vice President, Merchandising	2003 2002 2001	244,460 238,070 229,051	142,714 99,659 133,011	10,000 10,000 15,000	25,273 23,233 25,001

Kenneth L. Henry Executive Vice President	2003 2002 2001	235,442 226,978 218,299	136,161 94,921 151,677	10,000 10,000 15,000	27,355 25,397 28,341

R. Neil McCaffery Executive Vice President	2003 2002 2001	220,960 212,600 206,352	129,608 90,182 120,343	10,000 10,000 15,000	20,418 18,220 19,515

James D. Hoffman Vice President	2003 2002 2001	222,497 214,137 205,955	129,608 90,182 120,343	10,000 10,000 15,000	19,588 17,313 18,531

(1)	Amounts reflect cash compensation earned by executive officers in each of the fiscal years presented, including amounts received after fiscal year end, or deferred at the election of those officers. Bonus amounts include a cash bonus payable pursuant to our Management Incentive Compensation Plan, which became effective April 1, 1997. In addition, Mr. Nelson received a special bonus of $2,000,000 in fiscal 2001.
(2)	Holding has granted executive officers options to purchase shares of Holding Common Stock at their fair market value on the date of grant. Mr. Nelson’s options have an exercise price of $5.41 per share; options granted to Messrs. Travetto, Henry, McCaffery and Hoffman in fiscal years 2003, 2002 and 2001 have an exercise price of $7.78, $8.16 and $7.31 per share, respectively. See “Holding Stock Option Plan” and “Stock Option Grants Table” below for further information.
(3)

Amounts shown include allocations to the accounts of each of the named officers of contributions made by us to our stock bonus plan and to our 401(a)(17) Supplemental Contribution Plan (“401(a)(17) Plan”) and of premiums paid by us for long-term disability and life insurance policies. The following allocations were made in fiscal 2003 for Messrs. Nelson, Travetto, Henry, McCaffery and Hoffman, respectively (i) stock bonus plan—$10,000, $10,000, $10,000, $10,000, and $10,000; (ii) 401(a)(17) Plan—$36,220, $9,261, $8,372, $7,483 and $7,483; (iii) long term disability—$4,509, $3,745, $6,779, $2,133 and $1,623; (iv) life insurance—$1,320, $2,267, $2,204, $802 and $482. The following allocations were made in fiscal 2002 for Messrs. Nelson, Travetto, Henry, McCaffery and Hoffman, respectively (i) stock bonus plan—$8,500, $8,500, $8,500, $8,500, and $8,500; (ii) 401(a)(17) Plan—$32,538, $8,180, $7,387, $6,593 and $6,593; (iii) long term disability—$4,509, $3,745, $6,779, $2,133 and $1,623; (iv) life insurance—$1,603, $2,808, $2,731, $994 and $597. The following allocations were made in fiscal 2001 for Messrs. Nelson, Travetto, Henry, McCaffery and Hoffman, respectively (i) stock bonus plan—$8,500, $8,500, $8,500, $8,500, and $8,500; (ii) 401(a)(17) Plan—$137,719, $9,398, $9,796, $7,694 and $7,694; (iii) long term disability—$4,509, $3,745, $6,779, $2,133 and $1,623; (iv) life insurance—$1,866, $3,358, $3,266, $1,188 and $714. The amounts in respect of life insurance represent the estimated value of the premiums paid by us on certain disability and life insurance policies covering each executive. Some of the policies are managed on a split-dollar basis and we will receive the premiums we paid from the proceeds of such insurance. In such cases the amount of the other compensation attributed to the executive was calculated by treating the premiums paid by us as a demand loan, and the amount of compensation is equal to the imputed interest expense on the cumulative outstanding premiums paid by us, assuming an interest rate equal to the short-term federal funds rate, from time to time. Amounts shown also include a discretionary bonus of $10,000 paid to Mr. Henry in fiscal 2001.

Holding Stock Option Plan

In fiscal 1998, Holding adopted the Earle M. Jorgensen Holding Company, Inc. Stock Option Plan, as amended. Holding’s board of directors or its Executive Committee was authorized to grant options under the stock option plan. As of January 1, 2004, there were 2,101,000 options outstanding at a weighted average exercise price of $5.84 per share.

The maximum number of shares of Holding common stock reserved for issuance under Holding’s Stock Option Plan was 2,500,000, subject to adjustment as provided in Holding’s Stock Option Plan to reflect certain corporate transactions affecting the number or type of outstanding shares.

Pursuant to the merger agreement, we will assume all of Holding’s obligations with respect to the options granted under the stock option plan.

Our Stock Option Plan

In connection with the merger and financial restructuring, we will create a new stock option plan with essentially the same features as Holding’s Stock Option Plan. A maximum of 5,000,000 shares will be available for grant under the new stock option plan, subject to adjustment as provided in the new stock option plan to reflect certain corporate transactions affecting the number or type of outstanding shares. No stock options shall be granted under the new stock option plan after the date that is 10 years after the effective date of the new stock option plan. A summary of the material terms of the new stock option plan is set forth below. Option grants under the new stock option plan will be subject to subsequent approval of the stock option plan by EMJ’s stockholders.

The purpose of the new stock option plan is to attract and retain persons eligible to participate in the new stock option plan; motivate participants to achieve long-term Company goals; and further align participants’ interests with those of the Company’s other stockholders. The new stock option plan will be administered by one or more committees comprised of members of the Company’s board of directors appointed by the Company’s board of directors to administer the new stock option plan (the “Administrator”); or, if at any time no committee is in office, the new stock option plan will be administered by the board of directors of the Company.

The Administrator will have full authority to grant stock options pursuant to the terms of the new stock option plan to any officer, employee or director of the Company or a subsidiary or affiliate of the Company, or any consultant or advisor providing services to the Company or a subsidiary or affiliate of the Company. Participation in the new stock option plan will be limited to such persons as are selected by the Administrator. Stock options may be granted as alternatives to, in exchange or substitution for, or replacement of, other stock options outstanding under the new stock option plan or any other plan or arrangement of the Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company and including options under Holding’s existing stock option plan that are being assumed by EMJ in the merger). Stock option provisions need not be the same with respect to each participant in the new stock option plan.

Stock options granted under the new stock option plan may be of two types: incentive stock options and non-qualified stock options. Any stock option granted under the new stock option plan will be in such form as the Administrator may from time to time approve. Stock options will be evidenced by option agreements, each in a form approved by the Administrator. An option agreement will indicate on its face whether it is intended to be an agreement for an incentive stock option or a non-qualified stock option. The grant of a stock option shall occur as of the date the Administrator determines.

The aggregate number of shares of our common stock available for grants or subject to outstanding options, and the respective prices and/or vesting criteria applicable to outstanding options, will be proportionately adjusted to reflect any stock dividend on our common stock, or any restructuring, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase our common stock at a price substantially below its fair market value. To the extent deemed appropriate by our board or Executive Committee, subject to any required action by the stockholders, in any merger, consolidation, reorganization, liquidation, dissolution, or other similar transaction, any option granted under the new stock option plan will pertain to the securities and any other property to which a holder of the number of shares of our common stock covered by the option would have been entitled to receive in connection with such event.

Upon a change of control, with certain exceptions, all outstanding stock options (whether or not then fully exercisable or vested) will be cashed out at specified prices as of the date of the change of control, except that any stock options outstanding for less than six months will not be cashed out until six months after the applicable date of grant.

Generally, a participant who is granted a stock option will not be subject to federal income tax at the time of grant and we will not be entitled to a tax deduction by reason of such grant. Upon exercise of a nonqualified option, generally the difference between the option price and the fair market value of our common stock on the date of exercise will be considered ordinary income to the participant and generally we will be entitled to a corresponding tax deduction.

Upon exercise of an incentive stock option, no taxable income will be recognized by the participant and we are not entitled to a tax deduction by reason of such exercise. However, if common stock purchased pursuant to the exercise of an incentive stock is sold within two years from the date of grant or within one year after the transfer of such common stock to the participant, then the difference, with certain adjustments, between the fair market value of our common stock at the date of exercise and the option price will be considered ordinary income to the participant and generally we will be entitled to a corresponding tax deduction. If the participant disposes of our common stock after such holding periods, any gain or loss upon such disposition will be treated as a capital gain or loss and we will not be entitled to a deduction.

Stock Option Grants Table

The following table sets forth certain information concerning stock options granted during fiscal 2003 by Holding to our Chief Executive Officer and our next four most highly compensated executive officers. In addition, there are shown hypothetical gains that could be realized for the respective options, based on assumed rates of annual compound price appreciation of 5% and 10% from the date the options were granted over the ten-year term of the options. The actual gain, if any, realized upon exercise of the options will depend upon the market price of Holding’s common stock relative to the exercise price of the option at the time the option is exercised. There is no assurance that the amounts reflected in this table will be realized.

Options Granted in Last Fiscal Year

	Individual Grants				Value at Assumed Annual Rates of Stock Price Appreciation for Option Term Potential Realizable
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price /Sh.	Expiration Date
Name					5%	10%
Maurice S. Nelson, Jr.	—	0%	N/A	N/A	N/A	N/A
Frank D. Travetto	10,000	8.3%	$7.78	7/31/2012	$48,928	$123,993
Kenneth L. Henry	10,000	8.3%	7.78	7/31/2012	48,928	123,993
R. Neil McCaffery	10,000	8.3%	7.78	7/31/2012	48,928	123,993
James D. Hoffman	10,000	8.3%	7.78	7/31/2012	48,928	123,933

(1)	Holding has not granted any stock appreciation rights. All the options shown above become exercisable on August 1, 2004. All outstanding stock options shall become fully exercisable and shall be cancelled and exchanged for cash in an amount equal to the excess of the Change in Control Price (as defined in the Stock Option Plan as defined below) over the exercise price, in the event of any transaction or series of transactions, other than a public offering, where a person or a group, excluding Holding, any of its subsidiaries and Kelso and its affiliates, is or becomes the beneficial owner, directly or indirectly, of securities representing 35% or more of the voting power of Holding’s then outstanding securities (an “SOP Change of Control”), unless the Executive Committee determines prior to the occurrence of such SOP Change of Control that such options shall be honored, or assumed or new rights (having substantially equivalent or better rights, terms and conditions and economic value) substituted therefor.

Aggregated Stock Option Exercises and Fiscal Year-End Stock Option Value Table

The following table sets forth certain information concerning stock options exercised during fiscal 2003 by the Chief Executive Officer and our next four most highly compensated executive officers, and the value of their unexercised stock options as of March 31, 2003.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Options at Fiscal Year-End	Value of In-the-Money Options at Fiscal Year-End(1)
			Exercisable /Unexercisable	Exercisable / Unexercisable
Maurice S. Nelson, Jr.	—	—	1,320,000 / —	$3,128,400 / $—
Frank D. Travetto	—	—	75,000 / 20,000	$142,000 / $—
Kenneth L. Henry	—	—	75,000 / 20,000	$142,000 / $—
R. Neil McCaffery	—	—	75,000 / 20,000	$142,000 / $—
James D. Hoffman	—	—	75,000 / 20,000	$142,000 / $—

(1)	Holding is a private company and its stock is not publicly traded. The fair market value of Holding’s common stock underlying the options shown above is determined annually by a third-party appraiser. The value of in-the-money options shown above was calculated by subtracting the exercise prices from the most recent appraisal available which was $7.78 per share as of March 31, 2003.

Equity Compensation Plan Information as of March 31, 2003

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($/Sh.)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	2,136,500	$5.87	363,500
Equity compensation plans not approved by security holders	—	—	—

Total	2,136,500	$5.87	363,500

(1)	Includes 180,000 shares granted to non-employee directors under our Stock Option Plan.

Our Stock Bonus Plan

Holding maintains a Stock Bonus Plan, or the “Plan,” in respect of our nonunion employees who meet certain service requirements. Since April 1, 1999 (when our employee stock ownership plan was amended and became a stock bonus plan), the amount of annual contributions is calculated as a percentage (as determined by our Board of Directors based on the achievement of EMJ performance objectives) of total cash compensation (as defined in the Plan) and may be made by us in cash or by Holding in shares of Holding capital stock. Participants become 20% vested in their account balances after one year of continuous service. Participants vest an additional 20% for each year of service thereafter and become fully vested at age 65 or upon completion of five years of service, retirement, disability or death. Following the occurrence of a participant’s termination of service (as defined in the Plan), retirement, disability, or death, the Plan is required to either distribute the vested balance in stock or cash. If stock is distributed, it is accompanied by a put option to Holding under terms defined in the Plan. At March 31, 2003, shares of Holding’s Series A Preferred Stock, Series B Preferred Stock and Holding

common stock owned by the Plan totaled 40,881, 27,068, and 2,875,443 shares, respectively. For the fiscal years ended March 31, 2001, 2002 and 2003, contributions payable to the Plan totaled $3.2 million, $2.8 million and $2.8 million, respectively. The contributions payable for fiscal years 2001, 2002 and 2003 have been paid in cash.

In connection with the merger and financial restructuring, we will assume all of the obligations of Holding under the Stock Bonus Plan. Although we have not expressed any intent to terminate this Plan, we have the right to terminate or amend the provisions of the Plan at any time. In the event of any termination, participants become fully vested to the extent of the balances in their separate accounts and receive put options with respect to the EMJ stock allocated to their accounts.

In 1984, 1985 and 1986, Kilsby purchased life insurance policies to provide, among other things, a separate source for funds to repurchase capital stock, including capital stock distributed by the Plan, from departing employees. Certain of these policies allow us to borrow against the cash surrender value of such policies. As of January 1, 2004, we have borrowed $183.0 million against the cash surrender value of such policies to fund renewal premiums, accrued interest on previous borrowings and working capital needs. The net cash surrender value available for future borrowings was approximately $3.3 million as of January 1, 2004. Our credit facility and other resources are also available, subject to certain limitations, to satisfy stock repurchase obligations as they arise. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

On March 8, 2002, we were sued by the United States Department of Labor for alleged breaches of fiduciary duty by former members of our benefits committee in relying on the valuations of our common stock prepared by our independent appraiser and allegedly resulting in prohibited transactions. This matter was settled in January 2003. Among other things, the settlement prohibits us from making further common stock contributions to the Plan.

Supplemental Plan

In fiscal 1996, we adopted a supplemental contribution plan, or the “Supplemental Plan,” for contributions not allowed under our Plan pursuant to limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended. Participants in the Supplemental Plan include certain highly compensated employees and other employees who are not eligible to participate in the Plan. Contributions payable, vesting and distributions under the Supplemental Plan are comparable with those under the Plan. Contributions under the Supplemental Plan are made in cash and are held in an irrevocable trust. For the fiscal years ended March 31, 2001, 2002 and 2003, contributions payable totaled $0.2 million, $0.1 million and $0.1 million, respectively.

Management Incentive Compensation Plan

Effective April 1, 1997, we adopted a new Management Incentive Compensation Plan (the “Incentive Plan”). The Incentive Plan provides for payment of cash bonuses to senior executives and other key management employees based on the achievement of certain operating profit and cash flow objectives determined by our Board of Directors or Executive Committee. Bonuses awarded are based on a sliding scale based on the percentage of the objectives achieved. No bonus is payable unless at least 80% of the objectives are achieved, and the maximum bonus would be awarded for achievement of 150% or more of the established objectives. In addition, our Chief Executive Officer may award bonuses from a discretionary pool for exemplary service. Our Board of Directors ratified bonuses pursuant to the Incentive Plan aggregating $5.9 million in fiscal 2001, $4.0 million in fiscal 2002 and $5.6 million in fiscal 2003.

Compensation Committee Interlocks and Insider Participation

David M. Roderick, Frank T. Nickell and Maurice S. Nelson, Jr. are members of the Executive Committee, which serves as our compensation committee.

Affiliates of Kelso & Company beneficially own shares of the capital stock of Holding as described under “Security Ownership of Certain Beneficial Owners and Management.” KIA IV holds the Holding Debt representing approximately $222.2 million of indebtedness as of November 30, 2003. Mr. Nickell is a stockholder of Kelso and a general partner of Kelso Partners I, L.P., or “KP I,” Kelso Partners III, L.P., or “KP III,” and Kelso Partners IV, L.P., or “KP IV.” KP I, KP III and KP IV are the general partners of KIA, KIA III and KIA IV, respectively. Mr. Nickell is a director of Holding and the Company and shares investment and voting power with respect to shares of the capital stock of Holding held by KIA I, KIA III-EMJ and KIA IV as described under “Security Ownership of Certain Beneficial Owners and Management.”

In connection with our acquisition in 1990, we agreed to pay Kelso & Company an annual fee of $1,250,000 each year for financial advisory services and to reimburse it for out-of-pocket expenses incurred in connection with rendering such services. However, no such annual fee was payable for fiscal years 2001, 2002 and 2003 and other expenses paid to Kelso & Company in fiscal years 2001, 2002 and 2003 were not significant. Holding has issued to KIA IV two warrants, entitling KIA IV to purchase 2,937,915 shares of Holding common stock in the aggregate at a purchase price of $.01 per share.

Beginning April 1, 1998, and on each subsequent April 1, ending April 1, 2001, in consideration for his service as a director, Chairman of the Company’s Executive Committee and Chairman of the Board, the Company granted Mr. Roderick options to purchase 20,000 shares of Holding common stock at a purchase price equal to the fair market value as established by the most recent appraisal available at the date of grant. For the grants issued April 1, 2000 and 2001, the grant prices were $5.51 per share and $7.31 per share, respectively. From April 1, 2002, Mr. Roderick received an annual retainer of $30,000 for such services, payable quarterly.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our Common Stock

All of our issued and outstanding voting stock, consisting of 128 shares of common stock, is owned by Holding.

Capital Stock of Holding

The following table describes the beneficial ownership of shares of Holding common stock and Series A Preferred Stock as of March 31, 2004, by all stockholders of Holding known to be beneficial owners of more than 5% of any such class, by each of our directors and executive officers named in the Summary Compensation Table and by all directors and executive officers as a group as determined in accordance with Rule 13d-3(i) under the Securities Exchange Act of 1934, as amended. As of March 31, 2004, 27,081 shares of Series B Preferred Stock of Holding were issued, of which 26,480 were owned by the Stock Bonus Plan.

Name and Address of Beneficial Owner	Number of Shares of Common Stock		Percentage of Shares of Common Stock Outstanding(a)		Number of Shares of Series A Preferred Stock		Percentage of Shares of Series A Preferred Stock Outstanding(b)		Pro Forma Number of Shares of EMJ Common Stock(c)		Pro Forma Percentage Shares of EMJ Common Stock Outstanding(d)
Kelso Investment Associates, IV, L.P.(e)	9,462,475	(f)	66.0	%(f)	0		0.0%		50,148,267	(f)	71.7	%(f)
KIA III—Earle M. Jorgensen, L.P.(e)	1,704,740		14.9%		0		0.0%		1,704,740		2.4%
Joseph S. Schuchert(e)	11,167,215	(f)(g)	77.9	%(f)(g)	24,519	(h)	38.9	%(h)	54,913,989	(g)(h)	78.5	%(g)(h)
Frank T. Nickell(e)	11,187,714	(f)(g)	78.0	%(f)(g)	24,519	(h)	38.9	%(h)	54,934,488	(g)(h)	78.5	%(g)(h)
Michael B. Goldberg(e)	9,462,475	(f)(g)	66.0	%(f)(g)	0		0.0%		50,148,267	(g)	71.7	%(g)
George E. Matelich(e)	11,172,215	(f)(g)	77.9	%(f)(g)	24,519	(h)	38.9	%(h)	54,918,989	(g)(h)	78.5	%(g)(h)
Thomas R. Wall, IV(e)	11,172,215	(f)(g)	77.9	%(f)(g)	24,519	(h)	38.9	%(h)	54,918,989	(g)(h)	78.5	%(g)(h)
David I. Wahrhaftig(e)	11,167,215	(f)(g)	77.9	%(f)(g)	0		0.0%		51,853,007	(g)	74.1	%(g)
Frank K. Bynum(e)	11,167,215	(f)(g)	77.9	%(f)(g)	0		0.0%		51,853,007	(g)	74.1	%(g)
Philip E. Berney(e)	9,462,475	(f)(g)	66.0	%(f)(g)	0		0.0%		50,148,267	(g)	71.7	%(g)
Maurice S. Nelson, Jr.(i)	1,320,000	(j)	11.6	%(j)	0		0.0%		1,320,000	(j)	1.9	%(j)
Frank D. Travetto(i)	97,000	(j)	0.9	%(j)	0		0.0%		97,000	(j)	0.1	%(j)
Kenneth L. Henry(i)	104,000	(j)	0.9	%(j)	704		1.1%		191,860	(j)	0.3	%(j)
R. Neil McCaffery(i)	90,000	(j)	0.8	%(j)	0		0.0%		90,000	(j)	0.1	%(j)
James D. Hoffman(i)	85,000	(j)	0.7	%(j)	0		0.0%		85,000	(j)	0.1	%(j)
David M. Roderick(i)	134,000	(j)	1.2	%(j)	0		0.0%		134,000	(j)	0.2	%(j)
John Rutledge(k)	45,000	(j)	0.4	%(j)	0		0.0%		45,000	(j)	0.1	%(j)
William A. Marquard(l)	50,000	(j)	0.4	%(j)	0		0.0%		50,000	(j)	0.1	%(j)
Earl L. Mason(i)	0		0.0%		0		0.0%		0	(j)	0.0	%(j)
Earle M. Jorgensen Company Stock Bonus Plan(i)	2,630,863	(m)	23.1	%(m)	37,344	(m)	59.2	%(m)	12,417,477	(m)(n)	17.7	%(m)(n)
All directors and executive officers of the Company as a group	2,099,499	(j)(o)	18.4	%(j)(o)	704	(p)	1.1	%(p)	2,099,499	(j)(q)	3.0	%(j)(q)

(a)	The percentage of shares of Holding common stock outstanding for KIA IV and Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney was calculated assuming the total outstanding shares of Holding common stock was 14,342,775, (i) including shares of Holding common stock which would be outstanding assuming KIA IV exercised the two warrants referred to in note (d) below in succession and there have been no other dilution events prior to such exercise and 11,616 shares of Holding common stock owned by KP II, and (ii) excluding 2,101,000 shares subject to stock options as of March 31, 2004. The percentage of shares of Holding common stock outstanding for all other holders was calculated assuming the total outstanding shares of Holding common stock was 11,404,860, excluding shares subject to stock options and shares issuable upon the exercise of the warrants held by KIA IV as of March 31, 2004.
(b)	The percentage of shares of Series A Preferred Stock outstanding was calculated assuming the total outstanding shares of Series A Preferred Stock was 63,044, excluding 184,502 shares of Series A Preferred Stock held in the Holding treasury as of March 31, 2004.
(c)

The pro forma number of shares of EMJ common stock beneficially held by individuals or entities as referenced in this column was calculated as of March 31, 2004 assuming, as applicable, (i) each share of Holding’s common stock was converted into one share of EMJ’s common stock; (ii) each share of Holding’s Series B Preferred Stock was converted into 188.271 shares of EMJ’s common stock; (iii) each share of Series A Preferred Stock was converted into 124.840 shares of EMJ’s common stock, (iv) the two outstanding warrants held by KIA IV to purchase shares of Holding common stock were exchanged for 2,932,534 shares of EMJ common stock, and (v) Holding’s Holding Debt in the aggregate amount of $222,173,806.27 was exchanged for an aggregate of 40,691,173 shares of EMJ common stock.

(d)	The pro forma percentage of shares of EMJ common stock outstanding for all holders was calculated assuming all of the capital stock and warrants of Holding and the Holding Debt were converted or exchanged as described in note (c), and assuming that the 2,101,000 shares subject to stock options, as of March 31, 2004 were issued and outstanding. The total number of shares outstanding as of such date was 69,998,544.
(e)	The business address for such person(s) is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York, 10022. Kelso & Company is a private investment firm.
(f)	Current ownership of Holding common stock includes 2,937,915 shares of the Holding common stock that KIA IV is entitled to purchase pursuant to two warrants issued to KIA IV and 11,616 shares of Holding common stock owned by KP II. Each warrant entitles the holder to purchase up to 10% of the Holding common stock on a fully-diluted basis at an exercise price of $.01 per share. Pro forma ownership of EMJ common stock includes 2,932,534 shares of EMJ common stock to be issued in exchange for the Holding warrants and 11,616 shares of EMJ common stock that will be owned by KP II.
(g)	Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney may be deemed to share beneficial ownership of shares of Holding or EMJ common stock owned of record by (i) KIA IV and an affiliated entity by virtue of their status as general partners of KP IV, the general partner of KIA IV, and such affiliate, and (ii) except for Mr. Goldberg and Mr. Berney, KIA III-EMJ by virtue of their status as general partners of KP III, the general partner of KIA III-EMJ. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power with respect to securities owned by the Kelso affiliates of which they are general partners. Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney disclaim beneficial ownership of the shares of Holding or EMJ common stock owned by the affiliates of Kelso & Company.
(h)	Messrs. Schuchert, Nickell, Wall and Matelich may be deemed to share beneficial ownership of shares of Series A Preferred Stock or EMJ common stock owned of record by KIA I by virtue of their status as general partners of KP I, the general partner of KIA I. Messrs. Schuchert, Nickell, Wall and Matelich disclaim beneficial ownership of the shares of Series A Preferred Stock or EMJ common stock owned by KIA I.
(i)	The business address of such person(s) or entity is 10650 South Alameda Street, Lynwood, California 90262
(j)	Includes shares subject to stock options vested and exercisable as of March 31, 2004.
(k)	The business address for Dr. Rutledge is 15 Locust Avenue, New Canaan, Connecticut, 06840.
(l)	The business address of Mr. Marquard is 2199 Maysville Road, Carlyle, Kentucky 40311.
(m)	Excludes 22,011 shares of Holding common stock and 939 shares of Series A Preferred Stock held by our Stock Bonus Plan in directed accounts that are deemed to be beneficially owned by any of our directors or executive officers.
(n)	The pro forma number of shares of EMJ’s common stock beneficially held in the Stock Bonus Plan referenced in this column was calculated assuming, (i) the 38,282 shares of Holding’s Series A Preferred Stock held in the Stock Bonus Plan were converted at 124.840 into 4,799,141 shares of EMJ common stock, (ii) the 26,480 shares of Holding’s Series B Preferred Stock held in the Stock Bonus Plan were converted at 188.271 into 4,985,461 shares of EMJ common stock and (iii) the 2,652,874 shares of Holding common stock held in the Stock Bonus Plan were converted at 1.00 into 2,652,874 shares of EMJ common stock.
(o)	Excludes (i) 11,167,215 shares of Holding common stock held by Kelso affiliates that may be deemed to be beneficially owned by Mr. Nickell and Mr. Wahrhaftig, and (ii) shares held by our Stock Bonus Plan, except for shares held in directed accounts that may be deemed to be beneficially owned by any of our directors or our executive officers.

(p)	Excludes (i) 24,519 shares of Series A Preferred Stock held by KIA I that may be deemed to be beneficially owned by Mr. Nickell, and (ii) shares held by our Stock Bonus Plan, except for shares held in directed accounts that may be deemed to be beneficially owned by any of our directors or executive officers.

(q)	Excludes (i) 54,934,488 shares of our common stock that will be held by Kelso affiliates and may be deemed to be beneficially owned by Mr. Nickell and 51,853,007 shares of our common stock that will be held by Kelso affiliates and may be deemed to be beneficially owned by Mr. Wahrhaftig, and (ii) shares held by our Stock Bonus Plan, except for shares held in directed accounts that may be deemed to be beneficially owned by any of our directors or executive officers.

Certain Relationships and Related Party Transactions

Affiliates of Kelso & Company beneficially own shares of the capital stock of Holding as described under “Security Ownership of Certain Beneficial Owners and Management.” KIA IV holds the Holding Debt representing approximately $222.2 million in indebtedness as of November 30, 2003. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney are indirect stockholders of Kelso & Company and general partners of KP I (other than Messrs. Goldberg, Bynum, Wahrhaftig and Berney), KP III (other than Mr. Goldberg and Mr. Berney) and KP IV. KP I, KP III and KP IV are the general partners of KIA I, KIA III-EMJ and KIA IV, respectively. Messrs. Nickell and Wahrhaftig are directors of Holding and EMJ. See “Security Ownership of Certain Beneficial Owners and Management.”

Pursuant to the Holding stockholders agreement, Kelso designates and elects 5 of the 7 members of Holding’s and EMJ’s board of directors.

EMJ, Holding and Kelso and its affiliates entered into certain agreements in connection with the Acquisition. Such agreements and transactions are described under “Executive Compensation—Compensation Committee Interlocks and Insider Participation.”

KIA IV is the holder of two Holding warrants which are described under “Executive Compensation—Compensation Committee Interlocks and Insider Participation.”

On each April 1, from 1998 through 2001, in consideration for his service as a director, Chairman of the Company’s Executive Committee and Chairman of the Board, the Company granted Mr. Roderick options to purchase 20,000 shares of Holding common stock at their fair market value as established by the most recent appraisal available at the date of grant. From April 1, 2002, Mr. Roderick has been paid an annual retainer of $30,000, payable quarterly for his services as Chairman and a member of our board of directors.

LEGAL MATTERS

Katten Muchin Zavis Rosenman, Los Angeles, California, will render opinions on the legality of the EMJ common stock to be issued to Holding noteholders and stockholders in the merger and certain tax consequences of the merger.

EXPERTS

The consolidated financial statements of Earle M. Jorgensen Company and Earle M. Jorgensen Holding Company, Inc., at March 31, 2002 and 2003, and for each of the three years in the period ended March 31, 2003, appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We comply with the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the “Commission”). You may inspect and copy such reports and other information filed from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. You may also access such material electronically by means of the Commission’s home page on the Internet at http://www.sec.gov.

You can also get more information by visiting our website at emjmetals.com. Except to the limited extent expressly provided in this proxy statement/prospectus, information contained on the website is not incorporated by reference into this proxy statement/prospectus.

We have agreed with the holders of our senior secured notes that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of such notes remain outstanding, we will furnish to the holders of the notes and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K as if we were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our independent auditors, and (ii) all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports in each case within the time periods set forth in the Commission’s rules and regulations. In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act of 1933, as amended (the “Securities Act”).

INDEX TO FINANCIAL STATEMENTS

Page
EARLE M. JORGENSEN COMPANY

Report of Independent Auditors	F-2
Consolidated Balance Sheets at March 31, 2002 and 2003	F-3
Consolidated Statements of Operations and Comprehensive Income for the years ended March 31, 2001, 2002 and 2003	F-4
Consolidated Statements of Stockholder’s Equity for the years ended March 31, 2001, 2002 and 2003	F-5
Consolidated Statements of Cash Flows for the years ended March 31, 2001, 2002 and 2003	F-6
Notes to Consolidated Financial Statements	F-7
Consolidated Condensed Balance Sheets at March 31, 2003 and January 1, 2004	F-22
Consolidated Condensed Statements of Operations and Comprehensive Income for the Three Months and Nine Months Ended December 31, 2002 and January 1, 2004	F-23
Consolidated Condensed Statements of Cash Flows for the Nine Months Ended December 31, 2002 and January 1, 2004	F-24
Notes to Consolidated Condensed Financial Statements	F-25
Schedule II Valuation and Qualifying Accounts and Reserves	II-5

EARLE M. JORGENSEN HOLDING COMPANY, INC.

Report of Independent Auditors	F-28
Consolidated Balance Sheets at March 31, 2002 and 2003	F-29
Consolidated Statements of Operations and Comprehensive Income for the years March 31, 2001, 2002 and 2003	F-30
Consolidated Statements of Stockholder’s Equity for the years ended March 31, 2001, 2002 and 2003	F-31
Consolidated Statements of Cash Flows for the years ended March 31, 2001, 2002 and 2003	F-32
Notes to Consolidated Financial Statements	F-33
Consolidated Condensed Balance Sheets at March 31, 2003 and January 1, 2004	F-52
Consolidated Condensed Statements of Operations and Comprehensive Income for the Three Months and Nine Months Ended December 31, 2002 and January 1, 2004	F-53
Consolidated Condensed Statements of Cash Flows for the Nine Months Ended December 31, 2002 and January 1, 2004	F-54
Notes to Consolidated Condensed Financial Statements	F-55

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder

Earle M. Jorgensen Company

We have audited the accompanying consolidated balance sheets of Earle M. Jorgensen Company as of March 31, 2002 and 2003, and the related consolidated statements of operations and comprehensive income, stockholder’s equity, and cash flows for each of the three years in the period ended March 31, 2003. Our audits also included the financial statement schedule listed in the index to financial statements on page F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Earle M. Jorgensen Company at March 31, 2002 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2003 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Orange	County, California
May	16, 2003

EARLE M. JORGENSEN COMPANY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share and per share data)

	March 31,
	2002	2003
ASSETS
Current assets:
Cash and cash equivalents	$21,300	$20,030
Accounts receivable, less allowance for doubtful accounts	89,279	97,292
Inventories	186,868	213,590
Other current assets	4,899	6,402

Total current assets	302,346	337,314

Net property, plant and equipment, at cost	111,243	113,037
Cash surrender value of life insurance policies	27,625	31,007
Debt issue costs, net of accumulated amortization	1,810	8,232
Other assets	974	1,151

Total assets	$443,998	$490,741

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$88,484	$119,815
Accrued employee compensation and related taxes	9,874	12,185
Accrued employee benefits	11,533	14,150
Accrued interest	8,079	16,186
Other accrued liabilities	6,751	2,993
Deferred income taxes	19,094	19,450
Current portion of long-term debt	3,595	2,330

Total current liabilities	147,410	187,109

Long-term debt	289,300	328,207
Deferred income taxes	16,292	15,936
Other long-term liabilities	6,782	7,505
Commitments and contingencies
Stockholder’s equity:
Preferred stock, $.01 par value; 200 shares authorized and unissued	—	—
Common stock, $.01 par value; 2,800 shares authorized; 128 shares issued and outstanding	—	—
Capital in excess of par value	70,871	35,284
Accumulated other comprehensive loss	(4,859)	(3,884)
Accumulated deficit	(81,798)	(79,416)

Total stockholder’s equity (deficit)	(15,786)	(48,016)

Total liabilities and stockholder’s equity	$443,998	$490,741

See accompanying notes.

EARLE M. JORGENSEN COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(dollars in thousands)

	Year Ended March 31,
	2001	2002	2003
Revenues	$1,059,681	$895,058	$919,927
Cost of sales	767,263	641,991	658,562

Gross profit	292,418	253,067	261,365
Expenses:
Warehouse and delivery	136,752	124,457	127,080
Selling	36,391	31,932	32,329
General and administrative	55,399	46,405	38,590
Loss on early retirement of debt	—	—	12,278

Total expenses	228,542	202,794	210,277

Income from operations	63,876	50,273	51,088
Interest expense, net	44,855	42,545	47,206
Excise tax imposed under IRS settlement	—	1,919	—

Income before income taxes	19,021	5,809	3,882
Income tax expense	1,223	455	1,500

Net income	17,798	5,354	2,382
Other comprehensive income (loss):
Derivative—interest rate swap agreement	—	(2,925)	—
Foreign currency translation adjustment	(1,047)	(133)	1,200
Minimum pension liability	(23)	32	(3,150)

Comprehensive income	$16,728	$2,328	$432

See accompanying notes.

EARLE M. JORGENSEN COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(dollars in thousands, except share data)

	Common Stock		Capital in excess of par value	Accumulated other comprehensive loss	Accumulated deficit
	Shares	Amount				Total
Balance at March 31, 2000	128	$—	$91,348	$(763)	$(104,950)	$(14,365)
Dividend to Parent	—	—	(5,514)	—	—	(5,514)
Foreign currency translation adjustment	—	—	—	(1,047)	—	(1,047)
Additional minimum pension liability	—	—	—	(23)	—	(23)
Net income	—	—	—	—	17,798	17,798

Balance at March 31, 2001	128	—	85,834	(1,833)	(87,152)	(3,151)
Dividend to Parent	—	—	(14,963)	—	—	(14,963)
Loss on interest rate swap agreement	—	—	—	(2,925)	—	(2,925)
Foreign currency translation adjustment	—	—	—	(133)	—	(133)
Additional minimum pension liability	—	—	—	32	—	32
Net income	—	—	—	—	5,354	5,354

Balance at March 31, 2002	128	—	70,871	(4,859)	(81,798)	(15,786)
Dividend to Parent	—	—	(35,587)	—	—	(35,587)
Reversal of loss on interest rate swap agreement recognized in net income	—	—	—	2,925	—	2,925
Foreign currency translation adjustment	—	—	—	1,200	—	1,200
Additional minimum pension liability	—	—	—	(3,150)	—	(3,150)
Net income	—	—	—	—	2,382	2,382

Balance at March 31, 2003	128	$—	$35,284	$(3,884)	$(79,416)	$(48,016)

See accompanying notes.

EARLE M. JORGENSEN COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended March 31,
	2001	2002	2003
Operating activities:
Net income	$17,798	$5,354	$2,382
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early retirement of debt	—	—	12,278
Depreciation and amortization	11,035	11,449	11,369
Amortization and write-off of debt issue costs included in interest expense	1,482	1,792	1,416
Accrued postretirement benefits	11	249	498
Gain on sale of property, plant and equipment	(44)	(36)	(183)
Provision for bad debts	1,651	2,434	2,649
Increase in cash surrender value of life insurance over premiums paid	(1,529)	(2,174)	(2,242)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(627)	15,510	(10,662)
Decrease (increase) in inventories	(13,564)	31,712	(26,722)
Decrease (increase) in other current assets	(884)	960	134
(Decrease) increase in accounts payable and accrued liabilities and expenses	24,414	(53,491)	40,608
Decrease (increase) in non-trade receivables	(1,035)	1,681	(1,637)
Other	(682)	(896)	1,086

Net cash provided by operating activities	38,026	14,544	30,974

Investing activities:
Additions to property, plant and equipment	(14,475)	(24,531)	(15,335)
Proceeds from the sale of property, plant and equipment	118	116	2,440
Premiums paid on life insurance policies	(1,364)	(1,461)	(1,335)
Proceeds from redemption of life insurance policies	673	1,124	195

Net cash used in investing activities	(15,048)	(24,752)	(14,035)

Financing activities:
Net borrowings (payments) under revolving loan agreements	(12,963)	25,111	(9,958)
Proceeds from issuance of senior debt	—	—	250,000
Repayment of term loan	—	—	(96,000)
Repayment of senior debt	—	—	(105,000)
Payment of debt issue costs	—	—	(10,669)
Other costs paid in connection with early retirement of debt	—	—	(9,596)
Other debt payments, net	(2,400)	(2,400)	(1,400)
Cash dividend to Parent	(5,514)	(14,963)	(35,587)

Net cash provided (used) in financing activities	(20,877)	7,748	(18,210)

Effect of exchange rate changes on cash	(3)	2	1

Net increase (decrease) in cash	2,098	(2,458)	(1,270)
Cash at beginning of year	21,660	23,758	21,300

Cash at end of year	$23,758	$21,300	$20,030

See accompanying notes.

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2003

1. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation—Earle M. Jorgensen Company (the “Company”) became a wholly-owned subsidiary of Earle M. Jorgensen Holding Company, Inc. (the “Parent”) as the result of a series of business combinations and mergers effective April 1, 1990.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries including Earle M. Jorgensen (Canada) Inc. (“EMJ (Canada)”) and Stainless Insurance Ltd., a captive insurance subsidiary (“EMJ (Bermuda)”). In fiscal years 2001, 2002 and 2003, EMJ (Canada) generated net income (loss) of $(605,000), $(325,000) and $1,153,000, respectively. In fiscal years 2001, 2002 and 2003, EMJ (Bermuda) generated net income (loss) of $431,000, $(2,056,000) and $540,000, respectively, including investment income and intercompany fees. The loss in fiscal year 2002 was attributable to higher loss reserves established in connection with the Company’s self-insured workers compensation program. All significant intercompany accounts and transactions have been eliminated.

Company Background and Segment Information—The Company distributes a broad line of bar, tubing, plate and various other metal products and value added services through a network of 35 service centers and value-added processing operations strategically located throughout North America. Metals products sold by the Company are purchased from various primary metal producers and suppliers, none of which provided more than 10% of the Company’s total purchases in fiscal year 2003. The Company has over 35,000 customers, none of which represented more than 2% of the Company’s gross revenues in fiscal year 2003.

For financial reporting purposes, the Company operates in one reportable segment—the metals service center industry—as determined in accordance with SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information.

Reclassification—Certain amounts reported in prior years have been reclassified to conform to the 2003 presentation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Actual results could differ significantly from those estimates and judgments under different assumptions and conditions.

Revenue Recognition—The Company recognizes revenue associated with a sales order when product is shipped, title is passed and collectibility is reasonably assured.

Shipping and Handling Costs—Costs incurred in connection with shipping and handling the Company’s products are classified as warehouse and delivery expenses in the accompanying statements of operations.

Accounts Receivable and Concentration of Credit Risk—The Company sells the majority of its products throughout the United States and Canada. Sales to the Company’s recurring customers are generally made on open account terms while sales to occasional customers are made on a C.O.D. basis when collectibility is not assured. The Company performs periodic credit evaluations of its ongoing customers and generally does not require collateral. The Company establishes an allowance for potential credit losses based upon factors surrounding the credit risk for specific customers, historical trends and other information; such losses have been within management’s expectations, and were higher in fiscal year 2003 when compared to fiscal years 2002 and 2001. The Company’s allowance for doubtful accounts at March 31, 2002 and 2003 was $452,000 and $390,000, respectively. Management believes there are no significant concentrations of credit risk as of March 31, 2003.

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, Plant and Equipment—Property, plant and equipment is recorded at cost. Additions, renewals and betterments are capitalized; maintenance and repairs, which do not extend useful lives, are expensed as incurred. Gains or losses from disposals are reflected in income and the related costs and accumulated depreciation are removed from the accounts. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of 10 to 40 years for buildings and improvements and three to 20 years for machinery and equipment. Leasehold improvements are amortized over the terms of the respective leases.

The Company capitalizes certain costs incurred during the development of software used internally and amortizes such costs over their estimated useful lives. During fiscal years 2001, 2002 and 2003, such costs totaling $735,000, $414,000 and $220,000, respectively, were capitalized.

Long-lived assets, primarily land, buildings, leasehold improvements and certain equipment, used in operations or are expected to be disposed of are reviewed for impairment whenever events or changes in circumstances indicate that full recoverability is questionable. Factors used in the evaluation include, but are not limited to, future plans for the operations, recent operating results and forecasted cash flows. When indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying value of the assets, the assets are written down and an impairment loss is recognized. There were no impairment losses recorded in fiscal years 2001, 2002, and 2003.

Debt Issue Costs—Debt issue costs are deferred and amortized to interest expense over the life of the underlying indebtedness. For the fiscal years ended March 31, 2001, 2002 and 2003, amortization of debt issue costs was $1,482,000, $1,792,000 and $1,416,000, respectively. Accumulated amortization of debt issue costs was $6,292,000 and $1,263,000 at March 31, 2002 and 2003, respectively.

Stock-Based Compensation—Stock options granted to directors, officers and other key employees of the Company under the Parent’s stock option plan adopted in January 1997 are accounted for in accordance with APB No. 25. As all stock option grants were made at fair value on the date of grant, no compensation cost has been recognized by the Company for the fiscal years ended March 31, 2001, 2002 and 2003. Had compensation expense for stock options granted been recorded based on the fair value method under SFAS No. 123, the effect on the Company’s net income for fiscal years 2001, 2002 and 2003 would have been as follows:

	2001	2002	2003
Net income, as reported	$17,798,000	$5,354,000	$2,382,000
Deduct: total stock-based compensation expense determined using fair value method for all awards, net of tax	(513,000)	(209,000)	(138,000)

Net income, as adjusted	$17,285,000	$5,145,000	$2,244,000

Income Taxes—The Company is included in the consolidated tax returns of Holding and calculates its tax provision as though it files on a separate basis. The consolidated tax liability of the Company and Parent is allocated to each of these entities pursuant to a Tax Allocation Agreement between the Company and Parent (“Tax Allocation Agreement”). Under the Tax Allocation Agreement, Parent pays all taxes and is reimbursed by the Company for the lesser of (i) the Company’s allocated portion of the taxes due, or (ii) the tax that would be payable if the Company filed its own returns.

The Company records deferred taxes based upon differences between the financial statement and tax basis of assets and liabilities pursuant to SFAS No. 109, Accounting for Income Taxes, as though it files on a separate basis. Any differences in deferred taxes determined on a separate basis and the actual payments made or

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

received under the Tax Allocation Agreement are accounted for as an equity adjustment between the Company and Parent. There were no such differences in fiscal year 2003. Deferred taxes are also recorded for the future benefit of Federal and state tax losses and tax credit carryforwards. Consistent with SFAS No. 109, a valuation allowance has been recognized for certain deferred tax assets, which management believes are not likely to be realized (see Note 6).

Foreign Currency Translation—The financial statements of foreign subsidiaries are translated into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation. Balance sheet accounts are translated using the year-end exchange rates while income statement amounts are translated using the average exchange rates for each year. Adjustments resulting from translation of foreign currency financial statements are included in accumulated other comprehensive loss in stockholder’s equity. Exchange gains and losses from foreign currency transactions are included in the consolidated statements of operations in the period in which they occur. No significant exchange gains and losses were recorded during the three years ended March 31, 2003.

Cash and Statements of Cash Flows—Cash includes disbursements and deposits not yet funded by or applied to the Company’s Revolving Credit Facility as of a balance sheet date and cash and cash equivalents totaling $5,862,000 and $2,940,000 as of March 31, 2002 and 2003, respectively, held by EMJ (Bermuda) in connection with providing insurance to the Company. The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

For the years ended March 31, 2001, 2002 and 2003 cash paid for interest on borrowings was $43,137,000, $39,942,000 and $37,674,000, and net cash paid (refunded) for income taxes was $1,676,000, $403,000 and $(551,000), respectively.

Comprehensive Income—Components of the Company’s comprehensive income include foreign currency translation adjustments, additional minimum pension liability and accounting for certain derivatives.

Derivatives—Effective April 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which requires the Company to recognize all derivatives on the balance sheet at fair value. The change in fair value of derivatives that are not hedges must be recognized through income. If the derivative is a hedge, then depending on the nature of the hedge, any changes in fair value will be either offset against changes in the fair value of the hedged item, or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company has and may use derivative instruments to reduce interest rate risks (see Note 5). The Company does not hold or issue any derivative instruments for speculative or trading purposes.

Impact of Recently Issued Accounting Standards

In December 2002, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amended the Company’s disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN No. 45”) Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of SFAS No. 5, 57, and 107 and the rescission of FASB Interpretation No. 34, was issued. FIN No. 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor’s

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure requirements in this interpretation are effective for financial statements of interim and annual periods ending after December 15, 2002. The recognition and measurement provisions for FIN No. 45 are effective for guarantees issued or modified after December 31, 2002. The Company had no guarantees that were required to be disclosed in the consolidated financial statements for the year ended March 31, 2003. The adoption of the recognition and measurement provisions of this statement is not expected to have a material effect on the consolidated financial statements.

During June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. The adoption of this statement did not have an effect on the consolidated financial statements.

In April 2002, the FASB issued SFAS No. 145, Rescission of SFAS Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections, which rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers and amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The provisions of SFAS No. 145 relating to the rescission of SFAS No. 4, which are effective for fiscal years beginning after May 15, 2002, require that any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented be reclassified if it does not meet the criteria in APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The adoption of this statement has been presented in the accompanying consolidated statement of operations and comprehensive income.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. However, SFAS No. 144 retains certain fundamental provisions of SFAS No. 121 including recognition and measurement of the impairment of long-lived assets to be held and used; and measurement of long-lived assets to be disposed of by sale. The adoption of this statement did not have a material effect on the consolidated financial statements.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The adoption of this statement is not expected to have a material effect on the consolidated financial statements.

2. Inventories

Substantially all inventories are held for sale at the Company’s service center locations and are valued at the lower of cost (using the last-in, first-out (LIFO) method) or market. If the Company had used the first-in, first-out

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(FIFO) method of inventory valuation, inventories would have been lower by $8,432,000 and $11,786,000 at March 31, 2002 and March 31, 2003, respectively.

Any reduction of inventory quantities that liquidates LIFO inventories carried at costs lower or higher than costs prevailing in prior years may have a significant effect on the Company’s gross profit. Such a reduction and liquidation occurred during fiscal year 2002 but did not have a significant effect on gross profit. There were no such reductions in fiscal years 2003 and 2001.

3. Net Property, Plant and Equipment

Property, plant and equipment (including in-process costs for assets not yet placed in service) and accumulated depreciation at March 31, 2002 and 2003 consisted of the following:

	2002	2003
Land	$20,957,000	$18,867,000
Buildings and leasehold improvements	35,352,000	51,056,000
Machinery and equipment	105,247,000	118,166,000
In-process costs	21,539,000	6,807,000

	183,095,000	194,896,000
Less accumulated depreciation	71,852,000	81,859,000

Net property, plant and equipment	$111,243,000	$113,037,000

The in-process costs are primarily attributable to the expansion and automation of the Company’s Chicago facility, which became operational beginning in July 2002. As of March 31, 2003, such costs include $5,826,000 (including $213,000 of capitalized interest). Estimated remaining costs to be incurred in connection with this project total $2,307,000 and are expected to be paid during fiscal year 2004.

4. Cash Surrender Value of Life Insurance

The Company is the owner and beneficiary of life insurance policies on all former nonunion employees of a predecessor company including certain current employees of the Company. The Company is also the owner and beneficiary of key man life insurance policies on certain current and former executives of the Company and predecessor companies. These policies are designed to provide cash to the Company to repurchase shares held by employees in the Company’s Stock Bonus Plan and shares held individually by employees upon the termination of their employment. Cash surrender value of the life insurance policies increases by a portion of the amount of premiums paid and by dividend income earned under the policies. Dividend income earned under the policies totaled $13,010,000, $13,521,000 and $17,156,000 in fiscal years 2001, 2002 and 2003, respectively, and is recorded as an offset to general and administrative expense in the accompanying statements of operations.

The Company has borrowed against the cash surrender value of certain policies to pay a portion of the premiums and accrued interest on those policies and to fund working capital needs. Interest rates on borrowings under the life insurance policies are fixed at 11.76%. As of March 31, 2003, approximately $9,306,000 was available for future borrowings.

	Surrender value before loans	Loans Outstanding	Net cash surrender value
Balance at March 31, 2002	$174,943,000	$147,318,000	$27,625,000
Balance at March 31, 2003	195,976,000	164,969,000	31,007,000

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest on cash surrender value borrowings totaled $14,398,000, $15,996,000 and $17,796,000 in fiscal years 2001, 2002 and 2003, respectively, and is included in net interest expense in the accompanying statements of operations.

5. Long-Term Debt

Long-term debt at March 31, 2002 and 2003 consisted of the following:

	2002	2003
Revolving Loans (including $1,195,000 and $930,000 at March 31, 2002 and 2003, respectively, related to a Canadian facility)	$82,895,000	$72,937,000
9 3/4% Senior Secured Notes due June 1, 2012	—	250,000,000
Variable Rate Term Loan due March 24, 2004	96,000,000	—
9 1/2% Senior Notes due April 1, 2005	105,000,000	—
Industrial Development Revenue Bonds:
Payable in annual installments of $500,000 commencing June 1, 1998, interest at 9%	2,000,000	1,500,000
Payable in annual installments of $715,000 commencing December 1, 2004, interest at 5.25%	4,300,000	4,300,000
Payable in annual installments of $900,000 commencing September 1, 2000, interest at 8.5%	2,700,000	1,800,000

	292,895,000	330,537,000
Less current portion	3,595,000	2,330,000

	$289,300,000	$328,207,000

Aggregate maturities of long-term debt are as follows: $2,330,000 in fiscal year 2004; $2,115,000 in fiscal year 2005; $1,215,000 in fiscal year 2006; $72,722,000 in fiscal year 2007, $715,000 in fiscal year 2008 and $251,440,000 thereafter.

The fair value of the senior secured notes at March 31, 2003 was $257,500,000 based on the quoted market prices as of that date. The carrying values of all other long-term debt and other financial instruments at March 31, 2003 approximate fair value.

On May 22, 2002, the Company completed the issuance and sale of its 9 3/4% senior secured notes due 2012 totaling $250,000,000, the proceeds from which were used to (i) redeem $105 million in aggregate principal amount of the outstanding 9 1/2% senior notes, plus call premium and accrued interest, (ii) prepay $96 million of the term loan plus accrued interest, (iii) terminate the interest rate swap agreement, and (iv) pay a dividend of $25,000,000 to Parent to be applied to repayment of Parent’s indebtedness. As a result of this refinancing transaction, the Company recorded a loss of $12,278,000 related to the early retirement of debt, consisting of the call premium paid, a payment to terminate the interest rate swap agreement, the write-off of deferred financing costs, and certain other expenses incurred in connection with the refinancing transaction.

Credit Agreements

The Company’s revolving credit facility (“Credit Agreement”), allows maximum borrowings of $200 million, including letters of credit ($7,292,000 outstanding at March 31, 2003). Borrowings under the Credit Agreement bear interest at a base rate (generally defined as the greater of bank’s prime lending rate or  1/2% over

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Federal Funds Rate) plus 1.25% or the adjusted Eurodollar rate plus 2.50%. At March 31, 2003, the bank’s prime lending rate was 4.25% and the Eurodollar rate was 1.30%. In addition, borrowings under the revolving loans are limited to an amount equal to 85% of eligible trade receivables (as defined) plus 55% of eligible inventories (as defined). Unused available borrowings under the revolving loans totaled $103,304,000 at March 31, 2003. The Credit Agreement matures on April 7, 2006 and is secured by a lien on all domestic inventory and accounts receivable of the Company.

Under the Credit Agreement, the Company is obligated to pay certain fees including an unused commitment fee of 0.5%, payable quarterly in arrears, and letter of credit fees of 2.50% per annum of the maximum amount available to be drawn under each letter of credit, payable quarterly in arrears, plus issuance, fronting, amendment and other standard fees. The Company paid loan commitment fees totaling $423,000 in fiscal year 2001, $480,000 in fiscal year 2002, and $584,000 in fiscal year 2003.

The Credit Agreement contains financial covenants in respect of maintenance of minimum working capital and a fixed charge coverage ratio (as defined). The Credit Agreement also limits, among other things, the incurrence of liens and other indebtedness, mergers, consolidations, the sale of assets, annual capital expenditures, advances, investments and loans by the Company and its subsidiaries, dividends and other restricted payments by the Company and its subsidiaries in respect to their capital stock, and certain transactions with affiliates.

The Company’s Canadian subsidiary maintains a one year renewable credit facility (the “Canadian Facility”) totaling CDN$8,600,000 including (i) a revolving credit facility of CDN$5,075,000, (ii) a term financial instruments facility of CDN$3,000,000 for hedging foreign currency and rate fluctuations (unused as of March 31, 2003), and (iii) a special credit facility for the issuance of a letter of guarantee up to CDN$525,000 in connection with the lease for the Toronto facility. Borrowings under the revolving credit facility are limited to an amount equal to 80% of eligible trade receivables (as defined) plus 40% of eligible inventories (as defined, and limited to CDN$1,500,000), are repayable on demand, and bear interest at the bank’s annual prime lending rate plus 0.50%. At March 31, 2003, the interest rate on the revolving credit facility was 5.25%. The revolving credit facility contains financial covenants in respect of maintenance of minimum equity and a debt-to-equity ratio (as defined) and has other restrictions similar to those under the amended Credit Agreement, as described above.

Senior Secured Notes

On May 22, 2002, the Company refinanced its 9 1/2% senior notes and variable rate term loan by issuing $250 million of 9 3/4% senior secured notes due 2012. The 9 3/4% senior secured notes were issued at par and interest payments are made semi-annually on June 1 and December 1, commencing on December 1, 2002. The 9 3/4% senior secured notes are secured by a first-priority lien (subject to permitted liens) on substantially all of the Company’s existing and future acquired unencumbered property, plant and equipment and may be redeemed by the Company under certain conditions and with certain restrictions at varying redemption prices. The indenture governing the 9 3/4% senior secured notes contains certain covenants which limit, among other things, the incurrence of liens and other indebtedness, mergers, consolidations, the sale of assets, investments and loans, dividends and other distributions, and certain transactions with affiliates.

Derivative Instrument

In June 1998, the Company entered into an interest rate swap agreement with Deutsche Bank Trust Company Americas (“DBTCA”) that effectively fixed the interest rate on the variable rate term loan at approximately 9.05% through June 2003 (the “Fixed Rate”). Such agreement required DBTCA to make payments to the Company each quarter in an amount equal to the product of the notional amount of $95 million

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and the difference between the three month London Interbank Offered Rate and 3.25% (“Floating LIBOR”) and the Fixed Rate, if the Floating LIBOR was greater than the Fixed Rate on a per diem basis. If Floating LIBOR was lower than the Fixed Rate, the Company was required to pay DBTCA an amount equal to the product of the notional amount and the difference between the Fixed Rate and Floating LIBOR on a per diem basis. Under the provisions described above, net payments (receipts) in fiscal years 2001 and 2002 were $(721,000) and $2,248,000, respectively. Because the interest rate swap agreement was terminated in May 2002 in connection with the prepayment of the Company’s term loan resulting from the issuance and sale of the 9 3/4% senior secured notes described above, no quarterly settlements were required in fiscal year 2003.

The interest rate swap agreement was considered a highly effective cash flow hedge under the provisions of SFAS No. 133, as amended, which was adopted by the Company effective April 1, 2001. Under SFAS No. 133, the effective portion of gain or loss resulting from changes in the fair value of the interest rate swap agreement is reported in other comprehensive income while the ineffective portion is recognized in net income. For the year ended March 31, 2002, a loss of $2,925,000 was recognized in other comprehensive income and a loss of $100,000 was recognized in net income. As of March 31, 2002, the interest rate swap agreement represented a long-term liability with a fair market value of $3,025,000, as calculated under the provisions of SFAS No. 133. In connection with the issuance and sale of the 9 3/4% Senior Secured Notes, the Company paid $3,025,000 to terminate the interest rate swap agreement, which was recognized as part of the loss of $12,278,000 related to the early retirement of debt.

Other

The Company’s industrial revenue development bonds were issued in connection with significant facility improvements or construction projects.

6. Income Taxes

Significant components of the provision for income taxes attributable to continuing operations for the years ended March 31, 2001, 2002 and 2003 were as follows:

	2001	2002	2003
Current:
Federal	$774,000	$(49,000)	$435,000
State	692,000	492,000	492,000
Foreign	(243,000)	12,000	573,000

Total current	1,223,000	455,000	1,500,000

Deferred:
Federal	1,910,000	(3,277,000)	6,115,000
State	(60,000)	(482,000)	42,000
Valuation allowances	(1,850,000)	3,759,000	(6,157,000)

Total deferred	—	—	—

	$1,223,000	$455,000	$1,500,000

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The reconciliation of the income tax provision differs from that which would result from applying the U.S. statutory rate as follows:

	2001	2002	2003
Expected tax at Federal statutory rate	$6,657,000	$2,033,000	$5,656,000
State franchise tax expense and capital taxes, net of Federal taxes	450,000	320,000	320,000
Expiration of capital loss carryforward	—	—	5,618,000
Net increase in cash surrender values of life insurance	(4,554,000)	(4,732,000)	(6,005,000)
Change in valuation allowance	(1,850,000)	3,759,000	(6,157,000)
Other	520,000	(925,000)	2,068,000

Income tax provision	$1,223,000	$455,000	$1,500,000

The change of $6,157,000 in the valuation allowance for deferred tax assets as of March 31, 2003 was due primarily to the expiration of a capital loss carryforward in fiscal year 2003.

Income before taxes consists primarily of income from the Company’s domestic operations. For fiscal years 2001, 2002 and 2003, the Company’s foreign operations, including the captive insurance subsidiary, generated pre-tax income (loss) of $(418,000), $(2,369,000) and $2,267,000, respectively.

Significant components of the Company’s deferred income tax assets and liabilities at March 31, 2002 and 2003 were as follows:

	2002	2003
Deferred tax liabilities:
Tax over book depreciation	$7,888,000	$7,709,000
Purchase price adjustments	36,879,000	35,846,000

Total deferred tax liabilities	44,767,000	43,555,000

Deferred tax assets:
Net operating loss and credit carryforwards	14,991,000	13,731,000
Capital loss carryforward	5,618,000	—
Workers compensation and other insurance accruals	3,165,000	3,011,000
Inventory and related reserves	4,512,000	4,105,000
Other	1,788,000	1,858,000
Valuation allowance for deferred tax assets	(20,693,000)	(14,536,000)

Net deferred tax assets	9,381,000	8,169,000

Net deferred tax liabilities	$35,386,000	$35,386,000

At March 31, 2003, the Company had net operating loss carryforwards of $30,202,000 for Federal income tax purposes and $15,323,000 for State income tax purposes. The Federal carryforwards resulted from the Company’s losses during 1993, 1996 and 2002, and expire in years 2008, 2011 and 2022, respectively, while the State carryforwards were generated in various states over various years. The ultimate realization of the benefits of these loss carryforwards is dependent on future profitable operations. In addition, use of the Company’s net operating loss carryforwards and other tax attributes may be substantially limited if a cumulative change in ownership of more than 50% occurs within any three year period subsequent to a loss year. At March 31, 2003,

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Company had an alternative minimum tax carryforward of approximately $2,116,000 which can be utilized over an indefinite period of time.

On September 11, 2002, new tax laws were enacted in California that suspend the use of net operating tax carryforwards into years beginning on or after January 1, 2002 and 2003. Accordingly, net operating losses generated in California in prior tax years cannot be used to offset the Company’s taxable income for the years ending March 31, 2003 and 2004. This suspension will not apply to tax years beginning on or after January 1, 2004 and did not have material impact on the Company’s results of operations for the year ended March 31, 2003.

The Company has not provided for taxes on undistributed earnings from its non-U.S. subsidiaries because such earnings are intended to be re-invested indefinitely. If these earnings were distributed, foreign tax credits may become available under current tax law to reduce the resulting U.S. tax liability.

7. Employee Benefit Plans

Stock Bonus Plan

The Company and its Parent have a Stock Bonus Plan (the “Plan”, formerly an employee stock ownership plan (“ESOP”) prior to April 1, 1999) which covers nonunion employees of the Company who meet certain service requirements. The cost of the Plan is borne by the Company through annual contributions to a trust in amounts determined by the Board of Directors. Prior to an agreement reached with the United States Department of Labor in January 2003 (see Note 8), contributions were made in cash or shares of the Parent’s stock as the Parent’s Board of Directors may from time to time determine. Participants vest at a rate of 20% per year of service and become fully vested at age 65 or upon retirement, disability or death. Upon the occurrence of a participant’s termination (as defined), retirement, disability, or death, the Plan is required to either distribute the vested balance in stock or to repurchase the vested balance for cash (as determined by the Benefits Committee). If stock is distributed, it is accompanied by a put option to the Parent under terms defined in the Plan. Shares of the Parent’s Series A and B preferred and common stock owned by the Plan totaled 40,881, 27,068 and 2,875,443 at March 31, 2003, respectively. For fiscal years ended March 31, 2001, 2002 and 2003, contributions payable to the Plan’s trust totaled $3,222,000, $2,831,000 and $2,772,000, which represented 5% of eligible compensation for each of the respective years. The contributions payable as of March 31, 2001, 2002 and 2003 have been or will be paid in cash. The Company recognizes the cost of the Plan as compensation expense with a corresponding amount reflected in its capital for the value of the Parent’s common stock contributed to the trust by the Parent, or as a dividend to Parent for contributions paid in cash.

The Company also has a supplemental stock bonus plan to include highly compensated employees and other employees, who are not eligible to participate in the Plan. Contributions payable, vesting and distributions in the supplemental plan are comparable to those under the Plan. Contributions under this supplemental plan are made in cash and are held in an irrevocable trust. For the fiscal years ended March 31, 2001, 2002 and 2003, contributions payable totaled $191,000, $76,000 and $78,000, respectively.

Although the Parent has not expressed any intent to terminate or amend the plan, it has the right to do so at any time. In the event of any termination, participants become fully vested to the extent of the balances in their separate accounts and come under the put options as previously discussed.

Pension Plans

The Company maintains a noncontributory defined benefit pension plan covering substantially all hourly union employees (the “Hourly Plan”). Benefits under the Hourly Plan are vested after five years and are determined based on years of service and a benefit rate that is negotiated with each union. The assets of the

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Hourly Plan for participants are held in trust and consist of bonds, equity securities and insurance contracts. The Company contributes at least the minimum required annually under ERISA. The Company also maintains an unfunded supplemental pension plan, which provides benefits to highly compensated employees; this plan has been frozen to include only existing participants (the “Supplemental Plan”).

Components of net pension benefit cost (credit) associated with the Company’s pension plans for fiscal years 2001, 2002 and 2003 are as follows:

	2001	2002	2003
Service cost of benefits earned during the period	$357,000	$433,000	$432,000
Interest cost on projected benefit obligation	760,000	784,000	843,000
Expected return on plan assets	(1,093,000)	(1,017,000)	(864,000)
Amortization of prior service cost	(111,000)	(95,000)	(47,000)
Recognized net (gain) loss	(230,000)	(66,000)	21,000

	$(317,000)	$39,000	$385,000

The following provides a reconciliation of the changes in the benefit obligation and fair value of plan assets, and the funded (unfunded) status of the pension plans for the years ended March 31, 2002 and 2003.

	2002	2003
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year	$11,536,000	$11,350,000
Service cost	433,000	432,000
Interest cost	784,000	843,000
Change in assumptions	—	1,414,000
Amendments	77,000	504,000
Benefit payments	(1,521,000)	(514,000)
Actuarial losses	41,000	37,000

Benefit obligation at end of year	11,350,000	14,066,000

Change in Plan Assets:
Fair value of plan assets at beginning of year	13,596,000	11,203,000
Actual return on assets	(938,000)	(1,434,000)
Benefit payments	(1,521,000)	(514,000)
Company contributions	93,000	92,000
Fees	(27,000)	(50,000)

Fair value of plan assets at end of year	11,203,000	9,297,000

Unfunded	(147,000)	(4,769,000)
Unrecognized prior service cost	(787,000)	(236,000)
Unrecognized net actuarial gain	(120,000)	3,658,000

Net amount recognized	$(1,054,000)	$(1,347,000)

Amounts recognized in balance sheets consist of:
Prepaid cost	$—	$—
Accrued benefit liability	(1,303,000)	(4,746,000)
Accumulated comprehensive loss—additional minimum liability	249,000	3,399,000

Net amount recognized	$(1,054,000)	$(1,347,000)

Weighted-average assumptions as of March 31:
Discount rate	7.25%	6.50%
Expected return on assets	8.25%	8.25%
Rate of compensation increase	—	—

In accordance with union agreements, the Company also contributes to multi-employer defined benefit retirement plans covering substantially all union employees of the Company. Expenses incurred in connection with these plans totaled $692,000, $1,015,000 and $1,295,000 in fiscal years 2001, 2002 and 2003, respectively.

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Postretirement Benefit Plan

In addition to the Company’s defined benefit pension plans, the Company sponsors a defined benefit health care plan that provides postretirement medical and dental benefits to eligible full time employees and their dependents (the “Postretirement Plan”). The Postretirement Plan is fully insured, with retirees paying a percentage of the annual premium. Such premiums are adjusted annually based on age and length of service of active and retired participants. The Postretirement Plan contains other cost-sharing features such as deductibles and coinsurance. The Company recognizes the cost of future benefits earned by participants during their working careers, as determined using actuarial assumptions. Gains and losses realized from the remeasurement of the plan’s benefit obligation are amortized to income over three years.

Components of the net benefit cost associated with the Company’s Postretirement Plan for fiscal years 2001, 2002 and 2003 are as follows:

	2001	2002	2003
Service cost of benefits earned during the period	$174,000	$223,000	$249,000
Interest cost on projected benefit obligation	194,000	211,000	258,000
Recognized net gain	(357,000)	(185,000)	(9,000)

	$11,000	$249,000	$498,000

The following tables provide a reconciliation of the changes in the benefit obligation and the unfunded status of the Postretirement Plan for the years ended March 31, 2002 and 2003.

	2002	2003
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year	$2,972,000	$3,271,000
Service cost	223,000	249,000
Interest cost	211,000	258,000
Change in assumptions	—	950,000
Benefit payments	(121,000)	(208,000)
Actuarial gains	(14,000)	(192,000)

Benefit obligation at end of year	3,271,000	4,328,000

Unfunded	(3,271,000)	(4,328,000)
Unrecognized prior service cost	—	—
Unrecognized net actuarial gain	(408,000)	358,000

Accrued benefit cost	$(3,679,000)	$(3,970,000)

Weighted-average assumptions as of March 31:
Discount rate	7.25%	6.50%
Healthcare cost trend rate	6.50%	12.00%

The healthcare cost trend rate of 12.0% used in the calculation of net benefit cost of the Postretirement Plan is assumed to decrease 1.0% per year to 6.0% for 2009 and remain at that level thereafter.

Assumed healthcare trend rates have a significant effect on the amounts reported for the Company’s Postretirement Plan. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

	1% Increase	1% Decrease
Effect on total service and interest cost components	$78,000	$(66,000)
Effect on postretirement benefit obligation	567,000	(484,000)

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Commitments and Contingencies

Lease Commitments

The Company leases, under several agreements with varying terms, certain office and warehouse facilities, equipment and vehicles. Rent expense totaled $19,803,000, $21,353,000 and $21,657,000 for the years ended March 31, 2001, 2002 and 2003, respectively. Sublease income for the years ended March 31, 2001, 2002 and 2003 was $117,000, $456,000 and $632,000, respectively. Minimum rentals of certain leases escalate from time to time based on certain indices.

At March 31, 2003 the Company was obligated under non-cancellable operating leases for future minimum rentals as follows:

Fiscal year:
2004	$18,942,000
2005	16,724,000
2006	12,375,000
2007	8,431,000
2008	5,817,000
Thereafter	47,006,000

Sub-total	109,295,000
Less: Non-cancellable subleases	(8,494,000)

Net lease obligations	$100,801,000

Other Commitments

In connection with the 1990 merger, the Company agreed to pay Kelso & Companies, Inc. (“Kelso”), affiliates of which own the majority of Parent’s common stock, an annual fee of $1,250,000 each year for financial advisory services and to reimburse it for out-of-pocket expenses incurred in connection with rendering such services. The Company also agreed to indemnify Kelso and its affiliates against certain claims, losses, damages, liabilities, and expenses that may arise in connection with the merger. However, no such annual fee was payable for fiscal years 2001, 2002 and 2003 and other expenses paid to Kelso in fiscal years 2001, 2002 and 2003 were not significant.

Governmental Matters

The United States Internal Revenue Service (the “IRS”) conducted an audit of the Company’s employee stock ownership plan (the “Plan”) for the fiscal years ended March 31, 1992, through March 31, 1996, and issued a preliminary report to the Company in which the IRS asserted that certain contributions of stock by the Parent to the Plan violated provisions of the Internal Revenue Code because the securities contributed were not “qualifying employer securities” as defined by ERISA. In fiscal year 2002, this matter was settled without the Company admitting the allegations of the IRS, and the Company paid $1,919,000 of excise tax to the IRS.

The United States Department of Labor (the “DOL”) also investigated the same transactions involving the Plan. In the course of its investigation, the DOL and its advisors reviewed the valuations of the Parent’s common and preferred stock prepared for the Plan and challenged the methodology used in preparing the valuations.

On March 8, 2002, the DOL sued the Company, the Parent, the Plan and former members of the Company’s benefits committee in the federal district court for the Central District of California. The DOL claimed that the

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

valuations of Parent’s common stock used to make annual contributions to the Plan in each of the years 1994 through 2000 contained significant errors that resulted in the common stock being overvalued, and that the failure of the members of our benefits committee to detect and correct the errors was a breach of their fiduciary duty under ERISA. As a result of the alleged overvaluations, the DOL contended that the contributions to the Plan were prohibited transactions under ERISA. On January 27, 2003, the Company signed a settlement agreement with the DOL in connection with their lawsuit. The key provisions of the agreement are as follows: (i) the Company is not required to make any payments under the agreement at this time; (ii) the Company is prohibited to make further common stock contributions to the Plan; (iii) the Company will continue to obtain annual appraisals of Parent stock using methodology consistent with prior appraisals, and use that appraised value as the purchase price for repurchases of common stock as it has done in the past, and; (iv) if the annual appraisal of the Company’s common stock is less than $4.25 per share, the Company shall pay a floor price of $4.25 per share in connection with the repurchase of common stock from departing employees for shares that were originally contributed to the Plan for the plan years 1994 through 2000.

If the Company pays the floor price in connection with the repurchase of common stock from departing employees, the agreement also allows the DOL to assess the Company a penalty equal to 20% of the amount calculated by multiplying the difference between the appraised value and the floor price by the number of shares repurchased at the floor price.

The Company does not believe the settlement will have a material impact on its financial condition or future results of operations, and we believe payments under the settlement, if any, will most likely be paid in immaterial amounts which will be spread over many years.

Environmental Contingencies

The Company is subject to extensive and changing federal, state, local and foreign laws and regulations designed to protect the environment and human health and safety, including those relating to the use, handling, storage, discharge and disposal of hazardous substances and the remediation of environmental contamination. As a result, the Company is from time to time involved in administrative and judicial proceedings and inquiries relating to environmental matters.

During fiscal years 2001, 2002 and 2003, expenditures made in connection with environmental matters totaled $207,000, $97,000 and $194,000, respectively, principally for settlement of claims, and monitoring, remediation and investigation activities at sites with contaminated soil and/or groundwater and were expensed as incurred. As of March 31, 2003, an accrual of $400,000 exists for future investigation and remediation expenditures related to the following pending environmental matters.

Forge (Seattle/Kent, WA). In November 1998, the Company paid the purchasers of its former Forge facility and an off-site disposal site $2,250,000 as an indemnification settlement for liabilities related to the remediation of known contamination at the Forge facility. The Company continues to monitor the disposal site for environmental conditions in accordance with a consent decree issued by the Washington Department of Ecology (“Ecology”). Annual costs associated with such monitoring are not significant, and the Company does not anticipate significant additional expenditures related to this matter.

The Forge property is located on the Lower Duwamish Waterway, which has been identified by the United States Environmental Protection Agency (“EPA”) as a Superfund Site (the “Duwamish Site”). Under the Federal Comprehensive Environmental Remediation, Compensation, and Liability Act (“CERCLA”), owners or operators of facilities that have released hazardous substances to the environment may be liable for remediation costs. Courts have held that such liability may be joint and several; however, in many instances, the costs are

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

allocated among the parties, primarily based on their estimated contribution to the contamination. The EPA, along with Ecology, have entered into an Administrative Order of Consent (“AOC”) with four major property owners with potential liability for cleanup of the Duwamish Site that outlines tasks required to be completed to further investigate the nature and extent of the contamination and cleanup alternatives. In November 2001, the current owners of the Forge property notified the Company of a potential claim for indemnification for any liability relating to contamination of the Duwamish Site. The notification stated that the Forge facility, along with other businesses located along the Duwamish Site, are expected to be named as potentially responsible parties for contamination of the Duwamish Site and requested that the Company participate under a joint defense.

On February 6, 2003, the Company received a request from the EPA to sign an AOC under CERCLA to investigate certain areas of the Duwamish Site. A preliminary cost of proposed work under the AOC ranges from $350,000 to $450,000, and is subject to approval by the EPA. As of March 31, 2003, the Company accrued $400,000 for these costs that are expected to be incurred during fiscal year 2004. On April 15, 2003, the Company signed a funding and participation agreement with the current owners of the Forge property, which requires it to fund 85% of costs to be incurred in connection with the investigation activities to be performed under the AOC.

The Company is continuing to evaluate this matter and remedies it may have, including insurance recoveries for any monies to be spent as part of the investigation or cleanup of the Duwamish Site. At this time, the Company cannot determine what ultimate liability it may have relating to this matter.

Union (New Jersey). During fiscal year 1994, the Company was notified by the current owner that it has potential responsibility for the environmental contamination of a property formerly owned by a subsidiary and disposed of by such subsidiary prior to its acquisition by the Company. The prior owner of such subsidiary has also been notified of its potential responsibility. On March 27, 1997, the current owner of the property informed the Company that it estimated the cost of investigation and cleanup of the property at $875,000 and requested contribution to such costs from the Company and the prior owner. The Company has contested responsibility and commented on the cleanup plan and has not received any further demands. The Company does not have sufficient information to determine what potential liability it has, if any.

Although it is possible that new information or future developments could require the Company to reassess its potential exposure relating to all pending environmental matters, management believes that, based upon all currently available information, the resolution of such environmental matters will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity. The possibility exists, however, that new environmental legislation and/or environmental regulations may be adopted, or other environmental conditions may be found to exist, that may require expenditures not currently anticipated and that may be material.

Other

On April 22, 2002, the Company was sued by Champagne Metals, a small metals service center distributing aluminum coil products in Oklahoma, alleging that the Company had conspired with other metal service centers to induce or coerce aluminum suppliers to refuse to designate Champagne Metals as a distributor, which resulted in unspecified damages. The Company has answered the complaint denying all claims and allegations, and the parties are currently conducting discovery. The Company will file a Motion for Summary Judgment prior to the commencement of the trial in June 2004.

The Company is involved in other litigation or legal matters in the normal course of business. In the opinion of management, these matters will be resolved without a material impact on the Company’s financial position or results of operations.

EARLE M. JORGENSEN COMPANY

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 31, 2003	January 1, 2004
		(Unaudited)
ASSETS
Current assets:
Cash	$20,030	$7,295
Accounts receivable, less allowance for doubtful accounts of $390 and $1,160 at March 31, 2003 and January 1, 2004, respectively	97,292	105,522
Inventories	213,590	227,542
Other current assets	6,402	7,731

Total current assets	337,314	348,090

Property, plant and equipment, net of accumulated depreciation of $81,859 and $90,234 at March 31, 2003 and January 1, 2004, respectively	113,037	111,284
Net cash surrender value of life insurance policies	31,007	28,976
Debt issue costs, net of accumulated amortization	8,232	7,240
Other assets	1,151	1,156

Total assets	$490,741	$496,746

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$119,815	$110,586
Accrued employee compensation and related taxes	12,185	10,351
Accrued employee benefits	10,751	10,433
Accrued interest	16,186	6,123
Other accrued liabilities	6,392	6,930
Deferred income taxes	19,450	19,450
Current portion of long-term debt	2,330	2,765

Total current liabilities	187,109	166,638

Long term debt	328,207	351,372
Deferred income taxes	15,936	15,936
Other long-term liabilities	7,505	7,989
Stockholder’s equity (deficit):
Preferred stock, $.01 par value; 200 shares authorized and unissued	—	—
Common stock, $.01 par value; 2,800 shares authorized; 128 shares issued and outstanding	—	—
Capital in excess of par value	35,284	30,522
Accumulated other comprehensive loss	(3,884)	(1,579)
Accumulated deficit	(79,416)	(74,132)

Total stockholder’s equity (deficit)	(48,016)	(45,189)

Total liabilities and stockholder’s equity (deficit)	$490,741	$496,746

See accompanying notes.

EARLE M. JORGENSEN COMPANY

CONSOLIDATED CONDENSED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	December 31, 2002	January 1, 2004	December 31, 2002	January 1, 2004
	(Unaudited)		(Unaudited)
Revenues	$223,573	$248,785	$673,936	$718,301
Cost of sales	159,854	179,980	483,340	518,394

Gross profit	63,719	68,805	190,596	199,907
Expenses:
Warehouse and delivery	31,959	33,830	93,883	98,657
Selling	7,818	8,401	23,811	25,031
General and administrative	10,126	11,871	30,580	31,282
Loss on early retirement of debt	—	—	12,278	—

Total expenses	49,903	54,102	160,552	154,970

Income from operations	13,816	14,703	30,044	44,937
Interest expense, net	12,529	12,995	35,086	38,205

Income (loss) before income taxes	1,287	1,708	(5,042)	6,732
Income tax expense	134	471	586	1,448

Net income (loss)	1,153	1,237	(5,628)	5,284
Other comprehensive income	24	862	115	2,305

Comprehensive income (loss)	$1,177	$2,099	$(5,513)	$7,589

See accompanying notes.

EARLE M. JORGENSEN COMPANY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended
	December 31, 2002	January 1, 2004
	(Unaudited)
OPERATING ACTIVITIES:
Net income (loss)	$(5,628)	$5,284
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss on early retirement of debt	12,278	—
Depreciation and amortization	8,522	8,488
Amortization of debt issue costs	1,083	992
Accrued postretirement benefits	378	563
Gain on sale of property, plant and equipment	(314)	(1,194)
Provision for bad debts	2,003	2,338
Increase in cash surrender value of life insurance over premiums paid	3,137	929
Changes in operating assets and liabilities:
Accounts receivable	(5,415)	(10,568)
Inventories	(38,212)	(13,952)
Other current assets	(1,236)	(904)
Accounts payable and accrued liabilities and expenses	18,632	(20,906)
Non-trade receivable	(919)	(425)
Other	312	2,045

Net cash used in operating activities	(5,379)	(27,310)

INVESTING ACTIVITIES:
Additions to property, plant and equipment	(13,070)	(6,781)
Proceeds from the sale of property, plant and equipment	2,405	1,388
Premiums paid on life insurance policies	(1,198)	(1,198)
Proceeds from redemption of life insurance policies	143	2,300

Net cash used in investing activities	(11,720)	(4,291)

FINANCING ACTIVITIES:
Net borrowings under revolving loan agreements	8,949	25,000
Proceeds from issuance of senior debt	250,000	—
Repayments of term loan and senior debt	(201,000)	—
Payments of debt issue costs	(10,668)	—
Payments made upon early retirement of debt	(9,596)	—
Payments on other debt	(1,400)	(1,400)
Cash dividend to parent	(30,612)	(4,762)

Net cash provided by financing activities	5,673	18,838

Effect of exchange rate changes on cash	3	28

NET DECREASE IN CASH	(11,423)	(12,735)
Cash at beginning of period	21,300	20,030

CASH AT END OF PERIOD	$9,877	$7,295

See accompanying notes.

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Unaudited)

January 1, 2004

1. Basis of Presentation and Consolidation

The Earle M. Jorgensen Company (the “Company”) is a wholly-owned subsidiary of Earle M. Jorgensen Holding Company, Inc. (“Holding”).

The accompanying unaudited consolidated condensed financial statements include the accounts of the Company and its wholly-owned subsidiaries, including Earle M. Jorgensen (Canada) Inc. and Stainless Insurance Ltd., a captive insurance subsidiary. All significant intercompany accounts and transactions have been eliminated.

In the opinion of management, the accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and include all adjustments (consisting of normally recurring accruals) and disclosures considered necessary for a fair presentation of the consolidated financial position of the Company at January 1, 2004 and the consolidated results of operations and comprehensive income and cash flows for the three months and nine months ended December 31, 2002 and January 1, 2004. The consolidated results of operations and comprehensive income for the nine months ended January 1, 2004 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the Company’s consolidated financial statements and footnotes included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2003, included elsewhere in this proxy statement/prospectus.

Certain prior year amounts have been reclassified to conform to the current year presentation.

2. Other Comprehensive Income

Other comprehensive income included foreign currency translation income of $24,000 and $862,000 for the three months ended December 31, 2002 and January 1, 2004, respectively, and $115,000 and $2,305,000 for the nine months ended December 31, 2002 and January 1, 2004, respectively.

3. Income from Redemption of Life Insurance Policies

Included in general and administrative expense is income from redemption of corporate-owned life insurance policies of $683,000 and $835,000 for the three months ended December 31, 2002 and January 1, 2004, respectively and $683,000 and $4,359,000 for the nine months ended December 31, 2002 and January 1, 2004, respectively.

4. Reclassification of Loss on Early Retirement of Debt

Effective April 1, 2003, the Company adopted SFAS No. 145, Rescission of SFAS Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections. The provisions of SFAS No. 145, relating to the rescission of SFAS No. 4, require that any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented be reclassified and included in operating expenses if it does not meet the criteria in APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. Accordingly, the Company has reclassified a loss of $12,278,000 related to early retirement of debt that was previously reported as an extraordinary item in the first quarter ended June 27, 2002.

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Unaudited)—(Continued)

5. Stock-Based Compensation

Stock options granted to directors, officers and other key employees of the Company under Holding’s stock option plan adopted in January 1997 are accounted for in accordance with APB No. 25. As all stock option grants are made at fair value on the date of grant, the Company recognizes no compensation cost. Had compensation expense for stock options granted been recorded based on the fair value method under SFAS No. 123, as amended by SFAS No. 148 Accounting for Stock-Based Compensation—Transition and Disclosure, the effect on the Company’s net income for the nine months ended December 31, 2002 and January 1, 2004 would have been as follows:

	Nine Months Ended
	December 31, 2002	January 1, 2004
Net income (loss), as reported	$(5,628,000)	$5,284,000
Deduct: total stock-based compensation expense determined using fair value method for all awards, net of tax	(108,000)	(62,000)

Net income (loss), as adjusted	$(5,736,000)	$5,222,000

6. Subsequent Events

On January 14, 2004, the Company announced that it had reached an agreement with Holding and Holding’s principal security holders providing for a restructuring of the combined capital structure. The financial restructuring is being effected pursuant to an Agreement and Plan of Merger and Reorganization dated as of December 18, 2003 among the Company, Holding and EMJ Metals LLC, a newly-formed wholly-owned subsidiary, as well as an Exchange Agreement among the Company, Holding and Kelso Investment Associates IV, L.P. and certain of its affiliates (“Kelso”). The principal effect of the financial restructuring will be to convert all outstanding debt and equity securities of Holding to the Company’s common stock. Kelso is the holder of Holding’s outstanding Series A Variable Rate Notes and also is Holding’s controlling stockholder.

The consummation of the merger and the financial restructuring is subject to various customary conditions, including the approval of various classes of Holding’s stockholders by a majority of the stockholders of such classes other than Kelso and the consent of Holding’s lenders. The Company anticipates that a meeting of Holding’s stockholders will be held to address the merger in the first or early in the second calendar quarter of 2004. There is no assurance that the proposed merger will be approved by the requisite votes of Holding’s stockholders or that the other conditions to completion of the transaction will be satisfied. Thus there can be no assurance that the merger will be consummated.

7. Impact of Recently Issued Accounting Standards

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equities. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003. For nonpublic companies (under which the Company is classified, as defined by SFAS No. 150), application is effective in the fiscal period beginning after December 15, 2003. The Company is in the process of assessing the effect of adopting SFAS No. 150.

In April 2003, FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Transactions, which amends and clarifies financial accounting and reporting for derivative instruments,

EARLE M. JORGENSEN COMPANY

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Unaudited)—(Continued)

including those embedded in other contracts, and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The provisions of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003. As of January 1, 2004, the Company had no such instruments.

In January 2003, FASB issued FASB Interpretation No. 46 (“FIN No. 46”), Consolidation of Variable Interest Entities, to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. The disclosure requirements in this interpretation are effective for financial statements of interim and annual periods ending after January 31, 2003. This statement did not have an effect on the accompanying consolidated condensed financial statements as of and for the periods ending January 1, 2004.

During June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. The adoption of this statement resulted in an expense of approximately $300,000 in the third quarter of fiscal 2004 for the relocation of the Company’s corporate headquarters from Brea, California, to Lynwood, California, in accordance with the provisions of this statement.

8. Income Taxes

Income tax expense for the first nine months of fiscal 2003 and 2004 included provisions for state franchise and foreign income taxes. Federal tax provisions for the first nine months of fiscal 2003 and 2004 were offset by recognition of tax benefits associated with our loss carryforwards.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Earle M. Jorgensen Holding Company, Inc.

We have audited the accompanying consolidated balance sheets of Earle M. Jorgensen Holding Company, Inc. as of March 31, 2002 and 2003, and the related consolidated statements of operations and comprehensive income, preferred and common stock subject to redemption in certain circumstances, Series A preferred stock, Series B preferred stock, common stock, capital in excess of par value, stock subscribed, reclassification to value preferred and common stock subject to redemption in certain circumstances to its redemption price, reduction of certain equity interests to predecessor basis, accumulated other comprehensive loss, accumulated deficit and treasury stock and cash flows for each of the three years in the period ended March 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Earle M. Jorgensen Holding Company, Inc. at March 31, 2002 and 2003 and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2003 in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Orange County, California

August 1, 2003

EARLE M. JORGENSEN HOLDING COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share and per share data)

	March 31,
	2002	2003
ASSETS
Current assets:
Cash and cash equivalents	$21,372	$45,413
Accounts receivable, less allowance for doubtful accounts	89,279	97,292
Inventories	186,868	213,590
Other current assets	4,899	6,402

Total current assets	302,418	362,697

Net property, plant and equipment, at cost	111,243	113,037
Cash surrender value of life insurance policies	27,625	31,007
Debt issue costs, net of accumulated amortization	1,810	8,232
Other assets	1,410	1,607

Total assets	$444,506	$516,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$88,485	$119,815
Accrued employee compensation and related taxes	10,319	12,592
Accrued employee benefits	11,558	10,766
Accrued interest	16,111	25,750
Other accrued liabilities	6,456	6,097
Deferred income taxes	19,094	19,450
Current portion of long-term debt	3,595	2,330

Total current liabilities	155,618	196,800

Long-term debt	467,781	540,747
Deferred income taxes	16,292	15,936
Other long-term liabilities	7,505	8,268
Commitments and contingencies
Stockholders’ equity:
Preferred and common stock subject to redemption in certain circumstances, stated at redemption price	75,780	68,336
Series A preferred stock, $.01 par value, 13% cumulative (liquidation value of $24,755); 600,000 shares authorized; 247,546 shares issued (200,123 and 206,426 shares at stated value not subject to redemption at March 31, 2002 and 2003, respectively)	20,012	20,643
Series B preferred stock, $.01 par value, variable rate cumulative (liquidation value of $27,081); 100,000 shares authorized; 27,062 and 27,080 shares issued at March 31, 2002 and 2003, respectively (1,006 and 12 shares at stated value not subject to redemption at March 31, 2002 and 2003, respectively)	1,006	12
Common stock, $.01 par value; 19,500,000 shares authorized; 13,338,536 shares issued at March 31, 2002 and 2003 (10,085,548 and 10,355,602 shares at $.01 par value not subject to redemption at March 31, 2002 and 2003, respectively)	101	104
Capital in excess of par value	103,250	106,011
Reclassification to value preferred and common stock subject to redemption in certain circumstances to its redemption price	(11,690)	(6,628)
Reduction of certain equity interests to predecessor basis	(31,144)	(31,144)
Accumulated other comprehensive loss	(4,859)	(3,884)
Accumulated deficit	(305,570)	(342,823)
Less treasury stock at cost (168,011 and 181,905 shares of Series A preferred stock; 995 and 0 shares of Series B preferred stock, and; 1,431,638 and 1,701,693 shares of common stock at March 31, 2002 and 2003, respectively)	(49,576)	(55,798)

Total stockholders’ equity (deficit)	(202,690)	(245,171)

Total liabilities and stockholders’ equity	$444,506	$516,580

See accompanying notes.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(dollars in thousands)

	Year Ended March 31,
	2001	2002	2003
Revenues	$1,059,681	$895,058	$919,927
Cost of sales	767,263	641,991	658,562

Gross profit	292,418	253,067	261,365
Expenses:
Warehouse and delivery	136,752	124,457	127,080
Selling	36,391	31,932	32,329
General and administrative	55,355	46,376	38,563
Loss on early retirement of debt	—	—	12,278

Total expenses	228,498	202,765	210,250

Income from operations	63,920	50,302	51,115
Interest expense, net	69,951	72,433	82,486
Excise tax imposed under IRS settlement	—	1,919	—

Income before income taxes	(6,031)	(24,050)	(31,371)
Income tax expense	1,223	455	1,500

Net loss	(7,254)	(24,505)	(32,871)
Other comprehensive income (loss):
Derivative—interest rate swap agreement	—	(2,925)	—
Foreign currency translation adjustment	(1,047)	(133)	1,200
Minimum pension liability	(23)	32	(3,150)

Comprehensive income (loss)	$(8,324)	$(27,531)	$(34,821)

See accompanying notes.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

Consolidated Statements of Preferred and Common Stock Subject to Redemption in Certain Circumstances, Series A Preferred Stock, Series B Preferred Stock, Common Stock, Capital in Excess of Par Value, Stock Subscribed, Reclassification to Value Preferred and Common Stock Subject to Redemption in Certain Circumstances to its Redemption Price, Reduction of Certain Equity Interests to Predecessor Basis, Accumulated Other Comprehensive Loss, Warrants Issued in Connection With Financing, Accumulated Deficit and Treasury Stock for the fiscal years ended March 31, 2001, 2002 and 2003

	Preferred and common stock subject to redemption in certain circumstances	Series A preferred stock	Series B preferred stock	Common stock	Capital in excess of par value	Stock subscribed	Reclassification to value preferred and common stock subject to redemption in certain circumstances to its redemption price	Reduction of certain equity interests to predecessor basis	Accumulated other comprehensive loss	Accumulated deficit	Treasury Stock
Balance at March 31, 2000	$76,639	$18,641	$1,835	$94	$95,628	$2,829	$(4,980)	$(31,144)	$(763)	$(265,172)	$(39,961)

Issuance of 386,591 shares of common stock to stock bonus plan under stock subscription agreement	2,826	—	—	(3)	(3,621)	(2,826)	1,130	—	—	—	2,494
Stock dividend on Series B—4,234 shares	4,234	—	(4,234)	—	—	—	—	—	—	(4,234)	4,234
Issuance of Series B—271 shares	—	—	271	—	—	—	—	—	—	—	(271)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(1,047)	—	—
Minimum pension liability	—	—	—	—	—	—	—	—	(23)	—	—
Repurchase of stock for treasury	(5,514)	375	2,137	1	2,690	—	311	—	—	—	(5,514)
Net loss	—	—	—	—	—	—	—	—	—	(7,254)	—
Reclassification to value preferred and common stock subject to redemption in certain circumstances to its redemption value	7,294	—	—	—	—	—	(7,294)	—	—	—	—

Balance at March 31, 2001	85,479	19,016	9	92	94,697	3	(10,833)	(31,144)	(1,833)	(276,660)	(39,018)

Adjustment to shares of common stock subscribed under stock bonus plan	—	—	—	—	3	(3)	—	—	—	—	—
Stock dividend on Series B—4,405 shares	4,405	—	(4,405)	—	—	—	—	—	—	(4,405)	4,405
Loss on interest rate swap agreement	—	—	—	—	—	—	—	—	(2,925)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(133)	—	—
Minimum pension liability	—	—	—	—	—	—	—	—	32	—	—
Repurchase of stock for treasury	(14,963)	996	5,402	9	6,525	—	2,029	—	—	—	(14,963)
Net loss	—	—	—	—	—	—	—	—	—	(24,505)	—
Reclassification to value preferred and common stock subject to redemption in certain circumstances to its redemption value	859	—	—	—	2,025	—	(2,886)	—	—	—	—

Balance at March 31, 2002	75,780	20,012	1,006	101	103,250	—	(11,690)	(31,144)	(4,859)	(305,570)	(49,576)

Stock dividend on Series B—4,382 shares	4,382	—	(4,382)	—	—	—	—	—	—	(4,382)	4,382
Issuance of Series B—17 shares	—	—	17	—	—	—	—	—	—	—	(17)
Reversal of loss on interest rate swap agreement recognized in net loss	—	—	—	—	—	—	—	—	2,925	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	1,200	—	—
Minimum pension liability	—	—	—	—	—	—	—	—	(3,150)	—	—
Repurchase of stock for treasury	(10,587)	631	3,371	3	2,741	—	3,843	—	—	—	(10,587)
Net loss	—	—	—	—	—	—	—	—	—	(32,871)	—
Reclassification to value preferred and common stock subject to redemption in certain circumstances to its redemption value	(239)	—	—	—	20	—	1,219	—	—	—	—

Balance at March 31, 2003	$69,336	$20,643	$12	$104	$106,011	$—	$(6,628)	$(31,144)	$(3,884)	$(342,823)	$(55,798)

See accompanying notes.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended March 31,
	2001	2002	2003
Operating activities:
Net loss	$(7,254)	$(24,505)	$(32,871)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on early retirement of debt	—	—	12,278
Depreciation and amortization	11,035	11,449	11,369
Amortization and write-off of debt issue costs included in interest expense	1,482	1,792	1,416
Accrued postretirement benefits	11	249	498
Gain on sale of property, plant and equipment	(44)	(36)	(183)
Provision for bad debts	1,651	2,434	2,649
Increase in cash surrender value of life insurance over premiums paid	(1,529)	(2,174)	(2,242)
Interest paid in kind on senior subordinated note principal	24,075	28,601	34,059
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(627)	15,510	(10,662)
Decrease (increase) in inventories	(13,564)	31,712	(26,722)
Decrease (increase) in other current assets	(934)	1,012	134
(Decrease) increase in accounts payable and accrued liabilities and expenses	25,291	(52,163)	42,090
Decrease (increase) in non-trade receivables	(1,035)	1,681	(1,637)
Other	(541)	(967)	1,109

Net cash provided by operating activities	38,017	14,595	31,285

Investing activities:
Additions to property, plant and equipment	(14,475)	(24,531)	(15,335)
Proceeds from the sale of property, plant and equipment	118	116	2,440
Premiums paid on life insurance policies	(1,364)	(1,461)	(1,335)
Proceeds from redemption of life insurance policies	673	1,124	195

Net cash used in investing activities	(15,048)	(24,752)	(14,035)

Financing activities:
Net borrowings (payments) under revolving loan agreements	(12,963)	25,111	(9,958)
Proceeds from issuance of senior debt	—	—	250,000
Repayment of term loan	—	—	(96,000)
Repayment of senior debt	—	—	(105,000)
Payment of debt issue costs	—	—	(10,669)
Other costs paid in connection with early retirement of debt	—	—	(9,596)
Other debt payments, net	(2,400)	(2,400)	(1,400)
Purchase of stock, net	(5,514)	(14,963)	(10,587)

Net cash provided by (used in) financing activities	(20,877)	7,748	6,790

Effect of exchange rate changes on cash	(3)	2	1

Net increase (decrease) in cash	2,089	(2,407)	24,041
Cash at beginning of year	21,690	23,779	21,372

Cash at end of year	$23,779	$21,372	$45,413

See accompanying notes.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2003

1. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation—The accompanying consolidated financial statements include the accounts of Earle M. Jorgensen Holding Company, Inc. (the Company) and its wholly-owned subsidiary Earle M. Jorgensen Company (EMJ), and EMJ’s subsidiaries, Earle M. Jorgensen (Canada) Inc. (“EMJ (Canada)”) and Stainless Insurance Ltd., a captive insurance subsidiary (“EMJ (Bermuda)”). In fiscal years 2001, 2002 and 2003, EMJ (Canada) generated net income (loss) of $(605,000), $(325,000) and $1,153,000, respectively. In fiscal years 2001, 2002 and 2003, EMJ (Bermuda) generated net income (loss) of $431,000, $(2,056,000) and $540,000, respectively, including investment income and intercompany fees. The loss in fiscal year 2002 was attributable to higher loss reserves established in connection with the Company’s self-insured workers compensation program. All significant intercompany accounts and transactions have been eliminated.

Company Background and Segment Information—The Company distributes a broad line of bar, tubing, plate and various other metal products and value added services through a network of 35 service centers and value-added processing operations strategically located throughout North America. Metals products sold by the Company are purchased from various primary metal producers and suppliers, none of which provided more than 10% of the Company’s total purchases in fiscal year 2003. The Company has over 35,000 customers, none of which represented more than 2% of the Company’s gross revenues in fiscal year 2003.

For financial reporting purposes, the Company operates in one reportable segment—the metals service center industry—as determined in accordance with SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information.

Reclassification—Certain amounts reported in prior years have been reclassified to conform to the 2003 presentation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Actual results could differ significantly from those estimates and judgments under different assumptions and conditions.

Revenue Recognition—The Company recognizes revenue associated with a sales order when product is shipped, title is passed and collectibility is reasonably assured.

Shipping and Handling Costs—Costs incurred in connection with shipping and handling the Company’s products are classified as warehouse and delivery expenses in the accompanying statements of operations.

Accounts Receivable and Concentration of Credit Risk—The Company sells the majority of its products throughout the United States and Canada. Sales to the Company’s recurring customers are generally made on open account terms while sales to occasional customers are made on a C.O.D. basis when collectibility is not assured. The Company performs periodic credit evaluations of its ongoing customers and generally does not require collateral. The Company establishes an allowance for potential credit losses based upon factors surrounding the credit risk for specific customers, historical trends and other information; such losses have been within management’s expectations, and were higher in fiscal year 2003 when compared to fiscal years 2002 and 2001. The Company’s allowance for doubtful accounts at March 31, 2002 and 2003 was $452,000 and $390,000, respectively. Management believes there are no significant concentrations of credit risk as of March 31, 2003.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, Plant and Equipment—Property, plant and equipment is recorded at cost. Additions, renewals and betterments are capitalized; maintenance and repairs, which do not extend useful lives, are expensed as incurred. Gains or losses from disposals are reflected in income and the related costs and accumulated depreciation are removed from the accounts. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of 10 to 40 years for buildings and improvements and three to 20 years for machinery and equipment. Leasehold improvements are amortized over the terms of the respective leases.

The Company capitalizes certain costs incurred during the development of software used internally and amortizes such costs over their estimated useful lives. During fiscal years 2001, 2002 and 2003, such costs totaling $735,000, $414,000 and $220,000, respectively, were capitalized.

Long-lived assets, primarily land, buildings, leasehold improvements and certain equipment, used in operations or are expected to be disposed of are reviewed for impairment whenever events or changes in circumstances indicate that full recoverability is questionable. Factors used in the evaluation include, but are not limited to, future plans for the operations, recent operating results and forecasted cash flows. When indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying value of the assets, the assets are written down and an impairment loss is recognized. There were no impairment losses recorded in fiscal years 2001, 2002, and 2003.

Debt Issue Costs—Debt issue costs are deferred and amortized to interest expense over the life of the underlying indebtedness. For the fiscal years ended March 31, 2001, 2002 and 2003, amortization of debt issue costs was $1,482,000, $1,792,000 and $1,416,000, respectively. Accumulated amortization of debt issue costs was $6,292,000 and $1,263,000 at March 31, 2002 and 2003, respectively.

Stock-Based Compensation—Stock options granted to directors, officers and other key employees of the Company under the stock option plan adopted in January 1997 are accounted for in accordance with APB No. 25 (see Note 9). As all stock option grants were made at fair value on the date of grant, no compensation cost has been recognized by the Company for the fiscal years ended March 31, 2001, 2002 and 2003. Had compensation expense for stock options granted been recorded based on the fair value method under SFAS No. 123, the effect on the Company’s net income for fiscal years 2001, 2002 and 2003 would have been as follows:

	2001	2002	2003
Net loss, as reported	$(7,254,000)	$(24,505,000)	$(32,871,000)
Deduct: total stock-based compensation expense determined using fair value method for all awards, net of tax	(513,000)	(209,000)	(138,000)

Net loss, as adjusted	$(7,767,000)	$(24,714,000)	$(33,009,000)

Income Taxes—The Company records deferred taxes based upon differences between the financial statement and tax basis of assets and liabilities pursuant to SFAS No. 109, Accounting for Income Taxes. Deferred taxes are also recorded for the future benefit of Federal and state tax losses and tax credit carryforwards. Deferred tax assets have not been recognized for the loss carryforwards of the Company’s foreign subsidiaries. Consistent with SFAS No. 109, a valuation allowance has been recognized for certain deferred tax assets, which management believes are not likely to be realized (see Note 6).

Foreign Currency Translation—The financial statements of foreign subsidiaries are translated into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation. Balance sheet accounts are translated using the year-end exchange rates while income statement amounts are translated using the average exchange

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

rates for each year. Adjustments resulting from translation of foreign currency financial statements are included in accumulated other comprehensive loss in stockholders’ equity. Exchange gains and losses from foreign currency transactions are included in the consolidated statements of operations in the period in which they occur. No significant exchange gains and losses were recorded during the three years ended March 31, 2003.

Cash and Statements of Cash Flows—Cash includes disbursements and deposits not yet funded by or applied to EMJ’s Revolving Credit Facility as of a balance sheet date and cash and cash equivalents totaling $5,862,000 and $2,940,000 as of March 31, 2002 and 2003, respectively, held by EMJ (Bermuda) in connection with providing insurance to the Company. The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

For the years ended March 31, 2001, 2002 and 2003 cash paid for interest on borrowings was $43,137,000, $39,942,000 and $37,674,000, and net cash paid (refunded) for income taxes was $1,676,000, $403,000 and $(551,000), respectively.

Comprehensive Income—Components of the Company’s comprehensive income include foreign currency translation adjustments, additional minimum pension liability and accounting for certain derivatives.

Derivatives—Effective April 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which requires the Company to recognize all derivatives on the balance sheet at fair value. The change in fair value of derivatives that are not hedges must be recognized through income. If the derivative is a hedge, then depending on the nature of the hedge, any changes in fair value will be either offset against changes in the fair value of the hedged item, or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company has and may use derivative instruments to reduce interest rate risks (see Note 5). The Company does not hold or issue any derivative instruments for speculative or trading purposes.

Impact of Recently Issued Accounting Standards

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards to determine how certain financial instruments are measured and classified in the statement of financial position. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003. This statement did not have an effect on the accompanying consolidated condensed financial statements.

In April 2003, FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Transaction, which amends and clarifies financial accounting and reporting for derivative instruments, including those embedded in other contracts, and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The provisions of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003. This statement did not have an effect on the accompanying consolidated condensed financial statements.

In December 2002, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amended the Company’s disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN No. 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS No. 5, 57, and 107 and the rescission of FASB Interpretation No. 34, was issued. FIN No. 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure requirements in this interpretation are effective for financial statements of interim and annual periods ending after December 15, 2002. The recognition and measurement provisions for FIN No. 45 are effective for guarantees issued or modified after December 31, 2002. The Company had no guarantees that were required to be disclosed in the consolidated financial statements for the year ended March 31, 2003. The adoption of the recognition and measurement provisions of this statement is not expected to have a material effect on the consolidated financial statements.

During June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. The adoption of this statement did not have an effect on the consolidated financial statements.

In April 2002, the FASB issued SFAS No. 145, Rescission of SFAS Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections, which rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The provisions of SFAS No. 145 relating to the rescission of SFAS No. 4, which are effective for fiscal years beginning after May 15, 2002, require that any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented be reclassified if it does not meet the criteria in APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The adoption of this statement has been presented in the accompanying consolidated statement of operations and comprehensive income.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. However, SFAS No. 144 retains certain fundamental provisions of SFAS No. 121 including recognition and measurement of the impairment of long-lived assets to be held and used; and measurement of long-lived assets to be disposed of by sale. The adoption of this statement did not have a material effect on the consolidated financial statements.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The adoption of this statement is not expected to have a material effect on the consolidated financial statements.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Inventories

Substantially all inventories are held for sale at the Company’s service center locations and are valued at the lower of cost (using the last-in, first-out (LIFO) method) or market. If the Company had used the first-in, first-out (FIFO) method of inventory valuation, inventories would have been lower by $8,432,000 and $11,786,000 at March 31, 2002 and March 31, 2003, respectively.

Any reduction of inventory quantities that liquidates LIFO inventories carried at costs lower or higher than costs prevailing in prior years may have a significant effect on the Company’s gross profit. Such a reduction and liquidation occurred during fiscal year 2002 but did not have a significant effect on gross profit. There were no such reductions in fiscal years 2003 and 2001.

3. Net Property, Plant and Equipment

Property, plant and equipment (including in-process costs for assets not yet placed in service) and accumulated depreciation at March 31, 2002 and 2003 consisted of the following:

	2002	2003
Land	$20,957,000	$18,867,000
Buildings and leasehold improvements	35,352,000	51,056,000
Machinery and equipment	105,247,000	118,166,000
In-process costs	21,539,000	6,807,000

	183,095,000	194,896,000
Less accumulated depreciation	71,852,000	81,859,000

Net property, plant and equipment	$111,243,000	$113,037,000

The in-process costs are primarily attributable to the expansion and automation of the Company’s Chicago facility, which became operational beginning in July 2002. As of March 31, 2003, such costs include $5,826,000 (including $213,000 of capitalized interest). Estimated remaining costs to be incurred in connection with this project total $2,307,000 and are expected to be paid during fiscal year 2004.

4. Cash Surrender Value of Life Insurance

The Company is the owner and beneficiary of life insurance policies on all former nonunion employees of a predecessor company including certain current employees of the Company. The Company is also the owner and beneficiary of key man life insurance policies on certain current and former executives of the Company and predecessor companies. These policies are designed to provide cash to the Company to repurchase shares held by employees in the Plan and shares held individually by employees upon the termination of their employment. Cash surrender value of the life insurance policies increases by a portion of the amount of premiums paid and by dividend income earned under the policies. Dividend income earned under the policies totaled $13,010,000, $13,521,000 and $17,156,000 in fiscal years 2001, 2002 and 2003, respectively, and is recorded as an offset to general and administrative expense in the accompanying statements of operations.

The Company has borrowed against the cash surrender value of certain policies to pay a portion of the premiums and accrued interest on those policies and to fund working capital needs. Interest rates on borrowings under the life insurance policies are fixed at 11.76%. As of March 31, 2003, approximately $9,306,000 was available for future borrowings.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Surrender value before loans	Loans Outstanding	Net cash surrender value
Balance at March 31, 2002	$174,943,000	$147,318,000	$27,625,000
Balance at March 31, 2003	195,976,000	164,969,000	31,007,000

Interest on cash surrender value borrowings totaled $14,398,000, $15,996,000 and $17,796,000 in fiscal years 2001, 2002 and 2003, respectively, and is included in net interest expense in the accompanying statements of operations.

5. Long-Term Debt

Long-term debt at March 31, 2002 and 2003 consisted of the following:

	2002	2003
Revolving Loans (including $1,195,000 and $930,000 at March 31, 2002 and 2003, respectively, related to a Canadian facility)	$82,895,000	$72,937,000
9 3/4% Senior Secured Notes due June 1, 2012	—	250,000,000
Variable Rate Term Loan due March 24, 2004	96,000,000	—
9 1/2% Senior Notes due April 1, 2005	105,000,000	—
Variable Rate Senior Notes due June 30, 2013	178,481,000	212,540,000
Industrial Development Revenue Bonds:
Payable in annual installments of $500,000 commencing June 1, 1998, interest at 9%	2,000,000	1,500,000
Payable in annual installments of $715,000 commencing December 1, 2004, interest at 5.25%	4,300,000	4,300,000
Payable in annual installments of $900,000 commencing September 1, 2000, interest at 8.5%	2,700,000	1,800,000

	471,376,000	543,077,000
Less current portion	3,595,000	2,330,000

	$467,781,000	$540,747,000

Aggregate maturities of long-term debt are as follows: $2,330,000 in fiscal year 2004; $2,115,000 in fiscal year 2005; $1,215,000 in fiscal year 2006; $72,722,000 in fiscal year 2007, $715,000 in fiscal year 2008 and $463,980,000 thereafter.

The fair value of the 9 3/4% senior secured notes at March 31, 2003 was $257,500,000 based on the quoted market prices as of that date. The carrying values of all other long-term debt and other financial instruments at March 31, 2003 approximate fair value.

On May 22, 2002, EMJ completed the issuance and sale of 9 3/4% senior secured notes due 2012 totaling $250,000,000, the proceeds from which were used to (i) redeem $105 million in aggregate principal amount of the outstanding 9 1/2% senior secured notes, plus call premium and accrued interest, (ii) prepay $96 million of the term loan plus accrued interest, (iii) terminate the interest rate swap agreement, and (iv) pay a dividend of $25 million to the Company to be applied to the repayment of the Company’s indebtedness. As a result of this refinancing transaction, the Company recorded a loss of $12,278,000 related to the early retirement of debt, consisting of the call premium paid, a payment to terminate the interest rate swap agreement, the write-off of deferred financing costs, and certain other expenses incurred in connection with the refinancing transaction.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Credit Agreements

EMJ’s revolving credit facility (“Credit Agreement”), allows maximum borrowings of $200 million, including letters of credit ($7,292,000 outstanding at March 31, 2003). Borrowings under the Credit Agreement bear interest at a base rate (generally defined as the greater of the bank’s prime lending rate or  1/2% over the Federal Funds Rate) plus 1.25% or the adjusted Eurodollar rate plus 2.50%. At March 31, 2003, the bank’s prime lending rate was 4.25% and the Eurodollar rate was 1.30%. In addition, borrowings under the revolving loans are limited to an amount equal to 85% of eligible trade receivables (as defined) plus 55% of eligible inventories (as defined). Unused available borrowings under the revolving loans totaled $103,304,000 at March 31, 2003. The Credit Agreement matures on April 7, 2006 and is secured by a lien on all domestic inventory and accounts receivable of EMJ.

Under the Credit Agreement, EMJ is obligated to pay certain fees including an unused commitment fee of 0.5%, payable quarterly in arrears, and letter of credit fees of 2.50% per annum of the maximum amount available to be drawn under each letter of credit, payable quarterly in arrears, plus issuance, fronting, amendment and other standard fees. EMJ paid loan commitment fees totaling $423,000 in fiscal year 2001, $480,000 in fiscal year 2002, and $584,000 in fiscal year 2003.

The Credit Agreement contains financial covenants in respect of maintenance of minimum working capital and a fixed charge coverage ratio (as defined). The Credit Agreement also limits, among other things, the incurrence of liens and other indebtedness, mergers, consolidations, the sale of assets, annual capital expenditures, advances, investments and loans by EMJ and its subsidiaries, dividends and other restricted payments by EMJ and its subsidiaries in respect to their capital stock, and certain transactions with affiliates.

EMJ’s Canadian subsidiary maintains a one year renewable credit facility (the “Canadian Facility”) totaling CDN$8,600,000 including (i) a revolving credit facility of CDN$5,075,000, (ii) a term financial instruments facility of CDN$3,000,000 for hedging foreign currency and rate fluctuations (unused as of March 31, 2003), and (iii) a special credit facility for the issuance of a letter of guarantee up to CDN$525,000 in connection with the lease for the Toronto facility. Borrowings under the revolving credit facility are limited to an amount equal to 80% of eligible trade receivables (as defined) plus 40% of eligible inventories (as defined, and limited to CDN$1,500,000), are repayable on demand, and bear interest at the bank’s annual prime lending rate plus 0.50%. At March 31, 2003, the interest rate on the revolving credit facility was 5.25%. The revolving credit facility contains financial covenants in respect of maintenance of minimum equity and a debt-to-equity ratio (as defined) and has other restrictions similar to those under the amended Credit Agreement, as described above.

Senior Secured Notes

On May 22, 2002, EMJ refinanced its 9 1/2% senior secured notes and variable rate term loan by issuing $250 million of 9 3/4% senior secured notes due 2012. The 9 3/4% senior secured notes were issued at par and interest payments are made semi-annually on June 1 and December 1, commencing on December 1, 2002. The 9 3/4% senior secured notes are secured by a first-priority lien (subject to permitted liens) on substantially all of EMJ’s existing and future acquired unencumbered property, plant and equipment and may be redeemed by EMJ under certain conditions and with certain restrictions at varying redemption prices. The indenture governing the 9 3/4% senior secured notes contains certain covenants which limit, among other things, the incurrence of liens and other indebtedness, mergers, consolidations, the sale of assets, investments and loans, dividends and other distributions, and certain transactions with affiliates.

Variable Rate Senior Notes

In fiscal 1993, the Company and EMJ entered into an agreement with Kelso Investment Associates IV, LP (“KIA IV”), wherein KIA IV agreed to surrender $55 million of subordinated notes issued by EMJ in fiscal 1991

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in exchange for $55 million in principal amount of variable rate senior notes due March 20, 2001 (“Old Notes”) issued by the Company and warrants entitling KIA IV to purchase up to 10% of the common stock of the Company on a fully diluted basis at an exercise price of $.01 per share, exercisable immediately. On March 24, 1998, an amendment to the agreement between the Company and KIA IV was consummated, whereby the Old Notes, including interest paid in kind, were exchanged for two variable rate senior notes totaling $92,181,000 (“Notes”). The Notes are due on March 20, 2006 and bear interest at a variable rate ranging from 18% to 20% (18% as of March 31, 2003). The Notes are structurally subordinated to the indebtedness of EMJ and payments of principal and interest on the Notes is dependent on the ability of EMJ to make dividends to the Company, which ability is restricted by covenants contained in the Credit Agreement and the indenture governing the Senior Secured Notes. The Company pledged all of the outstanding common stock of EMJ as collateral securing the repayment of the Notes.

In connection with the issuance of the 9 3/4% senior secured notes, the Company and the holders of the Notes amended the Notes and related documentation to extend the maturity of the Notes to June 30, 2013.

The Company has also issued another warrant to KIA IV, entitling KIA IV to purchase up to 10% of the outstanding common stock of the Company, on a fully diluted basis, at an exercise price of $.01 per share, exercisable immediately. The life of the warrants is indefinite. The two warrants issued to KIA IV were considered to be debt issuance cost and valued at $10.2 million. This cost was being amortized over the term of the Old Notes as additional interest expense at approximately $1,457,000 per annum and was fully amortized as of March 31, 2000.

Derivative Instrument

In June 1998, EMJ entered into an interest rate swap agreement with Deutsche Bank Trust Company Americas (“DBTCA”) that effectively fixed the interest rate on the variable rate term loan at approximately 9.05% through June 2003 (the “Fixed Rate”). Such agreement required DBTCA to make payments to EMJ each quarter in an amount equal to the product of the notional amount of $95 million and the difference between the three month London Interbank Offered Rate and 3.25% (“Floating LIBOR”) and the Fixed Rate, if the Floating LIBOR was greater than the Fixed Rate on a per diem basis. If Floating LIBOR was lower than the Fixed Rate, EMJ was required to pay DBTCA an amount equal to the product of the notional amount and the difference between the Fixed Rate and Floating LIBOR on a per diem basis. Under the provisions described above, net payments (receipts) in fiscal years 2001 and 2002 were $(721,000) and $2,248,000, respectively. Because the interest rate swap agreement was terminated in May 2002 in connection with the prepayment of EMJ’s term loan resulting from the issuance and sale of the 9 3/4% senior secured notes described above, no quarterly settlements were required in fiscal year 2003.

The interest rate swap agreement was considered a highly effective cash flow hedge under the provisions of SFAS No. 133, as amended, which was adopted by EMJ effective April 1, 2001. Under SFAS No. 133, the effective portion of gain or loss resulting from changes in the fair value of the interest rate swap agreement is reported in other comprehensive income while the ineffective portion is recognized in net income. For the year ended March 31, 2002, a loss of $2,925,000 was recognized in other comprehensive income and a loss of $100,000 was recognized in net income. As of March 31, 2002, the interest rate swap agreement represented a long-term liability with a fair market value of $3,025,000, as calculated under the provisions of SFAS No. 133. In connection with the issuance and sale of the 9 3/4% senior secured notes, EMJ paid $3,025,000 to terminate the interest rate swap agreement, which was recognized as part of the loss of $12,278,000 related to the early retirement of debt.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other

EMJ’s industrial revenue development bonds were issued in connection with significant facility improvements or construction projects.

6. Income Taxes

Significant components of the provision for income taxes attributable to continuing operations for the years ended March 31, 2001, 2002 and 2003 were as follows:

	2001	2002	2003
Current:
Federal	$774,000	$(49,000)	$435,000
State	692,000	492,000	492,000
Foreign	(243,000)	12,000	573,000

Total current	1,223,000	455,000	1,500,000

Deferred:
Federal	(3,487,000)	(8,957,000)	(998,000)
State	640,000	(1,067,000)	(623,000)
Valuation allowances	2,847,000	10,024,000	1,621,000

Total deferred	—	—	—

	$1,223,000	$455,000	$1,500,000

The reconciliation of the income tax provision differs from that which would result from applying the U.S. statutory rate as follows:

	2001	2002	2003
Expected tax (benefit) at Federal statutory rate	$(2,198,000)	$(8,426,000)	$(6,683,000)
State franchise tax expense and capital taxes, net of Federal taxes	449,000	320,000	320,000
Disallowed applicable high yield debt interest expense	3,473,000	4,136,000	4,925,000
Expiration of capital loss carryforward	—	—	5,618,000
Net increase in cash surrender values of life insurance	(4,554,000)	(4,732,000)	(6,005,000)
Change in valuation allowance	2,847,000	10,024,000	1,621,000
Other	1,206,000	(867,000)	1,704,000

Income tax provision	$1,223,000	$455,000	$1,500,000

The change of $1,621,000 in the valuation allowance for deferred tax assets as of March 31, 2003 was due to the generation of a current year tax loss, offset by the expiration of a capital loss carryforward in fiscal year 2003.

Income before taxes consists primarily of income from the Company’s domestic operations. For fiscal years 2001, 2002 and 2003, the Company’s foreign operations, including the captive insurance subsidiary, generated pre-tax income (loss) of $(418,000), $(2,369,000) and $2,267,000, respectively.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant components of the Company’s deferred income tax assets and liabilities at March 31, 2002 and 2003 were as follows:

	2002	2003
Deferred tax liabilities:
Tax over book depreciation	$7,888,000	$7,342,000
Purchase price adjustments	36,879,000	35,846,000

Total deferred tax liabilities	44,767,000	43,188,000

Deferred tax assets:
Applicable high yield debt interest	28,758,000	36,690,000
Net operating loss and credit carryforwards	20,217,000	22,860,000
Capital loss carryforward	5,618,000	—
Workers compensation and other insurance accruals	3,165,000	4,278,000
Inventory and related reserves	4,512,000	4,105,000
Other	1,069,000	1,096,000
Valuation allowance for deferred tax assets	(53,958,000)	(61,227,000)

Net deferred tax assets	9,381,000	7,802,000

Net deferred tax liabilities	$35,386,000	$35,386,000

At March 31, 2003, the Company had net operating loss carryforwards of $54,080,000 for Federal income tax purposes and $28,786,000 for State income tax purposes. The Federal carryforwards resulted from the Company’s losses during 1993, 1996, 2002 and 2003, and expire in years 2008, 2011, 2022 and 2023, respectively, while the State carryforwards were generated in various states over various years. The ultimate realization of the benefits of these loss carryforwards is dependent on future profitable operations. In addition, use of the Company’s net operating loss carryforwards and other tax attributes may be substantially limited if a cumulative change in ownership of more than 50% occurs within any three year period subsequent to a loss year. At March 31, 2003, the Company had an alternative minimum tax carryforward of approximately $2,187,000 which can be utilized over an indefinite period of time.

On September 11, 2002, new tax laws were enacted in California that suspend the use of net operating tax carryforwards into years beginning on or after January 1, 2002 and 2003. Accordingly, net operating losses generated in California in prior tax years cannot be used to offset the Company’s taxable income for the years ending March 31, 2003 and 2004. This suspension will not apply to tax years beginning on or after January 1, 2004 and did not have material impact on the Company’s results of operations for the year ended March 31, 2003.

The Company has not provided for taxes on undistributed earnings from its non-U.S. subsidiaries because such earnings are intended to be re-invested indefinitely. If these earnings were distributed, foreign tax credits may become available under current tax law to reduce the resulting U.S. tax liability.

7. Employee Benefit Plans

Stock Bonus Plan

The Company has a Stock Bonus Plan (the “Plan”, formerly an employee stock ownership plan (“ESOP”) prior to April 1, 1999) which covers nonunion employees of the Company who meet certain service requirements. The cost of the Plan is borne by the Company through annual contributions to a trust in amounts determined by the Board of Directors. Prior to an agreement reached with the DOL in January 2003 (see Note 8),

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

contributions were made in cash or shares of the Company’s stock as the Company’s Board of Directors may from time to time determine. Participants vest at a rate of 20% per year of service and become fully vested at age 65 or upon retirement, disability or death. Upon the occurrence of a participant’s termination (as defined), retirement, disability, or death, the Plan is required to either distribute the vested balance in stock or to repurchase the vested balance for cash (as determined by the Benefits Committee). If stock is distributed, it is accompanied by a put option to the Company under terms defined in the Plan. Shares of the Company’s Series A and B preferred and common stock owned by the Plan totaled 40,881, 27,068 and 2,875,443 at March 31, 2003, respectively. For fiscal years ended March 31, 2001, 2002 and 2003, contributions payable to the Plan’s trust totaled $3,229,000, $2,844,000 and $2,777,000, which represented 5% of eligible compensation for each of the respective years. The contributions payable as of March 31, 2001, 2002 and 2003 have been or will be paid in cash.

The Company also has a supplemental stock bonus plan to include highly compensated employees and other employees, who are not eligible to participate in the Plan. Contributions payable, vesting and distributions in the supplemental plan are comparable to those under the Plan. Contributions under this supplemental plan are made in cash and are held in an irrevocable trust. For the fiscal years ended March 31, 2001, 2002 and 2003, contributions payable totaled $191,000, $76,000 and $78,000, respectively.

Although the Company has not expressed any intent to terminate or amend the plan, it has the right to do so at any time. In the event of any termination, participants become fully vested to the extent of the balances in their separate accounts and come under the put options as previously discussed.

Pension Plans

The Company maintains a noncontributory defined benefit pension plan covering substantially all hourly union employees (the “Hourly Plan”). Benefits under the Hourly Plan are vested after five years and are determined based on years of service and a benefit rate that is negotiated with each union. The assets of the Hourly Plan for participants are held in trust and consist of bonds, equity securities and insurance contracts. The Company contributes at least the minimum required annually under ERISA. The Company also maintains an unfunded supplemental pension plan, which provides benefits to highly compensated employees; this plan has been frozen to include only existing participants (the “Supplemental Plan”).

Components of net pension benefit cost (credit) associated with the Company’s pension plans for fiscal years 2001, 2002 and 2003 are as follows:

	2001	2002	2003
Service cost of benefits earned during the period	$357,000	$433,000	$432,000
Interest cost on projected benefit obligation	760,000	784,000	843,000
Expected return on plan assets	(1,093,000)	(1,017,000)	(864,000)
Amortization of prior service cost	(111,000)	(95,000)	(47,000)
Recognized net (gain) loss	(230,000)	(66,000)	21,000

	$(317,000)	$39,000	$385,000

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following provides a reconciliation of the changes in the benefit obligation and fair value of plan assets, and the funded (unfunded) status of the pension plans for the years ended March 31, 2002 and 2003.

	2002	2003
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year	$11,536,000	$11,350,000
Service cost	433,000	432,000
Interest cost	784,000	843,000
Change in assumptions	—	1,414,000
Amendments	77,000	504,000
Benefit payments	(1,521,000)	(514,000)
Actuarial losses	41,000	37,000

Benefit obligation at end of year	11,350,000	14,066,000

Change in Plan Assets:
Fair value of plan assets at beginning of year	13,596,000	11,203,000
Actual return on assets	(938,000)	(1,434,000)
Benefit payments	(1,521,000)	(514,000)
Company contributions	93,000	92,000
Fees	(27,000)	(50,000)

Fair value of plan assets at end of year	11,203,000	9,297,000

Unfunded	(147,000)	(4,769,000)
Unrecognized prior service cost	(787,000)	(236,000)
Unrecognized net actuarial gain	(120,000)	3,658,000

Net amount recognized	$(1,054,000)	$(1,347,000)

Amounts recognized in balance sheets consist of:
Prepaid cost	$—	$—
Accrued benefit liability	(1,303,000)	(4,746,000)
Accumulated comprehensive loss—additional minimum liability	249,000	3,399,000

Net amount recognized	$(1,054,000)	$(1,347,000)

Weighted-average assumptions as of March 31:
Discount rate	7.25%	6.50%
Expected return on assets	8.25%	8.25%
Rate of compensation increase	—	—

In accordance with union agreements, the Company also contributes to multi-employer defined benefit retirement plans covering substantially all union employees of the Company. Expenses incurred in connection with these plans totaled $692,000, $1,015,000 and $1,295,000 in fiscal years 2001, 2002 and 2003, respectively.

Postretirement Benefit Plan

In addition to the Company’s defined benefit pension plans, the Company sponsors a defined benefit health care plan that provides postretirement medical and dental benefits to eligible full time employees and their dependents (the “Postretirement Plan”). The Postretirement Plan is fully insured, with retirees paying a percentage of the annual premium. Such premiums are adjusted annually based on age and length of service of active and retired participants. The Postretirement Plan contains other cost-sharing features such as deductibles

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and coinsurance. The Company recognizes the cost of future benefits earned by participants during their working careers, as determined using actuarial assumptions. Gains and losses realized from the remeasurement of the plan’s benefit obligation are amortized to income over three years.

Components of the net benefit cost associated with the Company’s Postretirement Plan for fiscal years 2001, 2002 and 2003 are as follows:

	2001	2002	2003
Service cost of benefits earned during the period	$174,000	$223,000	$249,000
Interest cost on projected benefit obligation	194,000	211,000	258,000
Recognized net gain	(357,000)	(185,000)	(9,000)

	$11,000	$249,000	$498,000

The following tables provide a reconciliation of the changes in the benefit obligation and the unfunded status of the Postretirement Plan for the years ended March 31, 2002 and 2003.

	2002	2003
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year	$2,972,000	$3,271,000
Service cost	223,000	249,000
Interest cost	211,000	258,000
Change in assumptions	—	950,000
Benefit payments	(121,000)	(208,000)
Actuarial gains	(14,000)	(192,000)

Benefit obligation at end of year	3,271,000	4,328,000

Unfunded	(3,271,000)	(4,328,000)
Unrecognized prior service cost	—	—
Unrecognized net actuarial gain	(408,000)	358,000

Accrued benefit cost	$(3,679,000)	$(3,970,000)

Weighted-average assumptions as of March 31:
Discount rate	7.25%	6.50%
Healthcare cost trend rate	6.50%	12.00%

The healthcare cost trend rate of 12.0% used in the calculation of net benefit cost of the Postretirement Plan is assumed to decrease 1.0% per year to 6.0% for 2009 and remain at that level thereafter .

Assumed healthcare trend rates have a significant effect on the amounts reported for the Company’s Postretirement Plan. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

	1% Increase	1% Decrease
Effect on total service and interest cost components	$78,000	$(66,000)
Effect on postretirement benefit obligation	567,000	(484,000)

8. Stockholders’ Equity

Preferred and Common Stock Subject to Redemption

Accounting requirements of the Securities and Exchange Commission require that preferred stock and common stock subject to “put rights”, which are exercisable under certain limited circumstances under the

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company’s Plan and under an agreement entered into with certain employees who purchased shares of the Company’s common and preferred stock (the Stockholders’ Agreement), be presented separately from preferred stock and common stock which are not subject to put rights in order to distinguish the shares from permanent capital in the legal sense. Further, such accounting standards require the Company to present such shares in the financial statements at the amount which would be paid if the shares were to be redeemed. Accordingly, in the accompanying consolidated balance sheets, “Preferred and common stock subject to redemption” has been stated at its redemption price. The account “Reclassification to value preferred and common stock subject to redemption in certain circumstances” is adjusted annually as a result of changes in the market value of the related stock based on annual appraisals.

At March 31, 2003 a total of 41,121 shares of Series A Preferred Stock, 27,068 shares of Series B Preferred Stock and 2,982,934 shares of common stock are subject to put rights in the event of the death, disability, retirement, (or termination in certain circumstances) of an employee holding shares beneficially or directly under either the Plan or the Stockholders’ Agreement.

The Company has life insurance policies on the lives of certain management stockholders and stock bonus plan participants to provide funding for share repurchases in the event of a stockholder’s death; these policies had a net cash surrender value of approximately $27,625,000 at March 31, 2002 and $31,007,000 at March 31, 2003 (see Note 4).

Series A Preferred Stock

Series A Preferred Stock is senior to Series B Preferred Stock and common stock with respect to dividends and liquidation preferences and to any other preferred stock which may be issued by the Company from time to time. The Series A Preferred Stock may be redeemed at the Company’s option at any time at its stated value of $100 per share plus cumulative unpaid dividends.

Shares of Series A Preferred Stock have a stated liquidation value of $100 per share and were entitled to a minimum cumulative 13% dividend, based on such stated liquidation value. Because the Series A Preferred Stock was not redeemed on or prior to the eleventh anniversary of its original issuance, the dividend rate increased 500 basis points (to 18%) beginning fiscal 2002, and such rate will remain in effect until the Series A preferred stock is redeemed. Dividends may be paid in cash or shares of preferred stock provided that not less than 35% of any dividend must be paid in cash. Undeclared dividends in arrears totaled $28,495,000 at March 31, 2003. The Notes, the Credit Agreement and the 9 3/4% senior secured notes preclude the payment of any cash dividends on Series A Preferred Stock. At any time when the Company has not paid dividends on the Series A Preferred Stock for two consecutive periods, the holders of the Series A Preferred Stock are entitled to elect one director to the Board of Directors of the Company. The holders of the Series A Preferred Stock have elected a director to the Board of Directors of the Company.

The Series A Preferred Stock has no right to vote except for certain matters that would affect the preferential rights of the Series A Preferred stockholders or in matters related to mergers, consolidations or other business combinations (as defined).

Series B Preferred Stock

Series B Preferred Stock is senior to the common stock with respect to dividends and liquidation preferences. The Series B Preferred Stock has a stated liquidation value of $1,000 per share. The Series B Preferred Stock may be redeemed at the Company’s stated value of $1,000 per share plus cumulative unpaid dividends.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Shares of Series B Preferred Stock are entitled to cumulative dividends at varying rates (15.0% at March 31, 2003) payable quarterly in additional shares of Series B Preferred Stock, common stock or cash. The dividend rate of the Series B Preferred Stock is reset annually in advance as of each April 1 to a rate that would maintain its fair market value at an amount equal to its stated value. Beginning with the quarter ended March 31, 1997, such dividend rate shall be increased by 150 basis points for dividends not paid in cash (to an effective rate of 16.5% at March 31, 2003). The Notes, the Credit Agreement and the 9 3/4% senior secured notes preclude the payment of cash dividends on the Series B Preferred Stock and therefore all dividends declared were paid in kind as of March 31, 2003. Undeclared but accumulated dividend in arrears totaling $1,110,000 at March 31, 2003 were declared and paid in May 2003. Series B Preferred Stock is not entitled to any voting rights except as provided by law.

Common Stock

Each outstanding share is entitled to one vote on each matter submitted to a vote of stockholders except as otherwise provided in the Stockholders’ Agreement with respect to the election of directors. Holders of the common stock are entitled to share equally in such cash dividends as may be declared by the Board of Directors out of funds legally available therefore, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders. The Notes, the Credit Agreement and the 9 3/4% senior secured notes preclude payment of any cash dividends on common stock. The Series A and Series B Preferred Stock prohibit the payment of cash dividends on the common stock unless all accumulated preferred dividends have been paid.

Reduction of Certain Equity Interests to Predecessor Basis

The account “Reduction of certain equity interests to predecessor basis” represents adjustments of stockholders’ equity and the purchase cost of EMJ based on accounting prescribed by the Financial Accounting Standards Board Emerging Issues Task Force (EITF) in EITF 88-16. EITF 88-16 requires that, to the extent that management and shareholders of an acquired company continue an ownership interest in an acquiring company after a transaction such as the purchase of EMJ by the Company, and such shareholders are members of the group that controls the Company, the equity interest of EMJ shareholders must be valued at predecessor basis rather than fair market value. Accordingly, a portion of EMJ’s predecessor basis is carried over to the Company. This results in a reduction of shareholders’ equity totaling $31,144,000. The accounting prescribed by EITF 88-16 has no economic or cash impact on the Company, nor will it impact cash flows for any future period.

9. Stock Option Plan

In January 1997, the Company adopted a stock option plan that provides the granting of qualified and nonqualified options to purchase shares of the Company’s common stock to directors, consultants, officers and other key employees at a price not less than the fair market value on the date of grant. Options are generally granted for a period not to exceed ten years and are exercisable under terms and conditions as determined by the Company’s Executive Committee. Since adopting the stock option plan, the Company has only granted options to directors, officers and other key employees.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The maximum number of shares of the Company’s common stock to be issued under the stock option plan is 2,500,000, subject to adjustment upon the occurrence of certain events. The following table summarizes activity for shares subject to options as of and for the fiscal years ended March 31, 2001, 2002 and 2003:

	Number of Shares	Weighted Average Exercise Price
Outstanding at March 31, 2000	1,775,000	$5.44
Granted	213,000	$7.14
Exercised, Canceled or Expired	(25,500)	$7.31

Outstanding at March 31, 2001	1,962,500	$5.60
Granted	168,500	$8.06
Exercised, Canceled or Expired	(88,000)	$5.93

Outstanding at March 31, 2002	2,043,000	$5.79
Granted	121,000	$7.78
Exercised, Canceled or Expired	(27,500)	$8.05

Outstanding at March 31, 2003	2,136,500	$5.87

Exercise prices for options outstanding as of March 31, 2003 ranged from $3.34 to $8.16. The weighted-average remaining contractual life of those options is 4.98 years. As of March 31, 2003 there were 363,500 options available for future grants and 1,895,000 options exercisable at a weighted average exercise price of $5.60 per share.

Had compensation cost for the stock option plan been determined based on the fair value of the options at the grant date in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, the Company’s net income (loss) for fiscal years 2001, 2002 and 2003 would have been $(7,767,000), $(24,714,000), and $(33,009,000), respectively. Such proforma effects are not likely to be indicative of the effects on the Company’s results in future years.

Under SFAS No. 123, the fair value of each option is estimated on the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for fiscal years 2001, 2002 and 2003, respectively: risk-free interest rate 5.92%, 4.37% and 3.00%; no dividend yield; no volatility factor; and an expected life of four years. Using these assumptions, the weighted average fair value of options granted during fiscal years 2001, 2002 and 2003 was $1.50, $1.29 and $0.88, respectively.

10. Commitments and Contingencies

Lease Commitments

EMJ leases, under several agreements with varying terms, certain office and warehouse facilities, equipment and vehicles. Rent expense totaled $19,803,000, $21,353,000 and $21,657,000 for the years ended March 31, 2001, 2002 and 2003, respectively. Sublease income for the years ended March 31, 2001, 2002 and 2003 was $117,000, $456,000 and $632,000, respectively. Minimum rentals of certain leases escalate from time to time based on certain indices.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At March 31, 2003 EMJ was obligated under non-cancellable operating leases for future minimum rentals as follows:

Fiscal year:
2004	$18,942,000
2005	16,724,000
2006	12,375,000
2007	8,431,000
2008	5,817,000
Thereafter	47,006,000

Sub-total	109,295,000
Less: Non-cancellable subleases	(8,494,000)

Net lease obligations	$100,801,000

Other Commitments

In connection with the 1990 merger, the Company agreed to pay Kelso & Companies, Inc. (“Kelso”), affiliates of which own the majority of Company’s common stock, an annual fee of $1,250,000 each year for financial advisory services and to reimburse it for out-of-pocket expenses incurred in connection with rendering such services. The Company also agreed to indemnify Kelso and its affiliates against certain claims, losses, damages, liabilities, and expenses that may arise in connection with the merger. However, no such annual fee was payable for fiscal years 2001, 2002 and 2003 and other expenses paid to Kelso in fiscal years 2001, 2002 and 2003 were not significant.

Governmental Matters

The United States Internal Revenue Service (the “IRS”) conducted an audit of the Company’s employee stock ownership plan (the “Plan”) for the fiscal years ended March 31, 1992, through March 31, 1996, and issued a preliminary report to the Company in which the IRS asserted that certain contributions of stock by the Company to the Plan violated provisions of the Internal Revenue Code because the securities contributed were not “qualifying employer securities” as defined by ERISA. In fiscal year 2002, this matter was settled without the Company admitting the allegations of the IRS, and the Company paid $1,919,000 of excise tax to the IRS.

The United States Department of Labor (the “DOL”) also investigated the same transactions involving the Plan. In the course of its investigation, the DOL and its advisors reviewed the valuations of the Company’s common and preferred stock prepared for the Plan and challenged the methodology used in preparing the valuations.

On March 8, 2002, the DOL sued the Company, the Plan and former members of the Company’s benefits committee in the federal district court for the Central District of California. The DOL claimed that the valuations of Company’s common stock used to make annual contributions to the Plan in each of the years 1994 through 2000 contained significant errors that resulted in the common stock being overvalued, and that the failure of the members of our benefits committee to detect and correct the errors was a breach of their fiduciary duty under ERISA. As a result of the alleged overvaluations, the DOL contended that the contributions to the Plan were prohibited transactions under ERISA. On January 27, 2003, the Company signed a settlement agreement with the DOL in connection with their lawsuit. The key provisions of the agreement are as follows: (i) the Company is not required to make any payments under the agreement at this time; (ii) the Company is prohibited to make further common stock contributions to the Plan; (iii) the Company will continue to obtain annual appraisals of Company

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stock using methodology consistent with prior appraisals, and use that appraised value as the purchase price for repurchases of common stock as it has done in the past, and; (iv) if the annual appraisal of the Company’s common stock is less than $4.25 per share, the Company shall pay a floor price of $4.25 per share in connection with the repurchase of common stock from departing employees for shares that were originally contributed to the Plan for the plan years 1994 through 2000.

If the Company pays the floor price in connection with the repurchase of common stock from departing employees, the agreement also allows the DOL to assess the Company a penalty equal to 20% of the amount calculated by multiplying the difference between the appraised value and the floor price by the number of shares repurchased at the floor price.

The Company does not believe the settlement will have a material impact on its financial condition or future results of operations, and we believe payments under the settlement, if any, will most likely be paid in immaterial amounts which will be spread over many years.

Environmental Contingencies

The Company is subject to extensive and changing federal, state, local and foreign laws and regulations designed to protect the environment and human health and safety, including those relating to the use, handling, storage, discharge and disposal of hazardous substances and the remediation of environmental contamination. As a result, the Company is from time to time involved in administrative and judicial proceedings and inquiries relating to environmental matters.

During fiscal years 2001, 2002 and 2003, expenditures made in connection with environmental matters totaled $207,000, $97,000 and $194,000, respectively, principally for settlement of claims, and monitoring, remediation and investigation activities at sites with contaminated soil and/or groundwater and were expensed as incurred. As of March 31, 2003, an accrual of $400,000 exists for future investigation and remediation expenditures related to the following pending environmental matters.

Forge (Seattle/Kent, WA). In November 1998, the Company paid the purchasers of its former Forge facility and an off-site disposal site $2,250,000 as an indemnification settlement for liabilities related to the remediation of known contamination at the Forge facility. The Company continues to monitor the disposal site for environmental conditions in accordance with a consent decree issued by the Washington Department of Ecology (“Ecology”). Annual costs associated with such monitoring are not significant, and the Company does not anticipate significant additional expenditures related to this matter.

The Forge property is located on the Lower Duwamish Waterway, which has been identified by the United States Environmental Protection Agency (“EPA”) as a Superfund Site (the “Duwamish Site”). Under the Federal Comprehensive Environmental Remediation, Compensation, and Liability Act (“CERCLA”), owners or operators of facilities that have released hazardous substances to the environment may be liable for remediation costs. Courts have held that such liability may be joint and several; however, in many instances, the costs are allocated among the parties, primarily based on their estimated contribution to the contamination. The EPA, along with Ecology, have entered into an Administrative Order of Consent (“AOC”) with four major property owners with potential liability for cleanup of the Duwamish Site that outlines tasks required to be completed to further investigate the nature and extent of the contamination and cleanup alternatives. In November 2001, the current owners of the Forge property notified the Company of a potential claim for indemnification for any liability relating to contamination of the Duwamish Site. The notification stated that the Forge facility, along with other businesses located along the Duwamish Site, are expected to be named as potentially responsible parties for contamination of the Duwamish Site and requested that the Company participate under a joint defense.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On February 6, 2003, the Company received a request from the EPA to sign an AOC under CERCLA to investigate certain areas of the Duwamish Site. A preliminary cost of proposed work under the AOC ranges from $350,000 to $450,000, and is subject to approval by the EPA. As of March 31, 2003, the Company accrued $400,000 for these costs that are expected to be incurred during fiscal year 2004. On April 15, 2003, the Company signed a funding and participation agreement with the current owners of the Forge property, which requires it to fund 85% of costs to be incurred in connection with the investigation activities to be performed under the AOC.

The Company is continuing to evaluate this matter and remedies it may have, including insurance recoveries for any monies to be spent as part of the investigation or cleanup of the Duwamish Site. At this time, the Company cannot determine what ultimate liability it may have relating to this matter.

Union (New Jersey). During fiscal year 1994, the Company was notified by the current owner that it has potential responsibility for the environmental contamination of a property formerly owned by a subsidiary and disposed of by such subsidiary prior to its acquisition by the Company. The prior owner of such subsidiary has also been notified of its potential responsibility. On March 27, 1997, the current owner of the property informed the Company that it estimated the cost of investigation and cleanup of the property at $875,000 and requested contribution to such costs from the Company and the prior owner. The Company has contested responsibility and commented on the cleanup plan and has not received any further demands. The Company does not have sufficient information to determine what potential liability it has, if any.

Although it is possible that new information or future developments could require the Company to reassess its potential exposure relating to all pending environmental matters, management believes that, based upon all currently available information, the resolution of such environmental matters will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity. The possibility exists, however, that new environmental legislation and/or environmental regulations may be adopted, or other environmental conditions may be found to exist, that may require expenditures not currently anticipated and that may be material.

Other

On April 22, 2002, the Company was sued by Champagne Metals, a small metals service center distributing aluminum coil products in Oklahoma, alleging that the Company had conspired with other metal service centers to induce or coerce aluminum suppliers to refuse to designate Champagne Metals as a distributor, which resulted in unspecified damages. The Company has answered the complaint denying all claims and allegations, and the parties are currently conducting discovery. The Company will file a Motion for Summary Judgment prior to the commencement of the trial in June 2004.

The Company is involved in other litigation or legal matters in the normal course of business. In the opinion of management, these matters will be resolved without a material impact on the Company’s financial position or results of operations.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 31, 2003	January 1, 2004
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$45,413	$7,413
Accounts receivable, less allowance for doubtful accounts	97,292	105,522
Inventories	213,590	227,542
Other current assets	6,402	7,731

Total current assets	362,697	348,208

Net property, plant and equipment, at cost	113,037	111,284
Cash surrender value of life insurance policies	31,007	28,976
Debt issue costs, net of accumulated amortization	8,232	7,240
Other assets	1,607	1,690

Total assets	$516,580	$497,398

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$119,815	$110,586
Accrued employee compensation and related taxes	12,592	10,683
Accrued employee benefits	10,766	10,445
Accrued interest	25,750	21,913
Other accrued liabilities	6,097	6,727
Deferred income taxes	19,450	19,450
Current portion of long-term debt	2,330	2,765

Total current liabilities	196,800	182,569

Long-term debt	540,747	557,757
Deferred income taxes	15,936	15,936
Other long-term liabilities	8,268	8,842
Commitments and contingencies
Stockholders’ equity:
Preferred and common stock subject to redemption in certain circumstances, stated at redemption price	68,336	65,895
Series A Preferred Stock, $.01 par value, 13% cumulative (liquidation value of $24,755); 600,000 shares authorized; 247,546 shares issued (206,426 and 208,348 shares at stated value not subject to redemption at March 31, 2003 and January 1, 2004, respectively)	20,643	20,835
Series B Preferred Stock, $.01 par value, variable rate cumulative (liquidation value of $27,081); 100,000 shares authorized; 27,081 and 27,081 shares issued at March 31, 2003 and January 1, 2004, respectively (12 and 211 shares at stated value not subject to redemption at March 31, 2003 and January 1, 2004, respectively)	12	211
Common stock, $.01 par value; 19,500,000 shares authorized; 13,338,536 shares issued at March 31, 2003 and January 1, 2004 (10,355,603 and 10,552,425 shares at $.01 par value not subject to redemption at March 31, 2003 and January 1, 2004, respectively)	104	106
Capital in excess of par value	106,011	108,023
Reclassification to value preferred and common stock subject to redemption in certain circumstances to its redemption price	(6,628)	(6,592)
Reduction of certain equity interests to predecessor basis	(31,144)	(31,144)
Accumulated other comprehensive loss	(3,884)	(1,579)
Accumulated deficit	(342,823)	(365,195)
Less treasury stock at cost (181,905 and 183,827 shares of Series A Preferred Stock; 0 and 198 shares of Series B Preferred Stock at March 31, 2003 and January 1, 2004, and; 1,701,693 and 1,903,515 shares of common stock at March 31, 2003 and January 1, 2004, respectively)	(55,798)	(58,266)

Total stockholders’ equity (deficit)	(245,171)	(267,706)

Total liabilities and stockholders’ equity	$516,580	$497,398

See accompanying notes.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	December 31, 2002	January 1, 2004	December 31, 2002	January 1, 2004
	(Unaudited)		(Unaudited)
Revenues	$223,573	$248,785	$673,936	$718,301
Cost of sales	159,854	179,980	483,340	518,394

Gross profit	63,719	68,805	190,596	199,907
Expenses:
Warehouse and delivery	31,959	33,830	93,883	98,657
Selling	7,818	8,401	23,811	25,031
General and administrative	10,120	11,864	30,559	31,261
Loss on early retirement of debt	—	—	12,278	—

Total expenses	49,897	54,095	160,531	154,949

Income from operations	13,822	14,710	30,065	44,958
Interest expense, net	21,652	19,393	60,883	63,587

Income (loss) before income taxes	(7,830)	(4,683)	(30,818)	(18,629)
Income tax expense	134	471	586	1,448

Net income (loss)	(7,964)	(5,154)	(31,404)	(20,077)
Other comprehensive income (loss)	24	862	115	2,305

Comprehensive income (loss)	$(7,940)	$(4,292)	$(31,289)	$(17,772)

See accompanying notes.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended
	December 31, 2002	January 1, 2004
	(Unaudited)
OPERATING ACTIVITIES:
Net income (loss)	$(31,404)	$(20,077)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on early retirement of debt	12,278	—
Depreciation and amortization	8,522	8,488
Amortization of debt issue costs	1,083	992
Accrued postretirement benefits	378	563
Gain on sale of property, plant and equipment	(314)	(1,194)
Provision for bad debts	2,003	2,338
Increase in cash surrender value of life insurance over premiums paid	3,137	929
Interest paid in-kind on senior subordinated note principal	16,153	19,235
Changes in operating assets and liabilities:
Accounts receivable	(5,415)	(10,568)
Inventories	(38,212)	(13,952)
Other current assets	(1,240)	(1,023)
Accounts payable and accrued liabilities and expenses	28,469	(14,666)
Non-trade receivable	(919)	(425)
Other	332	2,175

Net cash provided by (used in) operating activities	(5,149)	(27,185)

INVESTING ACTIVITIES:
Additions to property, plant and equipment	(13,070)	(6,781)
Proceeds from the sale of property, plant and equipment	2,405	1,388
Premiums paid on life insurance policies	(1,198)	(1,198)
Proceeds from redemption of life insurance policies	143	2,300

Net cash used in investing activities	(11,720)	(4,291)

FINANCING ACTIVITIES:
Net borrowings (payments) under revolving loan agreements	8,949	25,000
Repayment of senior debt	—	(25,390)
Proceeds from issuance of senior debt	250,000	—
Repayments of term loan and senior debt	(201,000)	—
Payments of debt issue costs	(10,668)	—
Payments made upon early retirement of debt	(9,596)	—
Payments on other debt	(1,400)	(1,400)
Purchase of stock, net	(5,612)	(4,762)

Net cash provided by (used in) financing activities	30,673	(6,552)

Effect of exchange rate changes on cash	3	28

NET INCREASE (DECREASE) IN CASH	13,807	(38,000)
Cash at beginning of period	21,372	45,413

CASH AT END OF PERIOD	$35,179	$7,413

See accompanying notes.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Unaudited)

January 1, 2004

1. Basis of Presentation and Consolidation

The accompanying unaudited consolidated condensed financial statements include the accounts of the Company and its wholly-owned subsidiaries, including Earle M. Jorgensen Company, Earle M. Jorgensen (Canada) Inc. and Stainless Insurance Ltd., a captive insurance subsidiary. All significant intercompany accounts and transactions have been eliminated.

In the opinion of management, the accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and include all adjustments (consisting of normally recurring accruals) and disclosures considered necessary for a fair presentation of the consolidated financial position of the Company at January 1, 2004 and the consolidated results of operations and comprehensive income and cash flows for the three months and nine months ended December 31, 2002 and January 1, 2004. The consolidated results of operations and comprehensive income for the nine months ended January 1, 2004 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the Company’s consolidated financial statements and notes thereto for the year ended March 31, 2003, included elsewhere in this proxy statement/prospectus.

Certain prior year amounts have been reclassified to conform to the current year presentation.

2. Other Comprehensive Income

Other comprehensive income included foreign currency translation income of $24,000 and $862,000 for the three months ended December 31, 2002 and January 1, 2004, respectively, and $115,000 and $2,305,000 for the nine months ended December 31, 2002 and January 1, 2004, respectively.

3. Reclassification of Loss on Early Retirement of Debt

Effective April 1, 2003, the Company adopted SFAS No. 145, Rescission of SFAS Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections. The provisions of SFAS No. 145, relating to the rescission of SFAS No. 4, require that any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented be reclassified and included in operating expenses if it does not meet the criteria in APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. Accordingly, the Company has reclassified a loss of $12,278,000 related to early retirement of debt that was previously reported as an extraordinary item in the first quarter ended June 27, 2002.

4. Stock-Based Compensation

Stock options granted to directors, officers and other key employees of the Company under Holding’s stock option plan adopted in January 1997 are accounted for in accordance with APB No. 25. As all stock option grants are made at fair value on the date of grant, the Company recognizes no compensation cost. Had compensation expense for stock options granted been recorded based on the fair value method under SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, the effect on the Company’s net income for the nine months ended December 31, 2002 and January 1, 2004 would have been as follows:

	Nine Months Ended
	December 31, 2002	January 1, 2004
Net income (loss), as reported	$(31,404,000)	$(20,077,000)
Deduct: total stock-based compensation expense determined using fair value method for all awards, net of tax	(108,000)	(62,000)

Net income (loss), as adjusted	$(31,512,000)	$(20,139,000)

EARLE M. JORGENSEN HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Unaudited)—(Continued)

5. Impact of Recently Issued Accounting Standards

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equities. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003. For nonpublic companies (under which the Company is classified, as defined by SFAS No. 150), application is effective in the fiscal period beginning after December 15, 2003. The Company is in the process of assessing the effect of adopting SFAS No. 150.

In April 2003, FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Transactions, which amends and clarifies financial accounting and reporting for derivative instruments, including those embedded in other contracts, and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The provisions of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003. As of January 1, 2004, the Company had no such instruments.

In January 2003, FASB issued FASB Interpretation No. 46 (“FIN No. 46”), Consolidation of Variable Interest Entities, to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. The disclosure requirements in this interpretation are effective for financial statements of interim and annual periods ending after January 31, 2003. This statement did not have an effect on the accompanying consolidated condensed financial statements as of and for the periods ending January 1, 2004.

During June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. The adoption of this statement resulted in an expense of approximately $300,000 in the third quarter of fiscal 2004 for the relocation of the Company’s corporate headquarters from Brea, California, to Lynwood, California, in accordance with the provisions of this statement.

6. Subsequent Events

On January 14, 2004, the Company announced that it had reached an agreement with Holding and Holding’s principal security holders providing for a restructuring of the combined capital structure. The financial restructuring is being effected pursuant to an Agreement and Plan of Merger and Reorganization dated as of December 18, 2003 among the Company, Holding and EMJ Metals LLC, a newly-formed wholly-owned subsidiary, as well as an Exchange Agreement among the Company, Holding and Kelso Investment Associates IV, L.P. and certain of its affiliates (“Kelso”). The principal effect of the financial restructuring will be to convert all outstanding debt and equity securities of Holding to the Company’s common stock. Kelso is the holder of Holding’s outstanding Series A Variable Rate Notes and also is Holding’s controlling stockholder.

The consummation of the merger and the financial restructuring is subject to various customary conditions, including the approval of various classes of Holding’s stockholders by a majority of the stockholders of such classes other than Kelso and the consent of Holding’s lenders. The Company anticipates that a meeting of Holding’s stockholders will be held to address the merger in the first or early in the second calendar quarter of 2004. There is no assurance that the proposed merger will be approved by the requisite votes of Holding’s stockholders or that the other conditions to completion of the transaction will be satisfied. Thus there can be no assurance that the merger will be consummated.

ANNEX A

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

EARLE M. JORGENSEN HOLDING COMPANY, INC.,

EARLE M. JORGENSEN COMPANY,

AND

EMJ METALS LLC

Dated as of December 18, 2003

i

(continued)

ii

(continued)

iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made as of December 18, 2003, by and among Earle M. Jorgensen Holding Company, Inc., a Delaware corporation (“Holding”), Earle M. Jorgensen Company, a Delaware corporation (the “Company”), and EMJ Metals LLC, a Delaware limited liability company (“EMJ Metals LLC”).

RECITALS

A. WHEREAS, Holding and the Company desire to engage in a financial restructuring transaction in which Holding will be merged with and into EMJ Metals LLC, with EMJ Metals LLC surviving (the “Merger”), and pursuant to the Merger all issued and outstanding shares of Holding common stock, $0.01 per value (“Holding Common Stock”), Holding’s 13% Cumulative Preferred Stock, $0.01 par value (the “Series A Preferred Stock”), and Holding’s Variable Rate Cumulative Preferred Stock, $0.01 par value (the “Series B Preferred Stock”), will be converted into shares of common stock, par value $.001 per share, of the Company (the “Common Stock”).

B. WHEREAS, pursuant to an exchange agreement in the form of Exhibit H, Kelso Investment Associates IV, L.P., a Delaware limited partnership (“KIA IV”) has agreed with Holding and the Company that concurrently with and subject to the completion of the Merger, KIA IV will exchange all of the outstanding Series A Variable Rate Notes of Holding (the “Series A Variable Rate Notes”) and Holding Warrants (as defined below) held by it for newly issued shares of Common Stock (the “Exchange”), and KIA IV and each of Kelso Investment Associates, L.P., a Delaware limited partnership (“KIA”), Kelso Equity Partners II, L.P., a Delaware limited partnership (“KP II”), KIA III-Earle M. Jorgensen, L.P., a Delaware limited partnership (“KIA III” and collectively with KIA, KP II, and KIA IV, the “Kelso Entities”) has agreed with Holding and the Company that it will vote all shares of capital stock of Holding held by it in favor of the adoption and approval of this Agreement and the Merger and financial restructuring.

C. WHEREAS, in connection with and immediately prior to the completion of the Merger, the Company will amend and restate its certificate of incorporation and its bylaws.

D. WHEREAS, Holding currently maintains (a) a Stock Bonus Plan (as defined in Section 1.1) and (b) a Stock Option Plan (as defined in Section 1.1) for the benefit of certain employees of the Company, and in connection with the Merger, the Company will assume all of the obligations of Holding under the Stock Bonus Plan and the Stock Option Plan.

E. WHEREAS, Holding, the Kelso Entities and certain stockholders of Holding have entered into a stockholders agreement (the “Holding Stockholders Agreement”) that provides for certain rights, obligations and restrictions with respect to the Holding Common Stock and the Series A Preferred Stock, and in connection with the Merger, the Company, the Kelso Entities and certain stockholders of the Company will enter into a stockholders’ agreement (the “Company Stockholders Agreement”) containing terms substantially the same as the terms of the Holding Stockholders Agreement.

F. WHEREAS, the respective boards of directors of Holding and the Company and the sole member of EMJ Metals LLC have approved this Agreement and approved the Merger and the other actions contemplated by this Agreement; and

G. WHEREAS, this Agreement and the Exchange Agreement are intended to constitute a single plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the transactions contemplated by this Agreement and the transactions contemplated by the Exchange Agreement are intended to be made pursuant to that plan of reorganization.

AGREEMENT

In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any action, claim, suit, litigation, proceeding, arbitration, mediation or other dispute.

“Allocation Date” shall have the meaning assigned thereto in the Stock Bonus Plan.

“Ancillary Agreements” shall mean the Company Stockholders Agreement, Company Stock Option Plan, Stock Bonus Plan Assumption Agreement, the Stock Option Assumption Notice Letter, the Exchange Agreement, and the Operating Agreement, each as defined below.

“Assumed Options” shall have the meaning set forth in Section 2.4.

“Books and Records” shall mean all books, ledgers, files, records, manuals and other materials (in any form or medium) related to the business of Holding or the Company.

“Capital Accumulation” shall have the meaning assigned thereto in the Stock Bonus Plan.

“Certificate of Formation” shall have the meaning set forth in Section 3.1.

“Certificate of Incorporation” shall have the meaning set forth in Section 4.1.

“Certificate of Merger” shall have the meaning set forth in Section 2.2.

“Certificates” shall have the meaning set forth in Section 2.7.

“Closing” shall have the meaning set forth in Section 11.1.

“Closing Date” shall have the meaning set forth in Section 11.1.

“Code” shall have the meanings set forth in the last whereas clause of the opening recitals.

“Commission” shall mean the United States Securities and Exchange Commission.

“Common Stock” shall have the meaning set forth in the first whereas clause of the opening recitals.

“Company SEC Documents” shall have the meaning set forth in Section 6.7.

“Company Stock Option Plan” shall mean that certain Stock Option Plan of the Company dated as of December     , 2003 and adopted for the purposes of replacing the Holding Stock Option Plan.

“Company Stockholders’ Agreement” shall have the meaning set forth in the fifth whereas clause of the opening recitals.

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“Consents” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Credit Agreement” shall mean that Second Amended and Restated Credit Agreement by and among Holding, the Company, various financial institutions, Bankers Trust Company (as agent) and Deutsche Bank Securities Inc. (as lead arranger and sole book runner) dated as of March 3, 1993, amended and restated as of March 24, 1998 and further amended and restated as of April 12, 2002, as further amended to the date hereof.

“Damages” shall mean any claim, demand, loss, liability, damage or expense, including, without limitation, interest, penalties and reasonable attorneys’, accountants’ and experts’ fees and costs of investigation incurred as a result thereof.

“Dissenting Shares” shall have the meaning set forth in Section 2.12.

“DGCL” shall mean the Delaware General Corporation Law.

“DOL Consent Order” shall have the meaning set forth in Section 9.8.

“Duff & Phelps” shall mean Duff & Phelps, LLC, the independent financial advisor to the benefits committee of Holding on behalf of the Stock Bonus Plan.

“Duff & Phelps Opinion” shall have the meaning set forth in Section 5.9.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, including the rules and regulations promulgated thereunder.

“Exchange” shall have the meaning set forth in the second whereas clause of the opening recitals.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means that certain Exchange Agreement, dated as of the date hereof, among Holding, the Company and each of the Kelso Entities.

“Fair Market Value” shall have the meaning assigned thereto in the Stock Bonus Plan.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

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“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Holding” shall have the meaning set forth in the opening paragraph.

“Holding Common Stock” shall mean Holding’s common stock, $.01 par value.

“Holding Meeting” shall have the meaning set forth in Section 9.3.

“Holding Option” shall mean each option to purchase Holding Common Stock issued by Holding to any participant of the Holding Stock Option Plan.

“Holding Stock Option Plan” shall mean the Earle M. Jorgensen Holding Company, Inc. Stock Option Plan effective January 30, 1997, as amended to the date hereof.

“Holding Stockholders’ Agreement” shall mean that certain Amended and Restated Stockholders Agreement of Holding dated as of September 14, 1990, as amended.

“Holding Warrant” shall mean any right pursuant to a warrant agreement executed by Holding entitling the recipient thereof to purchase shares of Holding Common Stock.

“Indenture” shall mean that certain Indenture Agreement by and between the Company and The Bank of New York dated as of May 22, 2002.

“KIA” shall have the meaning set forth in the second whereas clause of the opening recitals.

“KIA III” shall have the meaning set forth in the second whereas clause of the opening recitals.

“KIA IV” shall have the meaning set forth in the second whereas clause of the opening recitals.

“Kelso Entities” shall have the meaning set forth in the second whereas clause of the opening recitals.

“KP II” shall have the meaning set forth in the second whereas clause of the opening recitals.

“Laws” shall mean all foreign, federal, state or local statutes, regulations, ordinances, orders, decrees, or any other laws, common law theories or reported decisions of any foreign, federal or state court including, without limitation, now or at any time hereafter in effect.

“Liens” shall mean means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, other than restrictions on the offer and sale of securities under federal and state securities laws.

“Merger” shall have the meaning set forth in the first whereas clause of the opening recitals.

“Operating Agreement” means the operating agreement of EMJ Metals LLC, dated as of December 17, 2003 and as referenced in Section 3.2.

“Participant” shall have the meaning assigned thereto in the Stock Bonus Plan.

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“Person” shall mean any individual, Entity or Governmental Body.

“Pledged Shares” shall have the meaning set forth in Section 11.5(g).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 9.1.

“Registration Statement” shall mean that certain Registration Statement on Form S-4 to be filed with the Commission by the Company in connection with the transactions contemplated by this Agreement.

“Representatives” shall mean any officer, director, principal, stockholder, partner, attorney, accountant, advisor, agent, trustee, employee or other representative of a party.

“Required Vote” shall have the meaning set forth in Section 9.3(b).

“Restated Bylaws” shall have the meaning set forth in Section 4.2.

“Restated Certificate” shall have the meaning set forth in Section 4.1.

“Restructuring Agreement” shall mean that certain Restructuring Agreement by and between Holding and KIA IV dated as of March 3, 1993, as amended to the date hereof.

“Securities Act” shall mean the Securities Exchange Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” shall mean Holding’s 13% Cumulative Preferred Stock, $.01 par value.

“Series A Variable Rate Notes” shall mean those certain Series A Variable Rate Notes issued by Holding to KIA IV, which are due in June 30, 2013.

“Series B Preferred Stock” shall mean Holding’s Variable Rate Cumulative Preferred Stock, $.01 par value.

“Service” shall have the meaning assigned thereto in the Stock Bonus Plan.

“Shares” shall mean collectively all of the issued and outstanding shares of Holding’s Series A Preferred Stock, Series B Preferred Stock and Holding Common Stock.

“Special Committee” shall mean the Special Committee on Recapitalization of the board of directors of Holding.

“Staff” shall having the meaning set forth in Section 9.1.

“Stock Bonus Plan” shall mean that certain Amended and Restated Employee Stock Ownership Plan of Holding, effective as of April 1, 2001, as amended to the date hereof.

“Stock Bonus Plan Assumption Agreement” shall mean that certain Stock Bonus Plan Assumption Agreement by and between Holding and the Company dated as of December     , 2003 and attached hereto at Exhibit E.

“Stock Option Assumption Notice Letter” shall mean that certain letter from the Company to each holder of Holding Options, dated as of the Effective Time, in substantially the form attached hereto at Exhibit G.

5

“Stock Pledge Agreement” shall mean that certain Stock Pledge Agreement, dated as of March 11, 1993, between Holding and KIA IV.

“Subsidiary” shall mean any corporation, partnership, limited liability company or partnership, joint venture or other entity in which a party either owns capital stock or is a partner or is in some other manner directly or indirectly affiliated through a direct or indirect investment or participation in the equity of such entity and “Subsidiaries” shall mean all such entities in which a party has any interest.

“Surviving Company” shall have the meaning set forth in Section 2.1.

“Trustee” means the trustee of the Stock Bonus Plan.

“Wachovia Opinion” shall have the meaning set forth in Section 5.8.

“Wachovia Securities” shall mean Wachovia Capital Markets, LLC, the financial advisor to the Special Committee.

Section 1.2 Other Defined Terms. All other capitalized terms referenced above, but not defined, shall have the meanings given to them as referenced elsewhere in this Agreement.

ARTICLE 2

THE MERGER

Section 2.1 The Merger; Effect of the Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Holding shall be merged with and into EMJ Metals LLC and the separate corporate existence of Holding shall cease, and EMJ Metals LLC shall be the surviving entity in the Merger (in such capacity, the “Surviving Company”). The Merger shall be pursuant to the provisions of, and shall be with the effect provided in the DGCL. In accordance with the DGCL and except as otherwise set forth herein, all of the rights, privileges, property, powers and franchises of Holding and EMJ Metals LLC shall vest in the Surviving Company, and all of the debts, liabilities and duties of Holding and EMJ Metals LLC shall become the debts, liabilities and duties of the Surviving Company.

Section 2.2 Effective Time; Filing of Certificate of Merger. Subject to the terms of this Agreement, the parties shall cause the Merger to be consummated by filing a properly executed certificate of merger with the Secretary of State of the State of Delaware satisfying the applicable requirements of the DGCL (the “Certificate of Merger”). The Merger shall become effective at the time of such filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date or time as Holding and EMJ Metals LLC shall agree and specify in the Certificate of Merger (the “Effective Time”).

Section 2.3 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Holding, the Company, EMJ Metals LLC, or any stockholder of Holding:

(a) Each issued and outstanding share of Holding Common Stock held by any stockholder of Holding (other than Holding, the Company or any subsidiary of the Company or any stockholder who has properly exercised and perfected dissenter’s rights under Section 262 of the DGCL) immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of any Person become and be converted into the right to receive one validly issued, fully paid and non-assessable share of Common Stock. Each stock certificate of Holding evidencing ownership of shares of Holding Common Stock held by any such stockholder of Holding shall, following the Merger, evidence ownership by such stockholder of an equal number of shares of Common Stock.

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(b) Each issued and outstanding share of Series A Preferred Stock held by any stockholder of Holding (other than Holding, the Company or any subsidiary of the Company or any stockholder who has properly exercised and perfected dissenter’s rights under Section 262 of the DGCL) immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of any party become and be converted into the right to receive 124.840 validly issued, fully paid and non-assessable shares of Common Stock. Each stock certificate of Holding evidencing ownership of shares of Series A Preferred Stock shall, following the Merger, evidence ownership by such stockholder of Holding of that number of shares of Common Stock.

(c) Each issued and outstanding share of Series B Preferred Stock held by any stockholder of Holding (other than Holding, the Company or any subsidiary of the Company or any stockholder who has properly exercised and perfected dissenter’s rights under Section 262 of the DGCL) immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of any party become and be converted into the right to receive 188.271 validly issued, fully paid and non-assessable shares of Common Stock. Each stock certificate of Holding evidencing ownership of any such shares of Series B Preferred Stock shall, following the Merger, evidence ownership by the Kelso Entities or any other stockholder of Holding of that number of shares of Common Stock.

(d) Each share of Holding Common Stock, Series A Preferred Stock and Series B Preferred Stock held by Holding, the Company or any Subsidiary of the Company (or held in the treasury of Holding) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) Each share of Common Stock held by Holding, the Company or any Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall continue to be outstanding without any change thereto.

Section 2.4 Outstanding Holding Stock Options. At the Effective Time, each Holding Option, whether vested or unvested, that is then outstanding and unexercised pursuant to Holding’s Stock Option Plan shall be assumed by the Company and become an option to purchase an equal number of shares of Common Stock, at a per share exercise price equal to the exercise price of such Holding Option (an “Assumed Option”). The Company shall reserve a sufficient number of shares of Common Stock for issuance upon exercise of the Assumed Option.

Section 2.5 [Intentionally omitted].

Section 2.6 Distributions with respect to Shares of Holding Capital Stock. No dividends or other distributions on Holding capital stock having a record date after the date of this Agreement and payable to the holders of record thereof after the date of this Agreement will be paid to persons entitled by reason of the Merger to receive Common Stock.

Section 2.7 Conversion Procedures. Promptly after the Effective Time, the Company shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) (i) a form of letter of transmittal, in a form reasonably satisfactory to the parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Common Stock. Upon surrender of Certificates for cancellation to the Company, together with such letter of transmittal, each duly executed, and any other reasonably required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates, the per share consideration as set forth in Section 2.3, without interest, allocable to such Certificates and the Certificates so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.7, such Certificates shall represent solely the right to receive the per share consideration allocable to such Certificates.

7

Section 2.8 Transfers of Ownership. If any certificate representing Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company any transfer or other taxes required by reason of the issuance of certificates for such Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Company that such tax has been paid or is not applicable.

Section 2.9 No Liability. Neither the Company nor the Surviving Company shall be liable to any holder or former holder of Shares or to any other Person with respect to any shares of Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Laws.

Section 2.10 Transfer of Shares after the Effective Time. All applicable per share consideration issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares and no further registration of transfers of shares shall be made. If, after the Effective Time, Certificates are presented to Holding, the Company or EMJ Metals LLC for any reason, they shall be canceled and exchanged for the applicable per share consideration as provided in this Article 2.

Section 2.11 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing Shares shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable per share consideration with respect thereto, and any dividends or other distributions to which the holders thereof are entitled; provided, however, that the Company may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a customary bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.12 Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, any Shares outstanding immediately prior to the Effective Time and that are held by persons who shall have properly delivered a written demand for payment of the fair cash value of such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive shares of Common Stock as provided in Section 2.3. Such persons shall be entitled only to such rights as are granted under Section 262 of the DGCL, except that all Dissenting Shares held by persons who fail to perfect or who effectively withdraw or lose their rights as dissenting shareholders in respect of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the applicable number of shares of Common Stock without interest thereon, upon surrender of the Certificate therefor in the manner provided above.

(b) Holding shall give the Company (i) prompt notice of any demands by dissenting shareholders received by Holding, withdrawals of such demands and any other instruments served on Holding in accordance with Delaware law and any material correspondence received by Holding in connection with such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands occurring prior to the Effective Time. Prior to the Effective time, Holding shall not except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Any funds paid to dissenting shareholders shall be paid solely out of the assets of the Company and Holding shall not contribute funds to fund payments to dissenting shareholders, assume the Surviving Corporation’s obligation to make such payment, or otherwise reimburse the Company or EMJ Metals LLC, directly or indirectly, for such payment.

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ARTICLE 3

THE SURVIVING COMPANY

Section 3.1 Certificate of Formation of EMJ Metals LLC. The certificate of formation of the Surviving Company (the “Certificate of Formation”) shall be the Certificate of Formation of EMJ Metals LLC attached hereto as Exhibit A.

Section 3.2 Operating Agreement of EMJ Metals LLC. The Operating Agreement of the Surviving Company shall be the operating agreement of EMJ Metals LLC attached hereto as Exhibit B.

Section 3.3 Managing Member of EMJ Metals LLC. The managing member of EMJ Metals LLC immediately prior to the Effective Time shall be the managing member of the Surviving Company after the Effective Time.

Section 3.4 Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, title to and possession of any property or right of Holding acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, Holding and its officers and directors shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Company and otherwise to carry out the purposes of this Agreement, and the managing member of the Surviving Company is fully authorized in the name of Holding to take any and all such action.

ARTICLE 4

THE COMPANY

Section 4.1 Amended and Restated Certificate of Incorporation of the Company. The certificate of incorporation of the Company (the “Certificate of Incorporation”) shall have been amended and restated as of the Effective Time to conform to Exhibit C attached hereto (the “Restated Certificate”).

Section 4.2 Bylaws. The bylaws of the Company shall have been amended and restated as of the Effective Time to conform to Exhibit D (the “Restated Bylaws”).

Section 4.3 Directors and Officers of the Company. The directors and officers of the Company in office immediately prior to the Effective Time shall continue to be the directors and the officers of the Company.

Section 4.4 Stock Bonus Plan of the Company. At the Effective Time, the Stock Bonus Plan of Holding in effect immediately prior to the Effective Time shall have been assumed by the Company pursuant to Stock Bonus Plan Assumption Agreements in the form attached hereto as Exhibit E and shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the Stock Bonus Plan.

Section 4.5 Stockholders’ Agreement. At the Effective Time, the Amended and Restated Stockholders’ Agreement of Holding, as amended and in effect immediately prior to the Effective Time (the “Holding Stockholders’ Agreement”) shall have been terminated and deemed to be of no further force and effect, and concurrently therewith, the Company shall enter into that certain Company Stockholders’ Agreement, in substantially the form attached hereto as Exhibit F with each of the Kelso Entities and each employee stockholder of the Company who elects to become a party to such agreement.

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Section 4.6 Stock Options. At the Effective Time, the Holding Options issued pursuant to the Holding Stock Option Plan and the obligations of Holding thereunder shall have been assumed by and become obligations of the Company pursuant to Stock Option Assumption Notice Letter in the form attached hereto as Exhibit G and shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of such option agreements.

Section 4.7 Additional Actions. If, at any time after the Effective Time, the Company shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, Holding and its officers and directors shall be deemed to have granted to the Company an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Company and otherwise to carry out the purposes of this Agreement, and the Company’s directors and officers are fully authorized in the name of Holding to take any and all such action.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF HOLDING

Holding hereby represents and warrants to the Company and EMJ Metals LLC that the following statements are true and complete and not misleading as of the date of this Agreement:

Section 5.1 Organization and Qualification of Holding. Holding is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Power and Authority. Holding has the requisite corporate power, authority and legal right and capacity to enter into this Agreement and the Ancillary Agreements to which Holding is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Holding has the requisite power, authority and legal right and capacity (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

Section 5.3 Authorization; Due Execution and Delivery; Binding Obligations. Except for the approval of this Agreement and the Merger by the stockholders of Holding required by the DGCL and the certificate of incorporation of Holding, the execution, delivery and performance by Holding of this Agreement and the Ancillary Agreements to which it is a party, have been duly authorized by all necessary corporate action on the part of Holding to make this Agreement and the Ancillary Agreements to which Holding is a party valid and binding upon Holding in accordance with their respective terms. Except for the approval of the stockholders of Holding, no further corporate action is necessary on the part of Holding to make this Agreement and the Ancillary Agreements to which it is a party valid and binding upon Holding in accordance with their respective terms. This Agreement has been and, at the Effective Time, each of the Ancillary Agreements to which Holding is a party shall be, duly executed and delivered by Holding. This Agreement constitutes and, at the Effective Time, each of the Ancillary Agreements to which Holding is a party shall constitute, the legal, valid and binding agreement and obligation of Holding, enforceable against Holding in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other Laws or the public policy underlying such Laws.

Section 5.4 Non-Contravention; Consents. Except for and subject to the receipt of the Consents set forth on Schedule 5.4 and for filings that may be required by the Securities Act, the Exchange Act, state securities or

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“blue sky” laws, or the DGCL, neither the execution or delivery of this Agreement or any of the Ancillary Agreements by Holding, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Holding, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Holding;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Holding, or any of the assets owned or used by Holding is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Holding or that otherwise relates to the business of Holding or to any of the assets owned or used by Holding;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract of Holding that is or would constitute a material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract of Holding, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Contract of Holding, (iii) accelerate the maturity or performance of any such Contract of Holding, or (iv) cancel, terminate or modify any term of such Contract of Holding; or

(e) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by Holding (except for minor Liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Holding).

Section 5.5 Capitalization. The authorized capital stock of Holding consists of (i) 19,500,000 shares of Holding Common Stock, (ii) 600,000 shares of Series A Preferred Stock and (iii) 100,000 shares of Series B Preferred Stock. As of the close of business on November 30, 2003, (i) 11,474,320 shares of Holding Common Stock were issued and outstanding and 1,864,217 shares of Holding Common Stock were held in Holding’s treasury, (ii) 64,040 shares of Series A Preferred Stock were issued and outstanding and 183,508 shares of Series A Preferred Stock were held in Holding’s treasury and (iii) 27,448.313 shares of Series B Preferred Stock were issued and outstanding and no shares of Series B Preferred Stock were held in Holding’s treasury and (iv) no other shares of capital stock or other voting securities of Holding were issued or outstanding. As of November 30, 2003, except for (a) Holding Options to acquire 2,107,500 shares of Holding Common Stock at a weighted average exercise price of $5.84 per share, issued pursuant to the Holding Stock Option Plan and (b) warrants to purchase 2,937,915 shares of Holding Common Stock at an exercise price of $0.01 per share (the “Holding Warrants”), there were no outstanding options, warrants or other rights to acquire capital stock from Holding, and no preemptive or similar rights, subscription or arrangements or commitments of any character, relating to Holding capital stock, obligating Holding to issue, transfer or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment.

Section 5.6 Financial Statements. Holding has furnished to the Kelso Entities, the Company and the Surviving Company copies of: (a) the audited balance sheets of Holding (on a consolidated basis) as of March 31, 2003, 2002 and 2001, and the related statements of income, stockholders’ equity and cash flows for the periods ended March 31, 2003, together with the related notes thereto and the auditors’ report thereon (collectively, the “Holding Audited Financial Statements”), and (b) Holding’s unaudited balance sheets on a quarterly basis as of June 30, 2003 and September 29, 2003 and the related statements of income for the periods then ended (collectively, the “Holding Unaudited Financial Statements”). All Holding Audited Financial Statements and Holding Unaudited Financial Statements referred to in this Section 6.6 (the “Holding Financial

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Statements”) are complete and correct, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the respective periods, and fairly present the financial condition of Holding and its Subsidiaries as at the respective dates thereof and the results of operations of Holding and its Subsidiaries for the respective periods covered by the statements of income contained therein, except that the Holding Unaudited Financial Statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which were not or are not expected to be material in amount. All reserves and accruals made by Holding in the Financial Statements are appropriate and adequate for all known or anticipated liabilities.

Section 5.7 Recommendation of Special Committee and Board of Directors.

(a) The Special Committee has unanimously determined that approval and adoption of the Merger Agreement and the Merger is advisable and in the best interests of Holding and its stockholders and recommended that Holding’s board of directors (i) approve and adopt the Merger Agreement, the Merger, the Exchange and the transactions contemplated hereby and (ii) recommend that the Company’s stockholders approve and adopt the Merger Agreement, the Merger, the Exchange and the transactions contemplated hereby.

(b) Holding’s board of directors, at a meeting duly called and held on December 11, 2003, has (i) unanimously determined that the Merger is advisable and fair to and in the best interests of the stockholders of Holding; (ii) unanimously approved and adopted and authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements and the Ancillary Agreements to which Holding is a party by Holding and unanimously approved the Merger, the Exchange and the other transactions contemplated hereby; and (iii) unanimously recommended that the stockholders of Holding approve and adopt this Agreement, the Merger, the Exchange and the transactions contemplated hereby.

Section 5.8 Opinion of Holding’s Financial Advisor. Holding has received the written opinion of Wachovia Securities (the “Wachovia Opinion”), dated the date of this Agreement, to the effect that, as of such date, the aggregate consideration to be received by the stockholders of Holding (other than the Kelso Entities) in the Merger pursuant to Section 3.3 of this Agreement, assuming concurrent consummation of the Exchange, is fair to such stockholders of Holding from a financial point of view. Holding has furnished an accurate and complete copy of this written opinion to the parties.

Section 5.9 Opinion of Benefits Committee Financial Advisor. The Benefits Committee, the Special Committee and the Board of Directors of Holding has received the written opinion of Duff & Phelps (the “Duff & Phelps Opinion”) to the effect that, as of such date, (a) the aggregate consideration to be received by the Stock Bonus Plan in the Merger pursuant to Section 3.3 of this Agreement, assuming concurrent consummation of the Exchange, is fair to the Stock Bonus Plan and its participants from a financial point of view, (b) the consideration to be received by the Stock Bonus Plan pursuant to the Merger Agreement in exchange for the (x) the Series A Preferred Stock, (y) Series B Preferred Stock and (z) the Holding Common Stock, considered independently in each case, is not less than the respective fair market value of such securities.

Section 5.10 Financial Advisor. Except for Wachovia Securities and Duff & Phelps, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of Holding.

Section 5.11 S-4 Registration Statement and Proxy Statement-Prospectus. None of the information supplied or to be supplied by or on behalf of Holding for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement-Prospectus will in the case of the Proxy Statement-Prospectus, at the time of the mailing of the Proxy Statement-Prospectus, at the time of the Holding’s stockholders meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they

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are made, not misleading. If at any time prior to the Effective Time any event with respect to Holding, its Subsidiaries, or any of their respective affiliates, officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement-Prospectus, Holding shall promptly inform the other parties, so that such event may be so described and such amendment or supplement to the Registration Statement and the Proxy Statement-Prospectus promptly filed with the Commission and, as required by law, disseminated to the stockholders of Holding, if necessary. The Proxy Statement-Prospectus will (with respect to Holding and its Subsidiaries) comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, Holding makes no representation or warranty with respect to any information supplied by, or related to, the Company or EMJ Metals LLC or any of their affiliates or advisors which is contained in any of the foregoing documents.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Holding that the following statements are true and complete and not misleading as of the date of this Agreement:

Section 6.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 6.2 Power and Authority. The Company has the requisite corporate power, authority and legal right and capacity to enter into this Agreement and each of the Ancillary Agreements to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company has the requisite power, authority and legal right and capacity: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound.

Section 6.3 Authorization; Due Execution and Delivery; Binding Obligations. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party, have been duly authorized by all necessary action on the part of the Company and its stockholders to make this Agreement and the Ancillary Agreements to which the Company is a party valid and binding upon the Company in accordance with their respective terms. This Agreement has been and, at the Effective Date, each of the Ancillary Agreements (to which the Company is a party) shall be, duly executed and delivered by the Company. This Agreement constitutes and, at the Effective Time, each of the Ancillary Agreements to which the Company is a party shall constitute the valid and binding obligations of Company, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other Laws or the public policy underlying such Laws.

Section 6.4 Non-Contravention; Consents. Except for and subject to the receipt of the Consents set forth on Schedule 6.4 and for filings that may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, or the DGCL, neither the execution and delivery of this Agreement by the Company or any of the Ancillary Agreements by the Company nor the consummation of the Merger or any of the other transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any provision of the certificate of incorporation, bylaws or other charter or organizational documents of the Company or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Company;

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(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract of the Company that is or would constitute a material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract of the Company, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Contract of the Company, (iii) accelerate the maturity or performance of any such Contract of the Company, or (iv) cancel, terminate or modify any term of such Contract of the Company; or

(e) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

Section 6.5 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 2800 shares of Common Stock; and (ii) 200 shares of preferred stock, $0.01 par value (the “Preferred Stock”). As of October 28, 2003 128 shares of Common Stock were issued and outstanding and no shares of Common Stock were held in the treasury. As of the date of this Agreement, no shares of Preferred Stock are issued or outstanding and no shares of Preferred Stock were held in the treasury. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(b) The Restated Certificate will provide for authorized capital stock of 80,000,000 shares divided into 79,000,000 shares of Common Stock, and 1,000,000 shares of preferred stock, $0.001 par value. Immediately prior to the Effective Time the Company will file the Restated Certificate.

Section 6.6 Holding Approval. Holding is the sole stockholder of the Company and, in its capacity as such, has authorized, approved, ratified or confirmed (a) the Merger, (b) this Agreement and the execution and delivery thereof by the Company, (c) the Restated Certificate and the filing thereof with the Secretary of State of the State of Delaware, (d) the amendment and restatement of the bylaws of the Company, (e) the assumption of Holding’s obligations in the Stock Bonus Plan, (f) the assumption of Holding’s obligations under the Holding Options, (g) the Company Stockholders’ Agreement and the execution and delivery thereof by the Company and (h) the Company Stock Option Plan.

Section 6.7 SEC Filings; Financial Statements.

(a) The Company has delivered or made available to Holding accurate and complete copies (excluding copies of exhibits) of each report and registration statement filed by the Company with the Commission since April 1, 2001 (the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the Commission have been so filed on a timely basis. As of the time it was filed with the Commission (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(b) The consolidated financial statements contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the Commission applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the Commission, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which were not and are not expected to be material in amount); and (iii) fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its subsidiaries for the periods covered thereby.

Section 6.8 Registration Statement. None of the information to be supplied by or on behalf of the Company for inclusion in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of the Company for inclusion in the Proxy Statement-Prospectus will, at the time the Proxy Statement-Prospectus is mailed to the stockholders of the Company or stockholders of the Company or at the time of Holding’s Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Holding for inclusion or incorporation by reference in the Proxy Statement-Prospectus.

Section 6.9 Validity of Shares. The Common Stock issuable upon conversion of the Shares pursuant to the Merger, and the Common Stock issuable in exchange for the Series A Variable Rate Notes when issued in accordance with the provisions of this Agreement, will be duly and validly issued, fully paid and non-assessable.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF EMJ METALS LLC

EMJ Metals LLC hereby represents and warrants to Holding and the Company that the following statements are true and complete and not misleading as of the date of this Agreement:

Section 7.1 Organization. EMJ Metals LLC is a limited liability company duly formed and validly existing under the laws of the State of Delaware.

Section 7.2 Power and Authority. EMJ Metals LLC has the requisite limited liability company power, authority and legal right and capacity to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 7.3 Authorization; Due Execution and Delivery; Binding Obligations. The execution, delivery and performance by EMJ Metals LLC of this Agreement and the Ancillary Agreements to which it is a party, have been duly authorized by all necessary action on the part of EMJ Metals LLC to make this Agreement and the Ancillary Agreements to which EMJ Metals LLC is a party valid and binding upon EMJ Metals LLC in accordance with their respective terms. This Agreement has been and, at the Effective Time, the Ancillary

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Agreements (to the extent EMJ Metals LLC is a party thereto) shall be, duly executed and delivered by EMJ Metals LLC and constitute the valid and binding obligations of EMJ Metals LLC, enforceable against EMJ Metals LLC in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other Laws or the public policy underlying such Laws.

Section 7.4 No Conflict or Violation. Neither the execution and delivery of this Agreement and the Ancillary Agreements by EMJ Metals LLC, to which it is a party, nor the consummation of the transactions contemplated hereby and thereby, will result in (a) a violation of, or a conflict with the EMJ Metals LLC’s Certificate of Formation or Operating Agreement; (b) a violation by EMJ Metals LLC of any Law; or (c) a violation by EMJ Metals LLC of any order, judgment, writ, injunction decree or award to which the EMJ Metals LLC is subject.

Section 7.5 Consents and Approvals. No Consent, permit, approval or Governmental Authorization of, or declaration, filing, application, transfer, registration with, any Governmental Body or regulatory authority, or any other person or entity is required to be made or obtained by the EMJ Metals LLC by virtue of EMJ Metals LLC’s execution, delivery and performance of this Agreement or any of the Ancillary Agreements.

ARTICLE 8

SECURITIES LAW MATTERS

Section 8.1 Restrictive Legends on the Common Stock. Each certificate representing the Common Stock issued by the Company pursuant to this Agreement shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL TO THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE (WHICH COUNSEL MAY BE INTERNAL COUNSEL TO SUCH HOLDER BUT MUST BE SATISFACTORY TO THE ISSUER), IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, THAT SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT AND SUCH LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER CONDITIONS SPECIFIED HEREIN AND IN THE STOCKHOLDERS’ AGREEMENT DATED                  , 2004 AMONG THE COMPANY AND ITS STOCKHOLDERS.”

ARTICLE 9

COVENANTS OF THE PARTIES

Section 9.1 Proxy Statement-Prospectus; Registration Statement. As soon as reasonably practicable after the date of this Agreement, Holding and the Company shall prepare and file with the Commission under the Securities Act, a Registration Statement for the purpose of registering the sale of the shares of Common Stock to be issued in the Merger. The Registration Statement shall include as a part thereof a prospectus relating to the shares of Common Stock to be issued in the Merger and a proxy statement of Holding (the “Proxy Statement-Prospectus”) to be used in connection with the solicitation of proxies for the voting of Shares of Holding at the meeting of the stockholders of Holding to be called to approve this Agreement and the Merger. Holding and the Company shall use their respective reasonable efforts to respond as soon as reasonably practicable to the

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comments, if any, of the staff of the Commission (the “Staff”) and have the Registration Statement declared effective under the Securities Act. The Company shall also take any action required to be taken under state securities or “blue sky” laws in connection with the issuance of the Common Stock to be issued in the Merger in the Merger and the Exchange. Holding shall cooperate with the Company in the prompt preparation and filing of the Registration Statement. Each of Holding and the Company covenants and agrees that the information provided and to be provided by Holding or the Company, as the case may be, specifically for use in the Proxy Statement-Prospectus and the Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading. The Company shall notify Holding promptly of the receipt of any comments from the Staff and of any request by the Staff for amendments or supplements to the Registration Statement or for additional information, and shall supply Holding with copies of all correspondence between the Company or its Representatives, on the one hand, and the Commission or members of the Staff, on the other hand, with respect to the Registration Statement or the transactions contemplated hereby. Promptly after the Registration Statement has been declared effective, Holding shall mail to its stockholders proxy solicitation materials, including the Proxy Statement-Prospectus and related form of proxy.

Section 9.2 Amendments or Supplements to the Proxy Statement-Prospectus; or Registration Statement. If at any time prior to the Effective Time any event with respect to the Company or Holding or their respective officers and directors or any of their Subsidiaries shall occur which is required to be described in the Proxy Statement-Prospectus or Registration Statement, Holding and the Company, to the extent necessary, shall cooperate to prepare an amendment or supplement in which such event shall be so described, and such amendment or supplement shall be promptly filed with the Commission and, as required by Law, distributed to the stockholders of Holding. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. If at any time prior to the Effective Date any event with respect to the Company or Holding or their officers and directors shall occur which is required to be described in the Proxy Statement-Prospectus or the Registration Statement.

Section 9.3 Stockholder Meeting.

(a) Holding shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders, wherein this Agreement shall be submitted for approval to the stockholders of Holding, including any Person with “pass-through” voting rights under the Stock Bonus Plan of Holding, at a meeting duly called and held for such purpose, which meeting shall be held in accordance with the DGCL and the certificate of incorporation and bylaws of Holding, as soon as practicable after the Registration Statement has been declared effective by the Commission.

(b) The Holding board of directors has determined that the authorization of this Agreement and approval of the Merger and the transactions contemplated hereby shall require the affirmative vote of: (i) a majority of the issued and outstanding shares of Holding Common Stock and Series B Preferred Stock voting together as a class, (ii) a majority of the issued and outstanding shares of Holding Common Stock and Series B Preferred Stock voting together as a class, excluding (for the purpose of counting the number of shares eligible to vote and the number of shares voted) the shares of such stock owned by the Kelso Entities, (iii) a majority of the issued and outstanding shares of Series A Preferred Stock voting separately as a class, and (iv) a majority of the issued and outstanding shares of Series A Preferred Stock voting separately as a class, excluding (for the purpose of counting the number of shares eligible to vote and the number of shares voted) the shares of such stock owned by the Kelso Entities (the “Required Vote”).

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Section 9.4 [Intentionally omitted].

Section 9.5 Certain Actions Relating to Capital Stock. From and after the date of this Agreement through the Effective Time, neither Holding nor the Company shall, without the prior written consent of the other, (i) amend its organizational documents, except for the amendment and restatement of the Company’s Certificate of Incorporation and bylaws in connection with the Merger as contemplated by Article 4, (ii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, or make any direct or indirect redemption, retirement, purchase or acquisition of any of its capital stock, except for dividends, distributions or acquisitions of the Company or Holding required in connection with the repurchase of Shares (x) from employees of the Company or Holding who have terminated their employment pursuant to and in accordance with the terms of the Stock Bonus Plan or the Holding Stockholders Agreement, (y) from Alan Zakon, or (z) the Series B Dividend authorized by the Holding board of directors at its meeting on October 17, 2003, (iii) split, combine or reclassify its outstanding shares of capital stock, or (iv) issue or agree to issue, any shares of, or rights of any kind to acquire any shares of its capital stock, except as contemplated by this Agreement.

Section 9.6 Accruals of Interest on the Series A Variable Rate Senior Notes. KIA IV shall agree to waive until the Effective Time or, if earlier, the date this Agreement is terminated pursuant to Section 12.1 its right to declare Holding in default and accelerate payment of all amounts due on the Series A Variable Rate Senior Notes on account of the failure to pay any interest or any other amounts due and payable from December 1, 2003 through the Effective Time.

Section 9.7 Assumption of Stock Bonus Plan. At the Effective Time, the Company shall assume the obligations of Holding under the Stock Bonus Plan by executing the Stock Bonus Plan Assumption Agreement.

Section 9.8 Other Covenants Relating to the Stock Bonus Plan.

(a) The Company covenants and agrees that, notwithstanding that the restructuring contemplated by this Agreement would terminate the floor price obligation contained in the Consent Order and Release dated January 27, 2003 in connection with Civil Action No. SACV 02-257 DOL (MLGx) (the “DOL Consent Order”), until such time as shares of the Common Stock are publicly traded on a nationally recognized market in the United States, the Company will comply with the provisions of paragraphs 7 and 9 of the Consent Order with respect to shares of Common Stock into which shares of Subject Common Stock (as defined in the DOL Consent Order) were converted in the Merger. The Company covenants and agrees that this commitment cannot be waived, modified or amended without the approval of a majority of the members of the benefits committee administering the Stock Bonus Plan.

(b) The Company covenants and agrees that, after the Effective Time it will have valuations of the Company and its Common Stock for the purpose of the Stock Bonus Plan and the Company Stockholders Agreement conducted in a manner that is generally consistent with prior valuations of Holding and its capital stock, including the application of a control premium and the methodology for valuing the corporate-owned life insurance.

(c) The Company covenants and agrees to provide the Participants in its Stock Bonus Plan the following rights: if a Participant’s Service terminates for any reason between the Effective Time and a date that is the first business day thirty (30) days after the Effective Time, but no later than June 30, 2004 (the “Cut-Off Date”), (1) the Stock Bonus Plan will be amended to allow such Participant to elect, on or before the Cut-Off Date to take distribution of his or her Capital Accumulation from the Stock Bonus Plan as of his or her termination date and the Stock Bonus Plan will make such distribution (a “Special Distribution”) to any Participant who so elects as soon as practicable after the Company has received such election from the Participant, but in no event later than 30 days after the Cut-Off Date; and (2) upon receipt of a Special Distribution, if the participant elects to put the Common Stock distributed to such Participant to the Company within 15 days of the receipt of such Special Distribution, the Company will purchase the

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Common Stock at a purchase price equal to the greater of $5.46 per share of Common Stock and the valuation of such Common Stock determined as of March 31, 2004 (the “2004 Valuation”). If such put right is exercised prior to the availability of the 2004 Valuation, the Company will pay the Participant $5.46 per share of Common Stock after the exercise of the put, and will pay the excess of the 2004 Valuation over $5.46 per share, if any, promptly after the 2004 Valuation is approved by the Company’s Board of Directors. Holding agrees to amend the Stock Bonus Plan to provide the right of immediate distribution described in clause (1).

Section 9.9 Assumption of Holding Options.

(a) At the Effective Time, all rights with respect to Holding Common Stock under each Holding Options then outstanding shall be converted into and become rights with respect to Common Stock, and the Company shall assume each Holding Option the related option agreement in accordance with the terms (as in effect as of the date of this Agreement) of the Holding Stock Option Plan and the terms of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Holding Option assumed by the Company may be exercised solely for shares of Common Stock, (ii) the number of shares of Common Stock subject to each such Holding Option shall be equal to the number of shares of Holding Common Stock subject to such Holding Option immediately prior to the Effective Time, (iii) the per share exercise price under each Holding Option assumed by the Company shall be the per share exercise price under such Holding Option and (iv) any restriction on the exercise of any such Holding Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Holding Option shall otherwise remain unchanged; provided, however, that each Holding Option assumed by the Company in accordance with this Section 9.9(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, restructuring or other similar transaction subsequent to the Effective Time to the same extent as provided in the Holding Stock Option Plan and the option agreements issued thereunder.

(b) Prior to the Effective Time, Holding shall take all action that may be necessary (under the plans pursuant to which Holding Options are outstanding and otherwise) to effectuate the provisions of this Section 9.9 and to ensure that, from and after the Effective Time, holders of Holding Options have no rights with respect thereto other than those specifically provided in this Section 9.9.

(c) Prior to the Effective Time, the Company shall adopt an equity incentive plan substantially similar to the Holding Stock Option Plan and authorize 5,000,000 shares of Common Stock for issuance in connection with grants under such plan. Such equity incentive plan will require as a condition precedent to any awards thereunder that the recipient be or become a party to the Company Stockholders Agreement.

Section 9.10 [Intentionally omitted].

Section 9.11 Execution of Company Stockholders Agreement. At the Effective Time, the Company and each of the Kelso Entities will enter into the Company Stockholders Agreement. Promptly after the Effective Time, the Company will provide each employee who receives and becomes the beneficial owner of shares of Common Stock pursuant to the Merger with an opportunity to become a party to the Company Stockholders Agreement.

Section 9.12 Amendment of Indenture Governing the Company’s Senior Secured Notes. The Company shall use all commercially reasonable efforts to obtain an amendment of the Indenture providing for any changes necessary in connection with the Merger.

Section 9.13 Amendment of the Company’s Credit Agreement. The Company shall use all commercially reasonable efforts to obtain such amendment, waiver and/or Consent of or with respect to its Credit Agreement providing for any changes, waivers or Consents necessary in connection with the Merger.

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Section 9.14 Additional Agreements. The Company and Holding shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 9.15, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Holding a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the pre-closing period.

Section 9.15 Commercially Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties agrees to use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary to satisfy the conditions set forth herein as soon as practicable. No party will take any action for the purpose of delaying, impairing or impeding the receipt of any required Consent, Governmental Authorization, order or approval or the making of any required filing or registration.

Section 9.16 Tax Treatment. None of Holding, the Company or any of its Subsidiaries shall (i) take any action, directly or indirectly, that would prevent the transactions contemplated by this Agreement and the Exchange Agreement from qualifying as a tax-free reorganization under section 368 of the Code, or (ii) take any action, directly or indirectly, inconsistent with the treatment of (A) the transactions contemplated by this Agreement and the Exchange Agreement as a reorganization under section 368 of the Code or (B) the exchanges contemplated by such agreements as having been effected pursuant to the plan of such reorganization. The Company shall cause EMJ Metals LLC to be treated (at all relevant times) as “disregarded as an entity separate from” the Company within the meaning of Treasury Regulation 301.7701-3(b)(ii), promulgated under the Code.

ARTICLE 10

CONDITIONS PRECEDENT TO THE MERGER

Section 10.1 Conditions Precedent to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

(a) The Registration Statement. The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission or shall be continuing to be in effect, and no proceedings for that purpose shall have been initiated or threatened by the Commission.

(b) Stockholder Approval. The Stockholders of Holding shall have adopted this Agreement by the Required Vote.

(c) Dissenter’s Rights. Stockholders of Holding shall not have exercised Dissenter’s Rights with respect to more than five percent (5%) of the issued and outstanding capital stock of any class of Holding.

(d) Restated Certificate. The Company shall have caused the Company’s Certificate of Incorporation to be amended and restated by filing the Restated Certificate with the Secretary of State of the State of Delaware.

(e) Adoption and Assumption of the Stock Bonus Plan by the Company. The Company shall have adopted and assumed all of the obligations of Holding under the Stock Bonus Plan.

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(f) Adoption and Assumption of Stock Options by the Company. The Company shall have assumed all obligations of Holding with respect to the Assumed Options and shall have provided written notice to each holder of Holding Options of such assumption.

(gg) [Intentionally omitted].

(h) No Injunctions. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

(i) No Proceedings. There shall not have been instituted or pending any action or proceeding by or before any court or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, by any government or governmental authority, nor shall there have been or be any determination by any government, governmental authority, regulatory or administrative agency or commission which, in either case, would require either party to take any action or do anything in connection with the foregoing which would result in a material adverse effect to their respective businesses.

Section 10.2 Conditions Precedent to Obligations of the Company and EMJ Metals LLC. The obligations of the Company and EMJ Metals LLC to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations. The representations and warranties of Holding contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a material adverse effect on the operations or financial condition of the Company after Closing.

(b) Performance of Covenants. Each covenant or obligation that Holding is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects. The Kelso Entities shall have performed all of their obligations under the Note Exchange Agreement.

(c) Consents. All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

Section 10.3 Conditions precedent to Holding’s Obligation to Effect the Merger. The obligations of Holding to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) Accuracy of Representations. The representations and warranties of the Company and EMJ Metals LLC contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a material adverse effect on the operations or financial condition of the Company after Closing.

(b) Performance of Covenants. All of the covenants and obligations that the Company and EMJ Metals LLC are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects, and the Kelso Entities shall have performed all of their respective covenants and obligations under the Exchange Agreement and shall have made their respective deliveries contemplated by Section 11.5 hereof.

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(c) Opinion of Financial Advisor. Holding shall have received a redelivery of the Wachovia Opinion, dated as of the Effective Time.

(d) Opinion of Benefits Committee Financial Advisor. Holding shall have received a redelivery of the Duff & Phelps Opinion, dated as of the Effective Time.

(e) Consents. All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

ARTICLE 11

CLOSING

Section 11.1 Time and Place. The closing of the transactions that are the subject of this Agreement (the “Closing”) shall occur as soon as practicable after the meeting of stockholders of Holding to vote upon the Merger (the “Closing Date”) so long as all of (a) this Agreement and the Ancillary Agreements have been duly authorized and executed by the appropriate parties, and (b) the conditions to Closing set forth in Article 10 are satisfied on or prior to the Closing Date. The Closing shall occur at the offices of Katten Muchin Zavis Rosenman, 2029 Century Park East, Ste. 2600, Los Angeles, California 90067 (or at such other place as the parties may mutually agree).

Section 11.2 Deliveries of the Company. At the Closing, the Company shall deliver each of the following:

(a) Certificate of Secretary. A certificate of the Secretary of the Company certifying copies of the Restated Certificate, the Restated Bylaws, and resolutions of the board of directors and stockholder of the Company duly authorizing (i) the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, (ii) approval of the Merger and (iii) the consummation of all other transactions contemplated by this Agreement;

(b) Good Standing Certificate. A certificate evidencing the good standing of the Company issued by the Delaware Secretary of State not more than five (5) days prior to the Closing;

(c) Certified Copy of Restated Certificate. Evidence of filing of the Restated Certificate of the Company with the Secretary of State of the State of Delaware.

(d) Company Stock Certificates. Share certificates representing the Common Stock issued to the Kelso Entities in replacement of the Shares held by the Kelso Entities, as Merger consideration or in exchange for the Series A Variable Rate Notes and Holding Warrants, as the case may be.

(e) Officer’s Certificate. A certificate executed on behalf of the Company by an executive officer of the Company, confirming that conditions with respect to the Company set forth in paragraphs 10.3(a) and (b) have been duly satisfied;

(f) Company Stockholders’ Agreement. The Company Stockholders Agreement executed and delivered on behalf of the Company.

(g) Company Stock Option Plan. A copy of the Company Stock Option Plan as adopted by the board of directors of the Company.

(h) Option Agreements. Copies of notices of assumption as sent to the holders of Holding Options with respect to the Holding Options and as Merger consideration;

(i) [Intentionally omitted].

(j) Consents and Filings. Copies of all third party Consents and filings required in connection with the consummation of the transactions hereunder, if any; and

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(k) Other Documents. Such other documents relating to the transactions contemplated by this Agreement as the other Parties or their counsel may reasonably request.

Section 11.3 Deliveries of Holding. At the Closing, Holding shall deliver each of the following:

(a) Certificate of Secretary. Certificate of the Secretary of Holding certifying copies of the amended and restated certificate of incorporation, bylaws and resolutions of the board of directors and stockholders of Holding duly authorizing on its behalf its (i) execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, (ii) approval of the Merger and (iii) consummation of all other transactions contemplated by this Agreement.

(b) Good Standing Certificate. A certificate evidencing the good standing of the Holding issued by the Delaware Secretary of State not more than five (5) days prior to the Closing.

(c) Holding’s Officer’s Certificate. A certificate executed on behalf of Holding by its President and Chief Executive Officer confirming that the conditions set forth in paragraphs (a), (b) and (c) have been duly satisfied shall have been executed and delivered to the parties.

(d) Consents and Filings. Copies of all third party Consents and filings required in connection with the consummation of the transactions hereunder, if any; and

(e) Other Documents. Such other documents relating to the transactions contemplated by this Agreement as the other Parties or their counsel may reasonably request.

Section 11.4 Deliveries of EMJ Metals LLC. At the Closing, EMJ Metals LLC shall deliver each of the following:

(a) Certificate of Secretary. Copies of the Certificate of Formation, Operating Agreement and resolutions of EMJ Metals LLC’s member duly authorizing the (i) execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and (ii) consummation of all other transactions contemplated by this Agreement certified by the Secretary of EMJ Metals LLC.

(b) Consents. Copies of all third party Consents and filings required in connection with the consummation of the transactions hereunder, if any.

(c) Officer’s Certificate. A certificate executed on behalf of EMJ Metals LLC by its sole member confirming that conditions set forth in paragraphs 12.3(a) and (b) have been duly satisfied.

(d) Other Documents. Such other documents relating to the transactions contemplated by this Agreement as the other parties or their counsel may reasonably request.

Section 11.5 Deliveries of the Kelso Entities. At the Closing, each of the Kelso Entities shall deliver the following:

(a) Incumbency Certificate. A certificate of an officer of each Kelso Entity to the effect that the Person taking action on behalf of such Kelso Entity is the Person authorized on behalf of such Kelso Entity to take such action and the agreements executed by such Person constitute the binding obligations of such Kelso Entity.

(b) Series A Variable Rate Notes. Originals of all Series A Variable Rate Notes which are to be exchanged for Common Stock and cancelled as provided herein.

(c) Holding Warrants. The originals of the Holding Warrants with completed forms of subscriptions attached thereto.

(d) Company Stockholders’ Agreement. The Company Stockholders’ Agreement executed by and delivered on behalf of each of the Kelso Entities.

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(e) Certificates Representing the Shares. The Certificates representing the Shares held by the Kelso Entities duly endorsed in blank, or accompanied by stock powers duly executed in blank, by each of the Kelso Entities transferring the same to the Company.

(f) Termination of Stock Pledge Agreement. Written documentation executed and delivered on behalf of KIA IV, terminating the Stock Pledge Agreement.

(g) Surrender of Pledged Shares. Surrender of 128 shares of Common Stock of the Company issued to Holding and pledged by Holding to KIA IV pursuant to the Stock Pledge Agreement (the “Pledged Shares”) and delivery to EMJ Metals LLC of certificates representing the Pledged Shares.

(h) Consents. Copies of all third party Consents and filings, if any, required of any of the entities comprising the Kelso Entities in connection with the consummation of the transactions hereunder; and

(i) Other Documents. Such other documents relating to the transactions contemplated by this Agreement as the other Parties or their counsel may reasonably request.

Section 11.6 Simultaneous Closing. All actions taken and documents delivered prior to or at the Closing shall be deemed to have been taken simultaneously at the time the last of any such action is taken and any such document is delivered unless any such action or document, by its terms or the terms of this Agreement, requires an earlier effective date or effective time. No delivery by any Party hereto at the Closing shall be effective against such Party until the actions and documents required of the other Parties at the Closing under this Agreement are taken and delivered.

ARTICLE 12

TERMINATION PRIOR TO CLOSING

Section 12.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Date:

(a) By the mutual written Consent of Holding and the Company;

(b) By the Company or Holding, if the Merger shall not have been consummated by May 31, 2004 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

(c) By the Company or Holding, if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) By the Company or Holding, if the Holding Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed, Holdings’ stockholders shall have taken a final vote on a proposal to adopt this Agreement, and this Agreement shall not have been adopted at such meeting by the Required Vote (and shall not have been adopted at any adjournment or postponement thereof).

(e) By the Company, if Holding Stockholders have exercised Dissenter’s Rights with respect to more than five percent (5%) of the issued and outstanding capital stock of any class of Holding.

Section 12.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 12.1 above, no party (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement.

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Section 12.3 Effect of Obligations. Termination of this Agreement pursuant to Section 12.1, above, shall terminate all obligations of the parties hereunder and this Agreement shall become void and have no effect without any liability on the part of any party or the stockholders, directors, officers or partners in respect thereof.

ARTICLE 13

POST CLOSING

Section 13.1 Tax Treatment. None of Holding, the Company or any of its Subsidiaries shall (i) take any action, directly or indirectly, that would prevent the transactions contemplated by this Agreement and the Exchange Agreement from qualifying as a tax-free reorganization under section 368 of the Code, or (ii) take any action, directly or indirectly, inconsistent with the treatment of (A) the transactions contemplated by this Agreement and the Exchange Agreement as a reorganization under section 368 of the Code or (B) the exchanges contemplated by such agreements as having been effected pursuant to the plan of such reorganization. The Company shall cause EMJ Metals LLC to be treated (at all relevant times) as “disregarded as an entity separate from” the Company within the meaning of Treasury Regulation 301.7701-3(b)(ii), promulgated under the Code.

Section 13.2 Expenses. The Company will be responsible for and bear all of the costs and reasonable out-of-pocket expenses of Holding, the Kelso Entities and EMJ Metals LLC, including, without limitation, expenses of legal counsel, accountants, brokers, finders and other advisors, incurred in connection with evaluating, negotiating and consummating the proposed transaction incident to this Agreement.

Section 13.3 Letters of Transmittal and Exchange of Certificates. The Company shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (as referenced in Section 2.8), and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Company and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Common Stock. Upon surrender of Certificates for cancellation to the Company, together with such letter of transmittal, each duly executed, and any other reasonably required documents, the Company shall issue and deliver to the holder of such Certificates in exchange for each of the Shares represented by such Certificates, the per share consideration as set forth in Section 2.3, without interest, allocable to such Certificates and the Certificates so surrendered shall forthwith be canceled.

ARTICLE 14

MISCELLANEOUS PROVISIONS

Section 14.1 Entire Agreement. This Agreement, together with the agreements referred to herein and in the schedules and exhibits hereto and thereto, set forth the entire agreement between the parties with regard to the subject matter of this Agreement. All agreements, covenants, representations and warranties, express or implied, oral and written, of the parties with regard to the subject matter of this Agreement are contained in this Agreement, in the schedules and exhibits to this Agreement, and the documents referred to or implementing the provisions of this Agreement. This is an integrated agreement.

Section 14.2 Governing Law and Choice of Forum. The validity, construction and performance of this Agreement, and any Action arising out of or relating to this Agreement or any of the Ancillary Agreements, shall be governed by the Laws, without regard to the Laws as to choice or conflict of Laws, of the State of New York. Any Action arising out of or relating hereto or thereto, or the interpretation, performance or breach hereof or thereof, shall be instituted in the United States District Court for the Southern District of New York or any court of the State of New York located in the Borough of Manhattan, and each party irrevocably submits to the

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jurisdiction of those courts and waives any and all objections to jurisdiction or venue that it may have under the Laws of the State of New York or otherwise in those courts in any such Action. Each party agrees to accept service of process in any such Action in the manner provided for in Section 14.7, below.

Section 14.3 Interpretation. The language in all parts of this Agreement and each of the other Ancillary Agreements shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the sections and subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Section 14.4 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

Section 14.5 Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law or otherwise), in whole or in part, by any party without the prior written consent of all other parties. Any attempt at such an assignment without such consent shall be void and, at the option of the non-consenting party, shall be an incurable breach of this Agreement resulting in the termination of this Agreement.

Section 14.6 Successors and Assigns. Each of the terms, provisions and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

Section 14.7 Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient at the addresses set forth under such recipient’s signature on the signature page hereto and shall be deemed to have been duly given; (a) upon delivery, if served personally on the party to whom notice is to be given; or (b) on the date or receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or by air courier. Any party may give written notice of a change of address in accordance with the provisions of this Section 14.7 and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

Section 14.8 Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially declared to be or becomes illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

Section 14.9 Specific Performance. Each party’s obligations under this Agreement are unique. If any party should default in any of its obligations under this Agreement, the parties each acknowledge that it would be impracticable to measure the resulting damages. Accordingly, without prejudice to the right to seek and recover monetary damages, each nondefaulting party shall be entitled to sue in equity for specific performance of this Agreement or other injunctive relief, and each party hereby waives any defense that a remedy in damages would be adequate.

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Section 14.10 Cumulative Remedies. No remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

Section 14.11 Warranty of Authority. Each of the individuals signing this Agreement on behalf of a party hereto warrants and represents that such individual is duly authorized and empowered to enter into this Agreement and bind such party hereto.

Section 14.12 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns any rights or remedies under or by reason of this Agreement.

Section 14.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

[The remainder of this page is blank.]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first written above.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

By:	/s/ MAURICE S. NELSON, JR.
Name:	Maurice S. Nelson, Jr.
Title:	President, Chief Executive Officer and
Chief Operating Officer

EARLE M. JORGENSEN COMPANY

By:	/s/ MAURICE S. NELSON, JR.
Name:	Maurice S. Nelson, Jr.
Title:	President, Chief Executive Officer and
Chief Operating Officer

EMJ METALS LLC, by its sole member
Earle M. Jorgensen Company

By:	/s/ MAURICE S. NELSON, JR.
Name:	Maurice S. Nelson, Jr.
Title:	President, Chief Executive Officer and
Chief Operating Officer

ANNEX B

Exchange Agreement

EXCHANGE AGREEMENT

dated as of December 18, 2003

by and among

EARLE M. JORGENSEN HOLDING COMPANY, INC.,

EARLE M. JORGENSEN COMPANY,

KELSO INVESTMENT ASSOCIATES, L.P.,

KELSO EQUITY PARTNERS II, LP,

KIA-III-EARLE M. JORGENSEN, L.P.,

and

KELSO INVESTMENT ASSOCIATES IV, L.P.

i

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT, dated as of December 18, 2003 (this “Agreement”), by and among Earle M. Jorgensen Holding Company, Inc., a Delaware corporation (“Holding”), the Earle M. Jorgensen Company (“EMJ”), Kelso Investment Associates, L.P., a Delaware limited partnership (“KIA”), Kelso Equity Partners II, L.P., a Delaware limited partnership (“KP II”), KIA III-Earle M. Jorgensen, L.P., a Delaware limited partnership (“KIA III”) and Kelso Investment Associates IV, L.P., a Delaware limited partnership (“KIA IV”). For purposes herein, each of KIA, KP II, KIA III and KIA IV may sometimes individually be referred to as a “Stockholder” and collectively referred to as the “Stockholders”. Capitalized terms used but not defined in this Agreement have the meanings attributed to such terms in the Merger Agreement (as defined below).

WHEREAS, the Stockholders are the record or beneficial owner of the number of shares of the capital stock of Holding set forth on Schedule A hereto opposite such Stockholder’s name (all such shares of capital stock and any shares of capital stock of Holding hereafter acquired by the Stockholders and/or any securities issued or issuable in respect thereof prior to termination of this Agreement being, the “Shares”);

WHEREAS, Holding and EMJ are entering into an Agreement and Plan of Merger and Reorganization dated as of the date hereof (as amended from time to time, the “Merger Agreement”), by and among EMJ, EMJ Metals LLC (“EMJ Metals LLC”), and Holding, pursuant to which (a) Holding will be merged with and into EMJ Metals LLC, with EMJ Metals LLC surviving (the “Surviving Entity” and such merger, the “Merger”) and (b) all issued and outstanding shares of Holding’s common stock, Holding’s 13% Cumulative Preferred Stock, $0.01 par value, and Holding’s Variable Rate Cumulative Preferred Stock, $0.01 par value will be converted into shares of common stock, par value $0.001 per share (the “Common Stock”), of EMJ;

WHEREAS, the Merger Agreement requires as a condition to the Merger that KIA agree to exchange, convey, assign, transfer and deliver all of the outstanding Series A Variable Rate Notes issued by Holding to KIA IV, which are due in June 30, 2013 (the “Series A Variable Rate Notes”), free and clear of any Liens, and in exchange therefor, shall receive shares of newly issued shares of Common Stock at a value of $5.46 per share (collectively, the “Note Exchange”);

WHEREAS, the Merger Agreement requires as a condition to the Merger that KIA IV agree to exchange, convey, assign, transfer and deliver all of the outstanding Holding Warrants, free and clear of any Liens, and in exchange therefor, shall receive shares of newly issued shares of Common Stock at a value of $5.46 per share (together with the Note Exchange, the “Exchange”);

WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, Holding and EMJ required that the Stockholders agree to enter into this Agreement;

WHEREAS, the Stockholders wish to induce Holding and EMJ to enter into the Merger Agreement and, therefore, the Stockholders are willing to enter into this Agreement; and

WHEREAS, this Agreement and the Merger Agreement are intended to constitute a single plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the transactions contemplated by the Merger Agreement and the transactions contemplated by this Agreement are intended to made pursuant to that plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

VOTING AGREEMENT

SECTION 1.1 Voting Agreement. Each Stockholder hereby agrees that, from and after the date hereof and until the earliest to occur of (x) the Effective Time and (y) the termination of this Agreement pursuant to Section

7.1, at any meeting of the stockholders of Holding (whether annual or special and whether or not an adjourned or postponed meeting), however called, and in any action by consent of the stockholders of Holding, such Stockholder shall vote (or cause to be voted) all such Stockholder’s Shares (i) in favor of adoption and approval of the Merger Agreement, the Merger and Exchange and all the transactions contemplated by the Merger Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the Merger and Exchange; (ii) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of any party under the Merger Agreement or of such Stockholder contained in this Agreement; and (iii) against any action, agreement, transaction (other than the Merger Agreement, the Merger and Exchange or the transactions contemplated thereby) or proposal (including any proposal relating to an Alternative Transaction (as defined below)) that could reasonably be expected to result in any of the conditions to Holding’s obligations under the Merger Agreement, the Merger and Exchange not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Merger and Exchange or this Agreement or adversely affect Holding, EMJ or the Surviving Entity. Any vote by such Stockholder that is not in accordance with this Section 1.1 shall be considered null and void, and the provisions of Section 1.2 shall be deemed to take immediate effect.

SECTION 1.2 Irrevocable Proxy. If, and only if, a Stockholder fails to comply with the provisions of Section 2.1, such Stockholder hereby agrees that such failure shall result, without any further action by such Stockholder effective as of the date of such failure, in the constitution and appointment of Holding and each of its executive officers from and after the date of such determination until the earlier to occur of (x) the Effective Time, (y) the termination of this Agreement pursuant to Section 7.1 (at which point such constitution and appointment shall automatically be revoked) as such Stockholder’s attorney, agent and proxy (such constitution and appointment, the “Irrevocable Proxy”), with full power of substitution, to vote and otherwise act with respect to all such Stockholder’s Shares at any meeting of the stockholders of Holding (whether annual or special and whether or not an adjourned or postponed meeting), and in any action by written consent of the stockholders of Holding, on the matters and in the manner specified in Section 1.1. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A STOCKHOLDER MAY TRANSFER ANY OF ITS SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to all such Stockholder’s Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by such Stockholder with respect thereto. All authority herein conferred or agreed to be conferred and any obligation of such Stockholder under this Agreement shall be binding upon the representatives, successors and assigns of such Stockholder.

ARTICLE II

EXCHANGE OF SERIES A VARIABLE RATE NOTES

AND HOLDING WARRANTS

SECTION 2.1 Exchange of Series A Variable Rate Notes. Subject to the concurrent consummation of the Merger, at the Effective Time KIA IV shall exchange, convey, assign, transfer and deliver to EMJ all of the issued and outstanding Series A Variable Rate Notes, including any and all interest accrued thereon and any other obligations thereunder or in respect thereof to the date of Closing, free and clear of any and all Liens, and in exchange therefor, shall receive 40,691,173.309 shares of Common Stock.

SECTION 2.2 Cancellation of Series A Variable Rate Notes. Effective as of the Effective Time, (a) the Series A Variable Rate Notes shall be surrendered and cancelled and have no further force or effect and (b) the Restructuring Agreement and the respective parties’ rights, liabilities and obligations thereunder shall be terminated, and the Restructuring Agreement shall not have any further force or effect.

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SECTION 2.3 Exchange of Holding Warrants. Subject to the concurrent consummation of the Merger, at the Effective Time KIA IV shall exchange, convey, assign, transfer and deliver to EMJ all of the issued and outstanding Holding Warrants, free and clear of any and all Liens, and in exchange therefor, shall receive 2,932,534.094 shares of Common Stock. The exchange of the Holding Warrants contemplated by this Agreement shall be deemed to have occurred immediately before (but in connection with) the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby, severally and not jointly, represents and warrants with respect to itself only to Holding and to Purchaser as follows:

SECTION 3.1 Organization, Authority and Qualification of the Stockholders. Each Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Each Stockholder is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not prevent or materially delay the ability of such Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by each Stockholder, the performance by each Stockholder of its obligations hereunder and the consummation by each Stockholder of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each Stockholder. This Agreement has been duly and validly executed and delivered by each Stockholder and (assuming due authorization, execution and delivery by Holding) this Agreement constitutes a legal, valid and binding obligation of each Stockholder enforceable against each Stockholder in accordance with its terms.

SECTION 3.2 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each Stockholder do not, and the performance of this Agreement by each Stockholder will not, (i) conflict with or violate the agreement of limited partnership or equivalent organizational documents, as the case may be, of such Stockholder, (ii) assuming satisfaction of the requirements set forth in 2.2(b) below, conflict with or violate any Laws applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Shares (other than pursuant to this Agreement) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of such Stockholder, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay the ability of such Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b) The execution and delivery of this Agreement by each Stockholder do not, and the performance of this Agreement by each Stockholder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Body, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the ability of such Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 3.3 Ownership of Shares. As of the date hereof, each Stockholder is the record and beneficial owner of, and has good title to, the number of Shares set forth opposite such Stockholder’s name on Schedule A hereto. Except as set forth on Schedule A, such Shares are all the securities of Holding owned, either of record or beneficially, by such Stockholder as of the date hereof and such Stockholder does not have any option or other

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right to acquire any other securities of Holding. The Shares owned by such Stockholder are owned free and clear of all Liens, other than any Liens created by this Agreement and that certain Stockholders Agreement of Holding dated as of September 30, 1990, as amended. Except pursuant to this Agreement, such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Stockholder.

SECTION 3.4 Title to Series A Variable Rate Notes. KIA IV owns all right, title and interest in and to those Series A Variable Rate Notes in the aggregate original principal amount set forth on Schedule A hereto, free and clear of all Liens and/or agreements or commitments to any third party to sell, transfer, convey, assign or pledge such Series A Variable Rate Notes.

SECTION 3.5 [Intentionally Omitted].

SECTION 3.6 [Intentionally Omitted].

SECTION 3.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Stockholders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOLDING

Holding hereby represents and warrants to the Stockholders as follows:

SECTION 4.1 Organization, Authority and Qualification. Holding is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Holding is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not prevent or materially delay the ability of Holding to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by Holding, the performance by Holding of its obligations hereunder and the consummation by Holding of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Holding. This Agreement has been duly and validly executed and delivered by Holding and (assuming due authorization, execution and delivery by each Stockholder) this Agreement constitutes a legal, valid and binding obligation of Holding enforceable against Holding in accordance with its terms.

SECTION 4.2 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Holding does not, and the performance of this Agreement by Holding will not, (i) conflict with or violate the certificate of incorporation and by-laws of Holding, (ii) assuming satisfaction of the requirements set forth in Section 4.2(b) below, conflict with or violate any Laws applicable to Holding or by which any property or asset of Holding is bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Holding, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay the ability of Holding to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b) The execution and delivery of this Agreement by Holding does not, and the performance of this Agreement by Holding will not, require any consent, approval, authorization or permit of, or filing with, or

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notification to, any Governmental Body, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the ability of Holding to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF EMJ

EMJ hereby represents and warrants to the Stockholders as follows:

SECTION 5.1 Organization, Authority and Qualification. EMJ is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. EMJ is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not prevent or materially delay the ability of EMJ to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by EMJ, the performance by EMJ of its obligations hereunder and the consummation by EMJ of the transactions contemplated hereby have been duly authorized by all requisite action on the part of EMJ. This Agreement has been duly and validly executed and delivered by EMJ and (assuming due authorization, execution and delivery by each Stockholder) this Agreement constitutes a legal, valid and binding obligation of EMJ enforceable against EMJ in accordance with its terms.

SECTION 5.2 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by EMJ does not, and the performance of this Agreement by EMJ will not, (i) conflict with or violate the certificate of incorporation and by-laws of EMJ, (ii) assuming satisfaction of the requirements set forth in Section 5.2(b) below, conflict with or violate any Laws applicable to EMJ or by which any property or asset of EMJ is bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of EMJ, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay the ability of EMJ to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b) The execution and delivery of this Agreement by EMJ does not, and the performance of this Agreement by EMJ will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Body, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the ability of EMJ to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 5.3 Validity of Shares. Upon issuance, the Common Stock will be duly and validly issued, fully paid, non-assessable, free and clear of all Liens and the each recipient of such Common Stock will be vested with good and marketable title relating thereto.

ARTICLE VI

COVENANTS OF THE STOCKHOLDERS

SECTION 6.1 No Disposition or Encumbrance of Shares. Each Stockholder hereby agrees that, except as contemplated by this Agreement, such Stockholder shall not (i) sell, transfer, tender (except into the Merger),

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pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to (other than the Irrevocable Proxy), deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Liens of any nature whatsoever (other than pursuant to this Agreement) with respect to, any of such Stockholder’s Shares or any right, title or interest therein or thereto (or agree or consent to, or offer to do, any of the foregoing), or (ii) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations hereunder.

SECTION 6.2 No Solicitation of Transactions. None of the Stockholders shall, directly or indirectly, through any director, officer, affiliate, employee, representative, agent or otherwise, (i) solicit, initiate, endorse, accept or encourage the submission of any Alternative Transaction, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, or participate in, assist, facilitate, endorse or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction. Each Stockholder shall, and shall direct or cause its directors, officers, employees, representatives and agents to, and shall use its reasonable efforts to cause its affiliates to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to an Alternative Transaction. For purposes herein, an “Alternative Transaction” shall mean any proposal to approve and adopt any merger agreement or merger (other than the Merger Agreement, the Merger and Exchange), consolidation, sale or purchase of any assets, reorganization, restructuring, liquidation or winding up of EMJ, other than the transactions contemplated by the Merger Agreement, Merger and Exchange or any other transaction of any nature that would interfere or restrict the consummation of the Merger and Exchange.

SECTION 6.3 Accruals of Interest on the Series A Variable Rate Senior Notes. KIA IV agrees to waive until the Effective Time or, if earlier, the date the Merger Agreement is terminated pursuant to Section 12.1 of the Merger Agreement, its right to declare Holding in default and accelerate payment of all amounts due on the Series A Variable Rate Notes on account of the failure to pay any interest or any other amounts due and payable from December 1, 2003 through the Effective Time.

SECTION 6.4 Tax Treatment. None of Holding, EMJ or any of its Subsidiaries shall (i) take any action, directly or indirectly, that would prevent the transactions contemplated by the Merger Agreement and this Agreement from qualifying as a tax-free reorganization under section 368 of the Code, or (ii) take any action, directly or indirectly, inconsistent with the treatment of (A) the transactions contemplated by the Merger Agreement and this Agreement as a reorganization under section 368 of the Code or (B) the exchanges contemplated by such agreements as having been effected pursuant to the plan of such reorganization. EMJ shall cause EMJ Metals LLC to be treated (at all relevant times) as “disregarded as an entity separate from” EMJ within the meaning of Treasury Regulation 301.7701-3(b)(ii), promulgated under the Code.

SECTION 6.5 Stockholders Agreement. Each Stockholder agrees to execute and deliver to EMJ the Company Stockholders’ Agreement.

SECTION 6.6 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, EMJ and each Stockholder shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement, the Merger Agreement, the Merger and Exchange.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination. Except with respect to Article VI hereof which shall survive the termination of this Agreement and remain in full force and effect thereafter, all of the provisions of this Agreement shall

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terminate, and no party shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no further force or effect upon the earlier to occur of (1) the Effective Time and (2) the termination of the Merger Agreement; provided, however, that (A) in the case of clause (2) of this Section 7.1, Sections 3.3, 3.4, 4.2, 5.1, 5.2 and 5.3 hereof shall survive the termination of this Agreement and remain in full force and effect subject to the penultimate sentence of this paragraph.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.1):

if to the Stockholders:

Kelso & Company, L.P.

320 Park Avenue, 24th Floor

New York, NY 10022

Facsimile No: (212) 223-2379

Attention: James J. Connors II, Esq.

if to Holding:

Earle M. Jorgensen Holding Company, Inc.

10650 South Alameda Street

Lynwood, CA 90262

(323) 567-1122

Attention: William S. Johnson

with a copy to:

Katten Muchin Zavis Rosenman

2029 Century Park East, Suite 2600

Los Angeles, CA 90067

Attention: Mark A. Conley, Esq.

if to EMJ:

Earle M. Jorgensen Company

10650 South Alameda Street

Lynwood, CA 90262

(323) 567-1122

Attention: William S. Johnson

with a copy to:

Katten Muchin Zavis Rosenman

2029 Century Park East, Suite 2600

Los Angeles, CA 90067

Attention: Mark A. Conley, Esq.

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SECTION 8.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Laws, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby and by the Merger Agreement are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 8.3 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Holding may assign all or any of their rights and obligations hereunder to any successor of Holding, provided that no such assignment shall relieve any successor of Holding of its obligations hereunder.

SECTION 8.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except as set forth in Section 6.10 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 8.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

SECTION 8.7 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Laws any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.7.

SECTION 8.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 8.10 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto. Notwithstanding the foregoing, the provisions of this Agreement shall not be amended without the prior written consent of Holding.

SECTION 8.11 Waiver. Any party to this Agreement may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties

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of another party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 8.12 Costs and Expenses of This Agreement. All costs and expenses of the parties hereto, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by EMJ, whether or not the Closing shall have occurred. Notwithstanding, the prevailing party in any dispute to enforce this Agreement shall be entitled to recover from the losing party its costs and a reasonable attorney’s fee to be determined by the court.

SECTION 8.13 Adjustments. (a) In the event (i) of any increase or decrease or other change in the Shares by reason of stock dividend, stock split, restructuring, combinations, exchanges of shares or the like or (ii) that a Stockholder becomes the beneficial owner of any additional shares of capital stock or other securities of Holding, then the terms of this Agreement shall apply to the shares of capital stock and other securities of Holding held by the Stockholders immediately following the effectiveness of the events described in clause (i), or such Stockholder becoming the beneficial owner thereof pursuant to clause (ii).

(b) Each Stockholder hereby agrees to promptly notify Holding of the number of any new capital stock of Holding or other securities acquired by such Stockholder, if any, after the date hereof.

[BALANCE OF PAGE LEFT BLANK INTENTIONALLY]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

EARLE M. JORGENSEN HOLDING COMPANY, INC.
By:	/s/ MAURICE S. NELSON, JR.
Name:	Maurice S. Nelson, Jr.
Title:	President, Chief Executive Officer and
Chief Operating Officer

EARLE M. JORGENSEN COMPANY
By:	/s/ MAURICE S. NELSON, JR.
Name:	Maurice S. Nelson, Jr.
Title:	President, Chief Executive Officer and
Chief Operating Officer

KELSO INVESTMENT ASSOCIATES, L.P.

By:	Kelso Partners, L.P., General Partner

	By:	Frank T. Nickell
General Partner

KELSO EQUITY PARTNERS II, L.P.

By:	Frank T. Nickell
General Partner

KIA III-EARLE M. JORGENSEN, L.P.

By:	Kelso Partners III, L.P., General Partner

	By:	Frank T. Nickell
General Partner

KELSO INVESTMENT ASSOCIATES IV, L.P.

By:	Kelso Partners IV, L.P. General Partner

	By:	Frank T. Nickell
General Partner

SCHEDULE A

Holder	Class of Holding Capital Stock	Number of Shares
KIA II	Common Stock	11,616

KIA III	Common Stock	1,704,740

KIA IV	Common Stock	6,512,944

TOTAL		8,229,300

KIA	Series A Preferred	24,519

TOTAL		24,519

KIA IV holds an aggregate of $206,385,328.63 in principal amount of Series A Variable Rate Notes, as follows:

Note No.	Amount	Date	Issued Pursuant to
R-22	$55,000,000.00	1/1/2002	Second Amendment to Restructuring Agreement, dated 5/22/02

R-23	$123,481,266.68	1/1/2002	Second Amendment to Restructuring Agreement, dated 5/22/02

R-24	$16,152,554.63	7/1/2002	Payment in kind for interest due 6/30/2002 (1/1/2002-6/30/2002)

R-26	$11,751,507.32	7/1/2003	Payment in kind for interest due 6/30/2003, net of cash payment of $6,154,804.25

TOTAL	$206,385,328.63

ANNEX C

Certificate of Incorporation of EMJ

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EARLE M. JORGENSEN COMPANY

Earle M. Jorgensen Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Act”), DOES HEREBY CERTIFY THAT:

1. In accordance with the provisions of Sections 242 and 245 of the Act, this amendment and restatement of the Certificate of Incorporation of the Earle M. Jorgensen Company has been duly adopted by the stockholders and the Board of Directors of this Corporation by written consent in accordance with Sections 228(a) and 141(f), respectively, of the Act. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 28, 1975.

2. Said amendment and restatement amends and restates this Corporation’s Certificate of Incorporation to read in its entirety as follows:

FIRST: The name of the Corporation is the Earle M. Jorgensen Company (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Act.

FOURTH:

(A) The total number of shares of stock which the Corporation shall have the authority to issue is seventy-nine million (79,000,000) shares of common stock, each having a par value of one tenth of a cent ($0.001) (the “Common Stock”), and one million (1,000,000) shares of preferred stock, each having a par value of one tenth of a cent ($0.001) (“Preferred Stock”).

(B) The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the Act, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Subject to the express terms of any other series of Preferred Stock outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respect from time to time before issuing the shares any terms, rights, restrictions and qualification of the shares.

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FIFTH: The following provisions are inserted for the management of the business and conduct of the affairs of the Corporation, and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(A) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled and directors may be removed as provided in the Bylaws.

(B) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by ballot.

(C) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the Bylaws) shall be vested in and exercised by the Board of Directors.

(D) The Board of Directors shall have the power without the assent or vote of the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws of the Corporation, except to the extent that the Bylaws or the Certificate of Incorporation otherwise provide.

(E) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Act or (iv) for any transaction from which the director derived an improper personal benefit.

(F) The Corporation may through its Bylaws or otherwise, indemnify to the full extent possible under Delaware law, as it now exists or as amended from time to time, any person who is or was a director, officer, employee or agent of the corporation.

SIXTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I, William S. Johnson, Vice President, Chief Financial Officer and Secretary of the Corporation, have executed this Amended and Restated Certificate of Incorporation on behalf of the Corporation as of the          day of April, 2004, and DO HEREBY CERTIFY under the penalties of perjury that the facts stated in this Amended and Restated Certificate of Incorporation are true.

EARLE M. JORGENSEN COMPANY

By:
Name:	William S. Johnson
Title:	Vice President, Chief Financial Officer and Secretary

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ANNEX D

Bylaws of EMJ

AMENDED AND RESTATED BYLAWS OF THE

EARLE M. JORGENSEN COMPANY

i

(continued)

ii

AMENDED AND RESTATED BYLAWS OF THE

EARLE M. JORGENSEN COMPANY

Dated as of                     , 2004

ARTICLE I

STOCKHOLDERS

Section 1.01. Annual Meetings. The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such place, either within or without the State of Delaware, and at 10:00 A.M. local time on the third Tuesday of September (or, if such day is a legal holiday, then on the next succeeding business day), or at such other date and hour, as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

Section 1.02. Special Meetings. Special meetings of the stockholders may be called at any time by the President (or, in the event of his absence or disability, by the Executive Vice President) or by the Board of Directors. A special meeting shall be called by the Chairman of the Board, the President or the Secretary, immediately upon receipt of a written request therefor by stockholders holding in the aggregate not less than ten percent of the outstanding shares of the Corporation at the time entitled to vote at any meeting of the stockholders. In the event no such meeting is so called within 20 days after receipt of such request, any stockholder executing such request may call such meeting. Such special meetings of the stockholders shall be held at such places, within or without the State of Delaware, as shall be specified in the respective notices or waivers of notice thereof.

Section 1.03. Notice of Meetings; Waiver. The Secretary or any Assistant Secretary shall cause written notice of the place, date and hour of each meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, to be given personally or by mail, not less than ten nor more than 60 days prior to the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given to a stockholder when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the record of stockholders of the Corporation, or, if he shall have filed with the Secretary of the Corporation a written request that notices to him to be mailed to some other address, then directed to him at such other address. Such further notice shall be given as may be required by law.

No notice of any meeting of stockholders need be given to any stockholder who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a written waiver of notice. The attendance of any stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 1.04. Quorum. Except as otherwise required by law or by the Certificate of Incorporation, the presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting.

Section 1.05. Voting. If, pursuant to Section 5.05 of these By-Laws, a record date has been fixed, every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote for each share outstanding in his name on the books of the Corporation at the close of business on such record date. If no record date has been fixed, then every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise required by law or by the Certificate of Incorporation, the vote of a majority of the shares represented in person or by proxy at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting.

Section 1.06. Voting by Ballot. No vote of the stockholders need be taken by written ballot or conducted by inspectors of election, unless otherwise required by law. Any vote which need not be taken by ballot may be conducted in any manner approved by the meeting.

Section 1.07. Adjournment. If a quorum is not present at any meeting of the stockholders, the stockholders present in person or by proxy shall have the power to adjourn any such meeting from time to time until a quorum is present. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, date and hour thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than thirty days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.05 of these By-Laws, a notice of the adjourned meeting, conforming to the requirements of Section 1.03 hereof, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

Section 1.08. Proxies. Any stockholder entitled to vote at any meeting of the stockholders or to express consent to or dissent from corporate action without a meeting may, by a written instrument signed by such stockholder or his attorney-in-fact, authorize another person or persons to vote at any such meeting and express such consent or dissent for him by proxy. No such proxy shall be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where applicable law provides that a proxy shall be irrevocable. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary.

Section 1.09. Organization; Procedure. At every meeting of stockholders the presiding officer shall be the Chairman of the Board or, in the event of his absence or disability, the President. In the event of the absence or disability of the President, a presiding officer chosen by a majority of the stockholders present in person or by proxy. The Secretary, or in the event of his absence or disability, the Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary, an appointee of the presiding officer, shall act as Secretary of the meeting. The order of business and all other matters of procedure at every meeting of stockholders may be determined by such presiding officer.

Section 1.10. Consent of Stockholders in Lieu of Meeting. To the fullest extent permitted by law, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, such action may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each stockholder or member who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by law to the Corporation, written consents signed by a sufficient number of holders or members to take action are delivered to the Corporation by delivery to its

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registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Section 1.11. Ratification of Acts of Directors and Officers. Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation, any transaction or contract or act of the Corporation or of the directors or the officers of the Corporation may be ratified by the affirmative vote of the holders of the number of shares which would have been necessary to approve such transaction, contract or act at a meeting of stockholders, or by the written consent of stockholders in lieu of a meeting.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01. General Powers. Except as may otherwise be provided by law, by the Certificate of Incorporation or by the Bylaws, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors and the Board of Directors by exercise all the powers of the Corporation.

Section 2.02. Number and Term of Office. The number of Directors constituting the entire Board of Directors shall be not less than 1 nor more than 9, and shall be fixed from time to time by resolution of the Board of Directors. The initial Board of Directors shall consist of 7 members. Each Director (whenever elected) shall hold office until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

Section 2.03. Election of Directors. Except as otherwise provided in Sections 2.13 and 2.14 of these Bylaws, the Directors shall be elected at each annual meeting of the Stockholders. If the annual meeting for the election of Directors is not held on the date designated therefore, the Directors shall cause the meeting to be held as soon thereafter as convenient. At each meeting of the stockholders for the election of Directors, provided a quorum is present, the Directors shall be elected by a plurality of the votes validly cast in such election.

Section 2.04. Annual and Regular Meetings. The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as possible following adjournment of the annual meeting of the stockholders at the place of such annual meeting of the stockholders. Notice of such annual meeting of the Board of Directors need not be given. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of Delaware) and the date and hour of such meetings. Notice of regular meetings need not be given, provided, however, that if the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be mailed promptly, or sent by telegram, radio or cable, to each Director who shall not have been present at the meeting at which such action was taken, addressed to him at his usual place of business, or shall be delivered to him personally. Notice of such action need not be given to any Director who attends the first regular meeting after such action is taken without protesting the lack of notice to him, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting.

Section 2.05. Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by either the Chairman of the Board or the President or, in the event of their absence or disability, by the Executive Vice President, at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors may be called on 24 hours’ notice, if notice is given to each Director personally or by telephone or telegram, or on five days’ notice, if notice is mailed to each Director, addressed to him at his usual place of

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business. Notice of any special meeting need not be given to any Director who attends such meeting without protesting the lack of notice to him, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

Section 2.06. The Chairman of the Board. The Board of Directors at its first meeting after each annual meeting of the stockholders shall choose from among its members a Chairman of the Board. Except as otherwise provided by these By-Laws, the Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board shall have such other powers and perform such other duties as are provided in these By-Laws and, in addition thereto, as the Board of Directors may from time to time determine.

Section 2.07. Quorum; Voting. At all meetings of the Board of Directors, the presence of a majority of the total authorized number of Directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, the vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.08. Adjournment. A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of section 2.05 shall be given to each Director.

Section 2.09. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors.

Section 2.10. Regulations; Manner of Acting. To the extent consistent with applicable law, the Certificate of Incorporation and these By-Laws, the Board of Directors may adopt such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the property, affairs and business of the Corporation as the Board of Directors may deem appropriate. The Directors shall act only as a Board, and the individual Directors shall have no power as such.

Section 2.11. Action by Telephonic Communications. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 2.12. Resignations. Any Director may resign at any time by delivering a written notice of resignation, signed by such Director, to either the Chairman of the Board or the President and to the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 2.13. Removal of Directors. Any Director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the corporation entitled to vote for the election of such Director, cast at a special meeting of stockholders called for the purpose. Any vacancy in the Board of Directors caused by any such removal may be filled at such meeting by the stockholders entitled to vote for the election of the Director so removed. If such stockholders do not fill such vacancy at such meeting (or in the written instrument effecting such removal, if such removal was effected by consent without a meeting), such vacancy may be filled in the manner provided in Section 2.14 of these By-Laws.

Section 2.14. Vacancies and Newly Created Directorships. If any vacancies shall occur in the Board of Directors, by reason of death, resignation, removal or otherwise, or if the authorized number of Directors shall be increased, the Directors then in office shall continue to act, and such vacancies and newly created directorships

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may be filled by a majority of the Directors then in office, although less than a quorum. A Director elected to fill a vacancy or a newly created directorship shall hold office until his successor has been elected and qualified or until his earlier death, resignation or removal. Any such vacancy or newly created directorship may also be filled at any time by vote of the stockholders.

Section 2.15. Compensation. The amount, if any, which each Director shall be entitled to receive as compensation for his services as such shall be fixed from time to time by resolution of the Board of Directors.

Section 2.16. Reliance on Accounts and Reports, etc. A Director, or a member of any Committee designated by the Board of Directors shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or Committees designated by the Board of Directors, or by any other person as to the matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE III

EXECUTIVE COMMITTEE AND OTHER COMMITTEES

Section 3.01. How Constituted. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more Committees, including an Executive Committee, each such Committee to consist of such number of Directors as from time to time may be fixed by the Board of Directors. The Board of Directors may designate one or more Directors as alternate members of any such Committee, who may replace any absent or disqualified member or members at any meeting of such Committee. Thereafter, members (and alternate members, if any) of each such Committee may be designated at the annual meeting of the Board of Directors. Any such Committee may be abolished or re-designated from time to time by the Board of Directors. Each member (and each alternate member) of any such Committee (whether designated at an annual meeting of the Board of Directors or to fill a vacancy or otherwise) shall hold office until his successor shall have been designated or until he shall cease to be a Director, or until his earlier death, resignation or removal.

Section 3.02. Powers. During the intervals between the meetings of the Board of Directors, the Executive Committee, except as otherwise provided in this section, shall have and may exercise all the powers and authority of the Board of Directors in the management of the property, affairs and business of the Corporation, including the power to declare dividends and to authorize the issuance of stock. Each such other Committee, except as otherwise provided in this section, shall have and may exercise such powers of the Board of Directors as may be provided by resolution or resolutions of the Board of Directors. Neither the Executive Committee nor any such other Committee shall have the power or authority:

(a) to amend the Certificate of Incorporation (except that a Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 151(a) of the General Corporation Law, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series),

(b) to adopt an agreement of merger or consolidation,

(c) to recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, or

(d) to recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution.

The Executive Committee shall have, and any such other Committee may be granted by the Board of Directors, power to authorize the seal of the Corporation to be affixed to any or all papers which may require it.

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Section 3.03. Proceedings. Each such Committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time. Each such Committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board of Directors next following any such proceedings.

Section 3.04. Quorum and Manner of Acting. Except as may be otherwise provided in the resolution creating such Committee, at all meetings of any Committee the presence of members (or alternate members) constituting a majority of the total authorized membership of such Committee shall constitute a quorum for the transaction of business. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such Committee. Any action required or permitted to be taken at any meeting of any such Committee may be taken without a meeting, if all members of such Committee shall consent to such action in writing and such writing or writings are filed with the minutes of the proceedings of the Committee. The members of any such Committee shall act only as a Committee, and the individual members of such Committee shall have no power as such.

Section 3.05. Action by Telephonic Communications. Members of any Committee designated by the Board of Directors may participate in a meeting of such Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 3.06. Absent or Disqualified Members. In the absence or disqualification of a member of any Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Section 3.07. Resignations. Any member (and any alternate member) of any Committee may resign at any time by delivering a written notice of resignation, signed by such member, to either the Chairman of the Board or the President and to the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 3.08. Removal. Any member (and any alternate member) of any Committee may be removed at any time, either for or without cause, by resolution adopted by a majority of the whole Board of Directors.

Section 3.09. Vacancies. If any vacancy shall occur in any Committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the Board of Directors.

ARTICLE IV

OFFICERS

Section 4.01. Number. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, an Executive Vice President, one or more Vice Presidents, one or more Divisional Presidents, a Secretary and a Chief Financial Officer. The Board of Directors also may elect one or more Assistant Secretaries in such numbers as the Board of Directors may determine. Any number of offices may be held by the same person. No officer need be a Director of the Corporation.

Section 4.02. Election. Unless otherwise determined by the Board of Directors, the officers of the Corporation shall be elected by the Board of Directors at the annual meeting of the Board of Directors, and shall be elected to hold office until the next succeeding annual meeting of the Board of Directors. In the event of the failure to elect officers at such annual meeting, officers may be elected at any regular or special meeting of the Board of Directors. Each officer shall hold office until his successor has been elected and qualified, or until his earlier death, resignation or removal.

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Section 4.03. Salaries. The salaries of all officers and agents of the Corporation shall be fixed by the Board of Directors.

Section 4.04. Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering a written notice of resignation, signed by such officer, to the Board of Directors or the President. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by the Board of Directors.

Section 4.05. Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these By-Laws, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

Section 4.06. The President. The President shall be the chief executive officer of the Corporation, shall have general control and supervision of the policies and operations of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall manage and administer the corporation’s business and affairs and shall also perform all duties and exercise all powers usually pertaining to the office of a chief executive officer of a corporation. In the absence or disability of the Chairman of the Board, the President shall preside at the meetings of the stockholders and the Board of Directors. He shall have the authority to sign, in the name and on behalf of the corporation, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Corporation, and together with the Secretary or an Assistant Secretary, conveyances of real estate and other documents and instruments to which the seal of the Corporation is affixed. He shall have the authority to cause the employment or appointment of such employees and agents of the Corporation as the conduct of the business of the Corporation may require, to fix their compensation, and to remove or suspend any employee or agent elected or appointed by the President or the Board of Directors. The President shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 4.07. The Executive Vice President. The Executive Vice President shall be the chief operating officer of the Corporation and shall perform all duties and exercise all powers usually pertaining to the office of a chief operating officer of a corporation. In the absence or disability of the President, the duties of the President shall be performed and his powers may be exercised by the Executive Vice President. The Executive Vice President shall have such other powers and perform such other duties as are provided in these By-Laws and, in addition thereto, as the President or the Board of Directors may from time to time determine.

Section 4.08. The Vice President. Each Vice President shall perform such duties and exercise such powers as may be assigned to him from time to time by the President. In the absence or disability of the Executive Vice President, the duties of the Executive Vice President shall be performed and his powers may be exercised by such Vice President as shall be designated by the President, or failing such designation, such duties shall be performed and such powers may be exercised by each Vice President in the order of their earliest election to that office; subject in any case to review and superseding action by the President.

Section 4.09. The Divisional President. Each Divisional President shall be the chief operating officer of an operating division of the Corporation, as designated by the Board of Directors. Each Divisional President shall have such other powers and perform such other duties as are provided in these By-Laws and, in addition thereto, as the President or the Board of Directors may from time to time determine.

Section 4.10. The Secretary. The Secretary shall have the following powers and duties:

(a) He shall keep or cause to be kept a record of all the proceedings of the meetings of the stockholders and of the Board of Directors in books provided for that purpose.

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(b) He shall cause all notices to be duly given in accordance with the provisions of these By-Laws and as required by law.

(c) Whenever any Committee shall be appointed pursuant to a resolution of the Board of Directors, he shall furnish a copy of such resolution to the members of such Committee.

(d) He shall be the custodian of the records and of the seal of the Corporation and cause such seal (or a facsimile thereof) to be affixed to all certificates representing shares of the corporation prior to the issuance thereof and to all instruments the execution of which on behalf of the Corporation under its seal shall have been duly authorized in accordance with these By-Laws, and when so affixed he may attest the same.

(e) He shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the Certificate of incorporation or these By-Laws.

(f) He shall have charge of the stock books and ledgers of the Corporation and shall cause the stock and transfer books to be kept in such manner as to show at any time the number of shares of stock of the Corporation of each class issued and outstanding, the names (alphabetically arranged) and the addresses of the holders of record of such shares, the number of shares held by each holder and the date as of which each became such holder of record.

(g) He shall sign (unless the Chief Financial Officer or an Assistant Secretary shall have signed) certificates representing shares of the Corporation the issuance of which shall have been authorized by the Board of Directors.

(h) He shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these By-Laws or as may be assigned to him from time to time by the Board of Directors or the President.

Section 4.11. The Chief Financial Officer. The Chief Financial officer shall have the following powers and duties:

(a) He shall have charge and supervision over and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records of all receipts of the Corporation.

(b) He shall cause the moneys and other valuable effects of the Corporation to be deposited in the name and to the credit of the Corporation in such banks or trust companies or with such bankers or other depositaries as shall be selected in accordance with Section 8.05 of these By-Laws.

(c) He shall cause the moneys of the Corporation to be disbursed by checks or drafts (signed as provided in Section 8.06 of these By-Laws) upon the authorized depositaries of the Corporation and cause to be taken and preserved proper vouchers for all moneys disbursed.

(d) He shall render to the Board of Directors or the President, whenever requested, a statement of the financial condition of the Corporation and of all his transactions as Chief Financial Officer, and render a full financial report at the annual meeting of the stockholders, if called upon to do so.

(e) He shall be empowered from time to time to require from all officers or agents of the Corporation reports or statements giving such information as he may desire with respect to any and all financial transactions of the Corporation.

(f) He may sign (unless the Secretary or an Assistant Secretary shall have signed) certificates representing stock of the Corporation the issuance of which shall have been authorized by the Board of Directors.

(g) He shall perform, in general, all duties incident to the office of chief financial officer and such other duties as may be specified in these By-Laws or as may be assigned to him from time to time by the Board of Directors, or the President.

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Section 4.12. Additional Officers. The Board of Directors may appoint such other officers and agents as it may deem appropriate, and such other officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as may be determined from time to time by the Board of Directors. The Board of Directors from time to time may delegate to any officer or agent the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties. Any such officer or agent may remove any such subordinate officer or agent appointed by him, for or without cause.

Section 4.13. Security. The Board of Directors may require any officer, agent or employee of the Corporation to provide security for the faithful performance of his duties, in such amount and of such character as may be determined from time to time by the Board of Directors.

ARTICLE V

CAPITAL STOCK

Section 5.01. Certificates of Stock, Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until each certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock in the Corporation represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation, by the Chairman of the Board, the President, the Executive Vice President or any Vice, President, and by the Chief Financial Officer, the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board of Directors may determine, to the extent consistent with applicable law, the Certificate of Incorporation and these By-Laws.

Section 5.02. Signatures; Facsimile. All of such signatures on the certificate may be a facsimile, engraved or printed, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 5.03. Lost, Stolen or Destroyed Certificates. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Board of Directors of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Board of Directors may require the owner of such lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 5.04. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware. Subject to the provisions of the Certificate of Incorporation and these By-Laws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

Section 5.05. Record Date. In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the

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Board of Directors, and which shall not be more than sixty nor less than ten days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.06. Registered Stockholders. Prior to due surrender of a certificate for registration of transfer, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferer and transferee request the Corporation to do so.

Section 5.07. Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and one or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

ARTICLE VI

INDEMNIFICATION

Section 6.01. Nature of Indemnity. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he is or

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was or has agreed to become an employee or agent of the corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful; except that in the case of an action or suit by or in the right of the corporation to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The termination of any action, suit or proceeding by judgment, order settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 6.02. Successful Defense. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.01 hereof or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 6.03. Determination That Indemnification Is Proper. Any indemnification of a director or officer of the Corporation under Section 6.01 hereof (unless ordered by a court) shall be made by the Corporation unless a determination is made that indemnification of the director or officer is not proper in the circumstances because he has not met the applicable standard of conduct set forth in Section 6.01 hereof. Any indemnification of an employee or agent of the Corporation under Section 6.01 hereof (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 6.01 hereof. Any such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

Section 6.04. Advance Payment of Expenses. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may authorize the Corporation’s counsel to represent such director, officer, employee or agent in any action, suit or proceeding, whether or not the corporation is a party to such action, suit or proceeding.

Section 6.05. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Sections 6.01 and 6.02, or advance of costs, charges and expenses to a director or officer under Section 6.04 of this Article, shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is

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entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 6.04 of this Article where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 6.01 of this Article, but the burden of proving such defense shall be on the Corporation. Neither the failure of the corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 6.01 of this Article, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 6.06. Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in any such capacity at any time while these provisions as well as the relevant provisions of the Delaware Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a “contract right” may not be modified retroactively without the consent of such director, officer, employee or agent.

The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director; officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.07. Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors.

Section 6.08. Severability. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

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ARTICLE VII

OFFICES

Section 7.01. Registered Office. The registered office of the Corporation in the State of Delaware shall be located at The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801.

Section 7.02. Other Offices. The Corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01. Dividends. Subject to any applicable provisions of law and the Certificate of Incorporation, dividends upon the shares of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property, or shares of the Corporation’s Capital Stock.

A member of the Board of Directors, or a member of any Committee designated by the Board of Directors shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or Committees of the Board of Directors, or by any other person as to matters the Director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 8.02. Reserves. There may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may similarly modify or abolish any such reserve.

Section 8.03. Execution of Instruments. The President, the Executive Vice President, any Vice President, the Secretary or the Chief Financial Officer may enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. The Board of Directors or the President may authorize any other officer or agent to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization may be general or limited to specific contracts or instruments.

Section 8.04. Corporate Indebtedness. No loan shall be contracted on behalf of the Corporation, and no evidence of indebtedness shall be issued in its name, unless authorized by the Board of Directors, the President or the Chief Financial Officer. Such authorization may be general or confined to specific instances. Loans so authorized may be effected at any time for the Corporation from any bank, trust company or other institution, or from any firm, corporation or individual. All bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation issued for such loans shall be made, executed and delivered as the Board of Directors, the President or the Chief Financial Officer shall authorize. When so authorized by the Board of Directors, the President or the Chief Financial Officer, any part of or all the properties, including contract rights, assets, business or good will of the Corporation, whether then owned or thereafter acquired, may be mortgaged, pledged, hypothecated or conveyed or assigned in trust as security for the payment of such bonds, debentures, notes and other obligations or evidences of indebtedness of the corporation, and of the interest thereon, by instruments executed and delivered in the name of the Corporation.

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Section 8.05. Deposits. Any funds of the Corporation may be deposited from time to time in such banks, trust companies or other depositaries as may be determined by the Board of Directors or the President, or by such officers or agents as may be authorized by the Board of Directors or the President to make such determination.

Section 8.06. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such agent or agents of the Corporation, and in such manner, as the Board of Directors or the President, from time to time may determine.

Section 8.07. Sale, Transfer, etc. of Securities. To the extent authorized by the Board of Directors or by the President, the Executive Vice President, any Vice President, the secretary or the Chief Financial Officer or any other officers designated by the Board of Directors or the President may sell, transfer, endorse, and assign any shares of stock, bonds or other securities owned by or held in the name of the corporation, and may make, execute and deliver in the name of the Corporation, under its corporate seal, any instruments that may be appropriate to effect any such sale, transfer, endorsement or assignment.

Section 8.08. Voting as Stockholder. Unless otherwise determined by resolution of the Board of Directors, the President, the Executive Vice President or any Vice President shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

Section 8.09. Fiscal Year. The fiscal year of the Corporation shall commence on the first day of April of each year (except for the Corporation’s first fiscal year which shall commence on the date of incorporation) and shall terminate in each case on March 31.

Section 8.10. Seal. The seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the year of its incorporation and the words “Corporate Seal” and “Delaware”. The form of such seal shall be subject to alteration by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

Section 8.11. Books and Records; Inspection. Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or without the State, of Delaware as may be determined from time to time by the Board of Directors.

ARTICLE IX

AMENDMENT OF BY-LAWS

Section 9.01. Amendment. These By-Laws may be amended, altered or repealed

(a) by resolution adopted by a majority of the Board of Directors at any special or regular meeting of the Board if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting; or

(b) at any regular or special meeting of the stockholders if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

ARTICLE X

CONSTRUCTION

Section 10.01. Construction. In the event of any conflict between the provisions of these By-Laws as in effect from time to time and the provisions of the certificate of incorporation of the Corporation as in effect from time to time, the provisions of such certificate of incorporation shall be controlling.

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ANNEX E

Stockholders Agreement of EMJ

STOCKHOLDERS AGREEMENT

OF

EARLE M. JORGENSEN COMPANY

Dated as of                      , 2004

i

(continued)

ii

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (the “Agreement”) dated as of                      , 2004, is by and among Earle M. Jorgensen Company, a Delaware corporation (the “Company”), Kelso Investment Associates, L.P. (“KIA”), Kelso Equity Partners II, L.P., a Delaware limited partnership (“KP II”), KIA III-Earle M. Jorgensen, L.P., a Delaware limited partnership (“KIA III”), and Kelso Investment Associates IV, L.P., a Delaware limited partnership (“KIA IV”; and, together with KIA, KP II and KIA III, “Kelso”), and the other stockholders of the Company who are currently employees of the Company and listed in the Schedule of Employee Stockholders attached hereto (such stockholders, together with any persons who become parties to this Agreement pursuant to Section 12.1 of this Agreement and each of their respective Permitted Transferees as defined in Section 1.1 and excluding Earle M. Jorgensen and his Permitted Transferees, are referred to herein, collectively, as the “Employee Stockholders”), which schedule shall be updated from time to time to include each Employee Stockholder who becomes a party to this Agreement after the date hereof. KIA, KP II, KIA III, KIA IV and the Employee Stockholders are hereinafter referred to collectively as the “Stockholders.”

WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization, dated as of December 18, 2003 (the “Merger Agreement”), by and among Earle M. Jorgensen Holding Company, Inc. (“Holding”), EMJ Metals LLC and the Company, Holding was merged into EMJ Metals LLC (the “Merger”) and the Company issued shares of its common stock, par value $.001 per share (“Common Stock”) in exchange for the securities of Holding;

WHEREAS, each of the Stockholders and the Company believe it to be in their best interests that they enter into this Agreement providing for certain rights and restrictions with respect to all shares (unless expressly excluded herein) of Common Stock owned by them or their Permitted Transferees from time to time, including, without limitation, any shares of Common Stock received in any other transaction prior or subsequent to any such Stockholder becoming a party hereto, including without limitation upon the exercise of any options or warrants, and any shares owned through an individually directed account under an employee stock ownership plan of the Company or its subsidiaries;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto hereby agree as follows:

1. Restrictions on Transfer of Common Stock.

1.1 General Restriction on Transfer. Prior to the closing of a public offering pursuant to an effective registration statement (a “Registration”) under the Securities Act of 1933, as amended (the “Act”), that covers (together with prior effective Registrations) (i) not less than 20% of the outstanding shares of Common Stock on a fully diluted basis or (ii) shares of Common Stock that, after the closing of such public offering, will be traded on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System (an “IPO”), no shares of Common Stock now or hereafter owned by any Stockholder or any interest therein may, directly or indirectly, be sold, assigned, mortgaged, transferred, pledged, hypothecated or otherwise disposed of or transferred (individually, a “Transfer,” or collectively, “Transfers”), except for (a) Transfers to a transferee pursuant to Section 1.2 (a “Permitted Transferee”), (b) sales of shares of Common Stock to the Company pursuant to Section 2 or 3 or (c) Transfers to a third party of shares of Common Stock pursuant to, or otherwise permitted under, Section 6. For purposes of this Agreement, neither a sale or issuance of shares of Common Stock by the Company pursuant to or as contemplated by the Merger Agreement nor a sale or contribution of shares of Common Stock by the Company to an employee stock ownership plan of the Company or any of its subsidiaries shall constitute a Registration.

1.2 Permitted Transferees.

(a) Affiliates, Trusts, etc. Subject to subsection (c) of this Section 1.2, each of KIA, KP II, KIA III and KIA IV may Transfer any shares of Common Stock or any interest therein or its rights to subscribe for the same to any of its Affiliates (as defined in Section 1.2(d)). Subject to subsection (c) of this Section 1.2, an Employee Stockholder may Transfer any shares of Common Stock or any interest therein or his rights to subscribe for the same (i) with the prior written consent of the Company’s Board of Directors (the “Board”) (which consent shall not be withheld unless, in the opinion of the Company, such Transfer together with all other Transfers made after the Closing could result in or create a “significant risk” that the Company may become subject to, or after any Registration will continue to be subject to, the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), to (w) a trust under which the distribution of the shares of the Common Stock may be made only to beneficiaries who are such Employee Stockholder his or her spouse, parents, members of his or her immediate family or his or her lineal descendants (the “Employee Stockholders Family”), (x) any organization described in Section 170(c), 2055(a) or 2522(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (y) any “split interest trust” (as defined in Section 4947(a)(2) of the Code) the non-charitable beneficiaries of which are members of the Employee Stockholders Family, or (z) a corporation the stockholders of which are only such Employee Stockholder, his spouse, parents, members of his or her immediate family or his or her lineal descendants, provided, however, that in any case the voting and disposition of such shares of Common Stock shall continue to be subject to the control of the transferring Employee Stockholder and to the provisions of this Agreement as though the Employee Stockholder was the holder of such shares, (ii) in case of his death, by will or by the laws of intestate succession to executors, administrators, testamentary trustees, legatees or beneficiaries, or (iii) with the prior written consent of the Board, to the Plan (as defined below), to one or more Employee Stockholders or to any employee. In addition to the foregoing, any transferee of a Stockholder described above may Transfer shares of Common Stock back to such Stockholder or to another Permitted Transferee of such Stockholder. For the purposes of this Section 1.2, a “significant risk” shall be deemed to arise when the number of “holders of record” (as determined in accordance with the Exchange Act) is greater than 80% of the number of “holders of record” that would cause the application or continued application of the informational requirements of the Exchange Act under the then existing circumstances.

(b) Agreements to Be Bound. Any Transfer of shares of Common Stock made pursuant to subsection (a) of this Section 1.2 to a Permitted Transferee shall be permitted and shall be effective only if such Permitted Transferee shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument of assumption reasonably satisfactory in substance and form to the Company.

(c) Affiliate. An “affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

2. Sales to the Company.

2.1 The Employee Stockholders. Subject to all subsections of this Section 2 and Section 5, each of the Employee Stockholders shall have the right to sell to the Company, and the Company shall have the obligation to purchase from such Employee Stockholder, all, but not less than all, of such Employee Stockholder’s shares of Common Stock at their fair market value, as determined pursuant to Section 4.1 (“Fair Market Value”), if the employment of such Employee Stockholder with the Company and all subsidiaries thereof is terminated by the Company without Cause (as defined in Section 4.2) or terminates as a result of (i) the death or Disability (as defined in Section 4.2) of such Employee Stockholder, (ii) the resignation of such Employee Stockholder for Good Reason (as defined in Section 4.2) or (iii) the retirement of such Employee Stockholder upon or after reaching the age of 60 (“Retirement”).

2.2 Notice. If any Employee Stockholder desires to sell shares of Common Stock pursuant to Section 2.1, he (or his estate, trust or corporation, as the case may be) shall notify the Company not more than 30 days or, in the case of a termination resulting from the death or Disability of such Employee Stockholder, 90 days after the occurrence of the event giving rise to such Employee Stockholder’s right to sell his shares of Common Stock and shall specify the number of shares of Common Stock such Employee Stockholder owns.

2.3 Payment. Subject to Section 5, payment for shares of Common Stock sold by a Stockholder pursuant to Section 2.1 shall be made on the date 15 days (or the first business day thereafter if the 15th day is not a business

2

day) following the next succeeding date of the determination of Fair Market Value pursuant to Section 4. Any payments based on Fair Market Value required to be made by the Company under this Section 2.3 that are not made when due shall accrue interest at the rate of interest per annum applicable to the Company pursuant to its revolving credit facility on the amounts not paid from the due date to the date the Company has paid in full for all of the shares of Common Stock.

2.4 Termination of Right to Sell. An Employee Stockholder’s right to sell to the Company and the Company’s obligation to purchase such Stockholder’s shares of Common Stock pursuant to Section 2.1 shall terminate on the earlier of (a) the tenth anniversary of the closing of the Merger or (b) the closing of an IPO.

3. Right of the Company to Purchase From Employee Stockholders Shares of Common Stock.

3.1 Right to Purchase. Subject to all subsections of this Section 3 and Section 5, the Company shall have the right to purchase from an Employee Stockholder, and such Employee Stockholder shall have the obligation to sell to the Company, all, but not less than all, of such Employee Stockholder’s shares of Common Stock, if such Employee Stockholder’s employment with the Company and all subsidiaries thereof is terminated by the Company or such Employee Stockholder for any reason.

3.2 Notice. If the Company desires to purchase shares of Common Stock from an Employee Stockholder pursuant to Section 3.1, it shall notify such Employee Stockholder (or his estate, as the case may be) not more than 90 days after the occurrence of the event giving rise to the Company’s right to acquire such Employee Stockholder’s shares of Common Stock.

3.3 Payment. Subject to Section 5, payment for shares of Common Stock purchased by the Company pursuant to Section 3.1 shall be made on the date 15 days (or the first business day thereafter if the 15th day is not a business day) following the next succeeding date of the determination of Fair Market Value pursuant to Section 4.

Any payments based on Fair Market Value required to be made by the Company under this Section 3.3 that are not paid when due shall accrue interest at the rate of interest per annum applicable to the Company pursuant to its revolving credit facility on the amounts not paid from the due date to the date the Company makes such payments.

3.4 Termination of Right to Purchase. The Company’s right to purchase from an Employee Stockholder and such Employee Stockholder’s obligation to sell shares of Common Stock pursuant to Section 3.1 shall terminate on the earlier of (a) the tenth anniversary of the closing of the Merger or (b) the closing of an IPO.

4. Purchase Price.

4.1 Fair Market Value.

(a) Appraisal. The Company shall engage, or shall cause the stock bonus plan of the Company (the “Plan”) to engage, from time to time, but not less often than once every fiscal year, and not later than 90 days after the end of any such fiscal year, an independent valuation consultant or appraiser of recognized national standing (which consultant or appraiser may also render appraisals for purposes of the Plan) reasonably satisfactory to Kelso (the “Appraiser”) to appraise the Fair Market Value of the shares of Common Stock as of the last day of the fiscal period then most recently ended (which appraisal may be the appraisal rendered for purposes of the Plan) or, at the request of the Company or the Plan, as of any more recent date (the “Appraisal Date”) and to prepare and deliver a report to the Company describing the results of such appraisal (the “Appraisal”).

(b) Fair Market Value. For the purposes of this Agreement, the “Fair Market Value” of any share of Common Stock being purchased by or sold to the Company shall be the fair market value of the entire

3

Common Stock equity interest of the Company taken as a whole, divided by the number of outstanding shares of Common Stock, all calculated on a fully diluted basis, including a control premium equal to the premium applied in connection with the appraisal prepared for the stock bonus plan, if any, and without discounts for minority interests or restrictions on transfer, and shall be determined (i) if the applicable date of termination of employment is prior to September 30 of such year, with reference to the most recent Appraisal prior to such date, or (ii) if the applicable date of termination of employment is on or after September 30 of such year, with reference to the most recent Appraisal prior to such date, plus (or minus) the product of (A) the increase (decrease) from such Appraisal Date in the Fair Market Value of the shares to be so purchased to the Appraisal Date of the first Appraisal following the applicable date of termination of employment hereunder and (B) a fraction, the denominator of which is the number of days in the period between such Appraisal Dates preceding and following the date of termination of employment hereunder and the numerator of which is the number of days elapsed from the Appraisal Date at the beginning of such period through such date of termination of employment.

(c) Notice to Stockholders. After receipt of the Appraisal, the Company shall promptly deliver to each Stockholder notice of the value determined by the Appraisal.

4.2 Defined Terms. As used in this Agreement, the following term shall have the meaning ascribed below:

(a) Affiliate. Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(b) Board. The board of directors of the Company.

(c) Cause. A termination of such Employee Stockholder’s employment by the Company or any of its subsidiaries due to (i) the continued failure, after written notice, by such Employee Stockholder substantially to perform his duties with the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), or (ii) the engaging by such Employee Stockholder in serious misconduct which is material to the performance by such Employee Stockholder of his duties and obligations for the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries.

(d) Company’s Plan. That certain Earle M. Jorgensen Amended and Restated Employee Stock Ownership Plan, effective as of April 1, 2001, as amended to the date hereof and assumed by the Company.

(e) Good Reason. A termination of an Employee Stockholder’s employment with the Company or any of its subsidiaries shall be for “Good Reason” if such Employee Stockholder voluntarily terminates his employment with the Company or any of its subsidiaries as a result of either of the following:

(i) without the Employee Stockholder’s prior written consent, a reduction by the Company or any of its subsidiaries in his current salary, other than any such reduction which is part of a general salary reduction or other concessionary arrangement affecting all employees or affecting the group of employees of which the Employee Stockholder is a member; or

(ii) the taking of any action by the Company or any of its subsidiaries that would substantially diminish the aggregate value of the benefits provided him under the Company’s or any such subsidiary’s medical, health, accident, disability, life insurance, thrift and retirement plans in which he was participating on the date of his execution of this Agreement, other than any such reduction which is (A) required by law, (B) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees of which the Employee Stockholder is a member or (C) generally applicable to all beneficiaries of such plans.

(f) Disability. The termination of the employment of any Employee Stockholder by the Company or any of its subsidiaries shall be deemed to be by reason of a “Disability” if, as a result of such Employee Stockholder’s incapacity due to reasonably documented physical or mental illness, such Employee Stockholder shall have been unable for more than six months within any 12 month period to perform his duties with the Company or any of its subsidiaries on a full time basis and within 30 days after written

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notice of termination has been given to such Employee Stockholder, such Employee Stockholder shall not have returned to the full time performance of his duties. The date of termination in the case of a termination for “Disability” shall be the last day of the aforementioned 30-day period.

(g) Non-Kelso Stockholders. Any stockholder of the Company other than Kelso, any Affiliate of Kelso or any Stockholder of the Company whose shares are held of record by the trustee of the Company’s Plan.

(h) Person. Any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(i) Rule 144. Rule 144 promulgated under the Securities Act of 1933, as amended.

5. Prohibited Purchases. Notwithstanding anything to the contrary herein, the Company shall not be permitted or obligated to purchase any shares of Common Stock from an Employee Stockholder hereunder to the extent (w) the Company is prohibited from purchasing such shares by any debt instruments or agreements (the “Financing Documents”) entered into by the Company or any of its subsidiaries or by applicable law, (x) a default has occurred under any Financing Document and is continuing, (y) the purchase of such shares would, or in the opinion of the Board might, result in the occurrence of an event of default under any Financing Document or create a condition which would or might, with notice or lapse of time or both, result in such an event of default or (z) the purchase of such shares would be in violation of applicable law, or, in the reasonable opinion of the Board, be imprudent in view of the financial condition (present or projected) of the Company or the anticipated impact of the purchase of such shares on the Company’s ability to meet its obligations under any Financing Document. If shares of Common Stock which the Company has the right or obligation to purchase on any date exceed the total amount permitted to be purchased on such date pursuant to the preceding sentence (the “Maximum Amount”), the Company shall purchase on such date only that number of shares of Common Stock up to the Maximum Amount (and shall not be required to purchase more than the Maximum Amount) in such amounts as the Board shall in good faith determine, applying the following order of priority:

(a) First, the shares of Common Stock of all Employee Stockholders whose shares of Common Stock are being purchased by the Company by reason of termination of employment due to death or Disability and, to the extent that the number of shares of Common Stock that the Company is obligated to purchase from such Employee Stockholders exceeds the Maximum Amount, such shares of Common Stock pro rata among such Employee Stockholders on the basis of the number of shares of Common Stock held by each of such Employee Stockholders that the Company is obligated or has the right to purchase, and

(b) Second, to the extent the Maximum Amount is in excess of the amounts the Company purchases pursuant to clause (a) above, the shares of Common Stock of all other Employee Stockholders whose shares of Common Stock are being purchased by the Company up to the Maximum Amount and, to the extent that the number of shares of Common Stock that the Company is obligated to purchase from such Employee Stockholders exceeds the Maximum Amount, the shares of Common Stock of such Employee Stockholders in such order of priority and in such amounts as the Board in its sole discretion shall in good faith determine to be appropriate under the circumstances.

Notwithstanding anything to the contrary contained in this Agreement, if the Company is unable to make any payment when due to any Employee Stockholder under this Agreement by reason of this Section 5, the Company shall make such payment at the earliest practicable date permitted under this Section 5 and any such payment shall accrue simple interest (or if such payment is accruing interest at such time, shall continue to accrue interest) at the interest rate per annum applicable to the Company under its revolving credit facility from the date such payment is due and owing to the date such payment is made. All payments of interest accrued hereunder shall be paid only at the date of payment by the Company for the shares of Common Stock being purchased.

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6. Sales to Third Parties.

6.1 General. No Employee Stockholder shall, prior to the closing of an IPO, except as otherwise permitted under this Section 6.1, sell its shares of common stock to a third party, and then only in compliance with the provisions of Sections 6.2 and 6.3. The foregoing provisions of this Section 6.1 do not apply to any sale or other transaction described in clause (a) or (b) of Section 1.1.

6.2 Right of First Refusal.

(a) Procedure. If an Employee Stockholder (the “Offering Stockholder”) who is entitled to sell shares of Common Stock to third parties pursuant to Section 6.1 shall have received a bona fide offer or offers from a third party or parties to purchase any shares of Common Stock, then prior to selling such shares of Common Stock to such third party or parties such Offering Stockholder shall deliver to the Company a letter signed by such Offering Stockholder setting forth:

(i) the name of the third party or parties;

(ii) the prospective purchase price per share of Common Stock;

(iii) all material terms and conditions contained in the offer of the third party or parties;

(iv) the Offering Stockholder’s offer (irrevocable by its terms for 30 days following receipt) to sell to the Company all (but not less than all) of the shares of Common Stock covered by the offer of the third party or parties, for a purchase price per share of Common Stock, and on other terms and conditions, not less favorable to the Company than those contained in the offer of the third party or parties (an “Offer”); and

(v) closing arrangements and a closing date (not less than 45 nor more than 60 days following the date of such letter) for any purchase and sale that may be effected by the Company or any of its assignees pursuant to this Section 6.

The Company shall, within 10 days following receipt of such letter, either elect to purchase such shares of Common Stock or assign its rights pursuant to Section 6.4. If the Company shall elect to assign such rights pursuant to Section 6.4, it shall deliver written notice of such assignment, on or prior to the end of such 10-day period, to Kelso and Employee Stockholders (the “Employee Offerees”) who are record owners of not less than 10,000.000 shares of the Common Stock or such greater number of shares that will assure the Company that the number and status of the Employee Offerees are such that such offer can be made without registration or qualification of such shares under federal or state securities laws, provided that no Employee Stockholder shall be given such notice if the offer to such Employee Stockholder would require registration or qualification of the shares under federal or state securities laws.

(b) Effecting Sales. If, upon the expiration of 30 days following receipt by the Company of the letter described in Section 6.2(a), neither the Company nor any person or persons to whom the Company may have assigned, pursuant to Section 6.4 (in whole or in part), the right to accept the Offer shall have accepted the same, the Offering Stockholder may sell to such third party or parties all (but not less than all) of the shares of Common Stock covered by the Offer, for the purchase price and on the other terms and conditions contained in the Offer. If the Company or its assignee or assignees shall accept such Offer, the closing of the purchase and sale pursuant to such acceptance shall take place as set forth in the letter of such Stockholder to the Company pursuant to subparagraph (v) of Section 6.2(a) not later than 60 days after expiration of the period referred to in the first sentence of this section.

6.3 Agreements to Be Bound. Notwithstanding anything contained in this Section 6, any sale to a third party or any Involuntary Transfer (as defined in Section 6.5) to an Involuntary Transferee (as defined in Section 6.5) shall be permitted under the terms of this Agreement only if such third party or Involuntary Transferee, as the case may be, shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument of assumption reasonably satisfactory in substance and form to the Company.

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6.4 Assignment. Subject to Section 6.2, Kelso and each Employee Offeree shall have the right, if the Company has elected not to exercise its right to purchase Common Stock pursuant to Section 6.2, to require the Company to assign to it the Company’s right of first refusal with respect to an Offer on a pro rata basis based on the number of shares of Common Stock held by Kelso and each such Employee Offeree.

6.5 Involuntary Transfers. In the case of any transfer of title or beneficial ownership of shares of Common Stock upon default, foreclosure, forfeit, divorce, court order, or otherwise than by a voluntary decision on the part of a Stockholder (an “Involuntary Transfer”), the Company shall have the right to purchase such shares pursuant to this Section 6.5. Upon the Involuntary Transfer of any shares of Common Stock, such Stockholder shall promptly (but in no event later than two days after such Involuntary Transfer) furnish written notice (the “Notice”) to the Company indicating that the Involuntary Transfer has occurred, specifying the name of the person to whom such shares have been transferred (the “Involuntary Transferee”), giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer. Upon the receipt of the Notice, and for 30 days thereafter, the Company shall have the right to purchase, and the Involuntary Transferee shall have the obligation to sell, all (but not less than all) of the shares of Common Stock acquired by the Involuntary Transferee for a purchase price equal to the Fair Market Value of such shares of Common Stock on the date of transfer to the Involuntary Transferee (determined with reference to the most recent Appraisal prepared and delivered pursuant to Section 4.1).

Notwithstanding the foregoing, the Board may, for good cause shown by the Stockholder who made the Involuntary Transfer, determine that payment of a purchase price equal to the Fair Market Value of such shares of Common Stock on the date of transfer to the Involuntary Transferee would be appropriate under the circumstances, and direct that payment be made in such amount.

The Company’s right to purchase pursuant to this Section 6.5 shall be assignable in accordance with Section 6.4 as if such right to purchase were a “right to accept an Offer.”

6.6 Termination of Right of First Refusal. All rights and obligations pursuant to this Section 6 shall terminate upon the earlier of the tenth anniversary of the closing of the Merger and the closing of an IPO.

7. Tag-Along and Drag-Along Rights.

7.1 Tag-Along Rights. (a) In the event that at any time Kelso proposes to sell shares of Common Stock owned by it to any person (a “Proposed Purchaser”), other than any Transfer (i) pursuant to a Registration or Rule 144 or (ii) to an Affiliate, and the shares proposed to be sold, together with all shares of Common Stock previously sold by Kelso, would represent more than 15% of the aggregate number of shares of Common Stock owned by Kelso immediately after the Closing, then Kelso will promptly provide each Non-Kelso Stockholder written notice (a “Sale Notice”) of such proposed sale (a “Proposed Sale”) and the material terms of the Proposed Sale as of the date of Sale Notice (the “Material Terms”), including the aggregate number of shares of Common Stock the Proposed Purchaser is willing to purchase. If within 30 days of the receipt of the Sale Notice, Kelso receives a written request (a “Sale Request”) to include shares of Common Stock held by one or more Non-Kelso Stockholders in the Proposed Sale, the Common Stock so held by such Non-Kelso Stockholders shall be so included as provided therein; provided, however, that any Sale Request shall be irrevocable unless (x) there shall be a material adverse change in the Material Terms or (y) otherwise mutually agreed to in writing by such Non-Kelso Stockholders and Kelso.

(b) The number of shares of Common Stock that any Non-Kelso Stockholder will be permitted to include in a Proposed Sale on a pro rata basis pursuant to a Sale Request will be equal to the product of (i) (A) the number of shares of Common Stock held by such Non-Kelso Stockholder divided by (B) the number of shares of Common Stock held by all Stockholders participating in such Proposed Sale and (ii) the aggregate number of shares of Common Stock proposed to be sold in such Proposed Sale.

(c) Shares of Common Stock subject to a Sale Request will be included in a Proposed Sale pursuant hereto and to any agreement with the Proposed Purchaser relating thereto, on the same terms and subject to

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the same conditions applicable to the shares of Common Stock which Kelso and its Affiliates propose to sell in the Proposed Sale. Such terms and conditions shall include, without limitation, (i) the sale consideration (which shall be reduced by the fees and expenses incurred by Kelso and the Company in connection with the Proposed Sale) and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that (x) any representations and warranties relating specifically to any Stockholder shall only be made by that Stockholder; (y) any indemnification provided by the Stockholders shall be based on the number of shares of Common Stock being sold by each Stockholder in the Proposed Sale, either on a several, not joint, basis or solely with recourse to an escrow established for the benefit of the Proposed Purchaser, and (z) that the form of consideration to be received by Kelso or any of its Affiliates in connection with the Proposed Sale may be different from that received by the Non-Kelso Stockholders so long as the per share value of the consideration to be received by Kelso or any of its Affiliates is the same or less than that to be received by the Non-Kelso Stockholders (as reasonably determined by the Board of Directors of the Company in good faith).

(d) Upon delivering a Sale Request, each Non-Kelso Stockholder will, if requested by Kelso (or any of its Affiliates), execute and deliver a custody agreement and power of attorney in form and substance satisfactory to Kelso (or any such Affiliate of Kelso) (a “Custody Agreement and Power of Attorney”) with respect to the shares of the Common Stock which are to be included in the Proposed Sale pursuant to this Section 7.1. The Custody Agreement and Power of Attorney will provide, among other things, that each such Non-Kelso Stockholder will deliver to and deposit in custody with Kelso, named as the custodian and attorney-in-fact therein, a certificate or certificates representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint Kelso as such Non-Kelso Stockholder’s agent and attorney-in-fact with full power and authority to act under a custody agreement and power of attorney on behalf of such Non-Kelso Stockholder with respect to the matters specified therein.

(e) Each Non-Kelso Stockholder agrees that he or she will execute such other agreements as Kelso (or any of its Affiliates) may reasonably request in connection with the consummation of a Proposed Sale and Sale Request and the transactions contemplated thereby, including, without limitation, any purchase, restructuring or merger agreement, escrow agreement or other ancillary agreements, proxies, written consents in lieu of meetings or waivers of appraisal rights.

7.2 Drag-Along Rights. (a) In the event that any time Kelso proposes to sell shares of Common Stock owned by it to any Proposed Purchaser other than any Transfer (i) pursuant to a Registration or Rule 144, or (ii) to an Affiliate, and the shares proposed to be sold, together with all shares of Common Stock previously sold by Kelso would represent more than 75% of the aggregate number of shares of Common Stock owned by Kelso immediately after the Closing, then Kelso may provide each Non-Kelso Stockholder written notice (a “Drag-Along Notice”) of such Proposed Sale and the Material Terms thereof not less than 25 business days prior to the proposed closing date of the Proposed Sale and each such Non-Kelso Stockholder hereby agrees to sell to such Proposed Purchaser that number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock then held by such Non-Kelso Stockholder multiplied by (ii) the aggregate percentage of Common Stock held by Kelso and its Affiliates that is represented by the Common Stock that Kelso and its Affiliates propose to sell in the Proposed Sale.

(b) Shares of Common Stock subject to a Drag-Along Notice will be included in the Proposed Sale pursuant hereto and to any agreement with the Proposed Purchaser relating thereto, on the same terms and subject to the same conditions applicable to the shares of Common Stock which Kelso and its Affiliates propose to sell in the Proposed Sale. Such terms and conditions shall include, without limitation, (i) the sale consideration (which shall be reduced by the fees and expenses incurred by Kelso and the Company in connection with the Proposed Sale) and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications, provided, however, that (x) any representations and warranties relating specifically to any Stockholder shall only be made by that Stockholder; (y) any indemnification provided by the Stockholders shall be based on the number of shares of Common Stock being sold by each Stockholder in the Proposed Sale either on a several, not joint,

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basis or solely with recourse to an escrow established for the benefit of the Proposed Purchaser and (z) the form of consideration to be received by Kelso or any of its Affiliates in connection with the Proposed Sale may be different from that received by the Non-Kelso Stockholders so long as the per share value of the consideration to be received by Kelso or any of its Affiliates is the same or less than that to be received by the Non-Kelso Stockholders (as reasonably determined by the Board of Directors of the Company in good faith). No Non-Kelso Stockholders shall exercise any dissenter’s rights with respect to the consummation of any such Proposed Sale pursuant to this Section 7.2.

(c) Each Non-Kelso Stockholder will, if requested by Kelso (or any of its Affiliates), execute and deliver a Custody Agreement and Power of Attorney in form and substance satisfactory to Kelso (or any such Affiliate of Kelso) with respect to the shares of Common Stock which are to be included in the Proposed Sale pursuant to this Section 7.2 The Custody Agreement and Power of Attorney will provide, among other things, that each such Non-Kelso Stockholder will deliver to and deposit in custody with Kelso, named as the custodian and attorney-in-fact therein, a certificate or certificates representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly endorsed stock powers in blank) and irrevocably appoint Kelso as such Non-Kelso Stockholder’s agent and attorney-in-fact with full power of attorney to act under a custody agreement and power of attorney on behalf of such Non-Kelso Stockholder with respect to the matters specified therein.

(d) Each Non-Kelso Stockholder agrees that he or she will execute such other agreements as Kelso (or any Affiliate of Kelso) may reasonably request in connection with the consummation of a Proposed Sale and Drag-Along Notice and the transactions contemplated thereby, including, without limitation, any purchase, merger or restructuring agreement, escrow agreement or other ancillary agreements, proxies, written consents in lieu of meetings or waivers of appraisal rights.

(e) In the event that the majority stockholders of the Company execute a written consent pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”) to approve a merger of the Company to a Proposed Purchaser, then the Company will use all commercially reasonable efforts to prepare and deliver to the Company’s stockholders an information statement and a notice under Section 228(e) of the DGCL, in each case in form and substance reasonably satisfactory to such majority stockholders, as promptly as possible, but in any event within ten business days of the day such written consent is received by the Company, unless a longer period is consented to by such majority stockholders. The Company will use all commercially reasonable efforts to take all actions necessary to close such merger as promptly as possible.

8. Election of Directors.

8.1 Board Make-up. Until the earlier of (i) an IPO, (ii) the date upon which Kelso and its Affiliates own in the aggregate less than 25% of the number of shares of Common Stock owned by Kelso immediately after the closing of the Merger or (iii) the tenth anniversary of the closing of the Merger, each of the Stockholders agrees that from and after the Closing such Stockholder will use his best efforts to nominate and elect and will vote all of the shares of Common Stock owned or held of record by him to elect and, thereafter from such period, to continue in office a Board consisting of at least seven members, at least two of whom shall be designated by the Employee Stockholders owning a majority of the shares of Common Stock which are owned by all of the Employee Stockholders and shall be reasonably acceptable to Kelso, and at least five of whom shall be designated by Kelso. The persons designated pursuant to this Section 8.1 by the Employee Stockholders and by Kelso may be changed from time to time by the Employee Stockholders and Kelso, respectively. Subject to their fiduciary duties and applicable law, the two designees of the Employee Stockholders on the Board shall be selected by the Board to serve on the Plan administrative committee or any committee of the Board established to obtain and review valuations of the Company.

8.2 Irrevocable Proxy. In order to effectuate Section 8.1 and in addition to and not in lieu of Section 8.1, each Stockholder hereby grants to the Secretary of the Company an irrevocable proxy solely for the purpose of voting all of the shares of Common Stock of the Company owned by the grantor of the proxy for the election of directors nominated in accordance with Section 8.1.

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9. Stock Certificate Legend.

A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing shares of Common Stock owned by the Stockholders shall bear upon its face the following legends:

(i) “THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL TO THE STOCKHOLDER, WHICH COUNSEL MUST BE, AND THE FORM AND SUBSTANCE OF WHICH OPINION ARE, SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT AND SUCH LAWS.

(ii) THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER CONDITIONS, AS SPECIFIED IN A STOCKHOLDERS’ AGREEMENT ENTERED INTO AS OF THE              DAY OF                     , 2004, COPIES OF WHICH ARE ON FILE AT THE OFFICE OF THE ISSUER AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF SUCH SHARES UPON WRITTEN REQUEST.”

In addition, certificates representing shares of Common Stock owned by residents of California shall bear the legend in clause (iii) below.

(iii) “IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.”

All Stockholders shall be bound by the requirements of such legends to the extent that such legends are applicable. Upon a Registration of any shares of Common Stock, the certificate representing such shares shall be replaced, at the expense of the Company, with certificates not bearing the legend required by Section 9(i).

10. Covenants; Representation and Warranties.

10.1 New Employee Stockholders. The Company and each of the Stockholders hereby agrees that any employee of the Company or any of its subsidiaries who after the date of this Agreement is offered shares of Common Stock shall, as a condition precedent to the acquisition of such shares of Common Stock, become a party to this Agreement by executing the same and delivering it to the Company at its address specified in Section 19 hereof. Upon such execution and delivery, such employee shall be a Employee Stockholder for all purposes of this Agreement. The Company hereby agrees that any stock option plan shall require the recipient of any award of options or restricted stock to become a party to this Agreement as a condition precedent to the receipt of such award.

10.2 Tax Treatment. Each Stockholder shall, for U.S. federal, state and local income and franchise tax purposes, treat the transactions contemplated by the Merger Agreement and the Exchange Agreement (as defined in the Merger Agreement) as occurring pursuant to a plan of reorganization described in Section 368 of the Code (or similar provision of state or local law and shall not report the transaction on any tax return in a manner inconsistent with that treatment).

10.3 No Other Arrangements or Agreements. Each Employee Stockholder hereby represents and warrants to each other Stockholder that, he has not entered into or agreed to be bound by any other arrangements or

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agreements of any kind with any other party with respect to the shares of Common Stock, including, but not limited to, arrangements or agreements with respect to the acquisition, disposition or voting of shares of Common Stock (whether or not such agreements and arrangements are with the Company, other Stockholders or holders of Common Stock that are not parties to this Agreement). Each of KIA, KP II, KIA III and KIA IV represents and warrants to each other Stockholder that, except for this Agreement, it has not entered into or agreed to be bound by any voting agreements with respect to its shares of Common Stock, and no consent of the other Stockholders shall be required in connection therewith. Each Stockholder agrees that, except as disclosed above, he will not enter into any such other arrangements or agreements as he has represented and warranted to above with any other party as long as any of the terms of this Agreement remain in effect, except in connection with stock options or other similar fringe benefit programs of the Company or any of its subsidiaries.

11. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Company, Kelso and of the Employee Stockholders owning a majority of the shares of Common Stock which are owned by all the Employee Stockholders. If the Company, Kelso and the Employee Stockholders owning such majority of shares shall have so agreed, the Company shall notify all other Stockholders promptly after such amendment, modification or supplement shall take effect.

12. Parties.

12.1 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, provided that neither the Company nor any Employee Stockholder shall assign any of its obligations pursuant to this Agreement without the prior written agreement of Kelso. In the case of Permitted Transferees, third parties and Involuntary Transferees, such Permitted Transferees, third parties or Involuntary Transferees, as the case may be, shall be deemed the Stockholder hereunder for purposes of obtaining the benefits or enforcing the rights of such Stockholder hereunder, provided that no Permitted Transferee, third party or Involuntary Transferee, as the case may be, shall derive any rights under this Agreement unless and until such Permitted Transferee, third party or Involuntary Transferee, as the case may be, has delivered to the Company a valid undertaking to become, and becomes, bound by the terms of this Agreement to which the transferring Stockholder is subject.

12.2 Termination. Any party to, or person who is subject to, this Agreement which ceases to own shares of Common Stock or any interest therein shall cease to be a party to, or person who is subject to, this Agreement and thereafter shall have no rights or obligations hereunder.

13. Recapitalizations, Exchanges, etc. Affecting the Common Stock. Except as otherwise provided herein, the provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) the shares of Common Stock and (b) any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by reason of any stock dividend, split, reverse split, combination, restructuring, reclassification, merger, consolidation or otherwise. Except as otherwise provided herein, this Agreement is not intended to confer upon any person, except for the parties hereto, any or remedies hereunder.

14. Transfer of Common Stock. If at any time the Company purchases any shares of Common Stock pursuant to this Agreement, the Company may pay the purchase price determined under this Agreement for the shares of Common Stock it purchases by wire transfer of funds or certified check in the amount of the purchase price, and upon receipt of payment of such purchase price or, pursuant to Section 3.3 or Section 5, any portion thereof, the selling Stockholder shall deliver the certificates representing the number of shares of Common Stock being purchased in a form suitable for transfer, duly endorsed in blank, and free and clear of any lien, claim or encumbrance. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to make any payment for shares of Common Stock purchased hereunder until delivery to it of the certificates

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representing such shares. If the Company is purchasing less than all the shares of Common Stock represented by a single certificate, the Company shall deliver to the selling Stockholder a certificate for any unpurchased shares of Common Stock.

15. Excluded Shares. This Agreement does not apply to shares of Common Stock for which the record owner is the trustee of the Company’s Plan.

16. Further Assurances. Each party hereto or person subject hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

17. Governing Law. This Agreement and the rights and obligations of the parties hereunder and the persons subject hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware, without giving effect to the choice of law principles thereof.

18. Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

19. Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice):

(a) If to the Company, to it at:

Earle M. Jorgensen Company

10650 South Alameda Street

Lynwood, California 90262

Attention: William S. Johnson,

                  Corporate Secretary

with a copy to:

Katten Muchin Zavis Rosenman

2029 Century Park East, Suite 2600

Los Angeles, California 90067

Attention: Mark A. Conley, Esq.

(b) if to an Employee Stockholder, as listed below or, if not so listed, to it at its address as reflected in the stock records of the Company, or as such Employee Stockholder shall designate to the Company in writing, with a copy to Kelso at its address indicated below.

(c) If to Kelso, to it at:

KIA III-Earle M. Jorgensen, L.P.

Kelso Investment Associates IV, L.P.

320 Park Avenue, 24th Floor

New York, New York 10022

Attention: James J. Connors, II

20. Headings; Execution in Counterparts. The headings and captions contained herein are for convenience and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

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21. Effectiveness of Voting Agreements. Any provision contained herein which shall be deemed to be a “Voting Trust” or “Voting Agreement” (as provided in Section 218 of The General Corporation Law of the State of Delaware (“Section 218”)) shall be effective, pursuant to this Agreement or pursuant to any extension entered into in accordance with Section 218, only for so long a period as provided for in Section 218.

22. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to the shares of Common Stock, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

23. Injunctive Relief. The shares of Common Stock cannot readily be purchased or sold in the open market, and for that reason, among others, the Company and the Stockholders will be irreparably damaged in the event this Agreement is not specifically enforced. Each of the parties therefore agrees that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the Company or the Stockholders may have. Each Stockholder hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in California or Delaware for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof. Each Stockholder hereby consents to service of process by mail made in accordance with Section 19.

24. Attorneys’ Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover such reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled, as may be ordered in connection with such proceeding.

13

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date opposite such party’s signature hereto, and shall be effective as of the date first above written.

EARLE M. JORGENSEN COMPANY

Date: , 2004	By:
Title:

KELSO INVESTMENT ASSOCIATES, L.P.

	By:	Kelso Partners, L.P., General Partner

Date: , 2004		By:
General Partner

KELSO EQUITY PARTNERS II, L.P.

Date: , 2004	By:
General Partner

KIA III-EARLE M. JORGENSEN, L.P.

	By:	Kelso Partners III, L.P., General Partner

Date: , 2004		By:
General Partner

KELSO INVESTMENT ASSOCIATES IV, L.P.

	By:	Kelso Partners IV, L.P. General Partner

Date: , 2004		By:
General Partner

Date: , 2004
[Signature of Employee Stockholder]

Name:
[Please Print]

Address:

SPOUSAL WAIVER

             [Name of spouse] hereby waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent which              [he or she] may acquire with respect to the disposition, voting or control of the shares of Common Stock subject to this Agreement, except for rights in respect of the proceeds of any disposition of such Common Stock.

[Signature of spouse]

SCHEDULE OF EMPLOYEE STOCKHOLDERS

ANNEX F

Opinion of Wachovia Capital Markets, LLC

Wachovia Capital Markets, LLC

301 South College Street

Charlotte, NC 28288

WACHOVIA SECURITIES

December 18, 2003

The Special Committee of the Board of Directors

Earle M. Jorgensen Holding Company, Inc.

10650 South Alameda

Lynwood, California 90262

Attention:	Mr. Maurice S. Nelson, Jr.
President, Chief Executive Officer and Chief Operating Officer

Gentlemen:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”), to advise you with respect to the fairness, from a financial point of view, to the stockholders of Earle M. Jorgensen Holding Company, Inc., a Delaware corporation (“Holding”), other than the Kelso Entities (as defined below), of the aggregate consideration to be received in connection with the Merger (as defined below), by such stockholders of Holding pursuant to the Agreement and Plan of Merger and Reorganization, dated as of December 18, 2003 (the “Agreement”), by and among Holding, Earle M. Jorgensen Company, a Delaware corporation (the “Company”), and EMJ Metals LLC, a Delaware limited liability company (“EMJ Metals LLC”).

Pursuant to the Agreement, Holding will be merged with and into EMJ Metals LLC, with EMJ Metals LLC being the surviving entity (the “Merger”), and all issued and outstanding shares of common stock, $0.01 par value per share, of Holding (the “Holding Common Stock”), Holding’s 13% Cumulative Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), and Holding’s Variable Rate Cumulative Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), will be converted into the right to receive shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”). Concurrently with, and subject to the completion of, the Merger, pursuant to an Exchange Agreement (the “Exchange Agreement”), of even date with the Agreement, among Holding, the Company, Kelso Investment Associates, L.P., a Delaware limited partnership (“KIA”), Kelso Equity Partners II, L.P., a Delaware limited partnership (“KP II”), KIA III-Earle M. Jorgensen, L.P., a Delaware limited partnership (“KIA III”), and Kelso Investment Associates IV, L.P., a Delaware limited partnership (“KIA IV”, and together with KIA, KP II, and KIA III, collectively, the “Kelso Entities”), KIA IV will exchange all of the outstanding Series A Variable Rate Notes of Holding (the “Series A Variable Rate Notes”) held by it for newly issued shares of Common Stock. Terms used, but not defined, herein shall have the meanings ascribed to them in the Agreement.

In arriving at our opinion, we have, among other things:

•	Reviewed the Agreement and the Exchange Agreement, including the financial terms of the Merger and the Exchange.

•	Reviewed certain business, financial, and other information regarding the Company that was publicly available.

•	Reviewed certain business, financial, and other information regarding Holding and its prospects that was furnished to us by, and that we have discussed with, the management of Holding.

The Special Committee of the Board of Directors

Earle M. Jorgensen Holding Company, Inc.

December 18, 2003

•	Reviewed certain business, financial, and other information regarding the Company and its prospects that was furnished to us by, and that we have discussed with, the management of the Company.

•	Compared certain business, financial, and other information regarding Holding with similar information regarding certain publicly traded companies that we deemed relevant.

•	Compared the proposed financial terms of the Agreement and the Exchange Agreement with the financial terms of certain other business combinations and transactions that we deemed relevant.

•	Developed discounted cash flow models for Holding based upon management estimates.

•	Reviewed the potential pro forma impact of the merger on the Company’s financial statements.

•	Reviewed the valuation of Holding’s capital stock as of March 31, 2003 prepared by Houlihan Lokey Howard & Zukin.

•	Considered other information such as financial studies, analyses, and investigations as well as financial, economic and market criteria that we deemed relevant.

In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information we have obtained and reviewed for the purpose of our opinion, and we have not assumed any responsibility for any independent verification of such information. We have relied upon assurances of the management of Holding and the Company that they are not aware of any facts or circumstances that would make such information about Holding or the Company inaccurate or misleading. With respect to projections and financial forecasts, we have relied on estimates prepared by the management of Holding and the Company and have discussed with the management of Holding and the Company such projections, financial forecasts and estimates, as well as the assumptions upon which they are based. We have assumed that the projections, financial forecasts, estimates, judgments, and all assumptions expressed by management of Holding and the Company have been reasonably formulated and that they are the best currently available projections, financial forecasts, estimates, and judgments of the management of Holding and the Company. While we have discussed with management of Holding and the Company, such projections, financial forecasts, estimates and judgments, as well as the assumptions on which they are based, we assume no responsibility for and express no view as to any such projections, financial forecasts, estimates or judgments, or the assumptions upon which they are based. In arriving at our opinion, we have not conducted any physical inspection or assessment of the facilities of the Company, and we have not made or been provided with any evaluations or appraisals of the assets and liabilities of either Holding or the Company. We have relied on advice of counsel to Holding as to all legal matters with respect to Holding and the transactions contemplated in the Agreement.

In rendering our opinion, we have assumed that the transactions contemplated by the Agreement will be consummated on the terms described in the Agreement and the Exchange Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents and/or approvals, no restrictions will be imposed that will have a material adverse effect on such transactions or other actions contemplated by the Agreement. Our opinion is necessarily based on economic, market, financial and other conditions as they exist on and can be evaluated as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the transactions contemplated by the Agreement compared with other business strategies that may have been considered by Holding’s management or its Board of Directors, nor does our opinion address the merits of the underlying decision by Holding to enter into the Agreement. Our opinion does not take into account any risks associated with Holding’s obligation to consummate the transactions contemplated by the Agreement. Finally, our opinion does not address the relative values, rights or priorities of the Holding Common Stock, the Series A Preferred Stock or the Series B Preferred Stock compared to either or both such other class or classes.

The Special Committee of the Board of Directors

Earle M. Jorgensen Holding Company, Inc.

December 18, 2003

Wachovia Securities is an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render this opinion to the Special Committee in connection with the Agreement and will receive a fee for such service. We call to your attention that Wachovia Securities and our affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business for which we receive customary fees. Wachovia Securities recently sold its limited partner position in Kelso Investment Associates VI, L.P., a Delaware limited partnership (“KIA VI”), and currently has outstanding loan commitments to several portfolio companies of Kelso & Company. We may provide banking services, including, but not limited to, investment banking services, to Holding, EMJ Metals LLC, the Company or the Kelso Entities in the future for which we would also be paid fees.

This opinion is solely for the information and use of the Special Committee and the Board of Directors of Holding. This opinion shall not confer any rights or remedies upon the shareholders of Holding, or the Company, or the member of EMJ Metals LLC or any of its or their shareholders or any other person (including, without limitation, the Trustee of Holding’s stock bonus plan) or be used or relied on for any other purpose. Our opinion may not be disclosed, summarized, excerpted from, or otherwise publicly referred to without our prior written consent; provided, however, that our opinion may be included in any proxy statement or other similar communication to stockholders of Holding in connection with the Merger and may be disclosed to any stockholder of Holding, the members of Holding’s benefits committee or the Trustee of Holding’s stock bonus plan, and provided further that, in connection with any such disclosure, our opinion must be reproduced in full and any description or summary thereof, or reference to Wachovia Securities or its engagement hereunder, must be, in form and substance, acceptable to Wachovia Securities and its legal counsel, which acceptance will not be unreasonably withheld.

Subject to the foregoing and based upon our experience as investment bankers, our work as described above, and other factors we deem relevant, we are of the opinion that, as of the date hereof, the aggregate consideration to be received by the stockholders of Holding, other than the Kelso Entities, in connection with the Merger pursuant to the Agreement is fair, from a financial point of view, to such stockholders of Holding.

Very truly yours,

WACHOVIA CAPITAL MARKETS, LLC

ANNEX G

Opinion of Duff & Phelps, LLC

■ 2029 CENTURY PARK EAST, SUITE 820 ■ LOS ANGELES, CA 90067 ■ 310-284-8008 ■ FAX 310-284-8130

December 11, 2003

Benefits Committee of

Earle M. Jorgensen Holding Company, Inc.

c/o Mr. Mark A. Conley

Attorney at Law

Katten Muchin Zavis Rosenman

2029 Century Park East, Suite 2600

Los Angeles, California 90067

Gentlemen:

The Benefits Committee of Earle M. Jorgensen Holding Company, Inc. (“Holding”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) as its independent financial advisor to provide an opinion (the “Opinion”) as to the fairness to the participants in the Earle M. Jorgensen Employee Stock Ownership Plan (the “Stock Bonus Plan”), from a financial point of view, of the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder).

Description of the Proposed Transaction

Prior to the Proposed Transaction, Holding’s sole asset is its 100% equity interest in Earle M. Jorgensen Company (“EMJ” or “Company”). As of the effective date of the Proposed Transaction, Holding will be merged with and into EMJ Metals LLC, a newly formed wholly owned subsidiary of the Company, with EMJ Metals LLC as the surviving entity. The outstanding debt and equity securities of Holding will be converted into common stock of EMJ, as follows:

•	Each share of Holding’s common stock (“Holding Common Stock”) will convert into the right to receive one share of EMJ common stock;

•	Each share of Holding’s 13% Cumulative Preferred Stock (“Series A Preferred”) will be converted into 124.840 shares of EMJ common stock;

•	Each share of Holding’s Variable Rate Cumulative Preferred Stock (“Series B Preferred”) will be converted into 188.271 shares of EMJ common stock;

•	Holding’s Series A Variable Rate Notes will be exchanged for an aggregate of 40,691,173 shares of EMJ common stock.

•	All issued and outstanding options to purchase the common stock of Holding will convert into to the right to purchase the same number of shares of EMJ common stock, with no change in exercise price, expiration date or other material terms.

•	All issued and outstanding warrants to purchase the common stock of Holding will be exercised on a cashless, net exercise basis and shares of EMJ common stock will issued in consideration of such exercise.

After the effective date of the Proposed Transaction, Holding will cease to exist and the security holders of Holding will become the stockholders of the Company.

Benefits Committee of

Earle M. Jorgensen Holding Company, Inc.

December 11, 2003

Scope of Analysis

In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Our due diligence with regards to the Proposed Transaction included, but was not limited to, the items summarized below.

•	Visited EMJ’s new headquarters in Lynwood, California;

•	Conducted interviews with the Company’s management including: Mr. Maurice S. Nelson, Jr., President and Chief Executive Officer; Mr. R. Neil McCaffery, Executive Vice President; and Mr. William S. Johnson, Chief Financial Officer;

•	Subsequent telephonic discussions were held with EMJ management; members of the Benefits Committee; members of the Special Committee of Holding’s Board of Directors; Katten Muchin Zavis Rosenman, legal counsel to the Special Committee; and Wachovia Securities, financial advisor to the Special Committee;

•	Reviewed relevant agreements, including but not limited to:

•	Agreement and Plan of Merger and Reorganization;

•	Exchange Agreement;

•	Amended and Restated Certificate of Incorporation of Earle M. Jorgensen Company;

•	Stockholders Agreement of Earle M. Jorgensen Company;

•	Amended & Restated Bylaws of the Earle M. Jorgensen Company;

•	Stock Bonus Plan Assumption Agreement;

•	Agreement Consent Order and Release by and between Elaine L. Chao, Secretary of the United States Department of Labor and EMJ dated January 27, 2003.

•	Reviewed EMJ’s financial statements and SEC filings, including the annual report on Form 10-K for the year ended March 31, 2001 through 2003 and quarterly reports on Form 10-Q for the periods ended June 30, 2003 and September 29, 2003;

•	Reviewed Holding’s audited financial statements for the fiscal years ended March 31, 2001 through 2003;

•	Reviewed Holding’s internal financial statements for the fiscal years ended March 31, 2001 through 2003;

•	Reviewed Holding’s internal financial statements for the six months ended September 30, 2002 and 2003;

•	Reviewed financial projections prepared by EMJ management for the fiscal years ended March 31, 2004 through 2006;

•	Reviewed the valuation of Holding’s capital stock as of March 31, 2003 prepared by Houlihan, Lokey, Howard and Zukin.

•	Reviewed Phoenix Home Life corporate owned life insurance (“COLI”) schedules prepared by The Roberson Company, LLC;

•	Reviewed a company and market overview presentation prepared for potential customers by the Company’s management;

Benefits Committee of

Earle M. Jorgensen Holding Company, Inc.

December 11, 2003

•	Reviewed and analyzed market trading prices and indicated valuation metrics for comparable public companies;

•	Reviewed other operating, financial and legal information regarding EMJ and Holding;

•	Reviewed pertinent economic and industry information; and

•	Reviewed and prepared other studies, analyses and investigations as we deemed appropriate.

Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to merger, acquisition and financing transactions, in particular. Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company’s solvency or of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness or otherwise as tax advice or as accounting advice. In rendering this Opinion, Duff & Phelps relied upon the fact that the Benefits Committee and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In preparing its forecasts, performing its analysis and rendering its Opinion with respect to the Proposed Transaction, Duff & Phelps (i) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not attempt to independently verify such information, (ii) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same, and (iii) assumed that the final versions of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed. Duff & Phelps’ Opinion further assumes that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction. Neither Holding management nor its Board of Directors placed any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its Opinion.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. Duff & Phelps has also assumed that all of the conditions precedent required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Agreement and Plan of Merger and Reorganization that was provided for our review.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Benefits Committee and may not translate to any other purposes.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based proves to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Duff & Phelps has prepared this Opinion effective as of the date of this letter. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Benefits Committee of

Earle M. Jorgensen Holding Company, Inc.

December 11, 2003

Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting the Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw the Opinion.

This letter should not be construed as creating any fiduciary duty on Duff & Phelps’ part to any party.

It is understood that this Opinion is only for the information of the Benefits Committee in connection with its consideration of the Proposed Transaction. This Opinion is not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the consideration received is the best possible attainable under any circumstances. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. Notwithstanding the foregoing, Duff & Phelps expressly acknowledges that members of Holding’s Board of Directors, including the Special Committee on Recapitalization, may rely upon this Opinion as one of the factors they considered in evaluating the Proposed Transaction.

This Opinion may be included in its entirety in any proxy statement or other document distributed to shareholders of the Company in connection with the Proposed Transaction or required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of this Opinion in such documents provided that any such summary or reference language shall be subject to prior approval by Duff & Phelps. Said approval shall not be unreasonably withheld. Except as described above, without our prior consent, this Opinion may not be quoted or referred to, in whole or in part, in any written document, relied upon by any person other than the Benefits Committee, or used for any other purpose.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date of this Opinion, (a) the aggregate consideration to be received by the Stock Bonus Plan in the Proposed Transaction, is fair to the Stock Bonus Plan and its participants from a financial point of view, and (b) the consideration to be received by the Stock Bonus Plan pursuant to the Proposed Transaction in exchange for the (x) Series A Preferred Stock, (y) Series B Preferred Stock and (z) Holding Common Stock, considered independently in each case, is not less than the respective fair market value of such securities.

Respectfully submitted,

ANNEX H

Section 262 of the Delaware General Corporation Law

DELAWARE GENERAL CORPORATION LAW

TITLE 8. CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW

SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

§ 262 Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Delaware General Corporation Law, in certain circumstances, we are authorized to indemnify our directors and officers against expenses (including attorneys’ fees) and certain liabilities they may incur in proceedings in which they are named as parties because of their positions as our directors and officers.

Pursuant to this authorization, our stockholders have adopted the FIFTH Article of our Amended and Restated Certificate of Incorporation. This Article provides, in part, that:

“(e) No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.”

As a Delaware corporation, we are empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person made or threatened to be made a party to any action, suit or proceeding (other than an action by or in the right of the corporation) because the person is or was a director, officer, employee or agent of EMJ, or is or was serving at our request as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests or of such enterprise, as applicable, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The power to indemnify applies to actions brought by or in the right of EMJ as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.

Article FIFTH of our Amended and Restated Certificate of Incorporation (included as Exhibit 3.1 hereto) and Article VI of our Amended and Restated Bylaws (included as Exhibit 3.2 hereto), provide for indemnification by us of our directors and officers to the full extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements (included as Exhibit 3.3 hereto) with each of our directors and executive officers that implement the indemnification provisions of our certificate of incorporation and bylaws described above.

EMJ maintains policies that insure its directors and officers against claims arising out of the performance of their duties in such capacities.

Insofar as indemnification by EMJ for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling EMJ pursuant to the foregoing provisions, EMJ has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits. The following exhibits are filed with this Registration Statement or incorporated by reference herein:

Exhibit Number		Description
2.1	*	Agreement and Plan of Merger and Reorganization is made as of December 18, 2003, by and among Earle M. Jorgensen Holding Company, Inc., Earle M. Jorgensen Company, and EMJ Metals LLC (attached to this document as Annex A and incorporated by reference herein).

2.2	*	Exchange Agreement, dated as of December 18, 2003, by and among Earle M. Jorgensen Holding Company, Inc., the Earle M. Jorgensen Company, Kelso Investment Associates, L.P., Kelso Equity Partners II, L.P., KIA III-Earle M. Jorgensen, L.P., and Kelso Investment Associates IV, L.P. (attached to this document as Annex B and incorporated by reference herein).

3.1	*	Form of Amended and Restated Certificate of Incorporation of the Company (attached to this document as Annex C and incorporated by reference herein).

3.2	*	Form of Amended and Restated Bylaws of the Company (attached to this document as Annex D and incorporated by reference herein).

3.3	*	Form of Indemnification Agreement of the Company.

4.1	*	Form of Restructuring Agreement among Holding, the Company and KIA IV. Incorporated by reference to Exhibit 4.25 of Amendment No. 3 filed on March 3, 1993 (“Amendment No. 3”) to the Company’s 1993 Registration Statement on Form S-1 as filed on January 15, 1993 (Registration No. 33-57134 (the “Company’s 1993 Registration Statement”).

4.2	*	Amendment to Restructuring Agreement, dated as of March 3, 1993, by and between Holding and KIA IV, amended as of March 24, 1998. Incorporated by reference to Exhibit 4.8 of the Company’s Annual Report on Form 10-K, Commission File No. 1-7537 for the fiscal year ended March 31, 1998 (the “Company’s 1998 Form 10-K”).

4.3	*	Amendment to Restructuring Agreement, dated as of March 3, 1993, by and between Holding and KIA IV, amended as of May 22, 2002. Incorporated by reference to the Company’s Annual Report on Form 10-K, Commission File No. 1-7537 for the fiscal year end March 31, 2003 (the “Company’s 2003 Form 10-K”).

4.4	*	Second Amendment to Restructuring Agreement, dated as of March 3, 1993, by and between Holding and KIA IV, amended as of May 22, 2002. Incorporated by reference to the Company’s 2003 Form 10-K.

4.5	*	Third Amendment to Restructuring Agreement, dated as of March 3, 1993, by and between Holding and KIA IV, amended as of June 28, 2002. Incorporated by reference to the Company’s 2003 Form 10-K.

4.6	*	Fourth Amendment to Restructuring Agreement, dated as of March 3, 1993, by and between Holding and KIA IV, amended as of September 30, 2002. Incorporated by reference to the Company’s 2003 Form 10-K.

4.7	*	Fifth Amendment to Restructuring Agreement, dated as of March 3, 1993, by and between Holding and KIA IV, amended as of December 31, 2002. Incorporated by reference to the Company’s 2003 Form 10-K.

4.8	*	Second Amended and Restated Credit Agreement dated as of March 3, 1993, amended and restated as of March 24, 1998, and further amended and restated as of April 12, 2002 (the “Credit Agreement”), among the Company, Holding, Various Financial Institutions, BT Commercial Corporation, as Agents (the “Agent”), and Deutsche Bank Alex. Brown Incorporated, as Lead Arranger and Sole Book Runner. Incorporated by reference to Exhibit 4.16 of the Company’s Registration Statement on Form S-4 as filed on July 3, 2002 (Registration No. 333-91866) (the “Company’s 2002 Registration Statement”).

4.9	*	Form of Indenture with respect to the Company’s 9-3/4% Senior Secured Notes due 2012. Incorporated by reference to Exhibit 4.17 of the Company’s 2002 Registration Statement.

Exhibit Number		Description
4.10	*	Form of certificate for EMJ’s 9-3/4% Senior Secured Notes, Series A, $248,435,000. Incorporated by reference to Exhibit 4.18(a) of the Company’s 2002 Registration Statement.

4.11	*	Form of certificate for EMJ’s 9-3/4% Senior Secured Notes, Series A, $1,565,000. Incorporated by reference to Exhibit 4.18(b) of the Company’s 2002 Registration Statement.

4.12	*	Purchase Agreement, dated as of May 17, 2002, among EMJ, Credit Suisse First Boston Corporation, Deutsche Bank Securities, Inc. and J.P. Morgan Securities, Inc., for an aggregate of $250,000,000 in principal amount of EMJ’s 9-3/4% Senior Notes due 2012. Incorporated by reference to Exhibit 4.19 of the Company’s 2002 Registration Statement.

4.13	*	Registration Rights Agreement, dated as of May 17, 2002, among EMJ, Credit Suisse First Boston Corporation, Deutsche Bank Securities, Inc. and J.P. Morgan Securities, Inc. Incorporated by reference to Exhibit 4.20 of the Company’s 2002 Registration Statement.

4.14	*	First Amendment to the Credit Agreement and Consent, dated as of May 22, 2002, and entered into by and among Earle M. Jorgensen Holding Company, Inc., EMJ, the banks and other financial institutions signatory thereto and Deutsche Bank Trust Company Americas, as Agent. Incorporated by reference to Exhibit 4.21 of the Company’s 2002 Registration Statement.

4.15	*	Security Agreement, dated as of May 22, 2002, and entered into by and among the Company and other Grantors signatory thereto and The Bank of New York, as trustee. Incorporated by reference to Exhibit 4.22 of the Company’s 2002 Registration Statement.

4.16	*	Intercreditor Amendment, dated as of May 22, 2002, and entered into by and among The Bank of New York, as Trustee under the Indenture with respect to EMJ’s 9-3/4% Senior Notes, and Deutsche Bank Trust Company Americas, as Agent under the Credit Agreement. Incorporated by reference to Exhibit 4.23 of the Company’s 2002 Registration Statement.

5.1	**	Opinion of Katten Muchin Zavis Rosenman concerning the legality of the securities being registered.

8.1	**	Opinion of Katten Muchin Zavis Rosenman concerning tax matters.

10.1	*	Stockholders Agreement, amended and restated as of September 14, 1990, among Holding, KIA III-EMJ, KIA IV, Kelso Equity Partners II, L.P. and the Management Stockholders and Other Investors named therein. Incorporated by reference to Exhibit 4.1 of Holding’s Post-Effective Amendment No. 1 to the Form S-1 Registration Statement as filed with the Commission on October 12, 1990 (Registration No. 33-35022) (“Holding’s Post-Effective Amendment No. 1 to the 1990 Form S-1”).

10.2	*	Amendment to the Holding Stockholders Agreement, dated as of January 20, 1992. Incorporated by reference to Exhibit 10.2 of the Company’s 1993 Registration Statement.

10.3	*	Amendment to the Holding Stockholders Agreement, dated as of September 30, 1994. Incorporated by reference to Exhibit 10.41 to Amendment No. 1 filed June 2, 1995 (“Amendment No. 1 to Holding’s 1994 Registration Statement”) to Holding’s Registration Statement on Form S-1 as filed on October 19, 1994 (Registration No. 33-85364 (the “Company’s 1994 Registration Statement”).

10.4	*	Third Amendment to the Holding Stockholders Agreement, dated as of July 23, 1998. Incorporated by reference to Exhibit 10.4 to the Company’s 2003 Form 10-K.

10.5	*	Form of Stockholders’ Agreement, dated as of , 2004, to be entered into among EMJ, KIA, KIA III, KIA IV, and certain employee stockholders (attached to this document as Annex E and incorporated by reference herein).

10.6	*	Services Agreement, between Acquisition and Kelso, dated March 19, 1990. Incorporated by reference to Exhibit 10.2 of Holding’s Registration Statement on Form S-1 as filed May 30, 1990 with the Commission (Registration No. 33-35022) (“Holding’s 1990 Registration Statement”).

10.7	*	Holding’s ESOP Trust Agreement. Incorporated by reference to Exhibit 10.32 of Holding’s Annual Report on Form 10-K, Commission File No. 1-7537 for the fiscal year ended March 31, 1991 (the “Company’s 1991 10-K”).

10.8	*	Lease and Agreement, dated as of August 1, 1991, between Advantage Corporate Income Fund L.P. and the Company, relating to the sale and lease-back of Kilsby’s Kansas City, Missouri property. Incorporated by reference to Exhibit 10.30 of the Company’s 1993 Registration Statement.

Exhibit Number		Description

10.9	*	Industrial Building Lease, dated as of October 16, 1991, between Ira Houston Jones and Helen Mansfield Jones, Roderick M. Jones and Cherilyn Jones, Roger G. Jones and Norma Jean Jones, Robert M. Jones and Olga F. Jones and the Company, relating to the sale and lease-back of the Alameda Street property in Lynwood, California. Incorporated by reference to Exhibit 10.32 of the Company’s 1993 Registration Statement.

10.10	*	Stock Purchase Agreement, dated as of June 30, 1992, among Forge Acquisition Corporation, The Jorgensen Forge Corporation and the Company, relating to the sale of the Company’s Forge division. Incorporated by reference to Exhibit 10.35 of the Company’s 1993 Registration Statement.

10.11	*	Form of Management Agreement between the Company and Holding. Incorporated by reference to Exhibit 10.46 of Amendment No. 2 to the Company’s 1993 Registration Statement.

10.12	*	Form of Tax Allocation Agreement between the Company and Holding. Incorporated by reference to Exhibit 10.47 of Amendment No. 3.

10.13	*	Holding’s 401(a)(17) Supplemental Contribution Plan, effective April 1, 1994. Incorporated by reference to Exhibit 10.54 to the Company’s Annual Report on Form 10-K, Commission File No. 1-7535 for the fiscal year ended March 31, 1995 (the “Company’s 1995 Form 10-K”).

10.14	*	Holding’s Deferred Compensation Plan, effective April 1, 1994. Incorporated by reference to Exhibit 10.55 to the Company’s 1995 Form 10-K.

10.15	*	Holding Stock Option Plan effective January 30, 1997. Incorporated by reference to Exhibit 10.57 to the Company’s Annual Report on Form 10-K, Commission File No. 1-7537 for the fiscal year ended March 31, 1997 (the “Company’s 1997 Form 10-K”).

10.16	*	Form of Holding Incentive and Non-Qualified Stock Option Agreement. Incorporated by reference to Exhibit 10.58 to the Company’s 1997 Form 10-K.

10.17	*	Earle M. Jorgensen Company Management Incentive Compensation Plan. Incorporated by reference to Exhibit 10.62 to the Company’s Quarterly Report on Form 10-Q, Commission File No. 1-7537 for the fiscal quarter ended December 31, 1997.

10.18	*	Earle M. Jorgensen Company Employee Stock Ownership Plan, as amended and restated effective as of April 1, 2001. Incorporated by reference to Exhibit 10.57 to the Company’s Quarterly Report on Form 10-Q, Commission File No. 1-7537 for the fiscal quarter ended December 31, 2002.

10.19	*	First Amendment to the Earle M. Jorgensen Company Employee Stock Ownership Plan (as amended and restated effective as of April 1, 2001), effective as of January 15, 2002. Incorporated by reference to Exhibit 10.58 to the Company’s Quarterly Report on Form 10-Q, Commission File No. 1-7537 for the fiscal quarter ended December 31, 2002.

10.20	*	Second Amendment to the Earle M. Jorgensen Company Employee Stock Ownership Plan (as amended and restated effective as of April 1, 2001), effective as of April 1, 2001. Incorporated by reference to Exhibit 10.59 to the Company’s Quarterly Report on Form 10-Q, Commission File No. 1-7537 for the fiscal quarter ended December 31, 2002.

10.21	*	Third Amendment to the Earle M. Jorgensen Company Employee Stock Ownership Plan (as amended and restated effective as of April 1, 2001), effective as of January 1, 2002. Incorporated by reference to Exhibit 10.60 to the Company’s Quarterly Report on Form 10-Q, Commission File No. 1-7537 for the fiscal quarter ended December 31, 2002.

10.22	*	Fourth Amendment to the Earle M. Jorgensen Company Employee Stock Ownership Plan (as amended and restated effective as of April 1, 2001), effective as of April 1, 2003. Incorporated by reference to Exhibit 10.21 to the Company’s 2003 Form 10-K.

10.23	*	Audit Committee Charter as adopted on April 17, 2003. Incorporated by reference to Company’s 2003 Form 10-K.

Exhibit Number		Description

10.24	*	Lease and Agreement, dated as of September 1, 1991, between Advantage Corporate Income Fund L.P. and the Company, relating to the sale and lease-back of the Cincinnati, Ohio property. Incorporated by reference to Exhibit 10.31 of the Company’s 1993 Registration Statement.

10.25	**	Form of Earle M. Jorgensen Company Stock Option Plan, effective as of , 2004.

10.26	*	Fifth Amendment to the Earle M. Jorgensen Company Stock Ownership Plan (as amended and restated effective April 1, 2001), as amended, effective as of April , 2004.

10.27	*	Form of Stock Bonus Plan Assumption Agreement.

10.28	*	Amendment to Holding’s Stock Bonus Plan Trust Agreement, dated as of November 18, 2003. Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q Commission File No. 1-7537 for the fiscal quarter ended November 15, 2003.

12.1	**	Statement of Computation of Ratio of Earnings to Fixed Charges.

14.1	*	Code of Ethics for Senior Financial Officers and the Principal Executive Officer, effective as of March 31, 2003. Incorporated by reference to Company’s 2003 Form 10-K.

21.1	*	Listing of the Company’s subsidiaries.

23.1	**	Consent of Independent Auditors, Ernst & Young LLP

23.2	**	Consent of Katten Muchin Zavis Rosenman (included in text of opinion of Katten Muchin Zavis Rosenman concerning the legality of the securities being registered, included at Exhibit 5.1 and in text of tax opinion of Katten Muchin Zavis Rosenman, included at Exhibit 8.1)

24.1	*	Power of Attorney (filed with the signature page hereto)

99.1	**	Form of Holding Proxy Card

99.2	**	Form of Transmittal Letter to Stock Bonus Plan Participants

99.3	**	Form of Instruction Card from Stock Bonus Plan Participants to the Trustee of the Earle M. Jorgensen Stock Ownership Plan.

99.4	**	Consent of Wachovia Capital Markets, LLC

99.5	**	Consent of Duff & Phelps, LLC

*	Previously filed.
**	Included in this filing.
***	To be filed by amendment

(b) Financial Statement Schedules.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES.

Column A	Column B	Column C	Column D	Column E
Description	Balance at beginning of period	Charges to costs and expenses	Amounts charged off (net of recoveries)	Balance at end of period
Allowance for doubtful accounts
Year ended March 31, 2001	416,000	1,651,000	(1,640,000)	427,000
Year ended March 31, 2002	427,000	2,434,000	(2,409,000)	452,000
Year ended March 31, 2003	452,000	2,649,000	(2,711,000)	390,000
Nine months ended January 1, 2004	390,000	2,338,000	(1,568,000)	1,160,000
Reserve for inventory
Year ended March 31, 2001	2,047,000	1,385,000	(1,201,000)	2,231,000
Year ended March 31, 2002	2,231,000	2,705,000	(2,411,000)	2,525,000
Year ended March 31, 2003	2,525,000	2,321,000	(1,669,000)	3,177,000
Nine months ended January 1, 2004	3,177,000	1,282,000	(583,000)	3,876,000

Item 22. UNDERTAKINGS

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), II 11 or 13 of this form, within a business day of receipt of such request, and to send the incorporated documents by first class mail or offer equally prompt means. This includes information continued in documents filed subsequent to the effective date of the registration statement through the date of responding to a request.

(f) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items for the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lynwood, State of California, on April 7, 2004.

EARLE M. JORGENSEN COMPANY (Registrant)

By:	/s/ WILLIAM S. JOHNSON

William S. Johnson Vice President, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on February [    ], 2004 in the capacities indicated.

Signature	Title
PRINCIPAL EXECUTIVE OFFICER:

* Maurice S. Nelson, Jr.	President, Chief Executive Officer and Chief Operating Officer

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

/s/ WILLIAM S. JOHNSON William S. Johnson	Vice President, Chief Financial Officer and Secretary

DIRECTORS:

* David M. Roderick	Chairman of the Board, Chairman of the Executive Committee and Director

* Maurice S. Nelson, Jr.	President, Chief Executive Officer, Chief Operating Officer and Director

* David I. Wahrhaftig	Director

* William A. Marquard	Director

Signature	Title

* Frank T. Nickell	Director

* John Rutledge	Director

* Earl L. Mason	Director and Chairman of Audit Committee

*By:	/s/ WILLIAM S. JOHNSON

William S. Johnson (Attorney-in-fact)